UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

HIRSCH INTERNATIONAL CORP.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
Class A Common Stock, par value $0.01 per share, and Class B Common Stock, par value $0.01 per share (together “Common Stock”).
(2) Aggregate number of securities to which transaction applies:
8,785,184 shares of Common Stock outstanding.
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated solely for the purpose of determining the filing fee.  The maximum aggregate value was determined based upon the product of (A) 8,785,184 shares of Common Stock that may be exchanged for cash in the transaction and (B) the merger consideration of $0.31 per share. In accordance with Exchange Act Rule 0-11(c), the filing fee was determined by multiplying 0.00005580 by the product of the preceding sentence.

(4) Proposed maximum aggregate value of transaction:
$2,723,407
(5) Total fee paid:
$151.97
☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Hirsch International Corp.

50 Engineers Road
Suite 100
Hauppauge, New York 11788

                 , 2009

Dear Stockholders:

You are cordially invited to attend a special meeting of stockholders of Hirsch International, Corp. (the “Company”), a Delaware corporation, to be held on           , 2009 at         A.M., New York time at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, New York.  The accompanying proxy statement provides information regarding the matters to be acted on at the special meeting, including at any adjournment or postponement thereof.

At the special meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of July 2, 2009, that we entered into with Hirsch Holdings, Inc., a Delaware corporation (“Parent”) and HIC Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the merger agreement, if the merger is approved and all of the other conditions of the merger are satisfied, you will receive $0.31 for each share of our Class A Common Stock and Class B Common Stock (together, our “common stock”) that you own, and Merger Sub will be merged with and into us and, as a result, we will continue as the surviving corporation. Following the consummation of the merger, Parent will own all of our common stock.  Paul Gallagher, our President, Chief Executive Officer and Chief Operating Officer, presently owns all of Parent’s common stock.

If the merger agreement and the merger are approved and the merger is consummated, each share of our common stock (other than shares of our common stock owned by Parent, Merger Sub, Mr. Gallagher or shares owned by stockholders who properly exercise dissenters’ rights of appraisal under Delaware law or shares of our common stock held in treasury by us), will be cancelled and converted into the right to receive $0.31 in cash, without interest. Following the consummation of the merger, we will be privately owned by Parent and its stockholders. A copy of the merger agreement is included as Annex A to the accompanying proxy statement.

After careful consideration, the Company’s board of directors by a unanimous vote of the directors (other than Mr. Gallagher, who abstained from the vote) has determined that the merger agreement and the merger are advisable, fair to and in the best interests of us and our stockholders, other than Mr. Gallagher, Parent and Merger Sub, and approved the merger agreement and the merger. This determination was based upon the unanimous recommendation of a special committee of the Company’s board of directors consisting of three independent and disinterested directors. Our board of directors unanimously recommends (with Mr. Gallagher taking no part in such recommendation) that you vote FOR the approval of the merger agreement and the merger.

When you consider the recommendation of our board of directors to approve the merger agreement and the merger, you should be aware that some of our directors and an executive officer have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. You are urged to read the entire document carefully. You may also obtain more information about us from documents we have filed with the Securities and Exchange Commission.

Regardless of the number of shares you own, your vote is very important. The affirmative vote of the holders of at least a majority of all of the outstanding shares of our common stock entitled to vote at the special meeting is required to approve the merger agreement and the merger.

If you fail to vote on the merger agreement and the merger, the effect will be the same as a vote against the approval of the merger agreement and the merger. Once you have read the accompanying proxy statement, please vote on the proposals submitted to stockholders at the special meeting, whether or not you plan to attend the meeting, by signing, dating and mailing the enclosed proxy card. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards. If your shares are held in “street name” by your broker, your broker will be unable to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have exactly the same effect as voting against the approval of the merger agreement and the merger.

Voting by proxy will not prevent you from voting your shares in person in the manner described in the accompanying proxy statement if you subsequently choose to attend the special meeting.

Our board of directors, appreciates your continuing support of the Company and urge you to support the merger.

Sincerely,

Christopher J. Davino
Director and Chairman of the Special Committee

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The proxy statement is dated         , 2009, and is first being mailed to stockholders on or about           , 2009.

IMPORTANT

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE SIGN, DATE AND PROMPTLY MAIL YOUR PROXY CARD AT YOUR EARLIEST CONVENIENCE.

If you have any questions or need assistance voting your shares, please call Georgeson Inc., which is assisting us in the solicitation of proxies, toll-free at 1-888-264-6999.  Banks and brokers should contact Georgeson Inc. at 212-440-9800.

HIRSCH INTERNATIONAL CORP.

NOTICE OF SPECIAL MEETING

TO BE HELD ON                , 2009

On              , 2009, Hirsch International Corp. will hold a special meeting of stockholders at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, NY. The special meeting will begin at          A.M. New York time.

Only holders of shares of our Class A Common Stock, par value $0.01 per share and our Class B Common Stock, par value $0.01 per share (together, our “common stock”), of record at the close of business on                 , 2009, may vote at this special meeting or at any adjournments or postponements thereof that may take place. At the special meeting, stockholders will be asked to:

(1)                                consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of July 2, 2009, that we entered into with Hirsch Holdings, Inc., a Delaware corporation (“Parent”), HIC Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), which we refer to as the merger agreement, and approve the merger of Merger Sub with and into us, as a result of which (a) we will be the surviving corporation in the merger and will be owned by Parent and (b) each share of our common stock (other than shares of our common stock owned by Parent, Merger Sub, Mr. Gallagher, shares owned by stockholders who properly exercise dissenters’ rights of appraisal under Delaware law or shares of our common stock held in treasury by us) will be cancelled and converted into the right to receive $0.31 in cash, without interest;

(2)                                approve any motion to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposal; and

(3)                                transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Our board of directors (with Mr. Gallagher taking no part in the vote or recommendation) has unanimously approved and recommends that you vote FOR the approval of the merger agreement and the merger and FOR the adjournment proposal, which are discussed in more detail in the accompanying proxy statement.

When you consider the recommendation of our board of directors to approve the merger agreement and the merger, you should be aware that some of our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally.

Regardless of the number of shares you own, your vote is very important. The affirmative vote of the holders of at least a majority of all of the outstanding shares of our common stock entitled to vote at the special meeting is required to approve the merger agreement and the merger.

If you fail to vote on the merger agreement and the merger, the effect will be the same as a vote against the approval of the merger agreement and the merger.

We hope you will be able to attend the meeting, but whether or not you plan to attend, please vote your shares by signing and returning the enclosed proxy card as soon as possible.

Voting by proxy will not prevent you from voting your shares in person in the manner described in the accompanying proxy statement if you subsequently choose to attend the special meeting. If you hold your shares in “street name” through a bank, broker or custodian, you must obtain a legal proxy from such custodian in order to vote in person at the special meeting. You should not send in your certificates representing shares of our common stock until you receive written instructions to do so.

By Order of the Board of Directors,

Dan L. Vasquez
Secretary

i

ii

ANNEXES
Annex A – Agreement and Plan of Merger
Annex B – Opinion of Burnham Securities Inc.
Annex C – Section 262 of the Delaware General Corporation Law
Annex D – Annual Report on Form 10-K for the year ended December 31, 2008
Annex E – Quarterly Report on Form 10-Q for the Quarter ended March 31, 2009

iii

SUMMARY TERM SHEET

This Summary Term Sheet, together with the “Questions and Answers About the Merger and the Special Meeting,” summarizes the material information in this proxy statement. We encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement before voting.  In this proxy statement, the terms “Hirsch,” “Company,” “we,” “our” and “us” refer to Hirsch International Corp. and its subsidiaries.  Where appropriate, we have set forth a section and page reference directing you to a more complete description of the topics described in this summary.

The Parties to the Merger (page 61)

Hirsch International Corp., a Delaware corporation, is a leading provider of equipment and education and support services to the graphic and decorated apparel industry.  The Company represents the decorated apparel industry’s leading brands including Tajima embroidery equipment, MHM screen printing equipment, SEIT textile bridge laser, Pulse Microsystems digitizing and design software and Kornit and Mimaki digital garment printers.

Hirsch Holdings, Inc., which we sometimes refer to in this proxy statement as “Parent,” is a Delaware Corporation, that following the consummation of the merger, will own all of the shares of common stock of the surviving corporation.  Currently, Parent is wholly-owned by Paul Gallagher, our President, Chief Executive Officer and Chief Operating Officer.  Mr. Gallagher intends to contribute all of his outstanding shares of our Class A Common Stock that he beneficially owns to Parent immediately prior to the effective time of the merger.

HIC Acquisition Company, which we sometimes refer to in this proxy statement as “Merger Sub,” is a Delaware corporation and, prior to the effective time of the merger, is a wholly-owned subsidiary of Parent.

In this proxy statement we sometimes refer to Mr. Gallagher, Parent and Merger Sub as the “Parent Group.”

The Proposal (page 57)

You are being asked to consider and vote to approve the Agreement and Plan of Merger, dated as of July 2, 2009 (as it may be amended from time to time), by and among Hirsch, Parent and Merger Sub, which agreement we sometimes refer to in this proxy statement as the “merger agreement.” Pursuant to the merger agreement, Merger Sub will merge with and into Hirsch International Corp. (which we refer to as the “merger”) and Hirsch will continue as the surviving corporation and a wholly-owned subsidiary of Parent.  Upon completion of the merger, Hirsch will cease to be a publicly traded company, and you will cease to have any rights in Hirsch as a stockholder.

Merger Consideration (page 64)

If the merger is consummated, holders of shares of our outstanding Class A Common Stock and Class B Common Stock (together, our “common stock”) (other than shares owned by the Parent Group (stockholders other than Parent Group are referred to as “unaffiliated stockholders”), shares owned by stockholders who properly exercise dissenters’ rights of appraisal under Delaware law, and shares of our common stock held in treasury by us) will be entitled to receive $0.31 in cash, without interest (which we refer to as the “merger consideration”), for each share of our common stock owned at the effective time of the merger. Mr. Gallagher intends to contribute, immediately prior to the effective time of the merger, all of the outstanding shares of our common stock that he owns to Parent. As of the date of this proxy statement, Mr. Gallagher owned 697,899 shares of our common stock.  We will be entitled to deduct and withhold from the merger consideration any amounts required to be deducted and withheld under any applicable tax law, and any amounts so withheld shall be treated as having been paid to the holder from whose merger consideration the amounts were so deducted and withheld.

Treatment of Outstanding Options (page 65)

Our board of directors has taken action to terminate all of our existing stock option plans effective immediately prior to the effective time of the merger.  If the merger is consummated, all outstanding options to purchase shares of Hirsch common stock granted under a Hirsch stock option plan and not exercised prior to the merger will vest and be cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock subject to such options, multiplied by the amount by which $0.31 exceeds the option exercise price, without interest.  Upon cancellation, none of our outstanding options will receive the consideration set forth in the prior sentence, as all of the outstanding options have an exercise price above $0.31.

Expected Completion Date of the Merger

We currently anticipate that the merger will be completed during the third quarter of 2009. However, there can be no assurances that the merger will be completed at all, or if completed, that it will be completed during the third quarter of 2009.

Votes Required for Adoption of the Merger Agreement (page 58)

The presence, in person or by proxy, of stockholders holding at least a majority of our shares of common stock outstanding on the record date will constitute a quorum for the special meeting. The affirmative vote of the holders of a majority of all of the outstanding shares of our common stock entitled to vote is required to approve and adopt the merger agreement and the merger.

Approval of a motion to adjourn the meeting to a later date requires the affirmative vote of the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the special meeting on that matter, even if less than a quorum. If you fail to vote on the merger agreement and the merger or abstain from voting, the effect will be the same as a vote against the approval of the merger agreement and the merger.

Recommendation of Our Board of Directors (page 22)

Our board of directors formed a special committee of independent directors on February 12, 2009 to have full authority to consider and pursue all of our strategic alternatives, including any proposal that Mr. Gallagher or any other party might make to acquire all of our outstanding shares of common stock, and to explore and negotiate any specific proposals that Hirsch might have received.  The special committee has unanimously (i) determined that the merger is advisable and in our best interest and the best interest of our unaffiliated stockholders, and (ii) recommended to our board of directors that the board approve and adopt the merger agreement in order to effect the merger.  The members of the special committee comprise a majority of our board of directors, with the only other members being Mr. Gallagher and Henry Arnberg.  After carefully considering various factors, including the unanimous recommendation of the special committee, our board of directors (with Mr. Gallagher taking no part in the vote) unanimously

·                                          determined that the merger and the terms and conditions set forth for the merger in the merger agreement are approved and are advisable, fair to, and in the best interest of, Hirsh and its unaffiliated stockholders;

·                                          determined that the merger agreement is approved and adopted; and

·                                          directed that the Merger Agreement be submitted to our stockholders for their approval and adoption and recommends that the stockholders approve the merger agreement and the merger.

Accordingly, our board of directors (with Mr. Gallagher taking no part in the voting) unanimously recommends that you vote to approve the merger agreement.

Opinion of Burnham Securities Inc. (page 27)

Burnham Securities Inc., which we refer to as “Burnham,” delivered its oral opinion, which was subsequently confirmed in writing, to the special committee that, as of July 1, 2009 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on its review undertaken and other matters considered by Burnham, the merger consideration of $0.31 per share in cash to be received by the unaffiliated stockholders was fair from a financial point of view to such stockholders.  The full text of the written opinion of Burnham, dated July 1, 2009, is attached as Annex B to this proxy statement. We encourage you to read this opinion in its entirety.  The opinion of Burnham was provided to the special committee in connection with the special committee’s evaluation of the merger, does not address any other aspect of the merger and is not a recommendation as to how any stockholder should vote with respect to the merger or any other matter.

Interests of Certain Persons in the Merger (page 49)

In considering the recommendation of our board of directors, you should be aware that our directors and an executive officer have interests in the merger that are different from, or in addition to, your interests as a stockholder and that may present actual or potential conflicts of interest. These interests include, among others:

·                                          Mr. Gallagher’s ownership of shares of our common stock prior to the merger and his ownership of Parent (and through Parent, Merger Sub), and, after the completion of the merger, his indirect ownership interest in Hirsch; and

·                                          continued indemnification and directors’ and officers’ liability insurance to be provided by the surviving corporation to our directors and officers for the period following completion of the merger.

The special committee and our board of directors were aware of these interests and considered them, among other matters, prior to providing their respective recommendations with respect to the merger agreement and the merger.

Financing of the Merger (page 45)

Parent estimates that the aggregate amount of financing necessary to complete the merger, and the payment of related fees and expenses will be approximately $3.4 million. This amount is expected to be funded by Parent and Merger Sub with debt financing contemplated by a commitment letter from Keltic Financial Services LLC (which we refer to as “Keltic Financial”) further described below, together with available cash of the Company.

Mr. Gallagher has received a debt financing commitment letter that provides for up to $4 million of debt financing to Parent or Merger Sub from Keltic Financial.  The obligation to provide the debt financing to Parent or Merger Sub is subject to the satisfaction of conditions set forth in the commitment letter.  Parent has agreed to use its commercially reasonable efforts to arrange the debt financing on the terms and conditions described in the debt commitment letter.  The closing of the merger is conditioned on the receipt of the debt financing from Keltic Financial.

Material United States Federal Income Tax Consequences (page 47)

For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of our common stock in the merger generally will result in your recognizing gain or loss measured by the difference, if any, between the cash you receive in the merger and your tax basis in your shares of Company common stock. You should consult your tax advisor for a complete analysis of the effect of the merger on your U.S. federal, state, local and/or foreign taxes.

Restrictions on Solicitations of Other Offers and Change in Recommendation (page 71)

The merger agreement provides that during the period beginning on the date of the merger agreement and continuing until the close of business on July 22, 2009, which we refer to as the “go-shop period,” we, under the direction of the special committee, are permitted to:

·                                          initiate, solicit and encourage “takeover proposals” (as defined below);

·                                          participate in any discussions or negotiations regarding a takeover proposal or otherwise cooperate with or take any other action to facilitate any proposal that constitutes, or could reasonably be expected to lead to, a takeover proposal.

After the end of the go-shop period and until the earlier of (i) the termination of the merger agreement in accordance with its terms, or (ii) the effective time of the merger, we have agreed that we, our subsidiaries and representatives will not, subject to certain exceptions discussed below, directly or indirectly:

·                                          initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to a takeover proposal or engage in any discussions or negotiations with respect thereto; or

·                                          approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any takeover proposal or enter into any letter of intent, agreement in principal, merger agreement, acquisition agreement or other similar agreement providing for or relating to any takeover proposal, or enter into any agreement or agreement in principle requiring that we abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach our obligations thereunder, or publicly propose or agree to do any of the foregoing.

Prior to terminating the merger agreement or entering into an agreement with respect to any such takeover proposal, we are required to comply with certain terms of the merger agreement described under “The Merger Agreement—Restrictions on Solicitations of Other Offers.”

Notwithstanding the foregoing, under certain circumstances, we, acting under the direction of our special committee, from and after the end of the go-shop period, (i) may continue discussions or negotiations with any third party with respect to any takeover proposal if such discussions or negotiations commenced and were ongoing prior to the end of the go-shop period and (ii) may respond to a bona fide unsolicited takeover proposal or terminate the merger agreement and enter into an acquisition agreement with respect to a “superior proposal” (as defined below), in each case so long as we comply with certain terms of the merger agreement described under “The Merger Agreement—Restrictions on Solicitations of Other Offers.”

A “takeover proposal” as defined in the merger agreement, means any inquiry, proposal or offer other than from Parent or its affiliates relating to, or that is reasonably likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any subsidiary of the Company) or businesses that constitute 25% or more of the revenues, net income or assets of the Company and its subsidiaries (taken as a whole), or 25% or more of any class of equity securities of the Company or any our subsidiaries, any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 25% or more of any class of equity securities of the Company or any of our subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any our subsidiaries pursuant to which any person or group would own 25% or more of any class of equity securities of the Company or any of our subsidiaries, in each case other than the transactions contemplated by this Agreement.

A “superior proposal” as defined in the merger agreement, means any written takeover proposal that, if consummated, would result in such person or group (or their equityholders) owning, directly or indirectly, more than 50% of the shares of the Company’s common stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent company of the surviving entity in a merger) or a majority of the assets of the Company and its subsidiaries (taken as a whole), which the special committee determines in good faith

(after consultation with its outside counsel and financial advisor) would, if consummated, be more favorable to our stockholders from a financial point of view than the transactions contemplated by the merger agreement (taking into account all the terms and conditions of such takeover proposal and the merger agreement, including (x) the likelihood and timing of consummation of such transaction on the terms set forth therein (as compared to the terms in the merger agreement), (y) all appropriate legal, financial (including the financing terms of such takeover proposal), regulatory and other aspects of such takeover proposal, and (z) any changes to the financial and other terms of the merger agreement proposed by Parent in response to such takeover proposal or otherwise).

Conditions to the Completion of the Merger (page 79)

The completion of the merger is subject to, among other things, the following conditions:

·                                          the adoption of the merger agreement by the majority of the outstanding shares of our Class A Common Stock and Class B Common Stock, voting together as class;

·                                          the absence of any governmental orders or statutes or rules that have the effect of making the merger illegal or otherwise prevents the consummation of the merger;

·                                          each party’s respective representations and warranties in the merger agreement being true and correct as of the closing date in the manner described in “The Merger Agreement—Conditions to the Completion of the Merger”;

·                                          each party’s performance in all material respects of its obligations required to be performed under the merger agreement prior to the closing date of the merger;

·                                          the aggregate number of shares of our common stock at the effective time of the merger for which appraisal rights shall have been perfected under Section 262 of the Delaware General Corporate Law (the “DGCL”) not having exceeded 10% or more of the number of our outstanding shares of common stock as of the record date for the special meeting;

·                                          Parent shall have obtained the debt financing on the terms and conditions set forth in the debt financing commitment letter;

·                                          the Company shall have obtained the consent to the merger from Tajima Industries, Ltd.; and

·                                          Burnham shall not have withdrawn, amended or modified its opinion dated July 1, 2009 to the effect that, as of such date, the per share merger consideration is fair, from a financial point of view, to our unaffiliated stockholders.

Termination of the Merger Agreement (page 80)

The merger agreement may be terminated and the merger abandoned at any time before the effective time of the merger, whether before or after our stockholders approve and adopt the merger agreement:

·                                          by mutual written consent of Parent and the Company;

·                                          by either Parent or the Company:

·                      if the merger has not been consummated on or before the “outside date” (which is October 30, 2009) unless the failure to consummate the merger on or before the outside date is due (in whole or material part) to the terminating party’s breach of a representation warranty, covenant or agreement contained in the merger agreement;

·                      if our stockholders fail to approve the merger and to approve and adopt the merger agreement and the transactions contemplated thereby at the special meeting or any adjournment or postponement of that meeting;

·                      if a final, non-appealable legal restraint or order permanently restraining or prohibiting the consummation of the merger is issued, provided that the party seeking to terminate the merger agreement shall have used its reasonable best efforts to remove the restraint or order;

·                      if the non-terminating party has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement such that the closing conditions to the merger agreement would not be satisfied, and which breach cannot be cured by the outside date or, if capable of being cured, has not been cured within thirty days after receipt by the breaching party of written notice from the terminating party stating its intention to terminate, so long as the terminating party is not then in breach of any of its representations, warranties, covenants or agreements such that the closing conditions to the merger agreement would not be satisfied;

·                                          by the Company if:

·                      prior to obtaining the affirmative vote of a majority of our outstanding shares of common stock, (i) the special committee or our board of directors approves, endorses or recommends another takeover proposal or the entering into another agreement with respect to another takeover proposal, or (ii) our board of directors, acting under the direction of the special committee, modifies its recommendation to our stockholders to adopt the merger agreement and approve the merger, in a manner adverse to Parent, or withdraws such recommendation, in order to enter into a definitive agreement providing for the implementation of a transaction that is a superior proposal (each such event in (i) or (ii) a “change in recommendation”), provided that we complied with the notice and other requirements described below in “The Merger Agreement—Restrictions on Solicitations of Other Offers” and we pay to Merger Sub the termination fee described in “ —Termination Fee”;

·                      any portion of the Parent or Merger Sub’s debt financing becomes unavailable in the manner or from the source contemplated by the commitment letter delivered to the Company (or in certain instances, an alternative source), provided that this right may not be exercised by the

Company if it has not provided Parent with at least five business days notice and Parent has not obtained a new debt financing arrangement within such period;

·                      by Parent if (i) we shall have made a change in recommendation, (ii) we fail to comply in any material respect with the merger agreement’s requirements regarding solicitation of other offers or termination in connection with a superior proposal described above in “- Restrictions on Solicitations of Other Offers and Change in Recommendation” and below in “The Merger Agreement — Restrictions on Solicitations of Other Offers,” or (iii) we fail to include in our proxy statement relating to the approval and adoption of the merger agreement by our stockholders our board of directors’ recommendation to our stockholders to adopt the merger agreement and approve the merger.

Termination Fees and Expense Reimbursement (page 82)

If the merger agreement is terminated under certain circumstances we will be obligated to reimburse Parent for reasonable actual out of pocket expenses incurred by Parent and Merger Sub in connection with the proposed merger and the other transactions contemplated by the merger agreement in an amount not to exceed either $250,000 or $300,000, depending upon the circumstances of the termination.

Appraisal Rights (page 85)

Under Delaware law, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares of our common stock as determined by the Court of Chancery of the State of Delaware if the merger is completed, but only if they comply with all requirements of Delaware law for exercising appraisal rights set forth in Section 262 of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL” in this proxy statement), the text of which can be found in Annex C to this proxy statement, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the merger consideration. Any holder of shares of our common stock intending to exercise appraisal rights must, among other things, submit a written demand for an appraisal to us prior to the vote on the adoption of the merger agreement at the special meeting and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Section 262 of the DGCL will result in the loss of your appraisal rights, and your shares of Hirsch common stock will instead entitle you to receive merger consideration with respect to such shares.

Market Price of the Company’s Common Stock and Dividend Information (page 96)

The closing trading price of our Class A Common Stock on the Nasdaq Capital Market on June 12, 2009, the last completed trading day prior to the public announcement of Mr. Gallagher’s offer, was $0.21 per share. The merger consideration represents a premium of approximately 47.6% to the closing trading price on June 12, 2009.  On July 1, 2009, the last completed trading day prior to public announcement of our entry into the merger agreement, the closing trading price of our Class A Common Stock was $0.25 per share.  The merger consideration represents a premium of approximately 24% to the closing trading price on July 1, 2009.  On            , 2009, which is the most recent practicable trading date prior to the date of this proxy statement, the closing trading price of our common stock was $       per share.  You are urged to obtain a current market price quotation for our shares of Class A Common Stock.

We have not paid or declared cash dividends on our common stock within the past five years and we do not intend to pay or declare cash dividends on our common stock in the future.  In addition, the merger agreement prohibits us from declaring or paying dividends on our common stock until the earlier of the termination of the merger agreement in accordance with its terms or the consummation of the merger.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the proposed merger and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of Hirsch. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:              What is the proposed transaction?

A:              The proposed transaction is a merger of Merger Sub with and into us pursuant to the merger agreement.  Once the merger agreement has been adopted by the Company’s stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation. Upon consummation of the merger, the Company will become a wholly-owned subsidiary of Parent.  All of the common stock of Parent is presently owned by Mr. Gallagher.  After the merger, shares of Hirsch will no longer be publicly traded.

Q:              What will I receive for my shares of Hirsch’s common stock in the merger?

A:              Upon completion of the merger, you will receive $0.31 in cash, without interest, and less any applicable withholding taxes, for each share of our common stock that you own. This does not apply to shares held by the Parent Group, or any of our stockholders who are entitled to and who properly exercise appraisal rights under Delaware law or shares held by us in our treasury. Upon consummation of the merger, you will not own shares of Hirsch or Parent.

Q:              What are the material United States federal income tax consequences of the transaction to stockholders?

A:              In general, your receipt of cash in exchange for shares of Hirsch common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. Since the tax consequences of the merger to you will depend on your particular circumstances, you should consult your own tax advisor for a full understanding of the U.S. federal, state, local, non-U.S. and other tax consequences of the merger to you. See “Special Factors—Material United States Federal Income Tax Consequences“ beginning on page 47.

Q:              Where and when is the special meeting?

A:              The special meeting will take place at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, New York on                 , 2009 at            A.M. New York time.

Q:              What matters will be voted on at the special meeting?

A:              You will be asked to consider and vote on the following proposals:

·                       to approve the merger agreement and the merger;

·                       to approve any motion to adjourn the special meeting, if necessary or appropriate, to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal on the merger agreement; and

·                       to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Q:              Does our board of directors recommend that our stockholders vote “FOR” the adoption of the merger agreement?

A:              Yes. After careful consideration, our board of directors, by a unanimous vote of the directors (other than Paul Gallagher, who abstained from the vote) recommends that you vote:

·                       “FOR” the adoption of the merger agreement and approval of the merger; and

·                       “FOR” the adjournment proposal.

You should read “Special Factors—Recommendation of the Special Committee and of our Board of Directors; Reasons for Recommending Approval of the Merger Agreement” beginning on page 22, for a discussion of the factors that our special committee and board of directors considered in deciding to recommend the adoption of the merger agreement. In addition, in considering the recommendation of our special committee and board of directors with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 49.

Q:              Who is entitled to vote at the special meeting?

A:              The record date for the special meeting is              , 2009.  Only holders of Hirsch’s common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

Q:              What constitutes a quorum for the special meeting?

A:              The presence, in person or by proxy, of stockholders representing a majority of the shares of Hirsch’s common stock outstanding on the record date will constitute a quorum for the special meeting.

Q:              What vote of the Company’s stockholders is required to adopt the merger agreement and to approve the adjournment proposal?

A:              The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock voting as a single class and entitled to vote on the adoption of the merger agreement at the special meeting.  A failure to vote your shares of common stock, abstention from the vote to adopt the merger agreement or a “broker non-vote” will have the same effect as voting “AGAINST” the adoption of the merger agreement. A “broker non-vote” occurs when a broker does not have discretion to vote on the matter and has not received instructions from the beneficial holder as to how such holder’s shares are to be voted on the matter.

Approval of an adjournment of the special meeting requires the affirmative vote of the holders of a majority of the shares of Hirsch common stock present, in person or by proxy, and entitled to vote at the special meeting on that matter. A failure to vote your shares of common stock or a “broker non-vote” will not affect the vote or any proposal to adjourn the special meeting, if necessary.

Q:              How do the directors and executive officers of the Company intend to vote?

A:              As of July 15, 2009, the record date, the directors and executive officers of Hirsch held and were entitled to vote, in the aggregate, 2,036,075 shares of our common stock representing approximately 21.5% of the outstanding shares. We believe our directors and executive officers intend to vote all of their shares of our common stock FOR the adoption of the merger agreement and approval of the merger, and FOR the adjournment proposal.

Q:              When do you expect the merger to be completed?

A:              We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in the third quarter of 2009. In order to complete the merger, we must obtain the stockholder approval described above and the other closing conditions under the merger agreement must be satisfied or waived. Neither we, nor Parent and Merger Sub, are obligated to complete the merger unless and until the closing conditions in the merger agreement have been satisfied or waived, which conditions are described in “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 79.

Q:              What effects will the proposed merger have on the Company?

A:              Upon completion of the proposed merger, Hirsch will cease to be a publicly traded company and will be wholly-owned by Parent. As a result, you will no longer have any interest in our future earnings or growth, if any. Following completion of the merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” are expected to be terminated. In addition, upon completion of the proposed merger, shares of Hirsch common stock will no longer be listed on the Nasdaq Capital Market or any other stock exchange or quotation system.

Q:              What happens if the merger is not completed?

A:              If the merger agreement is not adopted by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of our common stock pursuant to the merger agreement. Instead, Hirsch will remain as a public company and our common stock will continue to be registered under the Exchange Act and listed and traded on the Nasdaq Capital Market. Under specified circumstances, Hirsch may be required to pay Parent a termination fee or reimburse Parent for its actual out-of-pocket expenses not to exceed $300,000, as described in “The Merger Agreement—Termination Fee” beginning on page 82.

Q:              What do I need to do now?

A:              Please vote as soon as possible.  We urge you to read this proxy statement carefully, including its annexes, and to consider how the transaction affects you as a stockholder.  You may also want to review the documents referenced under “Where You Can Find More Information” on page 100.

Q:              How do I vote?

A:              You should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote for approval of the merger, and the approval and adoption of the merger agreement and the other transactions contemplated thereby, and for the adjournment proposal, if such adjournment is necessary. If you fail to vote your shares or do not instruct your broker how to vote any shares held for you in a brokerage account, the effect will be the same as a vote against the approval of the merger, and the approval and adoption of the merger agreement, but it will not affect the vote on any proposal to adjourn the special meeting, if necessary. If your shares are held by your broker, bank or other nominee, see below.

Q:              If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:              Your broker will not vote your shares on your behalf unless you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct it to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the adoption of the merger agreement.

Q:              What does it mean if I get more than one proxy card or vote instruction form?

A:              If your shares are registered differently and are in more than one account, you may receive more than one proxy card or voting instruction form. Please complete, sign, date and return all of the proxy cards and voting instruction forms you receive regarding this special meeting to ensure that all of your shares are voted.

Q:              May I change my vote?

A:              Yes. You may change your vote at any time before your proxy is voted at the special meeting, subject to the limitations described below. You may do this in a number of ways. First, you may send us a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the secretary of Hirsch at or before the taking of the vote at the special meeting, at the address under “The Parties to the Merger—Hirsch International Corp.” on page 61.  You may also change your vote by attending the special meeting and voting in person. Simply attending the special meeting, without voting in person, will not revoke your proxy. Notwithstanding the foregoing, if your shares are held in street name and you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the special meeting.

Q:             What happens if I sell my shares of Hirsch common stock before the special meeting?

A:              The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your shares of Hirsch common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the per share merger consideration of $0.31 in cash, without interest and less any applicable withholding taxes, to the person to whom you transfer your shares, so long as such person owns the shares of Hirsch common stock when the merger is completed. In such case, your vote is still very important and you are encouraged to vote.

Q:              Are appraisal rights available?

A:              Yes. As a holder of shares of common stock of the Company, you are entitled to appraisal rights under Delaware law if (a) you do not vote in favor of adopting the merger agreement, (b) you continue to hold your shares of Hirsch common stock until the consummation of the merger, (c) you deliver to us a written demand for appraisal prior to the vote at the special meeting and (d) you satisfy certain other conditions. See “Appraisal Rights” beginning on page 85.

Q:              Should I send in my stock certificates now?

A:              No. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY.

If you hold your shares in your name as a stockholder of record, then shortly after the merger is completed you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration in respect of your shares of our common stock. You should use the letter of transmittal to exchange your stock certificates for the merger consideration which you are entitled to receive as a result of the merger. If you hold your shares in “street name” through a broker, bank or other nominee, then you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration.

Q:              Will any proxy solicitors be used in connection with the special meeting?

A:              Yes. To assist in the solicitation of proxies, we have engaged Georgeson Inc., who may be contacted toll-free at 1-888-264-6999.  Banks and brokers may contact Georgeson Inc. at 212-440-9800.

Q:              Who can help answer my other questions?

A:              If you have any questions about the merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact Georgeson Inc., which is acting as the proxy solicitation agent in connection with the merger.  They may be contacted toll-free at 1-888-264-6999.  Banks and brokers may contact Georgeson Inc. at 212-440-9800.

SPECIAL FACTORS

Background of the Merger

Our board of directors and management regularly evaluate our business and operations and periodically review and assess strategic alternatives available to enhance value to our stockholders. As part of this process, our board of directors and management have regularly considered opportunities that could complement, enhance or expand our current business or products or that might otherwise offer growth opportunities for the Company. In this regard, over the course of the past two years, we have explored several strategic alternatives. To assist us in identifying opportunities, the Company engaged an investment bank in May 2007 to serve as its financial advisor and to help identify and evaluate potential strategic alternatives.  In May and June of 2007, the investment bank assisted us in our evaluation of an acquisition candidate, which was a screen printing equipment manufacturer, but ultimately the transaction was not consummated and our engagement with the investment bank was terminated in September 2007.

During the remainder of 2007 and the first two quarters of 2008, our board of directors and management continued to evaluate potential strategic alternatives for the Company. On August 4, 2008, we acquired 80% of the equity interests of US Graphic Arts, Inc., a company primarily engaged in developing and manufacturing printers for the decorative apparel industry, and viewed as complementary to the Company’s business of providing equipment and education and support services to the decorated apparel industry.

Beginning in the fall of 2008, the rapidly deteriorating general economic conditions in the United States and the tightening of the credit markets had a significant impact upon the business of the Company. The reduced demand for capital goods that began during this period hurt the Company’s business. Additionally, the movement of the currency exchange rates between the dollar and the Japanese yen also adversely affected the Company, as the Company purchases its largest amount of embroidery machine equipment from a Japanese vendor.

Between January and March 2009, the Company approached approximately 20 financial institutions to obtain a new credit facility to address its working capital needs.  Unfortunately, due to the Company’s continuing losses, which were projected to continue for the foreseeable future, the Company was unsuccessful in its efforts.

At a board of directors’ meeting on February 2, 2009, the board of directors acknowledged the difficult business environment facing the Company. At this meeting, the topic of the Company’s strategic alternatives was raised. Mr. Gallagher presented certain information to the board of directors that detailed the Company’s financial situation if it were (i) to continue operating in its present form, or (ii) to identify a potential acquirer for the Company in an effort to eliminate its public stockholders.  Mr. Gallagher also indicated that the Company had approximately $3 to $4 million in cash at such time, but that the costs of remaining a public company were approximately $1 million per year. The board of directors then discussed the possibilities of the Company engaging in a transaction whereby it would cease to be a publicly owned Company or the Company liquidating and distributing the proceeds upon liquidation to its stockholders. There was also initial discussion of forming a special committee comprised of independent members of the board of directors, whose responsibility it would be to further investigate the Company’s strategic alternatives. The board of directors authorized the executive officers of the Company to retain a firm to conduct an analysis of the Company’s liquidation value.

Another meeting of the board of directors was held on February 12, 2009. The first topic discussed was the liquidation analysis that had been prepared for the Company by Clear Thinking Group LLC. The analysis indicated that the Company’s liquidation value was estimated to be in the range of $1.2 million to $3.5 million in the aggregate, resulting in an estimated per share value of $0.13 to $0.36.  Also discussed was the fact that, although the Company was cutting expenses wherever possible, the condition of the embroidery marketplace together with the rate that the Company was using its available cash was placing the Company in a precarious financial position. The Company’s strategic alternatives were again discussed, with the following options being mentioned:

·                                          the Company pursuing a “going private” transaction;

·                                          the Company’s sale to a third party;

·                                          the liquidation of the Company;

·                                          the Company electing to “go dark”(i.e. ceasing to be a Securities and Exchange Commission (the “SEC”) reporting company as permitted under the rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); and

·                                          maintaining the status quo while trying to further minimize the Company’s expenses, and waiting for improvement in the embroidery market.

During discussion of the various alternatives, it was determined that it was appropriate at such time to form a special committee comprised of independent members of the board of directors, who would not be participants in any going private transaction if one were proposed, to have full authority to consider and pursue the Company’s strategic alternatives.  The directors appointed to the special committee were Marvin Broitman, Christopher J. Davino and Mary Ann Domuracki and the special committee was empowered to retain legal, financial and other advisors to assist the special committee in the fulfillment of its duties.

During the remainder of February and during March the special committee met several times to consider candidates to serve as independent legal advisor to the special committee. During this period, the special committee also interviewed and considered five different firms to serve as independent financial advisor to the special committee. On March 31, 2009, the special committee retained Thompson Hine LLP (“Thompson Hine”) as its independent legal advisor.

Also during the remainder of February 2009, and through the beginning of April, the board of directors met several times, at which meetings the board of directors discussed, among other things, the Company’s business and financial condition and the Company’s strategic alternatives. Additionally, the special committee reported to the board of directors on the status of retaining its independent financial and legal advisors during several of these meetings.

On April 7, 2009, the special committee met to discuss the Company’s strategic alternatives with representatives of Thompson Hine in attendance.  The special committee discussed the initial issues that should be considered in connection with the pursuit of any strategic alternatives, including the interests of the Company’s stockholders, the interests of the Company’s creditors, and the interests of the Company’s employees. The special committee also discussed the likely process that would need to be completed with respect to considering any strategic alternatives for the Company. Additionally, the special committee discussed the status of its search for an investment banking advisor to solicit and evaluate various strategic alternatives that might be considered by the special committee.

Also during April, Mr. Gallagher met with representatives of the special committee to confirm his interest in possibly undertaking a going private transaction involving all of the outstanding shares of the Company, and discuss with the special commitee the status of potential financing.

On April 21, 2009, the special committee met to discuss retaining Burnham, as its investment banking advisor with representatives of Thompson Hine in attendance and with representatives of Burnham in attendance for a portion of the meeting. The special committee also discussed the potential terms of retaining Burnham.  The special committee discussed the Company’s strategic alternatives in light of its financial condition. Between April 21, 2009 and April 28, 2009, the special committee met several more times to discuss the Company’s strategic alternatives and the terms and scope of retaining Burnham.

On April 29, 2009, the board of directors met to receive an update on the Company’s business and financial position. During the meeting, the special committee disclosed it was retaining Burnham as its investment banking advisor and generally discussed the services that Burnham would provide. A discussion ensued regarding the potential strategic alternatives that might be available to the Company. During such discussion, the members of the Special Committee requested that the officers of the Company obtain an updated liquidation analysis from Clear Thinking Group LLC, the same third-party that had earlier provided the earlier liquidation analysis.

From April 28, 2009, through the first week of June 2009, Burnham began the process described in “--Opinion of Burnham Securities Inc.” below, including reviewing publicly available financial statements and other business and financial information of the Company; reviewing financial projections prepared by management of the Company; meeting with senior executives of the Company and discussing with them the past and current operations and financial condition and the prospects of the Company; and conducting other financial analyses on the Company that Burnham deemed appropriate.

Also during the month of May, the special committee met several times to discuss the Company’s strategic alternatives with representatives of Burnham and Thompson Hine in attendance. Additionally, in early May, representatives of the special committee contacted Tajima Industries, Ltd., (“Tajima”) a major supplier to the Company equipment accounts for approximately 54% of Hirsch’s sales, to discuss the potential impact of various strategic alternatives upon the agreement between the Company and that supplier. Tajima’s contracts with the Company provide that it may be a breach of such agreements (determinable by Tajima), if a material change should occur in Hirsch’s stockholders, directors or officers, or a change in control of Hirsch occurs.  Tajima indicated to the representatives of the special committee that they would be supportive of the concept of the Company becoming a private company through an acquisition if Mr. Gallagher would continue to be involved with the successor company.  They also confirmed their view that an acquisition of Hirsch by a third party without their consent would be a violation of their agreement with the Company.

On May 29, 2009, the Company received the updated liquidation analysis from Clear Thinking Group LLC.  The analysis indicated that the Company’s liquidation value was estimated to be in the range of $277,000 to $2.2 million in the aggregate, resulting in an estimated per share value of $0.03 to $0.22.

On June 9, 2009, the board of directors met to discuss the Company’s strategic alternatives. During the meeting, the special committee inquired as to whether Mr. Gallagher intended to formulate and submit an offer for the Company. To the extent a proposal was not forthcoming, the special committee indicated that it would begin to seek offers for the Company from other third parties, and that it would also prepare plans for the Company’s potential liquidation. The special committee indicated its urgency was premised upon the rate at which the Company was utilizing its available cash. Mr. Gallagher indicated that, subject to his receipt of a satisfactory loan commitment letter, he expected to formulate and submit a proposal for the special committee’s consideration within the next week.

On June 12, 2009, Mr. Gallagher sent to the special committee a letter offering to acquire, through acquisition entities to be formed by him, all of the outstanding shares of the Company’s Class A and Class B Common Stock, for $0.28 per share in cash, other than shares held by Mr. Gallagher and any investors that may invest in his acquisition entities, by way of a merger transaction. Mr. Gallagher’s letter also specified that any definitive agreement would need to include the right for him to terminate such agreement in the event that he was unable to arrange sufficient financing to make the acquisition, that he receive a break-up fee in the event that the Company should accept an alternative acquisition proposal, and other customary terms and conditions. On the same date that Mr. Gallagher sent his proposal letter to the Company, he filed an amendment to his Schedule 13D disclosing his offer, and the Company issued a press release and filed a Form 8-K with the SEC disclosing its receipt of Mr. Gallagher’s offer.

On June 15, 2009, the special committee met to discuss Mr. Gallagher’s offer with representatives of Burnham and Thompson Hine in attendance. The special committee discussed the price of $0.28 per share contained in Mr. Gallagher’s offer in light of the Company’s financial condition and the likelihood of locating any superior strategic alternatives. The special committee discussed the approximately 30% premium that the price of $0.28 per share offered to the Company’s stockholders over the Company’s closing stock price on June 12, 2009. The special committee also discussed the financing commitment to which Mr. Gallagher’s offer was subject, including the likelihood that Mr. Gallagher would be able to obtain the financing in light of the Company’s financial condition. The special committee determined that it was in the best interests of the Company and its stockholders to negotiate with Mr. Gallagher with respect to the price of $0.28 per share. From June 15, 2009, until June 22, 2009, representatives of the special committee negotiated with Mr. Gallagher regarding the price of $0.28 per share.

On June 22, 2009, the special committee held a meeting with Burnham and Thompson Hine in attendance. During this meeting, a representative of Burnham reported on its “market check” inquiries to other parties that might be potentially interested in acquiring the Company.  Burnham reported that it had contacted 20 financial and strategic buyers to determine whether other parties might be interested in engaging in a transaction with the Company, and that it had received no indications of interest. Also during the meeting, the Committee discussed Mr. Gallagher’s indication that he would be willing to increase his offer acquisition price per share to $0.31, subject to arriving at mutually agreed terms and conditions for the transaction. The special committee then discussed the fact that Mr. Gallagher’s revised offer (conditional on agreement on all other terms) was now substantially above the high-end liquidation value estimate for the Company of $0.22 per share reflected in the most recent liquidation report received. The special committee also discussed several other issues regarding Mr. Gallagher’s offer, including the credit facility that was to be used to finance the offer and the conditions to which it was subject. The special committee then discussed whether to enter into negotiations with Mr. Gallagher with respect to a definitive merger agreement. Based in part upon Burnham’s report of the results of its “market check” inquiries and the success of the special committee in negotiating a higher price (conditioned on agreement on all other terms), the special committee determined that it should participate in those discussions.

Following the meeting of the special committee, a full board of directors’ meeting was held, in which representatives of Burnham participated. At this meeting, the special committee and Mr. Gallagher agreed to commence negotiation of a definitive merger agreement based upon the terms specified in Mr. Gallagher’s June 12, 2009 letter, subject to the increased purchase price per share that representatives of the special committee and Mr. Gallagher had previously discussed. Mr. Gallagher indicated that he would have his counsel prepare an initial draft merger agreement for review by the special committee and Thompson Hine.

On June 24, 2009, the special committee requested that Mr. Gallagher extend the expiration date of his offer, which was scheduled to expire pursuant to his proposal letter on June 25, 2009. Mr. Gallagher agreed to such request, and extended his offer until June 30, 2009.  Additionally, on the same date, Mr. Gallagher distributed to the special committee an initial draft agreement and plan of merger, or merger agreement.

On June 26, 2009, the special committee held a meeting with representatives of Burnham and Thompson Hine in attendance to discuss the specific provisions of the merger agreement. The special committee discussed various issues regarding the merger agreement, including the provision requiring the consent to the merger of Tajima, the waiver of the change of control severance provisions of Mr. Gallagher’s employment agreement, and the need for the merger agreement to contain a “go-shop” provision to allow the special committee a period of time to initiate, solicit and encourage competing offers. After consideration of the initial draft merger agreement, the special committee directed Thompson Hine to prepare and circulate a revised draft agreement to Mr. Gallagher. Thereafter, the parties, with their respective legal counsel, continued negotiations and exchanging drafts of the merger agreement.

On June 29, 2009, the special committee held a meeting with representatives of Burnham and Thompson Hine in attendance to further discuss the specific provisions of the merger agreement.  The special committee discussed the “go-shop” provision that had been added to the revised draft of the merger agreement, pursuant to which the special committee would be able to continue to explore other potential sale alternatives for a specified period, notwithstanding any signed agreement to sell the Company to Mr. Gallagher. After further discussion, the special committee determined that it would be in the best interests of the Company and its stockholders to consult with Delaware counsel about the use of “go-shop” provisions in similar situations.

Counsel to Mr. Gallagher joined the meeting and the special committee negotiated several specific provisions of the merger agreement. The special committee again requested that Mr. Gallagher extend the term of his offer, and Mr. Gallagher provided an extension until July 2, 2009.

On June 30, 2009, the special committee met again to discuss, among other matters, the advice received from Delaware counsel regarding the inclusion of the “go-shop” provision in the merger agreement. After further discussion, the special committee determined to request a “go-shop” provision, which after a specified period of time, would switch to a “no-shop” period, during which, the Company could not solicit offers to engage in a strategic transaction with other parties, but which would permit the special committee to consider unsolicited competing offers.

On July 1, 2009, the special committee met to discuss the proposed merger agreement. At the meeting, the special committee discussed the terms and conditions of the merger agreement as negotiated by legal counsel. Representatives of Burnham also attended this meeting. At the meeting, a representative of Burnham presented its financial and other analyses with respect to the consideration to be paid to the unaffiliated stockholders of the Company in the proposed merger. Burnham then rendered an oral opinion to the special committee (which was confirmed in writing by delivery of Burnham’s written opinion dated July 1, 2009 to the special committee), to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Burnham in preparing its opinion, the merger consideration to be received by the unaffiliated stockholders in the merger was fair, in the opinion of Burnham, from a financial point of view. Burnham was then excused from the meeting. Following further discussion, the special committee unanimously determined that the terms of the proposed merger, and the merger agreement and the other transactions contemplated thereby, were advisable and fair to, and in the best interests of, our unaffiliated stockholders, and recommended that our board of directors approve the proposed merger and the merger agreement and the other transactions contemplated thereby.

Immediately following the meeting of the special committee, the compensation committee of the board of directors, consisting of Messrs. Broitman, Davino and Domuracki, held a meeting at which it considered and approved a second amended and restated employment agreement for Mr. Gallagher to be entered into in connection with the proposed merger agreement. The revised employment agreement for Mr. Gallagher primarily amended his prior employment agreement in order to (i) extend the termination date of the agreement one year to September 11, 2010, and (ii) prevent Mr. Gallagher from being entitled to receive severance payments and benefits from the Company under his employment agreement, or the acceleration of any of his stock options, in connection with any termination of employment, resignation or non-renewal of the agreement which occurs after the completion of the merger, or any other transaction pursuant to which (a) the shares of the Company’s Class A Common Stock become eligible for deregistration under the Exchange Act, and (b) Mr. Gallagher becomes the beneficial owner, directly or indirectly, of 25% or more of the Company’s voting stock.

Early the next morning, before the commencement of trading on the Nasdaq Capital Market, the board of directors met to consider approval of the proposed transaction and the merger agreement and the other transactions contemplated thereby. At this meeting, Burnham provided a summary of its presentation to the special committee the previous evening regarding its opinion, and the special committee reported the results of its meeting held the previous evening. Additionally, counsel to the Company reviewed the material terms and provisions of the merger agreement. Following this discussion, the board of directors unanimously determined (without the participation of Mr. Gallagher in voting) that the proposed merger and the merger agreement were advisable and fair to, and in the best interests of, our unaffiliated stockholders.  The board of directors then unanimously approved (without the participation of Mr. Gallagher in voting) the proposed merger and the merger agreement, and recommended that our stockholders vote in favor of the proposed merger and directed that the merger agreement be finalized and executed. Following these meetings, a definitive merger agreement between the Company, Parent and Merger Sub was executed.

On July 2, 2009, prior to the commencement of trading on the Nasdaq Capital market, we issued a press release announcing the execution of the merger agreement.

On the morning of July 7, 2009, during the “go-shop” period, Mr. Broitman received an unsolicited call from a prospective buyer who had not previously expressed an interest in acquiring the Company. Given the nature of the call, the special committee met with Burnham that afternoon and discussed expanding the terms and scope of Burnham’s engagement to include conducting another “market check” during the “go-shop” period and delivering a “bring-down” to Burnham’s written opinion dated July 1, 2009 if requested by the Company. On July 9, 2009, the special committee and Burnham amended Burnham’s engagement letter to expand the scope of its services to include, among other things, conducting a market check and rendering a bring-down opinion to its opinion dated July 1, 2009 if requested by the Company.

After engaging in initial discussions with members of the special committee, the above mentioned prospective buyer informed the members of the special committee on July 13, 2009 that he would not pursue a competing proposal to acquire the Company.

From July 9, 2009, until July 15, 2009, Burnham conducted a market check, contacting other parties that might be potentially interested in presenting a takeover proposal to the Company. On July 16, 2009, the special committee met with Burnham. During this meeting, a representative of Burnham reported on its market check inquiries to other parties that might be potentially interested in presenting a takeover proposal to the Company. Burnham reported that it contacted 24 financial and strategic buyers, including 15 parties that it had contacted in connection with its earlier market check conducted before June 22, 2009, to determine whether other parties might be interested in engaging in a transaction with the Company, and that at that time it had received no indications of interest.  At this time, the Company has not requested Burnham to update its opinion dated July 1, 2009.  The Company’s board of directors currently does not expect that it will ask Burnham to update the fairness opinion.

Recommendation of the Special Committee and of our Board of Directors; Reasons for Recommending Approval of the Merger Agreement

The Special Committee.  On February 12, 2009, the board of directors established a special committee consisting of three independent directors, Mr. Davino, who served as chairman, and Mr. Broitman and Ms. Domuracki, to consider strategic alternatives for the Company, including a management led buy-out if one were to be proposed, with full authority from the board.  The special committee was also empowered to retain legal, financial and other advisors to assist the special committee in the fulfillment of its duties. The special committee retained Thompson Hine as its legal advisor, Burnham as its financial advisor, and also consulted special Delaware counsel. The special committee conducted an extensive review and evaluation of Mr. Gallagher’s proposal and conducted arms-length negotiations with Mr. Gallagher and his representatives with respect to the merger agreement. On July 1, 2009, the special committee, after considering the presentations and advice of its financial and legal advisors, unanimously, among other things, (i) determined that the merger is advisable and in the best interests of the Company and its unaffiliated stockholders, (ii) recommended that the board of directors approve and adopt the merger agreement in order to effect the merger.

In the course of reaching the determinations and decisions and making the recommendations described above, the special committee considered the following substantive positive factors and potential benefits of the merger and the merger agreement, each of which the special committee believed supported its decision:

·                                          its belief that the merger was more favorable to the unaffiliated stockholders of the Company than the alternative of remaining a stand-alone, independent company, because of the uncertain returns to such stockholders if the Company remained independent, in light of the challenging environment faced by the Company and the Company’s business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving those returns, and general economic, market, credit and regulatory conditions;

·                                          the special committee’s belief that $0.31 per share was above the high end of the range of liquidation values that could be payable for the Company, as provided in the updated liquidation analysis prepared for the Company by Clear Thinking Group LLC;

·                                          the fact that the merger consideration of $0.31 per share represents a 47.6% premium above the June 12, 2009 closing price of $0.21 per share (the last trading day completed prior to receipt of Mr. Gallagher’s initial offer) and a premium of 54.5% above the volume-weighted average closing price of $0.2006 for the thirty day period prior to the announcement of Mr. Gallagher’s offer;

·                                          the information contained in the July 1, 2009 financial presentation of Burnham and Burnham’s opinion, as of July 1, 2009, based upon and subject to the factors and assumptions set forth in the opinion and other matters as Burnham considered relevant, as to the fairness, from a financial point of view, to the unaffiliated stockholders of the Company of the merger consideration to be received by such stockholders in the merger (see “—Opinion of Burnham Securities Inc.”);

·                                          the efforts made by the special committee and its advisors to negotiate and execute a merger agreement favorable to the Company;

·                                          the fact that the merger will provide consideration to the unaffiliated stockholders of the Company entirely in cash, which allows such stockholders to immediately realize a fair value for their investment and provides such stockholders certainty of value for their shares;

·                                          the fact that the merger agreement provides the Company with a twenty day post-signing “go-shop” period during which the Company can solicit interest in competing proposals involving the Company, and, after such twenty day period, permits the Company to respond to unsolicited proposals under certain circumstances;

·                                          the fact that, subject to compliance with the terms and conditions of the merger agreement, the board of directors is permitted to change its recommendation or terminate the merger agreement, prior to the adoption of the merger agreement by the Company’s stockholders, in order to approve a superior proposal, upon the payment to Parent of a termination fee equal to the expenses incurred by Parent and Merger Sub incurred in connection with the merger, such amount not to exceed $300,000; and

·                                          the availability of appraisal rights to the holders of the Company’s common stock who comply with all of the required procedures under Delaware law, which allows such stockholders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery.

In the course of reaching the determinations and decisions, and making the recommendations, described above, the special committee considered the following factors relating to the procedural safeguards that the special committee believes were and are present to ensure the fairness of the merger and to permit the special committee to represent the interests of the unaffiliated stockholders of the Company, each of which the special committee believes supports its decision and provides assurance of the fairness of the merger to us and our unaffiliated stockholders:

·                                          the fact that negotiations were conducted by a special committee comprised of independent directors who are not employees of the Company and who have no financial interest in the merger that is different from that of the unaffiliated stockholders of the Company;

·                                          the fact that the special committee retained and received advice and assistance from its own independent financial and legal advisors, each of which has extensive experience in transactions similar to the proposed merger, in evaluating, negotiating or recommending the terms of the merger agreement, as applicable;

·                                          the fact that neither Thompson Hine nor Burnham previously represented the Company or Mr. Gallagher before their respective engagement by the special committee;

·                                          the fact that the board of directors could not proceed with a transaction involving Mr. Gallagher without the approval of the special committee, which had the ultimate authority to decide whether or not to pursue such a transaction (subject to approval of the merger agreement by the board of directors);

·                                          the fact that the directors of the Company (other than Mr. Gallagher) will not receive any merger consideration in connection with the merger that is different from that received by any other unaffiliated stockholder of the Company;

·                                          the fact that the financial and other terms and conditions of the merger agreement were the product of negotiations between the special committee and its independent advisors, on the one hand, and Mr. Gallagher and his advisors, on the other hand;

·                                          the fact that the opinion of Burnham, dated as of July 1, 2009, based upon and subject to the factors and assumptions set forth in the opinion and the other matters as Burnham considered relevant, addresses the fairness, from a financial point of view, to the unaffiliated stockholders of the Company of the merger consideration to be received by such stockholders in the merger;

·                                          the fact that the merger agreement contains a “go-shop” provision pursuant to which the Company, at the direction of the special committee, has the right to solicit and engage in discussions and negotiations with respect to competing proposals for a period of twenty days following execution of the merger agreement and, after that time, to continue discussions with certain of such parties provided certain conditions are met, and/or to respond to inquiries regarding competing proposals under certain circumstances;

·                                          the fact that a provision in the merger agreement allows the board of directors to withdraw or change its recommendation of the merger agreement, and to terminate the merger agreement, in certain circumstances; and

·                                          the fact that appraisal rights under Delaware law are available to holders of shares of the Company’s common stock who dissent from the merger and comply with all of the required procedures under Delaware law, which provides stockholders who dispute the fairness of the merger consideration with an opportunity to have the Delaware Court of Chancery determine the fair value of their shares.

The special committee believes that the merger is procedurally fair despite the fact that the merger agreement does not require that a majority of the shares of our common stock held by unaffiliated stockholders is necessary to approve the merger agreement and the merger. The special committee feels that the above-referenced procedural safeguards, in combination with the requirement that a majority of the outstanding shares of common stock approve the transaction, were a sufficient safeguard to Mr. Gallagher’s position with the Company, and as a result, that a requirement that a majority of the shares of our common stock held by unaffiliated stockholders would not materially enhance the fairness of this transaction to the unaffiliated stockholders.  The special committee also noted that Mr. Gallagher’s ownership of approximately 7.4% of the Company’s outstanding shares was not sufficient to control the outcome of the vote on the merger proposal.

The special committee also considered the following risks and other potentially negative factors concerning the proposed merger and merger agreement:

·                                          the fact that the $0.31 per share to be paid for each share of the Company’s common stock is less than the 52-week high stock price for the Company’s Class A Common Stock of $1.61 in the 52-week period prior to execution of the merger agreement;

·                                          the fact that the unaffiliated stockholders of the Company will have no ongoing equity participation in the Company following the merger, and that such stockholders will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Company’s common stock;

·                                          the conflict of interest of Mr. Gallagher, who, as a result of his interest in Parent will indirectly control all of the shares of common stock of Hirsch, as the surviving company, following the effective time of the merger;

·                                          the fact that an auction was not conducted for the sale of the Company;

·                                          the merger agreement restrictions on the conduct of the Company’s business prior to the completion of the merger, generally requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger without Parent’s consent;

·                                          the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

·                                          that the receipt of cash in exchange for shares of the Company’s common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes; and

·                                          the possibility that, under the merger agreement, the Company may be required to reimburse Parent and Merger Sub for its expenses incurred in connection with the merger of up to $250,000 or $300,000, depending on the circumstances of termination.

In the course of reaching the determinations and decisions, and making the recommendations, described above, the special committee did not consider the going concern value of the Company because, as disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, there is substantial doubt as to the Company’s ability to continue as a going concern, and the special committee therefore did not consider going concern value to be a relevant methodology. The special committee did not believe that the Company’s net book value as of March 31, 2009 of $1.09 per share was indicative of the Company’s going concern value due to the rapid rate at which the  Company was utilizing its available cash, which would prevent the Company from sustaining such net book value.

The special committee expressly adopted the analyses and the opinion of Burnham, among other factors considered, in the course of reaching its decision to recommend to the board of directors that the board of directors approve the merger agreement.

The foregoing discussion of the information and factors considered by the special committee includes the material factors considered by the special committee. In view of the variety of factors considered in connection with its evaluation of the merger, the special committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The special committee approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

The Board of Directors.  At a meeting on July 2, 2009, the board of directors, based upon the unanimous recommendation of the special committee, unanimously (without the participation of Mr. Gallagher in voting) (i) determined that the merger and the merger agreement, are advisable, fair to, and in the best interests of the unaffiliated stockholders of the Company, (ii) approved and adopted the merger agreement, and (iii) recommended that our stockholders adopt the merger agreement and approve the merger. In reaching these determinations, our board of directors considered (i) the financial presentation of Burnham that was prepared for the special committee and an abbreviated version of which was delivered to the board of directors at its request, as well as the fact that the special committee received a written opinion delivered by Burnham as to the fairness, from a financial point of view, to the unaffiliated stockholders of the Company of the merger consideration to be received by such stockholders in the merger, and (ii) the unanimous recommendation of the special committee, and our board of directors independently considered the factors considered by the special committee, as described above in “ —Special Committee” beginning on page 22.

The foregoing discussion of the information and factors considered by the board of directors includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board of directors approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Our Board of Directors recommends that you vote “FOR” the approval of the proposed merger, and the approval and adoption of the merger agreement and the other transactions contemplated thereby, and “FOR” any adjournment of the special meeting, if necessary, to solicit additional proxies.

Opinion of Burnham Securities Inc.

On July 1, 2009, at a meeting of the special committee held to evaluate the proposed merger, Burnham delivered to the special committee an oral opinion, confirmed by delivery of a written opinion, dated July 1, 2009, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the consideration to be received in the merger by the stockholders of the Company other than the unaffiliated stockholders is fair from a financial point of view to such stockholders.

The full text of Burnham’s opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Burnham.  The opinion is attached as Annex B and is incorporated into this proxy statement by reference.  Burnham’s opinion is directed only to the fairness, from a financial point of view, of the consideration to be received in the merger by the unaffiliated stockholders and does not address any other aspect of the merger.  The opinion does not address the relative merits of the merger or any related transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the merger or any related transaction.  The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any related transaction.  The Company’s stockholders are encouraged to read the opinion carefully in its entirety.  The summary of Burnham’s opinion described below is qualified in its entirety by reference to the full text of its opinion.

In arriving at its opinion, Burnham, among other things:

(a)                                  reviewed certain publicly available financial statements and other business and financial information of the Company;

(b)                                 reviewed certain internal financial statements and other financial and operating data concerning the Company;

(c)                                  reviewed certain financial projections prepared by management of the Company;

(d)                                 discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

(e)                                  reviewed the letter dated June 12, 2009 from Mr. Gallagher to the special committee regarding his offer to acquire all of the shares of common stock of the Company, which letter was filed by the Company with the SEC under cover of a Current Report on Form 8-K dated June 12, 2009;

(f)                                    at the request of the special committee, conducted a market check after the public announcement of Mr. Gallagher’s offer letter;

(g)                                 reviewed the Company’s liquidity, liquidity projections prepared by management of the Company and the Company’s efforts to access additional capital;

(h)                                 reviewed a liquidation analysis conducted by a third party commissioned by the special committee;

(i)                                     reviewed the limited trading in the Company’s common stock and the Company’s comparatively small market capitalization;

(j)                                     compared the market prices and trading history of the Company’s common stock with those of certain other publicly-traded companies that Burnham deemed relevant, as reported by reliable information sources;

(k)                                  reviewed the financial terms and premiums paid, to the extent publicly available, of certain other transactions;

(l)                                     considered the Company’s prospects if it were to remain independent, as well as the risks involved in achieving those prospects;

(m)                               reviewed drafts of the merger agreement as they became available; and

(n)                                 performed such other analyses and considered such other factors as Burnham deemed appropriate.

In connection with Burnham’s review, with the consent of the special committee, Burnham assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Burnham by the Company, and formed a substantial basis for the opinion.  With respect to the financial projections provided to Burnham, Burnham assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company.  In addition, Burnham assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without any material waiver, amendment or delay of any terms or conditions.  Burnham further noted that Burnham is not a legal, tax, regulatory or actuarial advisor, and that it is a financial advisor only and relied upon, without independent verification, the assessment of Parent and the Company and their respective legal, tax, regulatory or actuarial advisors with respect to such matters.  Burnham further noted that it had not made any independent valuation or appraisal of the assets or liabilities of the Company, nor had it been furnished with any such appraisals.  Burnham took no responsibility for the accuracy of the liquidation analysis provided to Burnham and did not independently verify it or the assumptions or methodologies used to prepare it.  Burnham’s opinion was necessarily based upon economic, monetary and market conditions as they existed and could be evaluated on the date of the opinion, and its opinion does not predict or take into account any changes that may have occurred, or information that may have become available, after the date of the opinion.  Burnham has no responsibility for updating, revising or reaffirming its opinion on circumstances or events occurring after the date of the opinion.

At the special committee’s direction, Burnham was not asked to, and it did not, offer any opinion as to the terms, other than the merger consideration to the extent expressly specified in Burnham’s opinion, of the merger agreement or any related documents or the form of the merger or any related transaction.  Burnham expressed no opinion with respect to fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the unaffiliated stockholders pursuant to the merger agreement.  The opinion is not, and is not intended to be, a present or future valuation of the Company or of its shares, nor is it an appraisal of any asset or liability.  The opinion does not address, and is not intended to address, whether Merger Sub or Parent is able to pay the consideration in the merger or to fund post-merger operations, or the solvency of the Company pre- or post-merger.  Specifically, the opinion does not address, and is not intended to address:

·                                         whether the remaining capital of the Company is a reasonable amount for the business in which it is engaged,

·                                         whether post-merger the Company will be able to pay its debt and contingent liabilities as they mature, and

·                       whether the fair market value and present salable value of the Company’s assets exceeds the stated value of the contingent liabilities.

Except as described above, the special committee imposed no other instructions or limitations on Burnham with respect to the investigations made or the procedures followed by Burnham in rendering its opinion.  The issuance of Burnham’s opinion was approved by the fairness committee of Burnham.

In connection with rendering its opinion to the special committee, Burnham performed a variety of financial and comparative analyses that are summarized below.  The following summary is not a complete description of all analyses performed and factors considered by Burnham in connection with its opinion.  The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.  With respect to the selected public companies analysis and the selected transactions analysis summarized below, no company or transaction used as a comparison was either identical or directly comparable to the Company or the merger.  These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

The estimates of the future performance of the Company provided by the management of the Company in or underlying Burnham’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates.  In performing its analyses, Burnham considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company.  Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies actually may be sold.

The merger consideration was determined through negotiation between the special committee and Mr. Gallagher, and the decision by the special committee and the Company’s board of directors to enter into the merger agreement was solely that of the special committee and the Company’s board of directors.  Burnham’s opinion and financial analyses were among many factors considered by the special committee and the Company’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the special committee or the Company’s board of directors or management with respect to the merger or the merger consideration.

Financial Analyses of Burnham Securities Inc.

The following is a brief summary of the material financial analyses performed by Burnham and reviewed with the special committee in connection with Burnham’s opinion relating to the proposed merger.  The financial analyses summarized below include information presented in tabular format.  To fully understand Burnham’s financial analyses, the tables must be read together with the text of each summary.  The tables alone do not constitute a complete description of the financial analyses.  Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Burnham’s financial analyses.  Burnham did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses it performed and assessed as a whole.  Except as otherwise noted, the following quantitative information is based on market and financial data as it existed on or before July 1, 2009, and is not necessarily indicative of current market conditions.

Implied Valuation, Transaction Multiples and Transaction Premiums.  Based on the cash consideration of $0.31 net per share of the Company’s common stock (the “Per Share Equity Purchase Price”) Burnham calculated the implied “equity purchase price” to be $2.9 million.  Equity purchase price is defined as the Per Share Equity Purchase Price multiplied by the Company’s total number of diluted common shares outstanding, including gross shares issuable upon the exercise of stock options, less assumed option proceeds, as of March 31, 2009.  In addition, Burnham calculated the implied “total purchase price” to be $0.4 million.  Total purchase price is defined as the equity purchase price plus the book value of the Company’s total debt and preferred stock, less cash, cash equivalents and marketable securities, as of March 31, 2009.  Burnham then calculated the multiples of the total purchase price to the Company’s revenues, to its earnings before interest, taxes, depreciation and amortization (“EBITDA”), and to its earnings before interest and taxes (“EBIT”), for the last twelve months (“LTM”) ended March 31, 2009.  Burnham noted that, as per the Company’s SEC filings, both EBIT and EBITDA for the full year 2008 and for the LTM ended March 31, 2009 were negative.  The following table summarizes these transaction multiples.

	Transaction Multiples
	Revenue		EBITDA	EBIT

LTM as of March 31, 2009	0.01	x	Negative	Negative

Selected Comparable Publicly Traded Company Analysis.  Burnham reviewed certain publicly available financial information and stock market information for the publicly traded companies that Burnham deemed relevant, in the following table.

Company	Symbol

Abatix Corp.	OTCPK: ABIX

DXP Enterprises Inc.	NasdaqGS: DXPE

Jingwei Textile Machinery Co. Ltd.	SEHK: 350

Kaulin Manufacturing Co. Ltd.	TSEC: 1531

Lawson Products Inc.	NasdaqGS: LAWS

Litho Supplies plc	LSE: LTS

Shima Seiki Manufacturing Ltd.	OSE: 6222

Tomita Co. Ltd.	Jasdaq: 8147

Burnham chose these companies based on a review of publicly traded companies that possessed general business, operating and financial characteristics representative of companies in the industry in which the Company operates.  Burnham noted that none of the companies reviewed is identical to the Company and that, accordingly, the analysis of those companies necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each company and other factors that affect the public market values of those companies.

For each company, Burnham calculated the “equity market value,” defined as the market price per share of each company’s common stock multiplied by the total number of diluted common shares outstanding of the company, including net shares issuable upon the exercise of stock options and warrants.  In addition, Burnham calculated the “enterprise value,” defined as the equity market value plus the book value of each company’s total debt, preferred stock and minority interests, less cash, cash equivalents and marketable securities.  Burnham calculated the multiples of each company’s enterprise value to its most recently disclosed LTM Revenues and EBITDA.  Burnham then compared the transaction multiples implied in the merger with the corresponding trading multiples for the selected companies.  Stock market and historical financial information for the selected companies was based on publicly available information as of June 29, 2009, and projected financial information was based on publicly available research reports as of that date.  The following table provides a summary of the implied multiples.

	Selected Company Multiples
	Low		Average		Median		High

LTM Revenues	0.1	x	0.5	x	0.4	x	1.5	x

LTM EBITDA	1.3	x	5.0	x	5.9	x	7.3	x

In addition, Burnham calculated the implied per share equity values of the Company’s common stock based on the trading multiples of the selected public companies.  The following table summarizes the implied per share equity values, based on the multiples that Burnham deemed relevant.

	Implied Per Share Equity Values
	Low	Average	Median	High

Revenues	$0.51	$2.22	$1.96	$6.06

EBITDA	Negative	Negative	Negative	Negative

Selected Precedent M&A Transaction Analysis.  Burnham reviewed certain publicly available financial information concerning completed or pending acquisition transactions that Burnham deemed relevant.  The group of selected acquisition transactions is listed below.

Target	Acquiror	Announcement Date

Central Products LLC	K+K America Corporation	April 3, 2009

Anderson Power and Equipment, Inc.	Titan Machinery, Inc.	December 22, 2008

U.S. Graphic Arts, Inc.	Hirsch International Corp.	August 4, 2008

SeaCo Parts International Inc.	Axis Intermodal plc	May 12, 2008

Quad County Implement, Inc.	Titan Machinery, Inc.	April 28, 2008

S & A Supply, Inc.	Colonial Commercial Corp.	September 10, 2007

J.W. Burress, Inc. (now H&E Equipment Services (Mid-Atlantic), Inc.)	H&E Equipment Services Inc.	May 15, 2007

Dauphin Graphic Machines, Inc. (now Manugraph DGM, Inc.)	Manugraph India Ltd	November 7, 2006

Dodson Steel Products, Inc.	Israel Mendelson Ltd.	October 25, 2006

Oxy-Dry Corporation	Baldwin Technology Co. Inc.	October 4, 2006

New York Fasteners Corp.	BE Aerospace Inc.	August 14, 2006

Production Pump Systems, Inc.	DXP Enterprises Inc.	April 7, 2006

J&L America, Inc.	MSC Industrial Direct Co. Inc.	March 15, 2006

Complete Power Solutions, Inc.	China Direct Trading Corporation (nka:CHDT Corporation)	January 27, 2006

RA Mueller, Inc.	DXP Enterprises Inc.	December 1, 2005

Burnham chose these acquisition transactions based on a review of completed and pending acquisition transactions involving target companies that possessed general business, operating and financial characteristics representative of companies in the industry in which the Company operates.  Burnham noted that none of the acquisition transactions or subject target companies reviewed is identical to the merger or the Company, respectively, and that, accordingly, the analysis of such acquisition transactions necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each subject target company and each acquisition transaction and other factors that affect the values implied in such acquisition transactions.

For each transaction, Burnham calculated the implied “equity purchase price,” defined as the purchase price per share of each target company’s common stock multiplied by the total number of the company’s diluted common shares outstanding, including gross shares issuable on the exercise of stock options and warrants, less assumed option and warrant proceeds, or alternatively defined as the value attributable to the equity of a target company.  In addition, Burnham calculated the implied “enterprise value,” defined as the equity purchase price plus the book value of each target company’s total debt, preferred stock and minority interests, less cash, cash equivalents and marketable securities.  Burnham calculated the multiples of each target company’s implied enterprise value to its most recently disclosed LTM Revenues and LTM EBITDA.  A summary of the implied multiples is provided in the table below.

	Selected Acquisition Multiples
	Low		Average		Median		High

Revenues	0.1	x	0.6	x	0.5	x	1.6	x

EBITDA	3.8	x	7.3	x	5.3	x	12.3	x

Burnham calculated the implied per share equity values of the Company’s common stock based on the acquisition transaction multiples of the selected acquisition transactions.  The implied per share equity values, based on the multiples that Burnham deemed relevant, are summarized in the table below.

	Implied Per Share Equity Values
	Low	Average	Median	High

Revenues	$0.60	$2.84	$2.28	$6.49

EBITDA	Negative	Negative	Negative	Negative

Discounted Cash Flow Analysis.  Burnham performed a discounted cash flow analysis using the Company’s projected unlevered free cash flows from 2008 to 2012, as provided by the Company’s management.  Unlevered free cash flows is defined as net income excluding after-tax net interest, plus depreciation and amortization, less capital expenditures and increases in net working capital, plus/minus changes in other operating and investing cash flows.  Burnham noted that the Company’s management had projected negative unlevered free cash flows (or free cash losses) for the Company for all future periods.  In its analysis, Burnham calculated the present values of the unlevered free cash flows from 2009 to 2013 by discounting those amounts at rates ranging from 16.0% to 20.0%.  Burnham calculated the present values of the free cash flows beyond 2013 by assuming terminal values based on unlevered free cash flow growth rates ranging from 1.0% to 5.0% and discounting the resulting terminal values at rates ranging from 16.0% to 20.0%.  The summation of the present values of the unlevered free cash flows and the present values of the terminal values produced equity values ranging from a negative ($0.60) to a negative ($0.45) per share.

Control Premium Analysis.  Burnham reviewed certain publicly available financial and stock market information for 17 completed transactions with an enterprise value between $3.9 million and $7.3 billion involving certain publicly traded target companies in which greater than 50% ownership had been acquired between January 1, 2006 and June 22, 2009.  Burnham analyzed the acquisition premiums paid in these transactions on the basis of one day prior to announcement, five days prior to announcement and thirty days prior to announcement.  The control premiums paid are summarized in the table below.

	Control Premium
	Low	Average	Median	High

1-Day	—	24.8%	20.6%	53.0%

5-Day	0.6%	24.2%	20.1%	48.2%

30-Day	(4.7)%	19.1%	19.1%	45.7%

Burnham calculated the implied per share equity values of the Company’s common stock based on the control premiums paid in the selected transactions.  The implied per share equity values, based on the transactions that Burnham deemed relevant, are summarized in the following table.

	Implied Per Share Equity Values
	Low	Average	Median	High

1-Day	$0.21	$0.26	$0.25	$0.32

5-Day	$0.21	$0.26	$0.25	$0.31

30-Day	$0.20	$0.25	$0.25	$0.31

Company Trading Premium Analysis.  Burnham reviewed the historical price and trading activity of the Company’s common stock and noted the high, low and volume-weighted average closing prices for the Company’s common stock over periods ranging from the closing market price on June 12, 2009, the day that Mr. Gallagher’s offer to acquire all of the outstanding shares of the Company’s common stock was announced after the close of trading, to five years prior to announcement of that offer.  Burnham noted that the Company’s common stock price declined 84% over the last twelve months and also declined 84% over the three years ended June 12, 2009.  Burnham calculated the premiums that the Per Share Equity Purchase Price represented over the volume-weighted average price of the Company’s common stock for various time periods as shown in the table below, with those premiums based upon the closing market price on June 12, 2009.

Implied Per Share Equity Values

	1-Day	30-day	60-day	3-month	6-month	1-year	5-year
Volume-Weighted Average Price	$0.21	$0.20	$0.21	$0.21	$0.22	$0.52	$1.93
Premium to Per Share Purchase Price	47.6%	54.5%	49.8%	45.8%	39.4%	(40.4)%	(83.9)%

Liquidation Analysis.  Burnham reviewed a liquidation analysis and report dated May 29, 2009 compiled by Clear Thinking Group LLC, which the special committee had commissioned.  Burnham took no responsibility for the accuracy of the liquidation analysis provided to Burnham and did not independently verify it or the assumptions or methodologies used to prepare it.  The liquidation analysis stated that the Company had an implied enterprise value range per share of $0.03 to $0.22.

Valuation Summary.  The following table provides a summary of the valuation statistics from the analyses presented above.

	Implied Value / Share
	Low	High
Public Comparables
LTM Revenue Multiple	$0.51	$6.06
LTM EBITDA Multiple	Negative	Negative
Precedent M&A Transactions
LTM Revenue Multiple	$0.60	$6.49
LTM EBITDA Multiple	Negative	Negative
Discounted Cash Flow	$(0.60)	$(0.45)
Control Premium
Control Premium - 1-day	$0.21	$0.32
Control Premium - 30-day	$0.20	$0.31
Company Trading Premium Analysis	$0.20	$1.93
Liquidation Analysis	$0.03	$0.22

The 1-day and 30-day control premiums in the table above are based upon the closing market price on June 12, 2009, the day that Mr. Gallagher’s offer to acquire all of the outstanding shares of common stock was announced after the close of trading.

Additional Considerations

Having reviewed the matters noted above and performed the financial analyses described above, Burnham also considered the following in rendering its opinion:

·                                          Tajima Industries, Ltd., whose equipment accounts for 54% of Hirsch’s sales, has the right to terminate its existing supply agreement with Hirsch on a number of grounds, including if:

· Tajima determines that a change in control of Hirsch has occurred; and

· Mr. Gallagher is no longer the chief executive officer of the Company.

·                                          The market check performed by Burnham yielded no indication of interest from a potential competing buyer.

·                                          The unavailability of credit to the Company without a personal guarantee from Mr. Gallagher, and Mr. Gallagher’s unwillingness as a minority stockholder and a director with fiduciary duties to public stockholders to provide a personal guarantee for all of the debt of a public company (which guarantee would not have been customary).

Although Burnham noted that the Company’s current net book value is substantially greater than the Per Share Equity Purchase Price, Burnham discounted this data point due to its consideration of:

·                                          The Company’s rapid burn rate of its cash balances, with a projected depletion of all cash by the end of the third quarter of 2009.

·                                          The liquidation analysis conducted by Clear Thinking Group LLC described above.

·                                          Management’s projections, which demonstrated that the Company would not sustain the current book value due to its continued losses and rapidly depleted cash balances.

Miscellaneous

Under the terms of Burnham’s engagement, the Company has agreed to pay Burnham a transaction fee of $175,000 for its services in connection with the merger:

·                                          $50,000 of which was paid on the execution of the special committee’s engagement letter with Burnham;

·                                          $20,000 was paid on June 22, 2009 on Burnham’s delivery to the special committee of the results of the market check; and

·                                          $40,000 of which was paid on the delivery of Burnham’s fairness opinion to the special committee; and

·                                          $65,000 of which was paid on the execution of the special committee’s amended engagement letter with Burnham.

An additional $25,000 would be payable to Burnham in the event the Company were to accept a superior proposal and the Company were to request that a new fairness opinion be delivered in connection with that proposal.

In addition, the Company has agreed to reimburse Burnham for all of its reasonable out-of-pocket expenses, including reasonable fees of counsel, and to indemnify Burnham and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.  In the two years before the date of its fairness opinion, Burnham did not provide financial advisory services to the Company, its officers or directors (including the independent directors) or receive any fees from the Company, its officers or directors (including the independent directors), and there were no material relationships between Burnham and the Company or any other party to the merger and no such material relationships are contemplated.  Burnham may seek to provide services to the Company and Parent in the future and would expect to receive fees for those services.  In the ordinary course of business, Burnham, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and, accordingly, may at any time hold a long or short position in those securities.  The special committee selected Burnham as its financial advisor in connection with the merger because Burnham is a recognized investment banking firm with substantial experience in similar transactions and is familiar with the Company and its business.  Burnham is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Purpose and Reasons for the Merger of Parent Group

For Paul Gallagher and Parent, the primary purpose of the merger is to benefit from any future earnings and growth of Hirsch after the merger of Merger Sub with and into Hirsch, making Hirsch a privately held company owned entirely by the Parent Group. For Merger Sub, the purpose of the merger is to effectuate the transactions contemplated by the merger agreement.  Parent Group believes that structuring the transaction in such a manner is preferable to other transaction structures because it will enable the acquisition of all of our shares at the same time and it provides an opportunity for our unaffiliated stockholders to immediately receive a substantial premium for their shares based upon the closing price of our common stock on June 12, 2009, the date that Mr. Gallagher’s offer to acquire all of the outstanding shares of common stock of Hirsch was announced.  In addition, Parent Group believes that this transaction was the best way to address Hirsch’s liquidity needs, as Hirsch was unsuccessful in obtaining new credit facilities without personal guarantees which were not available. Paul Gallagher and Parent also believe that the merger will provide additional means to enhance stockholder value for such person or entity, including improved profitability due to the elimination of expenses of approximately $1,000,000 per year associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of quarterly earnings comparisons, and alternative means for making liquidity available to current and future stockholders of Parent, such as through payment of dividends or other distributions to the extent permitted under the terms of relevant financing agreements.

Position of Parent Group as to the Fairness of the Merger

Parent Group believes that the proposed merger is substantively fair to the unaffiliated stockholders based upon the following factors in addition to the factors considered by, and the analyses and conclusions of, the special committee and the board of directors with respect to the substantive fairness of the merger to the unaffiliated stockholders, which the Parent Group adopts in their entirety:

·                                          Current Market Price: The price of $0.31 per share to be paid in the proposed merger to the unaffiliated stockholders represents a premium of approximately 47.6% above the June 12, 2009 closing price of $0.21 per share (the last trading day completed prior to receipt of Mr. Gallagher’s initial offer) and a premium of 54.5% above the volume-weighted average closing price of $0.2006 for the thirty day period prior to the announcement of Mr. Gallagher’s offer;

·                                          Cash Consideration and Liquidity. The merger will provide immediate and certain liquidity, without brokerage and other costs typically associated with market sales, for the unaffiliated stockholders whose ability, absent the merger, to sell their shares of Hirsch common stock is adversely affected by the limited trading volume and low public float of the shares;

·                                          Negotiated Price. The $0.31 per share merger consideration and other terms and conditions of the merger agreement were the result of extensive negotiations between the independent special committee, on the one hand, and the Parent Group, on the other hand, and each party’s respective advisors.

·                                          Opportunity for Third Party Bids.  The merger agreement permits the special committee and its advisors to furnish information to and to conduct negotiations with third parties regarding other acquisition proposals (as described in “The Merger Agreement—Restrictions on Solicitations of Other Offers” beginning on page 71).  More specifically, during the “go-shop” period between July 2, 2009, the date that the merger agreement was signed, and July 22, 2009, Hirsch is permitted to initiate, solicit, encourage and enter into and maintain discussions or negotiations regarding competing takeover proposals.  Moreover, the merger agreement allows the special committee to entertain unsolicited offers, to accept a superior proposal and to change its recommendations and terminate the merger agreement (which would trigger an obligation to reimburse expenses of the Parent Group, up to a maximum of $300,000).

·                                          Independent Advisors.  To advise it in the negotiations with Parent Group, the special committee retained its own financial and legal advisors, each of which has extensive experience in transactions similar to the proposed merger and neither of which the special committee determined to have a relationship that would compromise its independence in the process.

·                                          Opinion of Burnham Securities.  Before the special committee approved the merger, Burnham, the financial advisor to the special committee and the Company, delivered its oral opinion to the special committee, which was subsequently confirmed in writing, that as of the date of its opinion and based upon and subject to the factors and assumptions set forth in its opinion, the consideration of $0.31 per share in cash to be received by Hirsch’s stockholders (other than Mr. Gallagher, Parent and Merger Sub) under the merger agreement is fair from a financial point of view to such holders.  A copy of Burnham’s opinion is attached to this proxy statement as Annex B.

·                                          Analysis of Clear Thinking Group LLC.   The updated liquidation analysis prepared for the Company by Clear Thinking Group LLC indicated that the Company’s liquidation value was estimated to be in the range of $277,000 to $2.2 million in the aggregate, resulting in an estimated per share value of $0.03 to $0.22, prices well below the proposed merger price.

The Parent Group believes that the proposed merger is procedurally fair to the unaffiliated stockholders based upon the following factors, in addition to the factors considered by, and the analyses and conclusions of, the special committee and the board of directors with respect to the procedural fairness of the merger to the unaffiliated stockholders, which the continuing stockholders adopt in their entirety:

·                                          Independence of Special Committee.  Hirsch’s board of directors formed the special committee, consisting solely of directors who are not current officers, employees or controlling stockholders of Hirsch and are not affiliated with Parent Group to negotiate with Parent Group, and to determine if, and under what conditions, Hirsch would enter into a merger agreement with Parent and Merger Sub.  The special committee had the authority to reject any proposals made by Parent and Merger Sub.  The Parent Group did not participate in or have any influence over the conclusions reached by the special committee or the negotiating positions of the special committee.

·                                          Opportunity to Change Recommendation.  Although the merger agreement requires Hirsch to cease seeking other proposals at the end of the “go-shop” period on July 22, 2009, the merger agreement continues to permit a change in the recommendation of the special committee and the board of directors and the termination of the merger agreement in response to a bona fide unsolicited proposal if the Company’s board of directors and the special committee deems such proposal to be a superior proposal or if the Company’s board of directors otherwise determines that such a change in recommendation or termination of the merger agreement is necessary in order for the board of directors to comply with its fiduciary duties to Hirsch’s stockholders, subject, in certain cases, to a payment by Hirsch to Parent of up to a $300,000 termination fee, to cover expenses of the Parent Group.

·                                          Appraisal Rights.  Hirsch stockholders who do not vote in favor of the merger agreement and who comply with certain procedural requirements will be entitled, upon completion of the merger, to exercise statutory appraisal rights under Delaware law, which allow stockholders to have the fair value of their shares determined by the Delaware Court of Chancery and paid to them in cash.

·                                          Vote Required.  Approval of the merger requires the affirmative vote of a majority of all outstanding shares of Class A Common Stock and Class B Common Stock voting as a single class.  Although the merger agreement does not provide for a vote by a majority of the unaffiliated stockholders of the Company, Mr. Gallagher’s ownership interest in the Company (7.4%) means that approval of the transaction is not controlled by Mr. Gallagher.

The foregoing discussion of the information and factors considered and given weight by the Parent Group in connection with the fairness of the proposed merger and the merger agreement to the unaffiliated stockholders is not intended to be exhaustive.  Mr. Gallagher, Parent and Merger Sub did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors or the other factors considered by the special committee and board of directors in reaching their position as to the fairness of the proposed merger and the merger agreement to the unaffiliated stockholders.  Mr. Gallagher, Parent and Merger Sub believe that the foregoing factors (together with those additional factors considered by the special committee and board of directors), provide a reasonable basis for their belief that the proposed merger is fair, both substantively and procedurally, to the unaffiliated stockholders.

Purposes, Reasons and Plans for Hirsch after the Merger

The purpose of the merger for us is to enable our stockholders (other than the Parent Group, and stockholders who properly exercise their dissenters’ rights of appraisal under Delaware law) to immediately realize the value of their investment in us through their receipt of the per share merger consideration of $0.31 in cash, representing a premium of approximately 47.6% over the closing trading price of our Class A Common Stock on June 12, 2009, the last completed trading day before it was publicly announced that Mr. Gallagher had had made an offer to acquire all of our outstanding common shares.  The per share merger consideration of $0.31 in cash also represents a premium of approximately 24% over the closing trading price on July 1, 2009, the last completed trading day before we announced our entry into the merger agreement.  For the reasons discussed under “—Recommendation of the Special Committee and of our Board of Directors; Reasons for Recommending Approval of the Merger Agreement,” our board of directors unanimously determined (with Mr. Gallagher taking no part in the vote or recommendation) that the merger agreement and the merger are advisable, fair to and in the best interests of us and our unaffiliated stockholders.

It is expected that, upon consummation of the merger, our operations will be conducted substantially in the same manner as they currently are being conducted except that Parent and the surviving corporation will enter into a new credit facility on our behalf, pursuant to which Mr. Gallagher will provide a personal guarantee of the surviving corporation’s obligations under the credit facility, and also that our common stock will cease to be publicly traded and will no longer be listed on any exchange or quotation system, including the Nasdaq Capital Market, so price quotations will no longer be available. We will not be subject to many of the obligations and constraints, and the related direct and indirect costs, in connection with having publicly traded equity securities and the associated regulatory and reporting requirements.

Following the merger, Hirsch, as the surviving corporation, will continue to evaluate and review our assets, capital structure, business, operations and personnel, and may develop new plans and proposals, implement changes believed to be appropriate to enhance business and operations, or elect to pursue acquisitions or other opportunities that we consider appropriate to maximize our value.

The Parent Group currently does not have any other plans to engage in a going private transaction if the merger is not consummated.

Effects of the Merger

If the merger is consummated, Merger Sub will be merged with and into us, and we will continue as the surviving corporation, privately held company, wholly owned by Parent.

Upon the consummation of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Parent Group, held in treasury by us or owned by stockholders who properly exercise their dissenters’ rights of appraisal under Delaware law) will be converted into the right to receive $0.31 in cash, without interest. Upon consummation of the merger, all outstanding options to purchase shares of our common stock granted under our 2003 Stock Option Plan and 2004 Non-Employee Director Stock Option Plan, as amended, whether vested or unvested, will at the effective time of the merger become fully vested and be cancelled and converted into the right to receive a cash payment equal to the number of shares of common stock underlying the options multiplied by the amount, if any, by which $0.31 exceeds the option exercise price, without interest; provided, however, each holder of a stock option issued pursuant to our 2004 Non-Employee Director Stock Option Plan, as amended, shall be required to execute a written cancellation and release agreement.   Upon cancellation, none of our outstanding options will receive the consideration set forth in the prior sentence, as all of the outstanding options have an exercise price above $0.31.

Following the merger, Hirsch will be a privately held corporation wholly-owned by Parent.  Mr. Gallagher is presently Parent’s sole stockholder.  See “—Interests of Certain Persons in the Merger” beginning on page 49.

If the merger is consummated, our stockholders other than Parent and Mr. Gallagher will have no interest in our net book value or net earnings.  The table below sets forth the direct and indirect interests in our book value and net earnings of Mr. Gallagher prior to and, indirectly through Parent, immediately following the merger, based on our net book value as of December 31, 2008 and March 31, 2009 and net loss for the year ended December 31, 2008.  As of each such date, Mr. Gallagher owned 697,899 shares of our common stock.

Ownership Prior to the Merger
	Net Book Value				Loss
	December 31, 2008		March 31, 2009		December 31, 2008
Name	%	$(000’s)%		$(000’s)%	$(000’s)
Paul Gallagher	7.4	964	7.4	765	7.4	(508)

Ownership After the Merger
	Net Book Value				Loss
	December 31, 2008		March 31, 2009		December 31, 2008
Name	%	$(000’s)%		$(000’s)%	$(000’s)
Paul Gallagher	100	13,100	100	10,400	100	(6,900)

The primary benefits of the merger to the unaffiliated stockholders include the following:

·                                          the receipt by such stockholders (other than any exercising their rights of appraisal under Delaware law) of a cash payment of $0.31, without interest and less any applicable withholding taxes, for each share of our Class A Common Stock held by such stockholders as described above, representing a premium of approximately 46.7% over our closing stock price of $0.21 per share on June 12, 2008, the last completed trading day before the announcement of Mr. Gallagher’s offer to acquire all of our outstanding shares of common stock, and 24% over our Class A Common Stock closing price of $0.25 per share on July 1, 2009, the last completed trading day before we announced the execution of the merger agreement;

·                                          the avoidance of the investment risk of holding shares of our common stock, which historically has been thinly traded, which can result in price volatility and illiquidity; and

·                                          the avoidance of the risk associated with any possible decrease in our future earnings, growth or value or the possibility of our insolvency or other financial problems following the merger.

The primary detriments of the merger to the unaffiliated stockholders include the following:

·                                          such stockholders will cease to have an interest in Hirsch and, therefore, will no longer benefit from possible increases in our future earnings, growth or value or payment of dividends on shares of our common stock, if any;

·                                          in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. As a result, a Hirsch stockholder who receives cash in exchange of all of such stockholder’s Hirsch common stock in the merger generally will be required to recognize taxable gain or loss as a result of the merger for U.S. federal income tax purposes equal to the difference between the amount of cash received and such stockholder’s aggregate adjusted tax basis in such stock; and

·                                          the possibility that Hirsch could, at a later date, engage in acquisitions or other transactions that create value, and that the non-continuing stockholders will not participate in such value creation.

The primary benefits of the merger to Mr. Gallagher and Parent include the following:

·                                          if Hirsch successfully executes its business strategies, the value of Mr. Gallagher’s and Parent’s equity investment could increase because of possible increases in future earnings, increases in underlying value of Hirsch or the payment of dividends, if any, that will accrue to such parties;

·                                          because Hirsch would no longer be a publicly-traded company, it will no longer have continued pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of the company’s equity value;

·                                          Hirsch’s directors, officers and beneficial owners of more than 10% of the shares of common stock will be relieved of the reporting requirements and liability for short-swing profit recovery under Section 16 of the Exchange Act;

·                                          Hirsch will not have the expenses associated with being a public company; and

·                                          following the merger, Mr. Gallagher, who is currently the President, Chief Executive Officer and Chief Operating Officer of Hirsch, will retain his officer positions with the surviving corporation.

The primary detriments of the merger to Mr. Gallagher and Parent include the following:

·                                          all of the risk of any possible decrease in the earnings, growth or value of Hirsch following the merger will be borne by Mr. Gallagher and Parent;

·                                          Mr. Gallagher’s and Parent’s equity investment in the surviving corporation following the merger will involve substantial risk resulting from the very limited liquidity of such an investment in a private company;

·                                          following the merger, there will be no trading market for, and substantial restrictions on the transfer of, equity interests in the surviving corporation;

·                                          following the merger, the surviving corporation will have a higher level of debt, which will create fixed payment obligations unrelated to the surviving corporation’s performance and will restrict the ability to make distributions to Parent and its stockholders; and

·                                          Keltic Financial is requiring an unlimited personal guarantee of Mr. Gallagher in connection with the credit facility in respect of the transaction meaning that Mr. Gallagher will bear the risk of the surviving corporation’s inability to service the debt incurred in connection with this transaction.

Our common stock is currently registered under the Exchange Act and is quoted on the Nasdaq Capital Market under the symbol “HRSH.” As a result of the merger, we, as the surviving corporation, will become a privately held corporation, and there will be no public market for our common stock. After the merger, our common stock will cease to be quoted on the Nasdaq Capital Market, and price quotations with respect to sales of shares of our common stock in the public market will no longer be available. In addition, registration of our common stock under the Exchange Act will be terminated.

At the effective time of the merger, our certificate of incorporation, as in effect immediately prior to the merger, will be amended in the form of Exhibit A to the merger agreement and will become the certificate of incorporation of the surviving corporation immediately following the merger. The bylaws of Merger Sub, as in effect immediately prior to the merger, will become the bylaws of the surviving corporation immediately after the merger. Upon consummation of the merger, the directors of Merger Sub will be the initial directors of the surviving corporation and our officers will be the officers of the surviving corporation. All surviving corporation directors and officers will hold their positions in accordance with and subject to the certificate of incorporation and bylaws of the surviving corporation.  None of Hirsch’s officers or directors will be entitled to any payments under any employment or other agreements pursuant to “change-of-control” or similar provisions as a result of the completion of the proposed merger.

Effects on the Company if the Merger is Not Completed

If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of our common stock pursuant to the merger agreement.  Instead, we will remain a public company and our common stock will continue to be registered under the Exchange Act and quoted on the Nasdaq Capital Market. If the merger is not completed, our common stock price may be likely to decrease from its current trading price, which is likely supported by the expectation that the merger will be consummated at a cash price of $0.31 per share.  In addition, if the merger is not completed, our special committee will continue to seek other strategic alternatives for us, which may include the liquidation of the Company.  In the interim, we expect that our management will operate our business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities to which they currently are subject, including, among other things, our liquidity concerns, the nature of the industry on which Hirsch’s business largely depends, and general industry, economic, regulatory and market conditions.

If the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock.

In addition, if the merger agreement is terminated under certain circumstances, we will be obligated to reimburse Parent’s actual out-of-pocket fees and expenses, up to a cap of $250,000 or $300,000, depending upon the circumstances. For a description of the circumstances triggering payment of the termination fee, see “The Merger Agreement—Termination Fee.”

Financing of the Merger

Parent estimates that the aggregate amount of financing necessary to complete the merger and make payment of related fees and expenses in connection with the merger and the financing arrangements is anticipated to be approximately $3.4 million, which does not include the value of the 697,899 shares of Class A Common Stock that Mr. Gallagher intends to contribute to Parent in exchange for shares of common stock of Parent immediately prior to the effective time. The estimated $3.4 million is expected to be funded by Parent with a portion of the proceeds from the debt financing described below and cash of the Company. The debt financing is subject to the satisfaction of the conditions set forth in the debt commitment letter pursuant to which the financing will be provided.

Debt Financing

In connection with the execution and delivery of the merger agreement, Mr. Gallagher has entered into a debt commitment letter for up to $4 million of debt financing from Keltic Financial.  Under the terms of the commitment letter, Parent or Merger Sub as the borrower will enter into a senior secured revolving credit facility in an aggregate principal amount of up to $4 million with a term of three years.  Keltic Financial will be granted a first perfected security interest in all tangible and intangible assets of the surviving corporation in connection with such credit facility.  Additionally, Keltic Financial will require an unlimited personal guarantee of Mr. Gallagher under the credit facility.  The proceeds of borrowings under the credit facility will be used (a) to partially pay the aggregate amount of merger consideration and payment of related fees and expenses in connection with the merger, and (b) to provide ongoing working capital.

The debt financing commitment offer expires on September 30, 2009.  The debt financing commitment is conditioned upon customary conditions, including, but not limited to:

·                                          completion of due diligence by Keltic Financial;

·                                          negotiation of definitive loan documentation acceptable to Keltic Financial;

·                                          that no material adverse change in the operations, financial condition or prospects of Hirsch shall have occurred;

·                                          a warranty reserve being implemented and updated based upon historical trends of warranty expense; and

·                                          the existence of minimum opening excess availability under the credit facility of no less than $500,000 after giving effect to (i) the closing of the credit facility and payment of the aggregated merger consideration and all related fees and expenses, and (ii) if required by Keltic Financial, bringing the accounts payable into a current status.

We have agreed to reasonably cooperate with the arrangement of the debt financing as requested by Parent, including agreeing to enter into such agreements as are customary in financings such as the credit facility, and taking such other corporate actions, subject to the consummation of the merger, to permit the consummation of the debt financing and the direct borrowing by Hirsch, as the surviving corporation in the merger, immediately following the effective time of the merger.

Parent will use its commercially reasonable efforts to consummate the credit facility on the terms and conditions described in the debt commitment letter.  If any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the debt commitment letter, Parent will be required to use its reasonable best efforts to arrange or obtain alternative financing from alternative sources in an amount sufficient to consummate the merger on terms and conditions not materially less favorable to Parent than those set forth in the debt commitment letter. In the event that Parent is required to obtain an alternative source of financing to consummate the merger, it may be difficult, or impossible, to do so on such terms.  It is a condition to Parent and Merger Sub’s obligation to consummate the merger that Parent shall have obtained the debt financing on the terms contained in the commitment letter or from an alternative financing source.

The documentation governing the credit facility has not been finalized and, accordingly, the actual terms may differ from those described in this proxy statement. Although there can be no assurance, Parent believes that cash flow from operations should be sufficient to service the repayment obligations under the debt financing for the foreseeable future. The revolving loans under the credit facility are expected to bear interest, at the higher of (a) the prime rate plus 3.5%, (b) the ninety day London interbank offer rate, or LIBOR, plus 5.75%, or (c) 7.5%.

The senior secured facilities are expected to contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on additional indebtedness and the payment of dividends, a limitation on loans or advances to employees and stockholders and restrictions on transactions with affiliated parties.  The financial maintenance covenants will consist of minimum EBITDA and capital expenditure requirements. The credit facility is expected to include customary events of default.

Material United States Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax consequences of the merger that are relevant to beneficial holders of the Company’s common stock whose shares will be converted to cash in the merger and who will not own (actually or constructively) any shares of the Company’s common stock after the merger. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to beneficial holders of the Company’s common stock. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” existing, proposed, and temporary regulations promulgated under the Code, and rulings, administrative pronouncements, and judicial decisions as in effect on the date of this proxy statement, changes to which could materially affect the tax consequences described below and could be made on a retroactive basis. The discussion applies only to beneficial holders of the Company’s common stock in whose hands the shares are capital assets within the meaning of Section 1221 of the Code.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of the Company’s common stock that is, for U.S. federal income tax purposes, any of the following:

·                                          a citizen or individual resident of the United States;

·                                          a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or of any state thereof (including the District of Columbia);

·                                          an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

·                                          a trust (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of the Company’s common stock that is not a U.S. holder.

This discussion does not consider:

·                                          U.S. federal gift tax consequences, or U.S. state or local or non-U.S. tax consequences;

·                                          specific facts and circumstances that may be relevant to a particular beneficial holder’s tax position;

·                                          the tax consequences for the stockholders, partners, or beneficiaries of a non-U.S. holder;

·                                          special tax rules that may apply to particular beneficial holders, such as financial institutions, insurance companies, tax-exempt organizations, hybrid entities, certain former citizens or former long-term residents of the United States, broker-dealers, and traders in securities;

·                                          special tax rules that may apply to a beneficial holder that holds our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment; or

·                                          special tax rules that may apply to a beneficial holder that acquired its shares pursuant to the exercise of stock options or other compensation arrangements with the Company.

If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the Company’s common stock whose shares will be converted to cash in the merger, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership.  Partnerships and partners should consult their tax advisors about the United States federal income tax consequences of owning and disposing of our common stock.

U.S. Holders

The receipt of cash in exchange for the Company’s common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares surrendered for cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same price per share in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than one year at the time of consummation of the merger. The maximum federal income tax rate on net long-term capital gain recognized by individuals is 15% under current law. Deduction of capital losses may be subject to certain limitations.

Non-U.S. Holders

A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized pursuant to the merger unless one of the following applies:

·                                          The gain is effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States or, alternatively, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. In such case, the non-U.S. holder will, unless an applicable tax treaty provides otherwise, generally be taxed on its net gain derived from the merger at regular graduated rates and in the manner applicable to U.S. persons and, if the non-U.S. holder is a foreign corporation, it may also be subject to the branch profits tax; or

·                                          A non-U.S. holder who is an individual holds the Company’s common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the merger, and certain other conditions are met. In such a case, the non-U.S. holder will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by certain U.S. capital losses.

Information Reporting and Backup Withholding

Cash payments made pursuant to the merger will be reported to the recipients and the Internal Revenue Service to the extent required by the Code and applicable U.S. Treasury Regulations. In addition, certain non-corporate beneficial owners may be subject to backup withholding at a 28% rate on cash payments received in connection with the merger. Backup withholding will not apply, however, to a beneficial owner who (a) furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the Form W-9 or successor form, (b) provides a certification of foreign status on Form W-8 or successor form or (c) is otherwise exempt from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

The discussion set forth above is included for general information only. Each beneficial owner of shares of the Company’s common stock should consult his, her or its own tax advisor with respect to the specific tax consequences of the merger to him, her or it, including the application and effect of state, local and foreign tax laws.

Interests of Certain Persons in the Merger

In considering the recommendation of our special committee and board of directors with respect to the merger agreement, you should be aware that an executive officer and our directors have interests in the merger that are different from, or in addition to, the interests of our stockholders generally, as more fully described below. Our special committee and board of directors were aware of these interests and considered them, among other matters, in reaching their decision to approve the merger agreement and recommend that the Company’s stockholders vote in favor of adopting the merger agreement.

Interests of Mr. Gallagher

Parent is currently wholly-owned by Mr. Gallagher, and Merger Sub is wholly-owned by Parent.  Following the consummation of the merger, it is expected that Mr. Gallagher will own, indirectly through Parent, a controlling interest in the common stock of Hirsch.  As a result of the merger, Parent will enjoy the full benefits from any future earnings and growth of Hirsch and Mr. Gallagher will enjoy his proportionate share of such benefits based upon whatever share ownership interest he may have in Parent following the merger.

In addition, Mr. Gallagher is a party to an employment agreement with Hirsch, which agreement was amended and restated in connection with the Company’s entry into the merger agreement.  Mr. Gallagher’s former employment agreement was modified, to, among other things, extend the term of Mr. Gallagher’s employment by the Company for an additional year, to September 11, 2010, and state that Mr. Gallagher shall not be entitled to receive severance payments and benefits from the Company under his employment agreement in connection with any termination of employment, resignation or non-renewal of the agreement which occurs after the completion of the merger, or any other transaction pursuant to which (a) the shares of the Company’s Class A common stock become eligible for deregistration under the Exchange Act, and (b) Mr. Gallagher becomes the beneficial owner, directly or indirectly, of 25% or more of the Company’s voting stock.  However, if we do not consummate the merger and instead consummate a superior proposal, and Mr. Gallagher’s employment is terminated within six months of the consummation of such transaction, or he terminates his employment for good cause within six months of the consummation of such transaction, we estimate that Mr. Gallagher could receive payments and benefits under his employment agreement with a total value of approximately $446,000.

Interests of Our Directors and Officers

The merger agreement provides that the surviving corporation shall maintain in effect, for a period of six years following the effective time of the merger, the exculpation, indemnification and advancement of expenses provisions of Hirsch’s and any of our subsidiary’s organizational documents in effect immediately prior to the effective time of the merger or in the indemnification agreements with our and our subsidiary’s respective directors, officers or employees in effect as of the date of the merger agreement. All rights of indemnification with respect to any claim, action, suit, proceeding or investigation brought would continue until the disposition of the action or resolution of the claim.

The merger agreement further provides that for a period of six years following the effective time of the merger, the surviving corporation shall maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the effective time of the merger for those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy.  The terms and amount of such coverage shall be comparable to the Company’s existing directors’ and officers’ liability insurance policy (or the surviving corporation may substitute such policy with a “tail” policy). If the annual premiums for such insurance policy exceeds 200% (or in the case of a “tail” policy, 300% of the last annual premium), then Parent must provide a policy or tail for the directors and employees with as much coverage as then available for 200% of the existing policy (or 300% for the “tail” policy).  See “The Merger Agreement—Indemnification and Insurance.”

Prior to the consummation of the merger, all unvested options will be accelerated so that they will be vested and become fully exercisable immediately prior to the consummation of the merger.  Immediately prior to the effective time, the Company will cancel each outstanding option, and each option holder will be entitled to receive in exchange therefor an amount of cash payable at the effective time of the merger, or as soon as practicable thereafter, equal to the product of (a) the total number of shares of Class A Common Stock that was subject to such option, and (b) the excess, if any, of $0.31 over the per share exercise price of such stock option; provided, however, each director shall be required to execute a written cancellation and release agreement.  None of the directors or executive officers of the Company will receive the above benefit, as none of them hold options with exercise prices under $0.31.

Special Committee Compensation

The special committee of our board of directors is composed of its chairman, Christopher J. Davino, and members Mary Ann Domuracki and Marvin Broitman. In accordance with Hirsch’s customary practice for each of its commitees, the members of the special committee are compensated for their participation in meetings of the special committee.  Through June 30, 2009, Mr. Davino has received $22,500, Ms. Domuracki has received $18,000 and Mr. Broitman, $17,000, for their respective participation in meetings of the special committee.  Mr. Davino is compensated in a greater amount than Ms. Domuracki and Mr. Broitman for participation in special committee meetings as a result of his service as chairman of the special committee.

Projected Financial Information

We do not as a matter of course make public projections as to future performance or earnings, and we are especially wary of making projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates.  However, non-public prospective financial information for the five years ending December 31, 2013 was prepared by our senior management at the direction of the special committee during the first half of May 2009 and was made available to and considered by Burnham in connection with its opinion.

We have included the material projections in this proxy statement to give our stockholders access to certain nonpublic information considered by Burnham for purposes of considering and evaluating the merger.  We made a number of key assumptions in preparing the projections, including:

·                                          that we have sufficient capital to sustain operations;

·                                          that we operate as an ongoing business and not in liquidation;

·                                          that we remain a public company, subject to costs associated with our public company reporting and compliance obligations of approximately $1,000,000 per year;

·                                          that sales growth will occur at 5% per year, with an increase of expenses at 2.5% each year; and

·                                          that our gross margin will improve based on a stronger U.S. Dollar as compared to the Japanese Yen or the Euro.

Additionally, we informed Burnham of the following essential factors at the time of presenting our financial projections: (i) that we have not met our forecasted budget within the last 18 months, and missed our 2009 first quarter revenue projection by over 35%, (ii) as a result of the Company having no historical sales backlog, we have very limited ability to forecast our sales, (iii) that we are uncertain how the disclosure of the uncertainty of our ability to continue as a going concern in our Quarterly Report on Form 10-Q for the three months ended March 31, 2009 will affect our sales.  Based upon the foregoing, and the other factors discussed below, the inclusion of this information should not be regarded as an indication that Burnham or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

We have advised Burnham that our internal financial forecasts upon which the projections were based are subjective in many respects. The projections reflect numerous assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other matters, all of which are difficult to predict and beyond our control. The projections also reflect estimates and assumptions related to our business that are inherently subject to significant economic, political, and competitive uncertainties, all of which are difficult to predict and many of which are beyond our control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The financial projections were prepared for internal use and to assist Burnham with its due diligence investigation of us and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projected financial information included below has been prepared by, and is the responsibility of our management, and none of Parent, Merger Sub, the board of directors, the special committee or Burnham was involved in the preparation of the projected financial information or has any responsibility for the projected financial information. BDO Seidman, LLP, our independent registered public accounting firm, has not examined or compiled any of the accompanying projected financial information, and accordingly, BDO Seidman, LLP does not express an opinion or any other form of assurance with respect to it. The BDO Seidman, LLP report included in our Annual Report on Form 10-K for the year ended December 31, 2008, which is attached as Annex D, relates to our historical financial information. It does not extend to the projected financial information and should not be read to do so.

Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of our operations, including the factors described under “Cautionary Statement Concerning Forward-Looking Information,” which factors may cause the financial projections or the underlying assumptions to be inaccurate. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. The financial projections do not take into account any circumstances or events occurring after the date they were prepared.

Readers of this proxy statement are cautioned not to place undue reliance on any of the projections set forth below. No one has made or makes any representation to any stockholder regarding the information included in these projections.

The projected financial information has been prepared on a basis consistent with the accounting principles used in the historical financial statements. For the foregoing reasons, as well as the basis and assumptions noted above on which the financial projections were compiled, the inclusion of the material projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, we do not intend to update, or otherwise revise the material projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even if any or all of the assumptions prove to be incorrect.

Hirsch International Corp.
Income Statement - Projections
For the years ending 12/31/09 - 12/31/13

	2009	2010	2011	2012	2013
Net Revenues	$27,491,477	$28,866,051	$30,309,353	$31,824,821	$33,416,062
Total Gross Margin	8,534,422	9,237,136	10,002,087	10,502,191	11,027,300
As a % of Net Revenues	31.0%	32.0%	33.0%	33.0%	33.0%
Total Selling, General and Administrative	11,846,000	10,800,000	11,070,000	11,346,750	11,630,419
Operating Loss	(3,311,578)	(1,562,864)	(1,067,913)	(844,559)	(603,118)
Other (Income) Expense	(28,000)	—	—	—	(28,000)
Net loss before taxes	(3,283,578)	(1,562,864)	(1,067,913)	(844,559)	(575,118)
Corporate Taxes	25,000	25,000	25,000	25,000	25,000
Net Loss	(3,308,578)	(1,587,864)	(1,092,913)	(869,559)	(600,118)
EBITDA	$(2,858,578)	$(1,112,864)	$(617,913)	$(394,559)	$(153,118)

EBITDA consists of net income from continuing operations plus income tax provision, depreciation and amortization, interest expense, non-cash expenses, results of discontinued operations and other non-recurring costs.

Provisions for Unaffiliated Stockholders

No provision has been made to grant the unaffiliated stockholders access to the files of the Company, Parent, Merger Sub, or to obtain counsel or appraisal services at the Company’s or any other such party’s expense.

Estimated Fees and Expenses of the Merger

Except as set forth below, we will not pay any fees or commissions to any broker, dealer or other person in connection with the merger. Under certain circumstances described under “The Merger Agreement— Termination Fee” we will be obligated to reimburse Parent for reasonable out-of-pocket fees and expenses not to exceed either $250,000 or $300,000 in the aggregate, incurred by Parent and Merger Sub in connection with the proposed merger and the other transactions contemplated by the merger agreement.

The following is an estimate of our fees and expenses to be incurred in connection with the merger:

Description	Amount to be Paid
SEC Filing Fee	$
Legal	$
Financial Advisor	$
Accounting	$
Printing and Mailing Expense	$
Paying Agent	$
Miscellaneous expenses	$
Total	$

Regulatory Approvals and Requirements

The size of the merger transaction does not require federal antitrust filings.  In connection with the merger and its financing, Hirsch, Parent and Merger Sub are only required to:

·                                          file a certificate of merger with the Secretary of State of the State of Delaware in accordance with Delaware law after the approval and adoption of the merger agreement by Hirsch’s stockholders; and

·                                          deregister Hirsch’s common stock under Section 12 of the Exchange Act.

Litigation Related to the Merger

The Company is aware of a stockholder lawsuit, dated July 14, 2009, purportedly filed in connection with the merger against the Company and its directors, Parent and Merger Sub, by Anthony Chiarenza, an individual who claims to be a stockholder of the Company, in the Supreme Court of the State of New York, County of Suffolk (Index No. 09-26487).  The complaint contends that the proposed price of $0.31 per share is an unfair price in light of the value of the Company.  It further alleges terms of the merger agreement are unfair because (a) the Company is required to notify Parent and Merger Sub before a recommendation to accept a superior proposal, (b) the merger agreement defines a superior proposal solely as one that is more favorable “from a financial point of view” and (c) the merger agreement includes a $300,000 termination fee.  The complaint asserts claims of breach of fiduciary duty against the individual defendants, and claims of aiding and abetting breach of fiduciary duty against the Company, Parent and Merger Sub. It seeks as relief, among other things, an order enjoining the proposed transaction as well as damages and fees and expenses, including the plaintiff’s attorney’s fees.

We believe these allegations are without merit.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement and the documents to which we refer you in this proxy statement include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary Term Sheet,” “Questions and Answers about the Merger and the Special Meeting,” “Special Factors,” “Special Factors—Opinion of Burnham Securities Inc.,” “Special Factors—Purposes, Reasons and Plans for Hirsch After the Merger,” “Special Factors—Effects of the Merger,” and “Special Factors—Projected Financial Information,” and in statements containing words such as “believes,” “plans,” “estimates,” “anticipates,” “intends,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should” or “would” or other similar words or phrases. These statements are not guarantees of the underlying expected actions or our future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and prospects to materially differ from those expressed in, or implied by, these statements. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties, and other factors, including, among others:

·                                          the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

·                                          the outcome of any legal proceedings that have been or may be instituted against Hirsch and others relating to the merger agreement and related transactions or relating to other matters;

·                                          the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger;

·                                          the failure to obtain the necessary debt financing arrangements set forth in the debt commitment letter received in connection with the merger;

·                                          the failure of the merger to close for any other reason;

·                                          risks that the proposed transaction disrupts current plans and operations and the potential challenges for employee retention as a result of the merger;

·                                          business uncertainty and contractual restrictions during the pendency of the merger;

·                                          the diversion of management’s attention from ongoing business concerns;

·                                          the possible effect of the announcement of the merger on our customer and supplier relationships, operating results and business generally;

·                                          the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger;

·                                          the impact of the substantial indebtedness incurred to finance the consummation of the merger;

and other risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find More Information” beginning on page 100. Many of the factors that will determine our future results are beyond our ability to control or predict. We cannot guarantee any future results, levels of activity, performance or achievements. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

Date, Time and Place

The special meeting will take place at the office of Bryan Cave LLP, 1290 Avenue of the Americas, New York, New York on                    , 2009 at             A.M. New York time.

Purpose

At the special meeting, stockholders will be asked to:

·                                          consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of July 2, 2009, among the Company, Parent and Merger Sub, as a result of which (a) the Company will be the surviving corporation in the merger and will be owned by Parent and (b) each share of our common stock (other than shares held by Parent, Merger Sub or Mr. Gallagher, shares owned by stockholders who properly exercise dissenters’ rights of appraisal under Delaware law or shares of our common stock held in treasury by us) will be cancelled and converted into the right to receive $0.31 in cash, without interest;

·                                          approve any motion to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposal; and

·                                          transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Board Recommendation

The board of directors (with Mr. Gallagher taking no part in the vote or recommendation) has determined that the merger agreement and the merger are advisable, fair to and in the best interests of us and our unaffiliated stockholders and has unanimously approved the merger agreement and the merger. The board of directors (with Mr. Gallagher taking no part in the vote or recommendation) recommends that you vote FOR approval of the merger agreement and the merger and FOR the adjournment proposal.

Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement.

Record Date

We have fixed the close of business on                  , 2009 as the record date for the special meeting, and only holders of record of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. On            , 2009, there were 9,483,083 shares of our common stock entitled to be voted. Each share of common stock outstanding on the record date entitles its holder to one vote on all matters properly coming before the stockholders.  Votes may be cast at the special meeting in person or by proxy.

Vote Required

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting on the adoption of the merger.  Approval of the adjournment proposal requires the affirmative vote of the holders of the majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the special meeting (even if less than a quorum).  In order to vote, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the special meeting.  If you receive more than one proxy card, it means that you have multiple accounts at the transfer agent and/or with brokers, banks or other nominees. Please sign and return all the proxy cards you have received to ensure that all your shares are voted.

For the proposal to adopt the merger agreement, you may vote FOR or AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement. If you abstain, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement for purposes of the Company Stockholder Approval.

If your shares of common stock are held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Under applicable rules, brokers who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the adoption of the merger agreement and, as a result, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.”

If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote FOR approval of the merger agreement and the merger and FOR the adjournment proposal.

As of the record date, our directors and executive officers beneficially owned approximately 21.5% of the outstanding shares, excluding options to purchase shares of our common stock. We believe our directors and executive officers intend to vote all of their shares of our outstanding common stock FOR the approval of the merger agreement and the merger and FOR the adjournment proposal.

Voting of Proxies

Shares of our common stock represented by duly executed and unrevoked proxies in the form of the enclosed proxy card received by the board of directors will be voted at the special meeting in accordance with specifications made therein by the stockholders, unless authority to do so is withheld. If no specification is made, shares represented by duly executed and unrevoked proxies in the form of the enclosed proxy card will be voted FOR approval of the merger agreement and the merger and FOR the adjournment proposal.

The board of directors does not know of any matters other than those described in the notice of the special meeting that are expected to come before the special meeting. However, if any other matters are properly presented at the special meeting for consideration, the persons named in the proxy card and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment unless authority is specifically withheld.

PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. IF THE MERGER IS COMPLETED, A SEPARATE LETTER OF TRANSMITTAL WILL BE MAILED TO YOU IF YOU ARE A STOCKHOLDER OF RECORD THAT WILL ENABLE YOU TO RECEIVE THE MERGER CONSIDERATION IN EXCHANGE FOR YOUR HIRSCH STOCK CERTIFICATES.

Revocation of Proxies

Any holder of shares of our common stock giving a proxy with respect to such shares may revoke it at any time prior to its exercise at the special meeting by sending us a written notice of such revocation or completing and submitting a new proxy card bearing a later date to our Secretary at our executive offices, or attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, constitute revocation of a proxy. If your shares are held in “street name” and you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the special meeting.

Adjournment of the Special Meeting

We may ask our stockholders to vote on a proposal to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the merger. We currently do not intend to propose adjournment at our special meeting if there are sufficient votes to approve the merger agreement and the merger. If the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote on the matter, even if less than a quorum.

Appraisal Rights of Stockholders

Our stockholders have the right under Delaware law to dissent from the approval of the merger agreement and the merger to exercise appraisal rights and to receive payment in cash of the judicially determined fair value for their shares, plus interest, if any, on the amount determined to be the fair value, in accordance with Delaware law. The fair value of shares of our common stock, as determined in accordance with Delaware law, may be more or less than, or equal to, the merger consideration to be paid to non-dissenting stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the approval of the merger agreement and the merger and must follow the specific procedures provided under Delaware law for perfecting appraisal rights. Dissenting stockholders must precisely follow these specific procedures to exercise appraisal rights or their appraisal rights may be lost. These procedures are described in this proxy statement, and a copy of Section 262 of the DGCL, which grants appraisal rights and governs such procedures, is attached as Annex C to this proxy statement. See “Appraisal Rights” beginning on page 85.

Solicitation of Proxies

This proxy solicitation is being made on behalf of our board of directors and paid for by the Company.  We have engaged Georgeson Inc. to assist in the solicitation of proxies and provide related advice and informational support, for a service fee of approximately $7,500 plus reasonable out-of-pocket expenses.  Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional compensation for their efforts. We will also request brokers, banks and other nominees to forward proxy solicitation material to the beneficial owners of our shares of common stock that the brokers, banks and nominees hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses related to forwarding the material.

Questions and Additional Information

If you have questions about the merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact Georgeson Inc., our proxy solicitor, toll free-at 1-888-264-6999.  Banks and brokers should contact Georgeson Inc. at 212-440-9800.

THE PARTIES TO THE MERGER

Hirsch International Corp.

50 Engineers Road
Suite 100
Hauppauge, New York 11788
(631) 701-2169

Hirsch International Corp., a Delaware corporation, is a leading provider of equipment and education and support services to the graphic and decorated apparel industry.  The Company represents the decorated apparel industry’s leading brands including Tajima embroidery equipment, MHM screen printing equipment, SEIT textile bridge lasers, Pulse Microsystems digitizing and design software and Kornit and Mimaki digital garment printers.  Hirsch’s customer group includes a wide range of contract manufacturers that outsource their embellishment requirements; manufacturers who use embroidery, screenprinting, laser etching or digital printing to embellish their apparel and fashion accessories; promotional products, uniform, and sportswear companies; retail stores; and graphic and decorated apparel entrepreneurs servicing the athletic apparel, corporate logo-wear, and advertising specialties markets.  A detailed description of our business is contained in our annual report on Form 10-K for the year ended December 31, 2008, which is attached as Annex D to this proxy statement.

Hirsch Holdings Inc.

50 Engineers Road
Suite 100
Hauppauge, New York 11788
(631) 701-2169

Hirsch Holdings Inc., to which we refer in this proxy statement as “Parent,” is a Delaware corporation, and was formed solely for purposes of engaging in the merger and the other transactions contemplated by the merger agreement and has not engaged in any business activities or conducted any operations to date other than in connection with the transactions contemplated by the merger agreement.  Mr. Gallagher intends, immediately prior to the effective time of the proposed merger, to contribute his shares of Hirsch Class A Common Stock to Hirsch Holdings in consideration of the issuance to him of shares of capital stock of Hirsch Holdings.  Hirsch Holdings is qualified to do business as a foreign entity in the State of New York under the name Hirsch International Holdings.  Mr. Gallagher is the sole director and executive officer of Hirsch Holdings.

HIC Acquisition Company

c/o Hirsch Holdings Inc.
50 Engineers Road
Suite 100
Hauppauge, New York 11788
(631) 701-2169

HIC Acquisition Company, to which we refer in this proxy statement as “Merger Sub,” is a Delaware corporation and a wholly-owned subsidiary of Hirsch Holdings Inc., was formed solely for purposes of engaging in the merger and the other transactions contemplated by the merger agreement and has not engaged in any business activities or conducted any operations to date other than in connection with the transactions contemplated by the merger agreement.  Pursuant to the merger, HIC Acquisition Company will be merged with and into Hirsch, and therefore following the effective date of the merger, HIC Acquisition Company will cease to exist.  Mr. Gallagher is the sole director and executive officer of HIC Acquisition Company.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement, but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement in its entirety for a more complete description of the terms and conditions of the merger, and because it, and not this summary or proxy statement, is the legal document that governs the merger.

The merger agreement has been included to provide you with information regarding its terms and is not intended to provide any other factual information about the Company, Parent, Merger Sub or their respective affiliates. Additional information about the Company may be found elsewhere in this proxy statement and our other public filings.

The Merger

Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time, Merger Sub, a wholly-owned subsidiary of Parent, will merge with and into the Company. After the merger, the Company will continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation will be a privately-held corporation and the current stockholders of the Company will cease to have any ownership interest in the surviving corporation or rights as our stockholders. Therefore, such current stockholders will not participate in any future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation.

Upon consummation of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation, and the officers of the Company immediately prior to the effective time of the merger will be the initial officers of the surviving corporation. All directors and officers of the surviving corporation will hold their positions until their successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

The Company or Parent may terminate the merger agreement prior to the consummation of the merger in some circumstances, whether before or after the adoption by our stockholders of the merger agreement. Additional details regarding termination of the merger agreement are described in “—Termination of the Merger Agreement” below.

Effective Time

The closing of the merger will take place on a date to be specified by the parties, which will be no later than the third business day after the satisfaction or waiver of the closing conditions stated in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) unless another date is agreed to in writing by Parent and the Company, provided that if all of the closing conditions stated in the merger agreement cease to be satisfied and are not thereafter waived by such third business day, then the closing of the merger will take place on the first business day on which all such conditions shall again have been satisfied or waived unless another time is agreed to in writing by Parent and the Company. The conditions to the closing of the merger are outlined below in “-Conditions to the Completion of the Merger.” The merger will become effective at the time, which we refer to as the effective time of the merger, when the parties to the merger agreement file the certificate of merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company agree in writing and specify in the certificate of merger.

Merger Consideration

Except as noted below, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be automatically cancelled and cease to exist and will be converted at the effective time of the merger into the right to receive the merger consideration of $0.31 in cash per share, without interest and less any applicable withholding taxes. The following shares will not receive the merger consideration:

·                                          shares held in treasury by the Company, which shares will be cancelled without consideration;

·                                          shares owned by Parent Group, which shares will be cancelled without consideration;

·                                          shares held by holders who did not vote in favor of the merger (or consent thereto in writing) and who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and who have complied in all respects with, the provisions of Section 262 of the DGCL, which shares will be entitled to payment of the appraised value of such shares as may be determined to be due to such holders pursuant to Section 262 of the DGCL (unless and until such holder has failed to perfect or has effectively withdrawn or lost rights of appraisal under the DGCL).  At the effective time of the merger, such shares shall automatically be cancelled and shall cease to exist, and each holder of such shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with Section 262 of the DGCL.  See “Appraisal Rights” elsewhere in this proxy statement for a discussion of the appraisal rights with respect to the Company’s shares of common stock.

At the effective time of the merger, each holder of a certificated or uncertificated share of our common stock (other than shares for which appraisal rights have been properly demanded, perfected and not withdrawn or lost under the DGCL) will no longer have any rights with respect to such shares, except for the right to receive the merger consideration (or the appraised fair value of such shares, as the case may be) upon surrender thereof.

Payment Procedures

Prior to the effective time of the merger, Parent will designate a paying agent reasonably acceptable to the Company to receive the aggregate merger consideration for the benefit of the holders of shares of our common stock. Prior to the effective time of the merger, Parent will deposit or cause to be deposited with the paying agent a sufficient amount of cash to pay the aggregate merger consideration.

At the close of business on the day that the merger becomes effective, we will close our stock transfer books. After that time, there will be no further registration of transfers of shares of our common stock on the Company’s stock transfer book.  If after the effective time, any certificate representing our shares of common stock is presented to the Company for transfer, it shall be canceled against payment of the merger consideration.

As soon as is reasonably practicable after the effective time of the merger, Parent will cause the paying agent to mail to each holder of record of a certificate representing shares of our common stock a letter of transmittal and instructions advising you how to exchange such certificates for the merger consideration. The paying agent will pay your merger consideration, without interest, and less any required tax withholdings, after you have (a) surrendered your certificates or book-entry shares to the paying agent and (b) provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent is not claimed within twelve months following the effective time of the merger, such cash will be delivered to the surviving corporation upon demand. Subject to any applicable unclaimed property laws, after that point, holders of our common stock will be entitled to look only to the surviving corporation with respect to payment of any claim for merger consideration that may be payable upon the surrender of any of our shares of common stock.

If the paying agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of shares of stock, in the case of a stock certificate, you must have your certificate properly endorsed or otherwise in proper form for transfer, and the person requesting payment must pay any transfer or other taxes payable by reason of the payment of the merger consideration to such person instead of the registered holder of such certificate.

If you have lost your certificate, or if it has been stolen or destroyed, you will be required to provide an affidavit to that fact. You may also be required to enter into an indemnity or post a bond as indemnity with respect to such certificate. The letter of transmittal instructions will tell you what to do in these circumstances.

Treatment of Stock Options

The merger agreement provides that, prior to the effective time of the merger, the Company will take appropriate action to cause any unvested stock options to purchase shares of our common stock to become vested before the merger.  The merger agreement further provides that the Company will take appropriate action to cancel, immediately prior to the effective time of the merger, each then outstanding stock option to acquire any of our shares of common stock, provided, that the Company shall have obtained a consent from the holder thereof, if required by the Company stock option plan pursuant to which such stock option was issued.  In exchange for such cancelled stock options the former holder thereof shall receive an amount in cash, less any applicable withholding required by law, equal to the product of (A) the total number of shares of our common stock underlying such stock option, and (B) the amount, if any, by which the merger consideration exceeds the per share exercise price of such stock option. Such cash amount will be payable at or as soon as practicable after the effective time of the merger, and the Company agreed that it would make any necessary amendments to its stock option plans that may be necessary to implement the foregoing cancellation of the stock options and payment therefor.

Representations and Warranties

The merger agreement contains various representations and warranties made by the Company to Parent and Merger Sub on the one hand, and by Parent and Merger Sub to the Company on the other.  The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed upon by the parties in connection with the negotiation of the terms of the merger agreement. In addition, these representations and warranties (i) have been made solely for the benefit of the parties to the merger agreement, (ii) may be intended not as statements of fact, but rather as a way of allocating the risk to one or more of the parties if those statements prove to be inaccurate, (iii) may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors, and (iv) were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement and are subject to more recent developments.  Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

Moreover, certain representations and warranties may be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders.

The Company makes various representations and warranties in the merger agreement that are subject, in some cases, to exceptions and qualifications, including exceptions that would not reasonably be expected to have, individually or in the aggregate, a Company material adverse effect. See the definition of a Company material adverse effect in “—Company Material Adverse Effect” below. Our representations and warranties relate to, among other things:

·                                          valid existence, good standing and qualification of, and other corporate matters with respect to, the Company and our subsidiaries;

·                                          equity interests of and owned by our subsidiaries;

·                                          our capital structure and capitalization;

·                                          the necessary corporate power and authorization to enter into and perform our obligations under the merger agreement and to consummate the transactions contemplated thereby;

·                                          actions taken by our board of directors, including pursuant to Section 11.7 of the Company’s bylaws, which requires the unaffiliated members of the board to approve transactions in which an officer, director or certain affiliates have an interest in a transaction with the Company;

·                                          the absence of conflicts with, or defaults under, our organizational documents, other contracts and applicable laws;

·                                          required regulatory filings and consents and approvals of governmental authorities;

·                                          documents filed with or furnished to the SEC and the accuracy of the information in those documents, including our financial statements;

·                                          the required stockholder approval to adopt the merger agreement and approve the transactions contemplated by the merger agreement;

·                                          our board of directors’ action necessary to render inapplicable to the merger agreement and the merger, certain restrictions on business combinations contained in the DGCL;

·                                          the absence of brokers’ and finders’ fees, other than related to the opinion of our financial advisor;

·                                          the opinion of our financial advisor; and

·                                          the accuracy of information supplied by the Company with respect to itself to be included in the proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3.

The merger agreement also contains various representations and warranties made jointly and severally by Parent and Merger Sub that are subject, in some cases, to exceptions and qualifications including exceptions that would not reasonably be expected to have, individually or in the aggregate, an effect that would reasonably be expected to prevent or materially impede the consummation of the merger or the other transactions contemplated by the merger agreement, excluding Parent’s ability to obtain the debt financing under Parent’s debt commitment letter. The representations and warranties of Parent and Merger Sub relate to, among other things:

·                                          valid existence, good standing and qualification of, and other corporate matters with respect to, Parent and Merger Sub;

·                                          the necessary corporate power and authorization to enter into and perform their obligations under the merger agreement and to consummate the transactions contemplated thereby;

·                                          the absence of conflicts with, or defaults under, organizational documents, other contracts and applicable law;

·                                          required regulatory filings and consents and approvals of governmental authorities;

·                                          Parent’s and Merger Sub’s capital structure and Parent’s ownership of the outstanding capital stock of Merger Sub;

·                                          the absence of any other activities engaged in by Parent and Merger Sub, other than in connection with the transactions contemplated by the merger agreement;

·                                          the debt commitment letter to provide funds, a portion of which is to be used to consummate the merger and the other transactions contemplated by the merger agreement;

·                                          the absence of brokers, investment banker and financial advisor fees based upon arrangements made by or on behalf of Parent or Merger Sub;

·                                          the accuracy of information supplied by Parent or Merger Sub with respect to themselves to be included in the proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3;

·                                          the absence of any agreements between Parent, any of its affiliates or any stockholders of the Company relating to the transactions contemplated by the merger agreement or the operations of the surviving corporation after the effective time of the merger;

·                                          the access by Parent to our books, records, facilities, equipment, contracts and other assets, and the independent investigation and analysis of us by Parent; and

·                                          the solvency of the surviving corporation in the merger.

The representations and warranties of the parties will expire upon consummation of the merger.

Company Material Adverse Effect

Some of the representations and warranties made by the Company are qualified by a material adverse effect standard. As used in the merger agreement, a material adverse effect with respect to the Company, referred to herein as a Company material adverse effect, means, any fact, circumstance, change, occurrence or effect that, individually or in the aggregate with all other facts, circumstances, changes, occurrences or effects, (1) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), results of operations or liabilities (contingent or otherwise) of the Company and its subsidiaries, taken as a whole, or (2) that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay our ability to consummate the merger, except for any such facts, circumstances, changes, occurrences or effects arising out of or relating to (i) the announcement or the existence of the merger agreement and the transactions contemplated thereby, or actions by Parent or the Company required to be taken under the merger agreement, (ii) changes in general economic or political conditions or the financial markets (so long as the Company or its subsidiaries are not disproportionately affected thereby), (iii) changes in applicable laws, rules, regulations or orders of any governmental entity, or interpretations thereof by any governmental entity, or changes in accounting rules or principles (so long as the Company or its subsidiaries are not disproportionately affected thereby), (iv) changes affecting generally the industries in which we or our subsidiaries conduct business (so long as the Company or its subsidiaries are not disproportionately affected thereby), or (v) any outbreak or escalation of hostilities or war or any act of terrorism (so long as the Company or its subsidiaries are not disproportionately affected thereby).

Conduct of Business Prior to Closing

We have agreed in the merger agreement that, until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms, except as expressly contemplated by the merger agreement or consented to in advance in writing by Parent, the Company will, and will cause our subsidiaries to:

·                                          carry on our and their respective businesses in all material respects in the ordinary course of business; and

·                                          use commercially reasonable efforts to preserve intact our and their present business organizations and to keep available the services of its current officers, key employees and consultants and to preserve its relationships with customers, suppliers, licensors, licensees, distributors and other having business dealings with the Company and our subsidiaries.

We have also agreed in the merger agreement that, until the consummation of the merger or the termination of the merger agreement in accordance with its terms, except as expressly contemplated by the merger agreement or consented to in writing by Parent, the Company will not, and will not permit our subsidiaries to:

·                                          declare, set aside or pay any dividends on, or make any other distributions in respect of, any shares of capital stock or other ownership interests, other than dividends or distributions paid by a direct or indirect wholly-owned subsidiary of the Company to the Company or another of its directly or indirectly wholly-owned subsidiaries in the ordinary course of business consistent with past practice;

·                                          split, combine or reclassify any of our capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock;

·                                          purchase, redeem or acquire any shares of our capital stock or any other securities or any rights, warrants or options to acquire any shares or other securities;

·                                          issue, deliver, sell, grant, pledge or encumber or subject to any lien any shares of our capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, including pursuant to contracts in effect as of the date of the merger agreement (other than the issuance of shares of the Company’s common stock upon the exercise of company stock options in accordance with their terms on the date of the merger agreement);

·                                          amend or waive any material provision in our restated certificate of incorporation or bylaws or organizational documents of our subsidiaries, except as may be required by law or the rules and regulations of the SEC or the Nasdaq Stock Market, or enter into any agreement with any of our stockholders in their capacity as such;

·                                          directly or indirectly acquire, (A) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any person or division, business or equity interest of any person or (B) any material asset or assets, except for capital expenditures;

·                                          incur, create, assume or otherwise become liable for, any indebtedness for borrowed money or guarantee any indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or our subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other contract to maintain any financial statement condition of another person or enter into any similar arrangement (other than borrowings under our existing loan facilities in the ordinary course of business), or make any loans or advances to any other person, except for loans, advances, capital contributions or investments between us and our subsidiaries, or between our subsidiaries, in the ordinary course of business consistent with past practice;

·                                          except as required by law or any judgment, pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business or in accordance with their terms, of liabilities disclosed, reflected or reserved against in our most recent financial statements (or the notes thereto) included in our documents publicly filed with the SEC (for amounts not in excess of such reserves), or cancel any material indebtedness;

·                                          except as required to ensure that any of our employee benefit plans is not out of compliance with applicable law, or to comply with any of our employee benefit plans or contracts entered into prior to the date of the merger agreement, (A) adopt, enter into, terminate or amend (1) any collective bargaining contract or employee benefit plan or (2) any other contract, plan or policy involving us or our subsidiaries as applied to our directors, executive officers and sales managers, or (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any discretionary bonus of any kind or amount to, any current or former director, officer, employee or consultant, except in the ordinary course of business consistent with past practice to our or our subsidiaries’ employees other than our directors, executive officers and sales managers;

·                                          adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of our subsidiaries (other than among wholly-owned subsidiaries of the Company); or

·                                          authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

Notwithstanding any other provision of the merger agreement to the contrary, including the above, the Company will not be deemed to be in breach of any agreement or obligation under the merger agreement if the alleged breach is the result of action taken by the Company at the direction of our Chief Executive Officer, Mr. Gallagher, without the approval or direction of our board of directors (or an authorized committee thereof).

Restrictions on Solicitations of Other Offers

Until the close of business on July 22, 2008, referred to in this proxy statement as the “go-shop period,” the Company (acting under the direction of the special committee), our subsidiaries and our and their respective representatives, are permitted to:

·                                          initiate, solicit and encourage, whether publicly or otherwise, “takeover proposals” (as defined and discussed below);

·                                          continue or otherwise participate in any discussions or negotiations regarding any takeover proposal; and

·                                          otherwise cooperate with or take any other action to facilitate any proposal that constitutes, or could reasonably be expected to lead to, a takeover proposal.

From the time of the expiration of the go-shop period, until the effective time of the merger, or the date, if any, that the merger agreement is earlier terminated, the Company and our subsidiaries are required not to (and we and our subsidiaries are required to use our reasonable best efforts to cause our and their respective officers, directors, employees and other representatives not to), directly or indirectly:

·                                          initiate or solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, a takeover proposal;

·                                          engage in negotiations or discussions with, or furnish access to our properties, books and records or provide any information or data to, any person relating to any takeover proposal;

·                                          approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any takeover proposal;

·                                          execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for or relating to any takeover proposal;

·                                          enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach our obligations under the merger agreement; or

·                                          publicly propose or agree to do any of the foregoing.

Notwithstanding the foregoing, the Company may continue to take any of the actions described above from and after the expiration of the go-shop period and prior to obtaining stockholder approval with respect to any party that has made a takeover proposal prior to the expiration of the go-shop period or with whom we are having ongoing discussions or negotiations at the time of the expiration of the go-shop period regarding a possible takeover proposal.

Furthermore, subject to our compliance in all material respects with the provisions in the merger agreement regarding the restrictions on our ability to solicit proposals or offers, if after the expiration of the go-shop period and prior to obtaining the approval of our stockholders of the merger agreement at the stockholders’ meeting: (a) we receive a takeover proposal that the special committee determines in good faith is a bona fide takeover proposal following disclosure to our full board of directors; (b) the special committee determines in good faith, after consultation with its financial advisors and outside counsel, that such takeover proposal constitutes or could reasonably be expected to result in a “superior proposal” (as defined and discussed below); and (c) the special committee determines in good faith, after consultation with its counsel, that the failure to take such action would be inconsistent with its fiduciary duties to our stockholders under applicable laws, then we (acting under direction of the special committee) may:

·                                          participate in discussions or negotiations (including, as a part thereof, making any counterproposal) regarding such takeover proposal with the person or persons making the takeover proposal; and

·                                          furnish information with respect to the Company and our subsidiaries to the person making the takeover proposal; provided that we will not, and will not allow our representatives to, disclose any non-public information concerning the Company or our subsidiaries to such person without entering into a confidentiality agreement approved by the special committee and we will promptly provide or make available to Parent any non-public information concerning the Company or our subsidiaries provided to such other person or group of persons which was not previously provided or made available to Parent.

Within twenty-four hours of the expiration of the go-shop period, the Company is required to notify Parent in writing of the identity of each person that has made a takeover proposal prior to the expiration of the go-shop period or with whom we are having ongoing discussions or negotiations as of the expiration of the go-shop period regarding a possible takeover proposal and the identity of each person to whom we have provided non-public information concerning the Company and our subsidiaries, as well as provide to Parent a copy of any takeover proposal which has been received by the Company.

After the expiration of the go-shop period, we are required to promptly (and in any event within one business day) notify Parent of the receipt by the Company of any takeover proposal, which notice to Parent will contain the material terms of and the identity of the person making such takeover proposal. We are also required to keep Parent reasonably informed on a current basis of the status or and details of any takeover proposal and of any amendments or proposed amendments thereto and any other developments, discussions and negotiations concerning such takeover proposal, within 48 hours of such amendment, development, discussion or negotiation. In addition, the Company shall promptly, after the expiration of the go-shop period, notify Parent orally and in writing if we determine to begin providing information or to engage in discussions or negotiations with a person or group of persons in connection with any takeover proposal, other than those from whom we received takeover proposals prior to the expiration of the go-shop period or with whom we were involved in such discussions at the expiration of the go-shop period.

Subject to compliance with certain rules of the Exchange Act, neither our special committee nor board of directors may (i) approve, endorse or recommend (or publicly propose to do the foregoing) any takeover proposal or enter into a definitive agreement with respect to a takeover proposal or (ii) modify or amend (or publicly propose to do the foregoing) in a manner adverse to Parent or withdraw (or publicly propose to withdraw) the recommendation of the board of directors concerning the merger contained in this proxy statement ((i) or (ii) above, a “change in recommendation”), except that the special committee and our board of directors may take any such action at any time prior to obtaining stockholder approval for the merger if (a) the special committee determines, in good faith (after consultation with its legal counsel), that the failure to take such action would be inconsistent with its fiduciary duties to our stockholders under applicable laws or (b) in response to a superior proposal.

Notwithstanding the restrictions described above, prior to obtaining the approval of the merger from our stockholders at the stockholders’ meeting, if we receive a takeover proposal which the special committee concludes in good faith constitutes a superior proposal after giving effect to any adjustments that Parent may offer regarding the currently proposed merger (as discussed below) our board of directors may change its recommendation with respect to the merger and/or terminate the merger agreement in accordance with its terms in order to enter into a definitive agreement with respect to such superior proposal.  However, any termination of the merger agreement or change in recommendation of our board of directors may not be effected unless:

·                                          we have provided prior written notice to Parent at least three calendar days before our board of directors intends to change its recommendation in response to a superior proposal or terminate the merger agreement to enter into a definitive agreement with respect to such superior proposal, which notice shall include the material terms and conditions of any such superior proposal, including the identity of the person or group of persons making such superior proposal, and have provided along with such notice a copy of the relevant proposed transaction agreements with the person or group of persons making such superior proposal and, in the event of any revision to the superior proposal, we deliver a new written notice to Parent complying with the foregoing requirements; and

·                                          prior to our board of directors’ changing its recommendation or terminating the merger agreement to enter into a definitive agreement with respect to such superior proposal and during the three-day notice period, the Company, together with our legal and financial advisors, shall have negotiated with Parent in good faith (to the extent Parent desires to so negotiate) to adjust the terms and conditions of the merger agreement such that the submitted takeover proposal ceases to be a superior proposal.

In order to enter into an acquisition agreement with respect to a superior proposal, we must terminate the merger agreement in accordance with the terms of the merger agreement. In connection therewith, any purported termination of the merger agreement shall be null and void unless, concurrently with such termination, the Company pays the applicable termination and expenses to Parent. See “—Termination of the Merger Agreement” and “—Termination Fee” below.

Nothing in the merger agreement prohibits or restricts our board of directors, in circumstances involving a takeover proposal, from amending, modifying or withdrawing their recommendation to the extent that the special committee determines in good faith (after consultation with its legal counsel) that such action is necessary under applicable laws in order for the directors to comply with their fiduciary duties to our stockholders.  We are required to give Parent written notice of any such action taken by our board of directors not later than the business day after the date on which such action is taken, which notice shall indicate in reasonable detail the action taken and the basis for such action.

A “takeover proposal” means any inquiry, proposal or offer from any person or group of persons (other than Parent and its affiliates) relating to, or that is reasonably likely to lead to any:

·                                          direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of assets (including equity securities of our subsidiaries) or businesses that constitute 25% or more of the revenues, net income or assets of the Company and our subsidiaries, taken as a whole or 25% or more of any class of our equity securities or those of any of our subsidiaries;

·                                          any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning 25% or more of any class of our equity securities or those of any of our subsidiaries; or

·                                          any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of our subsidiaries that would result in any person or group of persons or the stockholders of any person or group of persons beneficially owning 25% or more of any class of our equity securities or those of our subsidiaries.

A “superior proposal” means any written takeover proposal that, if consummated, would result in a person or group of persons (or their equity holders) owning, directly or indirectly, more than 50% of the shares of the Company’s common stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent company of the surviving entity in a merger) or a majority of the assets of the Company and our subsidiaries (taken as a whole), which the special committee determines in good faith (after consultation with its outside counsel and financial advisor) would, if consummated, be more favorable to our stockholders from a financial point of view than the transactions contemplated by the merger agreement, taking into account all of the terms and conditions of such takeover proposal and the merger agreement, including (i) the likelihood and timing of consummation of such transaction on the terms set forth therein, as compared to the terms of the merger agreement, (ii) all appropriate legal, financial (including the financing terms of such takeover proposal), regulatory and other aspects of such takeover proposal, and (iii) any changes to the financial and other terms of the merger agreement proposed by Parent in response to such takeover proposal or otherwise.

Agreement to Use Reasonable Best Efforts

Upon to the terms and conditions set forth in the merger agreement, the Company, Parent and Merger Sub have agreed to cooperate with each other and to use their reasonable best efforts to:

·                                          take, or cause to be taken, all actions, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the merger and the other transactions contemplated by the merger agreement, including using reasonable best efforts to accomplish the following: (i) cause the closing conditions to the merger to be satisfied; (ii) obtaining all necessary actions or nonactions, waivers, consents, clearances, and approvals from governmental entities and non-governmental third parties and the making of all necessary registrations, notices and filings (including filings with governmental entities) and (iii) obtaining all necessary consents, approvals or waivers from third parties;

·                                          defend and contest any lawsuits or other judicial proceedings, including seeking to have any stay, temporary restraining order, or preliminary injunction entered by any governmental entity vacated or reversed, subject to first using all reasonable best efforts to negotiate a resolution of any objections underlying lawsuits or other legal proceedings challenging the merger agreement or the consummation of the merger or the other transactions contemplated by the merger agreement;

The Company and Parent have agreed to cooperate and consult with each other in connection the making of all filings, notifications and any other material actions required, subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any governmental entity and by providing counsel for the other party with copies of all filings made by such party and all correspondence between such party (and its advisors) with any governmental entity and any other information supplied to a governmental entity or received from a governmental entity in connection with the transactions contemplated by the merger agreement; provided, however, that material may be redacted in certain circumstances pursuant to the merger agreement. The parties have agreed that neither the Company nor Parent will file any such document or take such action if the other party has reasonably objected (and not withdrawn its objection) to the filing of such document or the taking of such action on the grounds that such filing or action would reasonably be expected to either (i) prevent, materially delay or materially impede the consummation of the merger or the other transactions contemplated by the merger agreement, or (ii) cause a closing condition to the merger to not be satisfied in a timely manner, and neither Parent nor the Company shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by the merger agreement at the behest of any governmental entity without the consent of the other party.

Each of the Company and parent  will promptly inform the other party upon receipt of any material communication regarding the transactions contemplated by the merger agreement received from any governmental entity.  In addition, each party to the merger agreement shall advise the other party promptly of any understandings or agreements which the first party proposes to make or enter into with any governmental entity in connection with the transactions contemplated by the merger agreement.

In addition, the Company and our board of directors shall (i) use reasonable best efforts to ensure that no state takeover law or similar law is or becomes applicable to the merger agreement, the merger or any of the other transactions contemplated by the merger agreement, and (ii) if any state takeover law or similar law becomes applicable to the merger agreement, the merger or any of the other transactions contemplated by the merger agreement, use reasonable best efforts to ensure that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such law on the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Financing

In the merger agreement, Parent has agreed to use its commercially reasonable efforts to obtain the debt financing on the terms and conditions described in the financing commitment letter (or on other terms that would not adversely impact the ability of Parent to timely consummate the transactions contemplated by the merger agreement) previously supplied by Parent to the Company. In the event that any portion of such financing becomes unavailable in the manner or from the sources contemplated in the financing commitment letter:

·                                          Parent will promptly notify the Company;

·                                          Parent will use its commercially reasonable efforts to arrange to obtain any such portion of the financing from alternative sources, on terms that are no less favorable to Parent, as promptly as practicable following the occurrence of the unavailability of such portion of the financing, including entering into definitive agreements with respect thereto; and

·                                          Parent shall be permitted to amend, modify or replace the financing commitment described in the financing commitment letter with one or more new financing commitments; provided that Parent is not permitted to replace, or amend or modify, or waive any material provision or remedy under, the financing commitment that could reasonably be expected to delay the effective time of the merger beyond October 30, 2009.

Parent is required to keep the Company reasonably informed of the status of its efforts to arrange the financing.  Parent’s receipt of the proceeds of the contemplated debt financing is a condition to Parent and Merger Sub’s obligation to effect the closing of the merger.  In addition, the Company has the right to terminate the merger agreement if any portion of Parent’s financing as set forth in the financing commitment letter becomes unavailable in the manner or from the sources contemplated in the financing commitment letter; provided that the Company may not terminate for this reason unless the Company complies with the procedural requirements related to this right of termination as described in “—Termination of the Merger Agreement.”

Under the merger agreement, the Company has agreed to, reasonably cooperate in connection with the arrangement of the financing as may be reasonably requested by Parent, provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries.  Such cooperation shall include, among other things:

·                                          agreeing to enter into such agreements as are customary in financings of such type, including definitive financing documents, lock-box, blocked account and similar agreements, and agreeing to pledge, guarantee, grant security interests in, and otherwise grant liens on, the Company’s or its subsidiaries’ assets pursuant to such agreements, as may be reasonably requested; provided, that no obligation of the Company or any of its subsidiaries under any such agreement, pledge, guarantee or grant shall be effective until the effective time of the merger;

·                                          using its commercially reasonable efforts to cause the Company’s independent registered public accountants to deliver such comfort letters as are customary in the type of financings contemplated by the financing commitment letter;

·                                          providing Parent and its financing sources with financial and other pertinent information (including monthly financial statements of the Company and its subsidiaries) as promptly as practicable;

·                                          making the Company’s executive officers and other relevant employees reasonably available to assist Parent’s lender; and

·                                          taking all corporate actions, subject to the occurrence of the Closing, to permit consummation of the debt financing and the direct borrowing or incurrence of all proceeds of the debt financing by the surviving corporation immediately following the effective time of the merger.

Indemnification and Insurance

The merger agreement provides that from and after the effective time of the merger, Parent acknowledges and agrees that the surviving corporation will assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the effective time of the merger existing in favor of our current or former directors, officers, employees or agents or those of our subsidiaries as provided in our or our subsidiaries’ articles of incorporation, bylaws or any indemnification contract between such directors, officers, employees or agents and us or our subsidiaries. We have entered into indemnification agreements with each of the members of our board of directors and with our executive officers, which agreements will continue to be binding obligations of the surviving corporation after the merger.  Parent further agrees that such obligations will survive the merger and continue in full force and effect for a period of not less than six years from the effective time of the merger.

Under the terms of the merger agreement, if the surviving corporation consolidates with or merges into any other entity and is not the surviving corporation of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to another person or entity, then the surviving corporation will cause proper provision to be made so that successors and assigns of the surviving corporation assume the obligations to provide indemnification and exculpation and insurance for such directors, officers, employees or agents for a period of not less than six years from the effective time of the merger.

The merger agreement also provides that the surviving corporation, for a period of six years after the consummation of the merger, will maintain (directly or indirectly through our insurance programs) in effect directors’ and officers’ liability insurance policies to cover acts or omissions occurring at or prior to the effective time of the merger for those individuals who are covered by our current directors’ and officers’ liability insurance policy, on terms and scope with respect to such coverage, and in amount, not less favorable to such individuals as our policy in effect on the date of the merger agreement (or the surviving corporation may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the effective time of the merger, including a “tail” policy); provided, however, that if the aggregate annual premiums for such insurance exceeds 200% of the last annual premium (or, in the case of a “tail” policy, an aggregate premium in excess of an amount equal to 300% of such last annual premium) paid by the Company prior to the date of the merger agreement, then the surviving corporation has agreed to provide as much comparable insurance as possible for an annual premium (or an aggregate premium, as the case may be) equal to such maximum amount. Any replacement or substitution of insurance policies must not result in gaps of coverage.

Other Covenants

The merger agreement contains additional agreements between us and Merger Sub relating to, among other things:

·                                          the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

·                                          the stockholders’ meeting of our stockholders, and the recommendation of our board of directors;

·                                          coordination of press releases and other public announcements or filings relating to the merger;

·                                          Parent and its lender’s access to our personnel, properties, books, contracts, commitments, records and other information between the date of the merger agreement and the closing (subject to all applicable legal or contractual obligations and restrictions);

·                                          consultation on certain public announcements regarding the merger and the other transactions contemplated by the merger agreement; and

·                                          the payment of fees and expenses.

Actions at Direction of Chief Executive Officer

Notwithstanding any other provision in the merger agreement, the Company will not be deemed to be in breach of any agreement or obligation under the merger agreement, if the alleged breach is the proximate result of action taken by the Company at the direction of our Chief Executive Officer, Mr. Gallagher, without the approval or direction of our board of directors or authorized committee thereof.

Conditions to the Completion of the Merger

The obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or, to the extent permissible under applicable law, waiver by Parent and the Company of the following conditions on or prior to the closing date of the merger:

·                                          the affirmative vote to adopt the merger agreement by the holders of at least a majority of the outstanding shares of the Company’s common stock at the stockholders’ meeting or any adjournment or postponement thereof; and

·                                          the absence of any statute, regulation, order, decree or judgment of any governmental entity which makes illegal or enjoins or prevents the consummation of the merger.

In addition to the conditions above, the obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions at or prior to the closing date of the merger:

·                                          the representations and warranties of the Company contained in the merger agreement that are qualified as to materiality or material adverse effect being true and correct, and the representations and warranties of the Company contained in the merger agreement that are not so qualified being true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger (as though made on such closing date, except to the extent such representations and warranties expressly relate to an earlier date, in which case only as of such earlier date), and Parent shall have received a certificate signed on behalf of the Company to such effect dated as of the closing date of the merger;

·                                          the Company’s performance, in all material respects, of all obligations required to be performed by the Company in the merger agreement at or prior to the closing date and Parent will have received a certificate signed on behalf of the Company to such effect dated as of the closing date of the merger;

·                                          the aggregate number of shares of our common stock at the effective time of the merger, the holders of which have properly exercised appraisal rights under Section 262 of the DGCL, does not equal 10% or more of the shares of our common stock outstanding as of the record date for the stockholders’ meeting;

·                                          Parent having obtained the financing on the terms and conditions set forth in the financing commitment letter;

·                                          no consents or approvals required of any third parties in connection with or as a result of the execution, delivery and performance of the merger agreement and the consummation by the Company of the merger and each of the other transactions contemplated under the merger agreement, under any contract that we or any of our subsidiaries is a party to, or any of our or their respective properties or other assets are subject or any law or order applicable to the Company or any of our subsidiaries or our or their respective properties or other assets, except (i) any such consent or approval as has been obtained and such consents are in full force and effect and, (ii) any such consents or approvals which would not have a material adverse effect; and

·                                          Burnham shall not have withdrawn, amended or modified its opinion dated July 1, 2009 to the effect that, as of such date, the merger consideration is fair, from a financial point of view, to the holders of shares of our common stock, other than Parent, Merger Sub and Mr. Gallagher.

In addition to the conditions first set forth above, the Company’s obligation to complete the merger is subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions at or prior to the closing date of the merger:

·                                          the representations and warranties of Parent and Merger Sub contained in the merger agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Merger Sub contained in the merger agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger (as though made on the closing date of the merger, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and we shall have received a certificate signed on behalf of Parent and Merger Sub, to such effect; and

·                                          Parent and Merger Sub’s performance, in all material respects, of all obligations required to be performed by them under the merger agreement at or prior to the closing date of the merger, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub to such effect dated as of the closing date.

Although the parties have the right to waive conditions to the merger (other than as required by law), we are not aware of any circumstance in which Parent, Merger Sub or the Company would waive any of the closing conditions described above. If, however, the Company waives any of the closing conditions described above, we do not anticipate re-soliciting our stockholders for approval unless such waiver would be material to our stockholders, in which case we would re-solicit the vote of our stockholders.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after stockholder approval has been obtained:

·                                          by mutual written consent of the Company and Parent;

·                                          by either the Company or Parent:

·                                             if the merger has not been consummated on or before October  30, 2009, unless the failure of the merger to be consummated by such date was, in whole or material part, due to the party seeking to terminate failing to perform any of its obligations under the merger agreement;

·                                             if we have not obtained the affirmative vote of our holders of at least a majority of the outstanding shares of our common stock at the stockholders’ meeting duly convened therefor or at any adjournment or postponement thereof; or

·                                             if any governmental entity of competent jurisdiction issues or enters an injunction or similar legal restraint or order permanently enjoining or otherwise prohibiting the consummation of the merger and such injunction, legal restraint or order shall have become final and non-appealable; provided, however, that the party seeking to terminate the merger agreement for this reason shall have used its reasonable best efforts to prevent, oppose and remove such injunction;

·                                          by Parent:

·                                             if we have materially breached or failed to perform any of our representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure would cause certain conditions to the obligation of Parent and Merger Sub to effect the merger set forth in “—Conditions to the Completion of the Merger” not to be satisfied and which can not be cured within the earlier of (i) thirty days after receipt of written notice of such breach or failure to perform from Parent, or (ii) October 30, 2009; provided that Parent will not have the right to terminate the merger agreement for the foregoing reasons if it or Merger Sub is then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement that would cause the conditions to the obligations of the Company to effect the merger to not be satisfied;

·                                             if our board of directors makes a change in recommendation;

·                                             if the Company fails to comply in any material respect with provisions of the merger agreement involving the solicitation of takeover proposals set forth in “—Restrictions on Solicitations of Other Offers” above; or

·                                             we fail to include in this proxy statement our board of directors’ recommendation to our stockholders that they approve the merger and approve and adopt the merger agreement and the other transactions contemplated thereby; or

·                                          by the Company:

·                                          if Parent or Merger Sub have materially breached or failed to perform any of their representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure would cause certain conditions to the obligation of the Company to effect the merger set forth in “—Conditions to the Completion of the Merger” not to be satisfied and which can not be cured within the earlier of (i) thirty days after receipt of written notice of such breach or failure to perform from the Company, or (ii) October 30, 2009; provided that we will not have the right to terminate the merger agreement for the foregoing reasons if we are then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement that would cause the conditions to the obligations of Parent or Merger Sub to effect the merger to not be satisfied;

·                                          if prior to obtaining our stockholders’ approval, the Company receives a takeover proposal that the special committee concludes in good faith constitutes a superior proposal and complies with the requirements of the merger agreement related thereto as set forth in “-Restrictions on Solicitations of Other Offers” above, provided prior to or concurrently with such termination, we pay to Parent the termination fee and expenses that may be applicable as described below in “—Termination Fee”; or

·                                          if any portion of Parent’s financing as set forth in the financing commitment letter becomes unavailable in the manner or from the sources contemplated in the financing commitment letter; provided that we may not terminate for this reason unless we have provided not less than five business days prior written notice of such termination to Parent and Parent is unable to arrange a new source of financing prior to the expiration of that five business day notice period.

Termination Fee

We will be obligated to pay Parent a termination fee by wire transfer of immediately available funds equal to the out-of-pocket expenses actually incurred by Parent in connection with the merger, such amount not to exceed $300,000 in the aggregate, if:

·                                          prior to obtaining the stockholder approval of the merger agreement and the merger, the special committee has concluded in good faith that a takeover proposal constitutes a superior proposal and (a) our special committee or board of directors has made a change in recommendation, and subsequently the merger agreement is terminated by either the Company or Parent, or (b) the Company terminates the merger agreement in accordance with its terms in order to enter into a definitive agreement with respect to such superior proposal;

·                                          Parent terminates the merger agreement upon the occurrence of (a) our board of directors making a change in recommendation, (b) the Company’s failure to comply in any material respect with provisions of the merger agreement involving the solicitation of takeover proposals set forth in “—Restrictions on Solicitations of Other Offers” above, or (c) the Company failed to include in this proxy statement our board of directors’ recommendation to our stockholders that they approve the merger agreement and the merger;

·                                          if our board of directors fails to comply in any material respect with provisions of the merger agreement involving the solicitation of takeover proposals set forth in “—Restrictions on Solicitations of Other Offers” above; or

·                                          (A) a takeover proposal shall have been made to our stockholders generally or shall have otherwise become publicly known (whether or not conditional) and thereafter (B) the merger agreement is terminated by the Company or Parent if (i) the merger has not been consummated on or before October 30, 2009 (unless the failure of the merger to be consummated by such date was due, in part or whole, to the party seeking to terminate failing to perform any of its obligations under the merger agreement, and provided that if Parent is the terminating party, it shall have obtained the proceeds of the debt financing on the terms and conditions set forth in the debt financing commitment letter) or (ii) the approval of our stockholders described in “—Conditions to the Completion of the Merger” has not been obtained at the special meeting convened therefor or any adjournment or postponement thereof, if necessary, upon a vote taken on the merger agreement and (C) within twelve months after such termination, we enter into, or submit to our stockholders for adoption, a definitive agreement with respect to any takeover proposal, or consummate a transaction contemplated by any takeover proposal, provided that for purposes of this provision, the references to “25%” in the definition of takeover proposal shall be deemed to be references to “50%.”

In addition, we will be obligated to pay Parent for the out-of-pocket expenses actually incurred by Parent or Merger Sub in connection with the merger by wire transfer of immediately available funds, such amount not to exceed $250,000 in the aggregate, if:

·                                          the merger agreement is terminated by us or Parent because the approval of our stockholders described in “-Conditions to the Completion of the Merger” has not been obtained at the stockholders’ meeting convened therefor or any adjournment or postponement thereof, if necessary, upon a vote taken on the merger agreement, or for another reason if the merger agreement was terminable at that time due to the foregoing reason;

·                                          the merger agreement is terminated by Parent because the merger has not been consummated on or before October 30, 2009 (unless the failure of the merger to be consummated by such date was due, in whole or material part, to the party seeking to terminate failing to perform any of its obligations under the merger agreement), provided that a meeting of our stockholders to vote upon the merger agreement has not been duly convened prior to October 30, 2009, or for another reason if the merger agreement was terminable because it has not been consummated on or before October 30, 2009; or

·                                          the merger agreement is terminated by Parent in the event we have breached or failed to perform any of our representations, warranties, covenants or agreements set forth in the merger agreement which would give rise to the failure of any condition to the obligation to effect the merger by Parent or Merger Sub and is uncured or incapable of being cured by us prior to the earlier of thirty days following receipt of notice thereof from Parent or October 30, 2009, provided that Parent may not terminate for the foregoing reasons if it or Merger Sub is then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement that would cause any of the conditions to the obligation of the Company to effect the merger not to be satisfied.

However, we will not be obligated to pay the above expenses of Parent in the event the merger agreement is terminated by Parent for breach or failure to perform of the Company as outlined above if such termination is based on the breach of any representation or warranty of the Company or the breach or failure to perform a covenant or agreement, and such breach or failure is the result of action taken by the Company at the direction of our Chief Executive Officer, Mr. Gallagher, without the approval or direction of our board of directors or an authorized committee thereof.

Amendment

At any time prior to the consummation of the merger, the merger agreement may be amended or supplemented by written agreement of the parties to the merger agreement, except that after receipt of stockholder approval of the merger, the merger agreement requires that there be no amendment that by law would require further approval by our stockholders without such approval having been obtained.

Extension of Time; Waiver

At any time prior to the closing of the merger, any party may, subject to applicable law:

·                                          extend the time for the performance of any of the obligations or acts of any other party to the merger agreement;

·                                          waive any inaccuracies in the representations and warranties of any other party to the merger agreement; or

·                                          waive compliance by the other party with any of the agreements contained in the merger agreement or, except as otherwise provided in the merger agreement, waive any of such party’s conditions;

provided, however, that no failure or delay by any party in exercising any right under the merger agreement will operate as a waiver of that right, and no single or partial exercise of any right under the merger agreement will preclude any other or further exercise of such right or the exercise of any other right under the merger agreement. Any agreement on the part of a party to the merger agreement to any such extension or waiver will be valid only if in writing and signed on behalf of such party.

APPRAISAL RIGHTS

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement.

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of our common stock, as determined by the Court of Chancery of the State of Delaware, which we refer to herein as the “Court of Chancery,” together with a fair rate of interest, if any, as determined by the Court of Chancery, in lieu of the merger consideration you would otherwise be entitled to receive pursuant to the merger agreement. These rights are known as appraisal rights. Any stockholders electing to exercise their appraisal rights must strictly comply with the provisions of Section 262 of the DGCL, which we refer to herein as “Section 262,” in order to demand and perfect their appraisal rights. Failure to precisely follow any of the statutory procedures set forth in Section 262 may result in a loss of such appraisal rights under Delaware law.

Where a merger is to be submitted for approval at a meeting of stockholders, such as the special meeting of our stockholders discussed in this proxy statement, Section 262 requires that, not less than twenty days before such stockholders’ meeting, stockholders for whom appraisal rights are available be notified by the constituent corporation, such as us, that appraisal rights are available. Such notice must include a copy of Section 262. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger, and a copy of Section 262 is attached to this proxy statement as Annex C, in compliance with the requirements of Section 262. If you wish to consider exercising appraisal rights, you should carefully review the text of Section 262 contained in Annex C to this proxy statement because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL. A stockholder of record wishing to assert appraisal rights must hold the shares of our common stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

If you elect to demand appraisal with respect to your shares of our common stock, you must satisfy each of the following conditions:

·                                          You must deliver to us a written demand for appraisal of your shares before the vote on the adoption of the merger agreement is taken. This written demand for appraisal must be in addition to, and separate from, any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against, abstaining from voting on, or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

·                                          You must not vote in favor of the adoption of the merger agreement. A vote in favor of the proposal to approve the adoption of the merger agreement, in person or by proxy, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. Stockholders electing to exercise their appraisal rights must not vote “FOR” the adoption of the merger agreement.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of our common stock.

A proxy which is signed but does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement and will constitute a waiver of your right of appraisal and will nullify any previous demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must instruct the proxy to vote against the adoption of the merger agreement or to abstain from voting on the adoption of the merger agreement.

A stockholder who elects to exercise appraisal rights should mail or deliver the required written demand to us at Hirsch International Corp., 50 Engineers Road, Hauppauge, N.Y. 11788, Attention: Corporate Secretary. Such written demand must be delivered before the vote on the adoption of the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the stockholders’ meeting will constitute a waiver of his, her or its appraisal rights.

To be effective, a demand for appraisal by a holder of common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his, her or its stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of our common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the broker or other nominee.

Within ten days after the effective time of the merger, the surviving corporation must give written notice of the date the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the adoption of the merger agreement. Within one hundred twenty days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of, and is entitled to appraisal rights under, Section 262 may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation is under no obligation to file such a petition. We have no present intention to file such a petition, and stockholders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed by Section 262.

Within one hundred twenty days after the effective time of the merger, but not thereafter, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within ten days after such written request is received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of our common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the surviving corporation the written statement described in this paragraph.

Upon the filing of a petition for appraisal by a stockholder, service of a copy of such petition will be made upon the surviving corporation. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within twenty days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Court of Chancery may require the stockholders who have demanded appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Court of Chancery may dismiss the appraisal proceedings as to that stockholder.

After the Court of Chancery determines the stockholders entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery shall determine the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid on the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at a rate of 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

In determining fair value, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the consideration that you would be entitled to receive under the terms of the merger agreement if you did not seek appraisal of your shares. While statutory procedures exist for courts to determine “fair value” should you contest the merger consideration, there is little certainty of outcome in such proceedings, and they may involve considerable time and expense.  You should also be aware that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a merger are not opinions as to fair value under Section 262.

The costs of the appraisal proceeding (which do not include attorneys’ fees and fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses.  The exchange of shares for cash pursuant to the exercise of appraisal rights generally will be a taxable transaction for U.S. federal income tax purposes and possibly state, local and non-U.S. income tax purposes as well.

Any stockholder who has duly demanded appraisal rights in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time.

At any time within sixty days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party has the right to withdraw his, her or its demand for appraisal and to accept the merger consideration offered pursuant to the merger agreement for his, her or its shares of our common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand for appraisal made more than sixty days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement within sixty days after the effective time of the merger. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement. If no petition for appraisal is filed with the Court of Chancery within one hundred twenty days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease.  As we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis.

Failure by any stockholder to comply fully with the procedures of Section 262 (as set forth in Annex C to this proxy statement) may result in termination of such stockholder’s appraisal rights. In view of the complexity of Section 262, any of our stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

OTHER IMPORTANT INFORMATION REGARDING HIRSCH

Directors and Executive Officers of Hirsch

The merger agreement provides that upon consummation of the merger, the directors of Merger Sub will be the initial directors of the surviving corporation and our officers will be the officers of the surviving corporation. Mr. Gallagher is presently the sole director of Merger Sub. All surviving corporation officers and directors will hold their positions in accordance with and subject to the certificate of incorporation and bylaws of the surviving corporation.

During the last five years, none of Hirsch’s directors or executive officer has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors

Hirsch’s board of directors consists of two members classified as Class A directors, and three members classified as Class B directors.  The holders of our shares of Class A Common Stock elect the Class A directors, and the holder of our shares of Class B Common Stock elects the Class B directors.   Set forth below, for each of Hirsch’s directors is such person’s respective present principal occupation and information regarding their employment history. Each person identified below is a citizen of the United States of America and can be reached c/o Hirsch International Corp., 50 Engineers Road, Hauppauge, New York 11788.

Name	Age	Business Experience

Henry Arnberg (Class B)	66

Henry Arnberg, has held the position of Chairman of the Board of Directors since 1980 and served as President of the Company until December 1998 and its Chief Executive Officer until November 2004. From December 1, 2004 through November 30, 2007 Mr. Arnberg was a consultant to the Company. Mr. Arnberg received a Bachelor of Science in Accounting from the University of Bridgeport in 1965 and an MBA in Finance and Management from the Adelphi University in 1971.

Paul Gallagher (Class B)	59

Paul Gallagher, joined the Company as its Chief Operating Officer in September 2001. In early 2003, Mr. Gallagher was also appointed the Company’s President as well as a director. On December 1, 2004, Mr. Gallagher was appointed Chief Executive Officer. Prior thereto, Mr. Gallagher was employed by Cornerstone Group Inc., a consulting firm focused on corporate turnarounds and restructurings, as well as mergers and acquisitions. Mr. Gallagher received a Bachelor of Science from the

Name	Age	Business Experience

		University of Cincinnati in 1976 and an MBA from Xavier University in 1978.

Marvin Broitman (Class A)	70

Marvin Broitman has served as a director of the Company since April 1994, was the President of Uniwave, Inc., a company engaged in the engineering and manufacturing of automation accessory equipment for textile machinery from 1968 until his retirement in May 2008. Mr. Broitman received a Bachelor of Electrical Engineering degree from City College in 1961 and an MBA from the Harvard Business School in 1968.

Mary Ann Domuracki (Class A)	54

Mary Ann Domuracki has served as a director of the Company since September 2001, and is a Managing Director of Restructuring at Financo, Inc. (an investment banking firm) since September 2001. Ms. Domuracki has more than 25 years experience of accounting, advisory and operating management services. Her industry experience includes, senior management positions as President of Danskin, Inc., Executive Vice President of Administration and Finance of Kasper A.S.L., and most recently, Executive Vice President and Chief Financial Officer of Pegasus Apparel Group, Inc. Ms. Domuracki is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants (“AICPA”), and has a Bachelor of Business Administration from Pennsylvania State University with a concentration in Accounting.

Name	Age	Business Experience

Christopher J. Davino (Class B)	43

Christopher J. Davino was appointed as the Interim President, Chief Executive Officer of Premier Exhibitions, Inc. on February 9, 2009. Prior to that, he was the business leader of XRoads Solutions Group (a corporate restructuring management consulting company) in their corporate rescue practice. He has served as a director of the Company since October 2004. Since early 2006, Mr. Davino has been President of Osprey Point Advisors, LLC, a firm providing consulting and investment banking services to companies including capital raising and mergers and acquisitions. From July 2004 through December 2005, Mr. Davino was President of E-Rail Logistics Inc., a rail logistics company. Prior to that position, Mr. Davino worked as a restructuring professional at Wasserstein and Perella and Zolfo Cooper. Mr. Davino is a seasoned restructuring professional having provided strategic and financial advice to Fortune 500 companies, financial sponsors and strategic buyers, commercial banks and bondholders with respect to corporate restructurings and mergers and acquisitions over the last 14 years. Mr. Davino received his Bachelor of Science in Finance from Lehigh University.

Executive Officers

Paul Gallagher, our President, Chief Executive Officer and Chief Operating Officer, is our sole executive officer.  Information regarding Mr. Gallagher’s employment history is set forth above under “Directors.”

Historical Selected Financial Data

The following table includes selected consolidated financial data for the last five years and the three months ended March 31, 2009. The following selected consolidated financial data is qualified by reference to, and should be read in conjunction with, our consolidated financial statements and notes thereto in our Annual Report on Form 10-K for the year ended December 31, 2008, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, attached as Annex D and Annex E to this proxy statement, respectively. Historical results are not necessarily indicative of results to be expected in the future.

(In thousands, except per share amounts and ratios)	Year Ended January 29, 2005	Year Ended January 28, 2006	Eleven Months Ended December 31, 2006	Year Ended December 31, 2007	Year Ended December 31, 2008	Quarter Ended March 31, 2009

Consolidated Statement of Income Data
Revenue	$44,394	$51,139	$49,912	$52,619	$42,527	$6,755
Income (loss) from continuing operations before income taxes	(2,139)	122	1,385	2,245	(6,911)	(2,723)
Net Income (loss)	(1,772)	537	1,332	2,087	(6,909)	(2,740)

Earnings (loss) per share
Basic	$(0.21)	$0.06	$0.16	$0.23	$(0.73)	$(0.29)
Diluted	$(0.21)	$0.06	$0.14	$0.23	$(0.73)	$(0.29)

Shares used in computing earnings (loss) per share
Basic	8,351	8,481	8,538	9,176	9,481	9,483
Diluted	8,351	9,617	9,724	9,511	9,481	9,483

Consolidated Balance Sheet Data
Total Assets	$26,626	$26,354	$27,188	$29,300	$21,030	$16,216

Book Value Per Share

Our net book value per share as of March 31, 2009 was $1.09.

Ratio of Earnings to Fixed Charges

As of the date hereof, the Company has no “fixed charges” as such term is defined in Item 503(d) of Regulation S-K.

Ownership of Common Stock by Certain Beneficial Owners and Directors and Executive Officers

The following table sets forth certain information with respect to beneficial ownership of shares of our Class A Common Stock and Class B Common Stock as of July 15, 2009, (a) for each person who is known by us to own beneficially more than 5% of the shares of our outstanding common stock, (b) for each director of Hirsch, (c) for each of the current executive officers of the Company and each of the executive officers of the Company for the Company’s last completed fiscal year, as disclosed in the Company’s Annual Report on Form 10-K, which is included as Annex D to this proxy statement, (d) by all directors and executive officers of Hirsch as a group.

Name and Address of Beneficial Owner (1)	Title of Class (2)	Amount and Nature of Beneficial Ownership		Percent of Class

Henry Arnberg	Class A	1,313,176	(3)	13.9%
	Class B	400,018	(4)	100%

Paul Gallagher	Class A	1,331,233	(9)	13.7%
	Class B	—		—

Marvin Broitman	Class A	55,000	(6)	*
	Class B	—		—

Mary Ann Domuracki	Class A	30,000	(7)	*
	Class B	—		—

Christopher Davino	Class A	30,000	(8)	*
	Class B	—		—

All Executive Officers and Directors as a group (5 persons)	Class A	2,759,409		27.1%
	Class B	400,018		100%

Beverly Eichel	Class A	248,000		4.4%
	Class B	—		—

Paul Levine	Class A	1,099,621	(5)	12.1%
	Class B	—		—

Adam Gross	Class A	588,235	(10)	6.5%
APG Capital, LP	Class B	—		—
APG Capital Partners, LP
APG Capital Management, LLC
12 Greenway Plaza, Suite 1100
Houston, Texas 77046

Lloyd I. Miller, III	Class A	656,861	(11)	7.2%
4550 Gordon Drive	Class B	—		—
Naples, FL 34102

The PNC Financial Services Group, Inc.	Class A	493,702	(12)	5.4%
PNC Bank, National Association	Class B	—		—
One PNC Plaza
249 Fifth Avenue
Pittsburg, PA 15222-2707
PNC Bankcorp, Inc.
300 Delaware Avenue, Suite 304
Wilmington, DE 19801

*                      Less than one percent

(1)                                    Unless otherwise provided, addresses for each party indicated are c/o Hirsch International Corp., 50 Engineers Road, Hauppauge, New York 11788.

(2)                                    The Company’s outstanding common stock consists of two classes: Class A Common Stock and Class B Common Stock. The Class A Common Stock and the Class B Common Stock are substantially identical except that two-thirds of the directors of the Company will be elected by the holders of the Class B Common Stock, as long as the number of outstanding shares of Class B Common Stock equals or exceeds 400,000 shares. Shares of Class A or Class B Common Stock that an individual or group has a right to acquire within 60 days after March 10, 2008 pursuant to the exercise of options, warrants or other rights are deemed to be outstanding for the purpose of computing the beneficial ownership of shares and the percentage of such individual or group, but are not deemed to be outstanding for the purpose of computing the beneficial ownership of shares and percentage of any other person or group shown in the table.

(3)                                    Includes the 400,018 shares of Class B Common Stock beneficially owned by Mr. Arnberg (as described in footnote 4), which may be converted at any time to shares of Class A Common Stock by Mr. Arnberg on a one-for-one basis.

(4)                                    These shares of Class B Common Stock are held by an estate planning entity for the benefit of Mr. Arnberg’s children. Mr. Arnberg exercises voting control over these shares. These shares may be converted into the same number of Class A Common Stock.

(5)                                    Includes 100,000 shares of Class A Common Stock owned by trusts created for the benefit of Mr. Levine’s children as to which he disclaims beneficial ownership. Mr. Levine’s address is 2424 N. Federal Highway, Boca Raton, FL 33431.

(6)                                    Includes options to purchase 10,000, 10,000, 6,667 and 3,333 shares of Class A Common Stock at an exercise price of $1.02, $1.33, $2.35 and $2.29 per share, respectively.

(7)                                    Includes options to purchase 10,000, 10,000, 6,667 and 3,333 shares of Class A Common Stock at an exercise price of $1.02, $1.33, $2.35 and $2.29 per share, respectively.

(8)                                    Includes options to purchase 10,000, 10,000, 6,667 and 3,333 shares of Class A Common Stock at an exercise price of $1.01, $1.33, $2.35 and $2.29 per share, respectively.

(9)                                    Includes options to purchase 150,000, 100,000, 133,334, 175,000, 50,000 and 25,000 shares of Class A Common Stock at an exercise price of $1.12, $1.34, $1.20, $2.12, $2.34 and $1.19 per share respectively.

(10)                              Based solely upon a Schedule 13-G filed with the SEC by the referenced parties on February 12, 2009.

(11)                              Based solely upon a Schedule 13-G filed with the SEC by the referenced party on February 5, 2009.

(12)                              Based solely upon a Schedule 13-G filed with the SEC by the referenced parties on February 12, 2009. PNC Bank, National Association is the trustee for trust accounts, holding the referenced shares. In connection with the trust accounts, PNC Bank, National Association in its capacity as trustee, entered into an Investment Advisory Agreement with Lloyd I. Miller III. The Investment Advisor Agreement may be terminated upon thirty days prior written notice.

Other than with respect to the merger agreement, we are not aware of any arrangements, which may, at a subsequent date, result in a change in control of Hirsch.

There have been no transactions in shares of the Company’s common stock during the past sixty days by the Company, any of the Company’s officers or directors, or Parent or Merger Sub.

Ownership of Common Stock by Parent and Merger Sub

As of July 15, 2009, neither Parent nor Merger Sub may be deemed to beneficially own any shares of Hirsch’s common stock.

Market Price of the Company Common Stock and Dividend Information

Our common stock is traded on the Nasdaq Capital Market under the ticker symbol “HRSH.” The following table sets forth, for the indicated calendar periods, the reported intraday high and low trading prices per share of our common stock on the Nasdaq Capital Market, as reported by Nasdaq.

	High	Low
Year Ending December 31, 2009
Third Quarter (through July 15, 2009)	$0.29	$0.23
Second Quarter	0.3168	0.15
First Quarter	0.35	0.17

Year Ended December 31, 2008
Fourth Quarter	$1.02	$0.201
Third Quarter	1.61	0.95
Second Quarter	2.33	1.21
First Quarter	2.34	1.30

Year Ended December 31, 2007
Fourth Quarter	$2.67	$1.69
Third Quarter	4.70	2.15
Second Quarter	5.25	3.20
First Quarter	4.12	2.08

The Company did not pay any dividends during any of the periods set forth in the table above.

Under the terms of the merger agreement, until the earlier of the effective time of the merger, or the termination of the merger agreement in accordance with its terms, the Company is prohibited from paying any dividends with respect to its shares of common stock.

On June 12, 2009, the last completed trading day prior to our announcement of Mr. Gallagher’s offer to acquire all of our shares of common stock, the high and low reported trading prices of our Class A Common Stock were $0.22 and $0.20, respectively.  The merger consideration of $0.31 per share represents a premium of approximately 47.6% over the closing trading price of $0.21 per share on June 12, 2009.  On July 1, 2009, the last completed trading day prior to the public announcement of the execution of the merger agreement, the high and low reported trading prices of our Class A Common Stock were $0.25 and $0.24 respectively.  The merger consideration of $0.31 per share represents a premium of approximately 24% over the closing trading price of $0.25 per share on July 1, 2009. On               , 2009, which is the most recent practicable trading date prior to the printing of this proxy statement, the high and low reported trading prices of our Class A Common Stock were $          and $          respectively.  You are encouraged to obtain current market quotations for our shares of Class A Common Stock.

OTHER MATTERS

Future Stockholder Proposals

If we obtain the affirmative vote of a majority of our outstanding shares of common stock at the special meeting, we do not expect to hold a 2009 Annual Meeting of Stockholders. If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders.

Householding of Special Meeting Materials

Some banks, brokers and other nominee recordholders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household, unless we have received contrary instructions from any such stockholders. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to our office at 50 Engineers Road, Hauppauge, New York, 11788, telephone:  (631) 701-2112, we will promptly deliver a separate copy of the annual reports and proxy statements, as applicable, to any stockholder at a shared address to which a single copy of documents was delivered. In addition, stockholders sharing an address can request delivery of a single copy of annual reports or proxy statements, as applicable, if receiving multiple copies upon written or oral request to our office at the address and telephone number stated above.

If you own your shares through a broker or other nominee, you can request to participate in householding, or alternatively can request separate copies of our annual reports and proxy statement, by contacting your broker or nominee.

Other Information

See Annex D and Annex E to this proxy statement for a description of the Company’s business, a description of the Company’s property, and information concerning certain supplementary financial information, management’s discussion and analysis of the Company’s financial condition and results of operations, changes in and disagreements with accountants on accounting and financial disclosure.

The Company is involved in lawsuits, claims and proceedings which arise in the ordinary course of business.  Other than as set forth in the following paragraphs, the Company is not presently involved in any material litigation.

On June 30, 2009, Graphic Arts Acquisition Corporation (“Graphic Arts”), a wholly-owned subsidiary of the Company, filed a lawsuit in the United States District Court for the Eastern District of New York, against Lowery Machine & Supply, LLC (“LMS”) and Robert Barnes (“Barnes”).  The lawsuit stems from a business and contractual relationship between Graphic Arts and LMS by which LMS agreed to serve as Graphic Arts’ agent in the extractment, movement, management, marketing and sale of certain intellectual and real property belonging to Graphic Arts.  The lawsuit seeks judgment against LMS for breach of contract, breach of fiduciary duty, and conversion and judgment against both LMS and Barnes for domain name infringement.

The Company is aware of a stockholder lawsuit, dated July 14, 2009, purportedly filed in connection with the merger against the Company and its directors, Parent and Merger Sub, by Anthony Chiarenza, an individual who claims to be a stockholder of the Company, in the Supreme Court of the State of New York, County of Suffolk (Index No. 09-26487).  The complaint contends that the proposed price of $0.31 per share is an unfair price in light of the value of the Company.  It further alleges terms of the merger agreement are unfair because (a) the Company is required to notify Parent and Merger Sub before a recommendation to accept a superior proposal, (b) the merger agreement defines a superior proposal solely as one that is more favorable “from a financial point of view” and (c) the merger agreement includes a $300,000 termination fee.  The complaint asserts claims of breach of fiduciary duty against the individual defendants, and claims of aiding and abetting breach of fiduciary duty against the Company, Parent and Merger Sub. It seeks as relief, among other things, an order enjoining the proposed transaction as well as damages and fees and expenses, including the plaintiff’s attorney’s fees.  We believe these allegations are without merit.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Hirsch International Corp., 50 Engineers Road Hauppague, New York 11788, attn: Investor Relations, telephone (631) 701-2112 or from the SEC through the SEC’s website at http://www.sec.gov. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

Because the merger is a “going private” transaction, Hirsch has filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above.  The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Parent has supplied all information in this proxy statement pertaining to Parent and Merger Sub and we have supplied all information in this proxy statement pertaining to us.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED                    , 2009. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

Hirsch International Corp.

a Delaware corporation,

HIC Acquisition Company

a Delaware corporation,

and

Hirsch Holdings, Inc.

a Delaware corporation

July 2, 2009

A-i

A-ii

INDEX OF DEFINED TERMS

Term	Section

Acceptable Confidentiality Agreement	5.02(a)
Affiliate	1.01
Agreement	Preamble
Appraisal Shares	3.01(d)
Benefit Plans	1.01
Business Day	1.01
Cancelled Shares	3.01(b)
Capitalization Date	4.01(c)
Certificate	3.01(c)
Certificate of Merger	2.03
Change in Recommendation	5.02(e)
Class A Stock	Recitals
Class B Stock	Recitals
Closing	2.02
Closing Date	2.02
Code	3.02(h)
Company	Preamble
Company Board	4.01(d)(ii)
Company Board Recommendation	4.01(d)(ii)
Company Bylaws	4.01(a)
Company Charter	4.01(a)
Company Stock	Recitals
Company Information	4.01(j)
Company SEC Documents	4.01(e)(i)
Company Stock Option	3.03(b)
Company Stock Plan	3.03(b)
Company Stock-Based Awards	4.01(c)
Company Termination Fee	6.05(b)(ii)
Contract	4.01(d)(iii)
Converted Shares	3.01(c)
DGCL	2.01
Effective Time	2.03
Exchange Act	4.01(d)(iii)
Exchange Fund	3.02(a)
Excluded Party	5.02(b)
Expenses	6.05(c)
Filed Company SEC Documents	4.01
Financing	4.02(d)
Financing Agreements	6.07(a)
Financing Commitment	4.02(d)
GAAP	4.01(e)(i)
Go-Shop Period	5.02(b)
Governmental Entity	4.01(d)(iii)

A-1

Interim Period	5.01(a)
Key Persons	5.01(a)(vii)
Knowledge	1.01
Law	4.01(d)(iii)
Liens	4.01(b)
Material Adverse Effect	1.01
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
New Financing Commitment	6.07(a)
Notice Period	5.02(f)(i)
Order	4.01(d)(iii)
Outside Date	8.01(b)(i)
Parent	Preamble
Parent Information	4.02(f)
Parent Material Adverse Effect	1.01
Paying Agent	3.02(a)
Person	1.01
Preferred Stock	4.01(c)
Proxy Statement	4.01(d)(iii)
Representative	1.01
Schedule 13E-3	4.01(d)(iii)
SEC	4.01(d)(iii)
Section 262	3.01(d)
Securities Act	4.01(e)(i)
Stockholder Approval	4.01(f)
Stockholders	3.01
Stockholders’ Meeting	6.01(c)
SOX	4.01(e)(i)
Special Committee	Recitals
Solvent	4.02(i)
Subsidiary	1.01
Superior Proposal	5.02(a)
Surviving Corporation	2.01
Tajima	4.01(d)(iii)
Takeover Proposal	5.02(a)
Tax	1.01
Taxing authority	1.01

A-2

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 2, 2009 among Hirsch Holdings, Inc., a Delaware corporation (“Parent”), HIC Acquisition Company, a Delaware corporation (“Merger Sub”), and Hirsch International Corp., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the board of directors of each of the Company and Merger Sub, a special committee of the board of directors of the Company (the “Special Committee”) has approved and declared advisable, and the board of directors of Parent has approved, this Agreement and the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of class A common stock, par value $0.01 per share, of the Company (“Class A Stock”), and each issued and outstanding share of class B common stock, par value $0.01 per share, of the Company (“Class B Stock” and, together with the Class A Stock, “Company Stock”) other than any Appraisal Shares or Cancelled Shares (as defined below), will be converted into the right to receive $0.31 in cash, per share, without interest (the “Merger Consideration”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01                              Definitions.  For purposes of this Agreement:

(a)           “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  For purposes hereof, “control” means the possession directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person by virtue of ownership of voting securities, by contract or otherwise.

(b)           “Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) and all employment benefit, compensation, stock option, stock purchase, restricted stock, deferred compensation, retiree medical or life insurance, split dollar insurance, supplemental retirement, severance, change of control, fringe benefit, bonus, incentive, employee loan or other employee benefit, arrangements, plans, policies or programs, in each case, which are provided, maintained, contributed to or sponsored by the Company or any of its Subsidiaries on behalf of current or former directors, officers, employees, or consultants or for which the Company or any of its Subsidiaries has any liability, contingent or otherwise.

(c)           “Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized by Law or executive order to be closed.

(d)           “Knowledge” of the Company or Parent means, with respect to any matter in question, the actual knowledge of the Company’s or Parent’s respective executive officers after making due inquiry regarding such matter of the other executives and managers having primary responsibility for such matter, as well as that knowledge that a reasonably prudent executive officer would have pertaining to such matter in the course of duly performed duties as an officer of such party.

(e)           “Material Adverse Effect” means any fact, circumstance, change, occurrence or effect that, individually or in the aggregate with all other facts, circumstances, changes, occurrences or effects, (1) is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), results of operations or liabilities (contingent or otherwise) of the Company and its Subsidiaries, taken as a whole, or (2) that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the ability of the Company to consummate the Merger, except for any such facts, circumstances, changes, occurrences or effects arising out of or relating to (i) the announcement or the existence of this Agreement and the transactions contemplated hereby, or actions by Parent or the Company required to be taken pursuant to this Agreement, (ii) changes in general economic or political conditions or the financial markets (so long as the Company or its Subsidiaries are not disproportionately affected thereby), (iii) changes in applicable Laws, rules, regulations or orders of any Governmental Entity or interpretations thereof by any Governmental Entity or changes in accounting rules or principles (so long as the Company or its Subsidiaries are not disproportionately affected thereby), (iv) changes affecting generally the industries in which the Company or its Subsidiaries conduct business (so long as the Company or its Subsidiaries are not disproportionately affected thereby), or (v) any outbreak or escalation of hostilities or war or any act of terrorism (so long as the Company or its Subsidiaries are not disproportionately affected thereby).

(f)            “Parent Material Adverse Effect” means any fact, circumstance, change, occurrence, or effect that, individually or in the aggregate, that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated by this Agreement (other than if any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitment).

(g)           “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, or other entity.

(h)           “Representative” means any officer, employee, counsel, investment banker, accountant, consultant, debt financing source, or other authorized representative of any Person.

(i)            “Subsidiary” of any Person means another Person of which such first Person directly or indirectly owns an amount of the voting securities, other voting rights or voting partnership interests sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests thereof).

(j)            “Tax” means any federal, state, local or foreign income, gross receipts, property, sales, use license, excise, franchise employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any related interest, penalty, addition to tax or additional amount.

(k)           “Taxing Authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

Section 1.02           Interpretation.  When a reference is made in this Agreement to an “Article,” or a “Section,” such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.  The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

THE MERGER

Section 2.01                              The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, as defined below, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all of the rights and obligations of Merger Sub and the Company in accordance with the DGCL.

Section 2.02                              Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the third Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), at the offices of Baker & McKenzie, LLP, 1114 Avenue of the Americas, New York, New York 10036, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VII shall no longer be satisfied or (to the extent permitted by applicable Law) waived on such third Business Day, then the Closing shall take place on the first Business Day on which all such conditions shall again have been satisfied or (to the extent permitted by applicable Law) waived unless another time is agreed to in writing by Parent and the Company.  The date on which the Closing occurs is referred to as the “Closing Date.”

Section 2.03                              Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger regarding the Merger (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make or cause to be made all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree in writing and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.04                              Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.05                              Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)           The certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated as of the Effective Time as a result of the Merger so as to read in its entirety as the form of amended and restated certificate of incorporation set forth in Exhibit A hereto and, as so amended and restated, shall be the Surviving Corporation’s certificate of incorporation until thereafter changed or amended as provided therein or by applicable Law.

(b)                               The bylaws of the Company, as in effect as of immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except the references to Merger Sub’s name shall be replaced by references to Hirsch International Corp.) and, as so amended and restated, shall be the Surviving Corporation’s bylaws until thereafter changed or amended as provided therein or by applicable Law.

Section 2.06                              Directors and Officers of the Surviving Corporation.  From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.  From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.07                              Further Assurances.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either Merger Sub or the Company or both, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Merger Sub or the Company or both, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Merger Sub or the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to, or under any of the rights, privileges, powers, franchises, properties or assets of Merger Sub and the Company, and otherwise to carry out the purposes of this Agreement.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.01                              Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, or the Company, or the holder of any shares of Company Stock (collectively, the “Stockholders”):

(a)           Capital Stock of Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock of the Surviving Corporation.

(b)           Cancellation of Certain Stock. Each share of Company Stock that is (i) owned, directly or indirectly, by Parent, Merger Sub or Paul Gallagher immediately prior to the Effective Time, or (ii) held in the treasury of the Company (together, the “Cancelled Shares”) shall be automatically canceled and shall cease to exist, and no consideration shall be delivered in exchange therefore.

(c)           Conversion of Company Stock.  Subject to Section 3.01(d), each share of Company Stock issued and outstanding immediately prior to the Effective Time other than the Cancelled Shares or Appraisal Shares, shall be converted into the right to receive the Merger Consideration on the terms set forth in this Agreement (the “Converted Shares”).  As of the Effective Time, subject to Section 3.01(d), all of the Converted Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or uncertificated shares representing Company Stock which immediately prior to the Effective Time represented any such Converted Shares (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued or paid in consideration therefor upon surrender of such Certificate and other required documentation in accordance with Section 3.02(c).  The right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax Law.

(d)           Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not become Converted Shares as provided in Section 3.01(c), but instead such holder shall be entitled to payment of the fair value of such Appraisal Shares in accordance with the provisions of Section 262.  At the Effective Time, all Appraisal Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262.  Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to be Converted Shares under Section 3.01(c).  The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

(e)           Certain Adjustments.  Notwithstanding anything herein to the contrary, if between the date of this Agreement and the Effective Time, (i) the outstanding shares of Company Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, (ii) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period, or (iii) any similar event shall have occurred, then in any such case the Merger Consideration shall be appropriately adjusted to reflect such action; provided, however that nothing in this Section 3.01(e) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.02                              Exchange of Certificates.

(a)           Paying Agent.  Prior to the Effective Time, Parent shall designate and enter into an agreement with a bank or trust company that is reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. Prior to the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit (from and after the Effective Time) of the holders of Certificates, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 3.01(c). All cash deposited with the Paying Agent pursuant to this Section 3.02(a) shall hereinafter be referred to as the “Exchange Fund.”

(b)           Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which shall be in customary form and have such other provisions as Parent may reasonably specify), and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration.  Each holder of record of one or more Certificates shall, upon surrender to the Paying Agent of such Certificate or Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash to which such holder is entitled pursuant to Section 3.01(c), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration in accordance with this Section 3.02(b) may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents required to evidence and effect such transfer) and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate.  No payment of Merger Consideration shall be paid to any holder of a Certificate with respect to the Converted Shares represented by such Certificate until the holder of such Certificate shall have surrendered such Certificate in accordance with this Article III.  Until surrendered as contemplated by this Section 3.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration to which such holder is entitled to receive in respect of such Certificate pursuant to this Article III.  Following the surrender of any Certificate, there shall be paid to the record holder of the Certificate representing whole shares of Company Stock issued in exchange therefor, without interest, at the time of such surrender, the Merger Consideration payable in respect therefor in accordance with this Article III.  No interest shall be paid or will accrue on any payment to holders of Certificates pursuant to the provisions of this Article III.

(c)           No Further Ownership Rights in Company Stock.  The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock formerly represented by such Certificates.  At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Company Stock.  If, after the Effective Time, any Certificate is presented to the Surviving Corporation or Parent for transfer, it shall be canceled against delivery of the Merger Consideration as provided in this Article III.

(d)           Termination of the Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration in accordance with this Article III.

(e)           No Liability.  None of Parent, the Company, the Surviving Corporation or the Paying Agent or any of their respective Affiliates shall be liable to any Person in respect of any Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate shall not have been surrendered immediately prior to the date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)            Investment of Exchange Fund.  The Paying Agent shall invest the cash included in the Exchange Fund as directed by Parent prior to the Effective Time and by the Surviving Corporation after the Effective Time.  If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, the Surviving Corporation shall promptly deposit or cause to be deposited into the Exchange Fund an amount in cash which is equal to such deficiency in order to fully satisfy such cash payment obligations.  Any interest and other income resulting from such investments shall be payable to Parent prior to the Effective Time and to the Surviving Corporation after the Effective Time.

(g)           Lost Certificates.  If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Paying Agent, the entering into of an indemnity or the posting of a bond as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Article III.

(h)           Withholding Rights.  The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law.  To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

Section 3.03                              Stock Options.

(a)           Prior to the Effective Time, the Company shall take such action as is necessary to cause each unvested Company Stock Option that is outstanding immediately prior to the Effective Time to become fully vested and exercisable.  Prior to the Closing Date, the Company shall (i) cancel, immediately prior to the Effective Time, each then-outstanding Company Stock Option (provided that, if required under the Company Stock Plan and/or any Company Stock Option, the Company shall obtain from the holder of such Company Stock Option any consent, in writing, required to effect such cancellation) in exchange for an amount in cash (less any applicable withholding required by Law) payable at or as soon as practicable after the Effective Time, equal to the product of (A) the total number of shares of Company Stock underlying such Company Stock Option and (B) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Stock Option, and (ii) make any amendments to the Company Stock Plans that may be necessary or desirable to implement the foregoing.

(b)           For purposes of this Agreement, “Company Stock Option” means any option or right to purchase Company Stock granted under one or more of the Company Stock Plans. “Company Stock Plans” mean the Company 1993 Stock Option Plan, as amended; the Company 1994 Non-Employee Director Stock Option Plan, as amended; the 2003 Stock Option Plan, as amended; and the 2004 Non-Employee Director Stock Option Plan.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01           Representations and Warranties of the Company.  Except (i) as disclosed in, and clearly apparent from, the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (“Filed Company SEC Documents”) and only as and to the extent disclosed therein (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward-looking in nature, and provided that, in no event shall any disclosure in any Filed Company SEC Documents qualify or limit the representations and warranties of the Company set forth in Sections 4.01(c) or (d)), or (ii) as to any other information set forth in Section 4.01 that the Chief Executive Officer of the Company knows, or reasonably should know in the performance of his duties as the Chief Executive Officer of the Company, is not true, complete or correct, the Company represents and warrants to Parent and Merger Sub as follows:

(a)           Organization, Standing and Corporate Power.  The Company and each of its Subsidiaries is validly existing under the Laws of the jurisdiction of its incorporation or formation, as the case may be.  The Company and each of its Subsidiaries has all requisite corporate, partnership, limited liability company or similar power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to have such power, authority, licenses, permits, authorizations and approvals would not have a Material Adverse Effect.  The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, other than in such other jurisdictions where the failure to be so qualified, licensed or in good standing has not had and would not have a Material Adverse Effect.  The Company has made available to Parent, prior to the execution of this Agreement, true, complete and accurate copies of the Company’s certificate of incorporation (as amended, the “Company Charter”) and bylaws (as amended, the “Company Bylaws”), and the comparable organizational documents of each of its Subsidiaries, in each case as amended to, and in effect on, the date of this Agreement.

(b)           Subsidiaries.  All of the issued and outstanding capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized, validly issued and are fully paid and nonassessable and are directly or indirectly owned by the Company, free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), other than Liens imposed by or arising under applicable Law or which are not material, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests.  Except as set forth in the Filed Company SEC Documents and except for the capital stock of, or voting securities or equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, as of the date of this Agreement, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity, or any options, warrants, rights or securities convertible, exchangeable or exercisable therefor.  There are no bonds, debentures, notes or other indebtedness of any of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters upon which such Subsidiaries’ equityholders may vote.  Except as set forth in the Filed Company SEC Documents and except for capital stock held by the Company or a wholly-owned Subsidiary of the Company, (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of any Subsidiary of the Company, (B) any securities of any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of such Subsidiary, or (C) any warrants, calls, options or other rights to acquire, and no obligation to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of any Subsidiary of the Company, and (ii) there are not any outstanding obligations to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of such securities.  There are no outstanding obligations to repurchase, redeem or otherwise acquire any such outstanding securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(c)           Capital Structure.  The authorized capital stock of the Company consists of 20,000,000 shares of Class A Stock, par value $0.01 per share, 3,000,000 shares of Class B Stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”).  At the close of business on June 15, 2009 (the “Capitalization Date”), (i) 9,083,065 shares of Class A Stock were issued and outstanding, (ii) 400,018 shares of Class B Stock were issued and outstanding, (iii) 1,683,000 shares of Class A Stock were subject to outstanding Company Stock Options with a weighted average exercise price of $1.62 per share, and (iv) no shares of Preferred Stock were issued or outstanding.  Except as set forth above, at the close of business on the Capitalization Date, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance (other than with respect to such shares reserved for issuance upon the exercise of Company Stock Options) or outstanding.  There are no outstanding stock appreciation rights, “phantom” stock rights, restricted stock units, performance units, rights to receive shares of Company Stock on a deferred basis or other rights (other than Company Stock Options) that are linked to the value of Company Stock (collectively, “Company Stock-Based Awards”).  The Company has provided or made available to Parent a true and complete list, as of the date of this Agreement, of each outstanding Company Stock Option and the exercise price thereof. All Company Stock Options are issued under the Company Stock Plans or other award agreements, true and correct copies of which were provided or made available to Parent prior to the date of this Agreement.  All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.  Except as set forth above in this Section 4.01(c) and except for issuances of shares of Company Stock pursuant to the exercise of Company Stock Options, (A) there are not issued, reserved for issuance or outstanding (1) any shares of capital stock or other voting securities or equity interests of the Company, (2) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company, with the exception of the Class B Stock that can be converted into Class A Stock on the holder’s request at any time, (3) any warrants, calls, options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company, or (4) any Company Stock-Based Awards, and (B) there are not any outstanding obligations of the Company to repurchase, redeem or otherwise acquire any such shares of capital stock, equity interests or other securities or to register, issue, deliver or sell, or cause to be issued, delivered or sold, any such shares of capital stock, equity interests or other securities.  Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any such securities.

(d)                               Authority; Noncontravention.

(i)            The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Stockholder Approval and the governmental filings and other matters referred to in the last sentence of this Section 4.01(d), to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the consummation of the Merger, to the obtaining of the Stockholder Approval.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (A) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally, and (B) is subject to general principles of equity.

(ii)           Upon the recommendation of the Special Committee, the board of directors of the Company (the “Company Board”), at a meeting duly called and held, duly adopted resolutions (A) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, and (B) recommending that the Stockholders adopt this Agreement and approve the Merger, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way (the “Company Board Recommendation”).  The unaffiliated members of the Company Board unanimously approved the Merger as contemplated by Section 11.7 of the Company By-Laws.

(iii)          The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (A) subject to the obtaining of the Stockholder Approval, the Company Charter or the Company Bylaws or the comparable organizational documents of any of the Company’s Subsidiaries, (B) subject to obtaining the consent of Tajima Industries, Ltd. (“Tajima”) to the change of control that would result from the Merger, any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument, whether written or oral, that is intended by the Company or any of its Subsidiaries to be legally binding (each, including all amendments thereto, a “Contract”) to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets are subject, or (C) subject to the obtaining of the Stockholder Approval and the governmental filings and other matters referred to in the following sentence, any (1) federal, state, local, provincial or foreign statute, law, ordinance, rule or regulation of a Governmental Entity (each, a “Law”) applicable to the Company or any of its Subsidiaries or their respective properties or other assets, or (2) order, writ, injunction, decree, judgment or stipulation (each, an “Order”) applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (B) and (C) above, any such conflicts, violations, breaches, defaults, consents, rights of termination, cancellation, modification or acceleration, losses or Liens that would not have a Material Adverse Effect.  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration, notice to or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement, except for (w) the filing with the Securities and Exchange Commission (the “SEC”) of (1) a proxy statement relating to the adoption by the Stockholders of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and a transaction statement on Schedule 13E-3 (as amended or supplemented from time to time, the “Schedule 13E-3”), and (2) such other filings or reports under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), as may be required in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, (x) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (y) any filings with and approvals of the Nasdaq Stock Market, and (z) such other consents, approvals, orders, authorizations, actions, registrations, declarations, notices and filings the failure of which to be obtained or made, would not have a Material Adverse Effect.

(e)                                Company SEC Documents.

(i)            The Company has filed with or furnished to the SEC, on a timely basis, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by the Company since January 1, 2007 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”).  As of their respective filing dates, or, if revised, amended, supplemented or superseded by a later-filed Company SEC Document filed prior to the date of this Agreement, as of the date of filing of the last such revision, amendment, supplement or superseding filing, the Company SEC Documents complied in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company SEC Documents (as revised, amended, supplemented or superseded by a later-filed Company SEC Document) contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which individually or in the aggregate would require an amendment, supplement or corrective filing to such Company SEC Documents. Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents complied at the time it was filed in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, had been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except as otherwise noted therein and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than (A) liabilities or obligations reflected or reserved against on the balance sheet of the Company and its Subsidiaries as of March 31, 2009 included in the Filed Company SEC Documents (including the notes thereto), (B) liabilities or obligations incurred after March 31, 2009 in the ordinary course of business, or (C) liabilities or obligations which would not have a Material Adverse Effect. None of the Subsidiaries of the Company are, or have at any time been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(ii)           As of the date of this Agreement, (A) there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Documents, and (B) to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(f)            Voting Requirements. Assuming the accuracy of the representations and warranties of the Parent and Merger Sub in Section 4.02, the only vote of Stockholders required to approve this Agreement and the Merger is the affirmative vote of holders of at least a majority of the outstanding shares of Company Stock at the Stockholders’ Meeting or any adjournment or postponement thereof (the “Stockholder Approval”).

(g)           State Takeover Laws. The Company Board, upon the recommendation of the Special Committee, has approved this Agreement, the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and such approval represents all the actions necessary to render inapplicable to this Agreement and the Merger and the other transactions contemplated by this Agreement, the restrictions on “business combinations” set forth in Section 203 of the DGCL, to the extent such restrictions would otherwise be applicable to this Agreement or the Merger and the other transactions contemplated by this Agreement. No other state takeover statute or similar statute or regulation applies to this Agreement or the Merger or the other transactions contemplated by this Agreement.

(h)           Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person (other than Burnham Securities, Inc. for its opinion referenced in Section 4.01(i) below, the fees and expenses of which will be paid by the Company), is entitled to any broker’s, finder’s or financial advisor’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.  The Company has delivered to Parent true, complete and accurate copies of all written agreements entered into on or prior to the date of this Agreement under which any such fees or expenses are payable and all indemnification and contribution related to the engagement of the Persons to whom such fees are payable.

(i)                                   Opinion of Financial Advisors. On July 1, 2009, the Special Committee received the opinion of Burnham Securities, Inc. to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Stock, other than Parent, Merger Sub and Paul Gallagher.

(j)                                   Schedule 13E-3/Proxy Statement; Other Information. None of the information provided by the Company for inclusion in the Schedule 13E-3 or the Proxy Statement (the “Company Information”) will, in the case of the Schedule 13E-3, as of the date of its filing and of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and (ii) at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information that is contained or incorporated by reference in the Schedule 13E-3 or the Proxy Statement other than with respect to the Company Information as forth in this Section 4.01(j). The Proxy Statement will comply in all material respects with the requirements of the Exchange Act.

Section 4.02                              Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub represent and warrant to the Company as follows:

(a)                                Organization, Standing and Corporate Power. Each of Parent and Merger Sub is validly existing under the laws of the State of Delaware.  Each of Parent and Merger Sub has made available to the Company true, complete and accurate copies of its respective certificate of incorporation and bylaws.  Each of Parent and Merger Sub has the requisite corporate power and authority to own, operate or lease its respective properties and to carry on its respective business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its respective business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power, authority or to be so qualified, licensed or in good standing, would not have a Parent Material Adverse Effect.

(b)                               Authority; Noncontravention.

(i)            Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary entity action on the part of Parent and Merger Sub and no other proceedings on the part of Parent or Merger Sub (other than approval by Parent as the sole stockholder of Merger Sub, such approval to occur immediately after the execution of this Agreement) are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that such enforceability (A) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally, and (B) is subject to general principles of equity.

(ii)           The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of transactions contemplated by this Agreement and compliance by Parent and Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Merger Sub under (A) the certificate of incorporation and bylaws of Parent or Merger Sub, (B) any Contract to which Parent or Merger Sub is a party or any of their respective properties or other assets are subject (including any credit facilities or agreements and any other indebtedness arrangements), or (C) subject to the governmental filings and other matters referred to in the following sentence, any Laws and Orders applicable to Parent or Merger Sub or their respective properties or other assets, other than, in the case of the immediately preceding clauses (B) and (C), any such conflicts, violations, breaches, defaults, consents, rights of termination, cancellation, modification or acceleration, losses or Liens that would not have a Parent Material Adverse Effect.  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration, notice to or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except for (x) the filing (i) an amendment to the Schedule 13D of Parent and (ii) the Schedule 13E-3 with the SEC, (y) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other states in which Parent and Merger Sub are qualified to do business, and (z) such other consents, approvals, orders, authorizations, actions, registrations, declarations, notices and filings the failure of which to be obtained or made would not have a Parent Material Adverse Effect.

(c)           Capital Structure; Operations.  The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are issued and outstanding and owned by Parent.  The authorized capital stock of Parent consists of 7,500 shares of common stock, par value $0.01 per share; and 2,500 shares of preferred stock, par value $0.01 per share.   Parent and Merger Sub were formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and have not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

(d)           Financing.  Parent has delivered to the Company a true and complete copy, as of the date of this Agreement, of an executed commitment letter to provide debt financing to Parent (or Merger Sub) in an aggregate amount set forth therein, subject to the terms and conditions thereof (the “Financing Commitment”), a portion of the proceeds of which shall be used to consummate the Merger and the other transactions contemplated by this Agreement (the “Financing”).  As of the date of this Agreement, the Financing Commitment, in the form delivered to the Company, (i) has not been amended or modified, withdrawn or rescinded in any respect, (ii) represents the entire agreement between the parties, and (iii) is in full force and effect and is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto.  As of the date of this Agreement, subject to the accuracy of the representations and warranties of the Company set forth in Section 4.01, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in the Financing Commitment.  Subject to the accuracy of the representations and warranties of the Company set forth in Section 4.01(c), the proceeds from the Financing, when funded in accordance with the Financing Commitment and together with available funds at the Company, are sufficient for the satisfaction of all of Parent’s obligations under this Agreement, including the payment of the aggregate Merger Consideration and to pay all related fees and expenses.  Notwithstanding anything in this Agreement to the contrary, the Financing Commitment may be superseded at the option of Parent after the date of this Agreement but prior to the Effective Time by a New Financing Commitment in accordance with Section 6.07.  In such event, the term “Financing Commitment” as used in this Agreement shall be deemed to include a New Financing Commitment to the extent then in effect.

(e)           Brokers.  No broker, investment banker or financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

(f)            Schedule 13E-3/Proxy Statement; Other Information.  None of the information provided by Parent or Merger Sub with respect to itself for inclusion in the Schedule 13E-3 or the Proxy Statement (the “Parent Information”) will, in the case of the Schedule 13E-3, as of the date of its filing and of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (ii) at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information that is contained or incorporated by reference in the Proxy Statement or the Schedule 13E-3 other than with respect to the Parent Information as set forth in this Section 4.02(f).

(g)           Absence of Arrangements with Management.  Except for this Agreement, as of the date of this Agreement, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent, any of its Affiliates or any Stockholder relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

(h)           Access to Information and Investigation by Parent.  Parent and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives, as of the date hereof, have requested to review, and that it and its Representatives have had full opportunity to meet with officers and other Representatives of the Company for the purpose of investigating and obtaining information regarding the Company’s business, operations and legal affairs. Parent has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Company and its Subsidiaries, which investigation, review and analysis was done by Parent and, to the extent Parent deemed appropriate, by Parent’s Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other person has made a representation or warranty to Parent with respect to (i) any projections, estimates or budgets for the Company or its Subsidiaries, (ii) any material, documents or information relating to the Company or its Subsidiaries made available to Parent, or (iii) in connection with any materials prepared for or in connection with Parent’s arrangement of the Financing or the Financing Commitment, except as expressly and specifically covered by a representation or warranty set forth in Section 4.01.

(i)            Solvency.  Assuming the satisfaction of the conditions to the obligation of Parent to consummate the Merger, or the waiver of such conditions, and the accuracy of the representations and warranties of the Company set forth in Section 4.01 hereof, then immediately after giving effect to the transactions contemplated by this Agreement, the Surviving Corporation will be Solvent. For purposes of this Section 4.02, the term “Solvent” with respect to the Surviving Corporation means that, as of any date of determination, (i) the amount of the fair saleable value of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (A) the value of all liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, including contingent liabilities valued at the amount that is reasonably expected to become due, as of such date, as such quoted terms are generally determined in accordance with the applicable federal laws governing determinations of the solvency of debtors, and (B) the amount that will be required to pay the liabilities that are reasonably expected to become due of the Surviving Corporation and its Subsidiaries, taken as a whole, on its existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) the Surviving Corporation and its Subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital for the operation of their businesses in which it is engaged or proposed to be engaged by Parent following such date, and (iii) the Surviving Corporation and its Subsidiaries, taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that the Surviving Corporation will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS; NO SOLICITATION

Section 5.01                              Conduct of Business by the Company.

(a)                                During the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with the provisions of Section 8.01 or the Effective Time (the “Interim Period”), except as contemplated by this Agreement or as consented to in writing in advance by Parent, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, to keep available the services of its current officers, key employees and consultants and to preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it.  In addition to and without limiting the generality of the foregoing, during the Interim Period from the date of this Agreement to the Effective Time, except as contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent:

(i)            (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect Subsidiary wholly owned by the Company to the Company or another directly or indirectly wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii)           issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, including pursuant to Contracts as in effect on the date of this Agreement (other than the issuance of shares of Company Stock upon the exercise of Company Stock Options in accordance with their terms on the date of this Agreement);

(iii)          amend or waive any provision in the Company Charter or the Company Bylaws or other comparable charter or organizational documents of any of the Company’s Subsidiaries, except as may be required by applicable Law or the rules and regulations of the SEC or the Nasdaq Stock Market, or, in the case of the Company, enter into any agreement with any of its stockholders in their capacity as such;

(iv)          directly or indirectly acquire, (A) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any Person or division, business or equity interest of any Person, or (B) any material asset or assets, except for capital expenditures;

(v)           (A) incur, create, assume or otherwise become liable for, any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing (other than borrowings under the Company’s existing loan facilities in the ordinary course of business), or (B) make any loans or advances to any other Person, except for loans, advances, capital contributions or investments between any Subsidiary of the Company and the Company or another Subsidiary of the Company in the ordinary course of business consistent with past practice;

(vi)          except as required by Law or any judgment, (A) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents (for amounts not in excess of such reserves), or (B) cancel any material indebtedness;

(vii)         except (x) as required to ensure that any Benefit Plan is not then out of compliance with applicable Law, or (y) to comply with any Benefit Plan or Contract entered into prior to the date of this Agreement, (A) adopt, enter into, terminate or amend (1) any collective bargaining Contract or Benefit Plan or (2) any other Contract, plan or policy involving the Company or any of its Subsidiaries as applied to directors, executive officers and sales managers of the Company (“Key Persons”), or (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, except in the ordinary course of business consistent with past practice to employees of the Company or its Subsidiaries other than Key Persons.

(viii)        adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity (other than among wholly-owned Subsidiaries of the Company); or

(ix)           authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(b)           Advice of Changes; Filings.  The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall promptly advise the other party in writing if (i) any representation, warranty, condition or agreement made by it contained in this Agreement becomes untrue or inaccurate in a manner that would result in the failure of any one more of the conditions set forth in Section 7.02(a) or 7.02(b) or Section 7.03(a) or 7.03(b), and (ii) the Company or Parent or Merger Sub fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions precedent to the obligations of the parties under this Agreement.

(c)                                Confidential Portions of Governmental Entity Filings.  The Company and Parent shall, to the extent permitted by Law, promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement, other than the portions of such filings that include confidential or proprietary information not directly related to the transactions contemplated by this Agreement.

(d)                               Actions Taken at Direction of CEO.  Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any agreement or obligation hereunder including, without limitation, those set forth in Articles V and VI hereof, if the alleged breach is the proximate result of action taken by the Company at the direction of the Chief Executive Officer without the approval or direction of the Company Board (or an authorized committee thereof).

Section 5.02                              No Solicitation.

(a)           Certain Definitions.  The following terms in this Section 5.02 have the meanings ascribed thereto:

“Acceptable Confidentiality Agreement” means a confidentiality agreement approved by the Special Committee, provided that such confidentiality agreement shall not prohibit compliance with Section 5.02(f)(i).

“Takeover Proposal” means any inquiry, proposal or offer (including, without limitation, a letter of intent) from any Person or group of Persons (other than Parent and its Affiliates) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any Subsidiary of the Company) or businesses that constitute 25% or more of the revenues, net income or assets of the Company and its Subsidiaries (taken as a whole), or 25% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 25% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or group of Persons or the shareholders of any Person or group of Persons would own 25% or more of any class of equity securities of the Company or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any written Takeover Proposal that, if consummated, would result in such Person or group of Persons (or their equityholders) owning, directly or indirectly, more than 50% of the shares of Company Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent company of the surviving entity in a merger) or a majority of the assets of the Company and its Subsidiaries (taken as a whole), which the Special Committee determines in good faith (after consultation with its outside counsel and financial advisor) would, if consummated, be more favorable to the Stockholders from a financial point of view than the transactions contemplated by this Agreement (taking into account all the terms and conditions of such Takeover Proposal and this Agreement, including (x) the likelihood and timing of consummation of such transaction on the terms set forth therein (as compared to the terms herein), (y) all appropriate legal, financial (including the financing terms of such Takeover Proposal), regulatory and other aspects of such Takeover Proposal, and (z) any changes to the financial and other terms of this Agreement proposed by Parent in response to such Takeover Proposal or otherwise).

(b)           Notwithstanding any other provision of this Agreement to the contrary, at any time prior to the close of business on the 20th day following the date of this Agreement (the “Go-Shop Period”), the Company (acting under the direction of the Special Committee) and its Subsidiaries and their respective Representatives shall have the right to, directly or indirectly: (i) initiate, solicit and encourage, whether publicly or otherwise, Takeover Proposals, (ii) continue or otherwise participate in any discussions or negotiations regarding any Takeover Proposal, and (iii) otherwise cooperate with or take any other action to facilitate any proposal that constitutes, or could reasonably be expected to lead to, a Takeover Proposal. During the period from the expiration of the Go-Shop Period to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.01, the Company will not, and will cause its Subsidiaries not to, and will use its reasonable best efforts to cause the Company’s and its Subsidiaries’ respective officers, directors, employees and other Representatives not to, directly or indirectly, (i) initiate or solicit or knowingly encourage (including by way of providing information), the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, a Takeover Proposal or (ii) (A) engage in negotiations or discussions with, or furnish access to its properties, books and records or provide any information or data to, any Person relating to any Takeover Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Takeover Proposal, (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for or relating to any Takeover Proposal, (D) enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or breach its obligations under this Agreement or (E) publicly propose or agree to do any of the foregoing.  Notwithstanding anything in the preceding sentence to the contrary, the Company may continue to take any of the actions described in clauses (i) and (ii) of the preceding sentence from and after the expiration of the Go-Shop Period and prior to obtaining Stockholder Approval with respect to any party that has made a Takeover Proposal prior to the end of the Go-Shop Period or with whom the Company is having ongoing discussions or negotiations as of the expiration of the Go-Shop Period regarding a possible Takeover Proposal (each such party, an “Excluded Party”).

(c)           Notwithstanding anything to the contrary contained in Section 5.02(b) and in addition to the rights of the Company pursuant to the first sentence and last sentence of Section 5.02(b), if after the expiration of the Go-Shop Period and prior to obtaining Stockholder Approval (i) the Company receives a Takeover Proposal that the Special Committee believes in good faith to be bona fide following disclosure thereof to the full Company Board, (ii) the Special Committee determines in good faith, after consultation with its financial advisors and outside counsel, that such Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal, and (iii) after consultation with its counsel, the Special Committee determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to the Stockholders under applicable Law, then the Company (acting under the direction of the Special Committee) may (A) participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with the Person or group of Persons making the Takeover Proposal regarding such Takeover Proposal, and (B) furnish information with respect to the Company and its Subsidiaries to the Person or group of Persons making the Takeover Proposal; provided that the Company (x) will not, and will not allow its Representatives to, disclose any non-public information concerning the Company or any of its Subsidiaries to such Person or group of Persons without entering into an Acceptable Confidentiality Agreement, and (y) will promptly provide or make available to Parent any non-public information concerning the Company or its Subsidiaries provided to such other Person or group of Persons which was not previously provided or made available to Parent.

(d)           Within twenty-four (24) hours following the expiration of the Go-Shop Period, the Company shall notify Parent in writing of the identity of each person (i) who is an Excluded Party or (ii) to whom the Company has provided non-public information and provide a copy of any Takeover Proposal which has been received by the Company. From and after the expiration of the Go-Shop Period, the Company will promptly (and in any event within one (1) Business Day) notify Parent of the receipt by the Company of any Takeover Proposal, which notice shall include the material terms of and identity of the Person(s) making such Takeover Proposal.  From and after the date of this Agreement, the Company will keep Parent informed on a current basis of the status and details of any such Takeover Proposal and of any amendments or proposed amendments thereto and any developments, discussions and negotiations concerning such Takeover Proposal, in each case, in any event no later than forty-eight (48) hours after the occurrence of the applicable amendment, development, discussion, or negotiation.  Without limiting the foregoing, after the expiration of the Go-Shop Period the Company shall promptly (within one (1) Business Day) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations with a Person or group of Persons in connection with any Takeover Proposal (other than any Excluded Party).

(e)           Subject to compliance with its obligations under Rules 14d-9 or 14e-2 under the Exchange Act, as applicable, neither the Special Committee nor the Company Board may (i) approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any Takeover Proposal or enter into a definitive agreement with respect to a Takeover Proposal, or (ii) modify or amend (or publicly propose to modify or amend) in a manner adverse to Parent or withdraw (or publicly propose to withdraw) the Company Board Recommendation ((i) or (ii) above being referred to as a “Change in Recommendation”); provided, however, that Special Committee and Company Board may, at any time prior to obtaining the Stockholder Approval, make a Change in Recommendation if (i) the Special Committee determines, in good faith (after consultation with its legal counsel), that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, or (ii) in response to a Superior Proposal under the circumstances contemplated in Section 5.02(f).

(f)            Notwithstanding anything to the contrary contained in this Agreement, if, at any time prior to obtaining the Stockholder Approval, the Company receives a Takeover Proposal which the Special Committee concludes in good faith constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Parent pursuant to clause (ii) below, the Company Board may (x) effect a Change in Recommendation and/or (y) terminate this Agreement (in accordance with Section 8.01(e)) in order to enter into a definitive agreement with respect to such Superior Proposal, if the Special Committee determines in good faith, after consultation with its counsel, that failure to take such action would be inconsistent with its fiduciary duties to the Stockholders under applicable Law; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless concurrently with such termination the Company pays the Company Termination Fee payable pursuant to Section 6.05(b); provided, further, that the Company Board may not effect a Change in Recommendation pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless:

(i)            the Company shall have provided prior written notice to Parent, at least three (3) calendar days in advance (the “Notice Period”), of its intention to effect a Change in Recommendation in response to such Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person or group of Persons making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the Person or group of Persons making such Superior Proposal and other material documents; and

(ii)           prior to effecting such Change in Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal.

In the event of any revision to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.02(f) with respect to such new written notice.

(g)           Nothing in this Agreement shall prohibit or restrict the Company Board, in circumstances not involving a Takeover Proposal, from amending, modifying or withdrawing the Company Board’s recommendation to the extent that the Special Committee determines in good faith (after consultation with its legal counsel) that such action is necessary under applicable Law in order for the directors to comply with their fiduciary duties to the Company’s stockholders. The Company shall give Parent written notice of any such action taken by the Company Board not later than the Business Day next succeeding the day on which such action is taken, setting forth in reasonable detail the action taken and the basis therefor.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01                              Preparation of the Proxy Statement and Schedule 13E-3; Stockholders’ Meeting.

(a)           As soon as reasonably practicable following the date of this Agreement, the Company shall prepare, and the Company shall file with the SEC, the Proxy Statement.  The Company shall cause the Proxy Statement to be mailed to the Stockholders as promptly as practicable after clearance by the SEC.  Parent shall furnish to the Company all information as may be reasonably requested by the Company in connection with the preparation, filing and distribution of the Proxy Statement.  No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon.  If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.  The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the Merger.

(b)           Concurrently with the filing of the Proxy Statement with the SEC, Parent and its Affiliates shall prepare and file with the SEC, together with the Company, the Schedule 13E-3. Parent and the Company shall cause the Schedule 13E-3 to comply with the rules and regulations promulgated by the SEC and respond promptly to any comments of the SEC or its staff regarding the Schedule 13E-3.  Each party agrees to provide the other party and its counsel with copies of any comments that such party or its counsel may receive from the staff of the SEC regarding the Schedule 13E-3 promptly after receipt thereof.  The Company shall promptly furnish to Parent all information concerning the Company and its executive officers and directors as may reasonably be requested in connection with the preparation of the Schedule 13E-3.  The Company and its counsel shall be given an opportunity to review and comment on the Schedule 13E-3 and each supplement, amendment or response to comments with respect thereto prior to filing with or delivering to the SEC.

(c)           The Company shall use its reasonable best efforts, as soon as practicable following the date of this Agreement and the receipt of clearance of the Proxy Statement from the SEC, to establish a record date for, duly call, give notice of, convene and hold a meeting of the Stockholders (the “Stockholders’ Meeting”) for the purpose of obtaining the Stockholder Approval; provided that such date may be extended to the extent reasonably necessary to permit the Company to file and distribute any material amendment to the Proxy Statement as is required by applicable Law. Subject to Section 5.02, the Company Board shall recommend to the Stockholders adoption of this Agreement and the Merger and shall include the Company Board Recommendation in the Proxy Statement.  A Change in Recommendation permitted by Sections 5.02(e), (f) or (g) will not constitute a breach by the Company of this Agreement. Without limiting the generality of the foregoing, but subject to the terms of this Agreement, the Company’s obligations pursuant to the first sentence of this Section 6.01(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal (whether or not a Superior Proposal). In addition, notwithstanding any Change in Recommendation, unless this Agreement is terminated pursuant to, and in accordance with, Section 8.01, this Agreement shall be submitted to the Stockholders at the Stockholders’ Meeting for the purpose of adopting this Agreement.

Section 6.02                              Access to Information; Confidentiality.

(a)           During the Interim Period, to the extent permitted by applicable Law, in connection with Parent securing the Financing contemplated by Section 4.02(d), the Company shall afford to Parent, and to Parent’s Representatives, and representatives of the Financing providers with whom Parent has executed the Financing Commitment, reasonable access during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time to all its and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records, and, during such period, the Company shall furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided that such access and inspections shall not unreasonably disrupt the operations of the Company or its Subsidiaries; and provided further, that the Company shall not be required to (or to cause any of its Subsidiaries to) so confer, afford such access or furnish such copies or other information to the extent that doing so would result in a violation of Law, result in the loss of attorney-client privilege or violate confidentiality obligations owing to third parties. Without limiting the foregoing, during the Interim Period, the Company shall (and shall cause its Affiliates to) cooperate with Parent in all respects in connection with Parent securing the Financing contemplated by Section 4.02(d).

(b)           Except for disclosures expressly permitted by the terms of this Agreement, Parent shall hold, and shall cause its accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence and not make any public disclosure thereof; provided, that the foregoing shall not prevent Parent from disclosing such information (i) to the extent required by applicable Law or by a Governmental Entity (including, inter alia, in any Schedule 13D or 13E-3 filing that Parent is required to make), (ii) to the extent such information is or becomes generally available to the public other than by disclosure by Parent or any Affiliate or Representative of Parent, and (iii) as reasonably necessary in connection with Parent securing the Financing contemplated by Section 4.02(d).

Section 6.03          Reasonable Best Efforts.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper and advisable to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) that the conditions set forth in Article VII are satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, and approvals from Governmental Entities and non-governmental third parties and the making of all necessary registrations, notices and filings (including filings with Governmental Entities); and (iii) the obtaining of all necessary consents, approvals or waivers from third parties. Subject to first having used all reasonable best efforts to negotiate a resolution of any objections underlying such lawsuits or other legal proceedings, the Company and Parent shall use reasonable best efforts to defend and contest any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay, temporary restraining order, or preliminary injunction entered by any Governmental Entity vacated or reversed.

(b)           The Company and Parent shall cooperate and consult with each other in connection with the making of all such filings, notifications and any other material actions pursuant to this Section 6.03, subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that material may be redacted (x) as necessary to comply with contractual arrangements, and (y) as necessary to address good faith legal privilege or confidentiality concerns.  Neither party shall file any such document or take such action if the other party has reasonably objected (and not withdrawn its objection) to the filing of such document or the taking of such action on the grounds that such filing or action would reasonably be expected to either (i) prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated hereby, or (ii) cause a condition set forth in Article VII to not be satisfied in a timely manner.  Neither party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party.

(c)           Each of the Company and Parent will promptly inform the other party upon receipt of any material communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement.  If the Company or Parent (or any of their respective Affiliates) receives a request for additional information or documentary material from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.  The parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.  Each party will advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with any Governmental Entity in connection with the transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, each party will use all reasonable efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws, including (subject to first having used all reasonable efforts to negotiate a resolution to any such objections) contesting and resisting any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, decree, judgment, injunction or other Order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.

(d)           Notwithstanding anything herein to the contrary (including Section 6.03), no party is required to, and the Company may not, without the prior written consent of Parent, become subject to, consent or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company, Parent, Merger Sub, or any of their Affiliates in any manner which, individually or in the aggregate with all other such requirements, conditions, understandings, agreements and Orders could reasonably be expected to have a Material Adverse Effect on the combined business, financial condition or results of operations of Parent, Merger Sub and the Company and its Subsidiaries taken as a whole.  Notwithstanding anything in this Agreement to the contrary, the Company will, upon the request of Parent, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates, so long as such requirement, condition, understanding, agreement or Order is binding on the Company only in the event that the Closing occurs.  Furthermore, without the prior written consent of the Parent (determined in its sole discretion), in no event shall the Company or Parent or any of their respective Subsidiaries or Affiliates: (i) pay any consideration to, amend or enter into any agreement with, any non-governmental third party to obtain any consent to the Merger or to otherwise comply with Section 6.03(e); or (ii) agree to the imposition of limitations on the ability of Parent or any Affiliate of Parent to hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such shares on all matters properly presented to the stockholders of the Surviving Corporation.

(e)           The Company and the Company Board shall (i) use reasonable best efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, and (ii) if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the

Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 6.04          Indemnification, Exculpation and Insurance.

(a)           Parent acknowledges and agrees that the Surviving Corporation shall by operation of law assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees or agents of the Company or any of its Subsidiaries to the same extent as provided in the Company’s or any of its Subsidiaries’ certificate or articles of incorporation, bylaws or other organizational documents or any indemnification Contract between such directors, officers, employees or agents and the Company or any of its Subsidiaries (in each case, as in effect on the date of this Agreement), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than  six (6) years from the Effective Time and that all rights to indemnification in respect of any action pending or asserted or any claim made within such period shall continue until the disposition of such action or resolution of such claim.

(b)           In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 6.04 for a period of not less than six (6) years from the Effective Time.

(c)           For six (6) years after the Effective Time, the Surviving Corporation shall maintain (directly or indirectly through the Company’s existing insurance programs) in effect directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the directors’ and officers’ liability insurance policy maintained by the Company or its Subsidiaries on terms with respect to such coverage and amounts comparable to the insurance maintained currently by the Company or its Subsidiaries, as applicable; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to the beneficiaries of the current policies and with carriers having an A.M. Best “key rating” of A X or better, provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time, and provided, further, that the Surviving Corporation shall first use its reasonable best efforts to obtain from such carriers a so-called “tail” policy providing such coverage and being effective for the full six (6) year period referred to above, and shall be entitled to obtain such coverage in annual policies from such carriers only if it is unable, after exerting such efforts for a reasonable period of time, to obtain such a “tail” policy; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date of this Agreement (or, in the case of a “tail” policy obtained pursuant to the preceding provision, shall not be required to pay an aggregate premium therefor in excess of an amount equal to 300% of such last annual premium) and, if the Surviving Corporation is unable to obtain the insurance required by this Section 6.04(c), it shall obtain as much comparable insurance as possible for an annual premium (or an aggregate premium, as the case may be) equal to such maximum amount.

(d)           The provisions of this Section 6.04 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.  It is expressly agreed that the indemnified parties shall be third party beneficiaries of this Section 6.04.

Section 6.05          Fees and Expenses.

(a)           Except as otherwise provided in this Section 6.05, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.  Parent acknowledges and agrees that the Surviving Corporation shall promptly pay to the Special Committee and/or independent members of the Company Board after the Effective Time, any and all fees and/or expenses reasonably incurred and duly documented by the Special Committee or such members of the Company Board in connection with the Merger, provided proper documentation of such fees and/or expenses satisfactory to the board of directors of the Surviving Corporation has been presented for examination by the board of directors of the Surviving Corporation.

(b)           In the event that:

(i)            this Agreement is terminated by the Company pursuant to Section 8.01(e) or by Parent pursuant to Section 8.01(f); or

(ii)           (A) a Takeover Proposal shall have been made to the stockholders of the Company generally or a Takeover Proposal shall have otherwise become publicly known, disclosed or proposed or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(i) (provided that, in the case of a termination by Parent pursuant to Section 8.01(b)(i), at the time of such termination Parent shall have obtained the Financing on the terms and conditions set forth in the Financing Commitments) or Section 8.01(b)(ii) or by Parent pursuant to Section 8.01(c), and (C) within twelve (12) months after such termination, the Company enters into, or submits to the stockholders of the Company for adoption, a definitive agreement with respect to any Takeover Proposal, or consummates the transactions contemplated by any Takeover Proposal (provided that, for purposes of this Section 6.05(b)(ii), all references to 25% in the definition of Takeover Proposal shall be deemed to be 50%) which, in each case, need not be the same Takeover Proposal that shall have been publicly announced or made known at or prior to termination of this Agreement; then (in the case of the occurrence of either or both of matters described in Sections 6.05(b)(i) and 6.05(b)(ii)) the Company shall pay Parent a one-time Company Termination Fee (less any Expenses that may previously have been paid or are payable in the circumstances as provided in Section 6.05(c) below) by transfer of immediately available funds on the first Business Day following (x) in the case of a payment required by Section 6.05(b)(i), the date of termination of this Agreement, and (y) in the case of a payment required by Section 6.05(b)(ii) above, the date of the consummation of such Takeover Proposal. For purposes of this Agreement, “Company Termination Fee” means an amount equal to the out of pocket expenses actually incurred by Parent in connection with the Merger, such amount not to exceed $300,000 in the aggregate. The Parent’s right to receive, and the Company’s obligation to pay, the Company Termination Fee pursuant to this Section 6.05(b) upon the termination of this Agreement by Parent pursuant to Section 8.01(f) shall be in addition to, and not in lieu of, Parent’s and Merger Sub rights under Section 9.08 hereof.

(c)           In the event that this Agreement is terminated (i) by Parent, on the one hand, or the Company, on the other hand, pursuant to Section 8.01(b)(ii) or pursuant to a different section of Section 8.01 at a time when this Agreement was terminable pursuant to Section 8.01(b)(ii), or (ii) by Parent pursuant to Section 8.01(b)(i) or Section 8.01(c) or pursuant to a different section of Section 8.01 at a time when this Agreement was terminable by the Parent pursuant to Section 8.01(b)(i) or Section 8.01(c) (provided in the case of a termination pursuant to Section 8.01(b)(i) that a Stockholders’ Meeting at which the approval of this Agreement is voted upon by the Stockholders shall not have been duly convened prior to the Outside Date), then in the case of any such termination of this Agreement the Company shall pay to Parent an amount equal to the sum of Parent’s or Merger Sub’s Expenses (not to exceed $250,000 in the aggregate) for which Parent has not theretofore been reimbursed by the Company in cash by wire transfer in immediately available funds, such payment to be made following such termination within two (2) Business Days following delivery to the Company of notice of demand for such payment. For purposes of this Agreement, the term “Expenses” means, with respect to a party hereto, all reasonable, documented out-of-pocket expenses (including all reasonable fees and expenses of debt financing sources (including those who are parties to any financing commitments), counsel, accountants, investment bankers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to authorization, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including, inter alia, the organization of Parent and Merger Sub.  Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be obligated under this Section 6.05(c) to pay any Expenses of Parent in the event that this Agreement is terminated by Parent pursuant to Section 8.01(c) if such termination is based upon either (1) the breach of any representation or warranty of the Company set forth in Section 4.01 hereof, or (2) the breach or failure to perform a covenant or agreement and such breach or failure is the proximate result of action taken by the Company at the direction of the Chief Executive Officer without the approval or direction of the Company Board (or an authorized committee thereof).

(d)           The Company and Parent acknowledge and agree that the agreements contained in this Section 6.05 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and Parent would not have entered into this Agreement; accordingly, if the Company fails to pay when due the amount payable pursuant to this Section 6.05, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 6.05, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the terms set forth in this Section 6.05, from the date such payment was required to be made until the date of receipt by the Parent of immediately available funds in such amount at the prime rate, published in the Wall Street Journal, in effect on the date such payment was required to be made by the Company.

(e)           Each of the parties hereto acknowledges that the agreements contained in this Section 6.05 are an integral part of the transactions contemplated by this Agreement and that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such termination fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(f)            For avoidance of doubt, it is understood and agreed by the parties that under no circumstances shall Parent be entitled to receive more than $250,000 as Expenses or more than $300,000 as the Company Termination Fee or more than $300,000 as the aggregate of the Company Termination Fee and Expenses) pursuant to the terms of this Agreement.

Section 6.06          Public Announcements.  Except with respect to the announcement of any Change in Recommendation (or proposed Change in Recommendation) made pursuant to, and in accordance with, the express terms of Section 5.02 of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.  The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 6.07          Financing.

(a)           Parent shall use its commercially reasonable efforts to consummate the Financing on the terms and conditions described in the Financing Commitment (or on other terms that would not adversely impact the ability of Parent to timely consummate the transactions contemplated by this Agreement).  Subject to Section 8.01(g) of this Agreement, in the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitment, (i) Parent shall promptly notify the Company, and (ii) Parent shall use its commercially reasonable efforts to arrange to obtain any such portion from alternative sources, on terms that are no less favorable to Parent, as promptly as practicable following the occurrence of such event, including entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to the first or second sentence of this Section 6.07(a) being referred to as the “Financing Agreements”).  In connection with its obligations under this Section 6.07, Parent shall be permitted to amend, modify or replace the Financing Commitment with one or more new Financing Commitments (a “New Financing Commitment”), provided that Parent shall not permit any replacement of, or amendment or modification to be made to, or any waiver of any material provision or remedy under, the Financing Commitment can reasonably be expected to delay the Closing beyond the Outside Date.  Parent shall keep the Company reasonably informed of the status of Parent’s efforts to arrange the Financing.  Notwithstanding anything to the contrary in this Section 6.07(a) or otherwise in this Agreement, neither Parent or Merger Sub nor any of their respective Affiliates shall be obligated or required to commence or pursue any legal action or proceeding seeking to compel any Person to fund any portion of the Financing required to consummate the Merger.

(b)           The Company shall, and shall cause each of its Subsidiaries to, reasonably cooperate in connection with the arrangement of the Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries).  Such cooperation by the Company and its Subsidiaries shall include, at the reasonable request of Parent, (i) using its commercially reasonable efforts to cause to be delivered such officer’s or other certificates as are customary in financings of such type (including a certificate of the chief financial officer of the Company with respect to solvency matters) and as are, in the good faith determination of the persons executing such certificates, accurate, (ii) agreeing to enter into such agreements as are customary in financings of such type, including definitive financing documents, lock-box, blocked account and similar agreements, and agreeing to pledge, guarantee, grant security interests in, and otherwise grant liens on, the Company’s or its Subsidiaries’ assets pursuant to such agreements, as may be reasonably requested (and executing and delivering any documents or instruments, or agreeing to enter into agreements, in connection with the foregoing); provided, that no obligation of the Company or its Subsidiaries under any such agreement, pledge, guarantee or grant contemplated by this clause (ii) shall be effective until the Effective Time, (iii) using its commercially reasonable efforts to cause its independent registered public accountants to deliver such comfort letters as are customary in financings of such type, (iv) providing Parent and its Financing sources as promptly as practicable with financial and other pertinent information (including monthly financial statements of the Company and its Subsidiaries with respect to the Company and its Subsidiaries, (v) cooperating with any field examination required by the Financing source, (vi) making the Company’s executive officers and other relevant employees reasonably available to assist the lenders providing the Financing, and (vii) taking all corporate actions, subject to the occurrence of the Closing, to permit consummation of the Financing and the direct borrowing or incurrence of all proceeds of the Financing by the Surviving Corporation immediately following the Effective Time.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01          Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by both Parent and the Company on or prior to the Closing Date of the following conditions:

(a)           Stockholder Approval.  The Company shall have obtained the Stockholder Approval.

(b)           No Injunctions or Restraints.  There shall not be in effect any statute, regulation, order, decree or judgment of any Governmental Entity which makes illegal or enjoins or prevents the consummation of the Merger.

Section 7.02          Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.  Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect dated as of the Closing Date.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by the Company under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company to such effect dated as of the Closing Date.

(c)           Appraisal Rights.  The aggregate number of shares of Company Stock at the Effective Time, the holders of which have properly exercised appraisal rights under Section 262, shall not equal 10% or more of the shares of Company Stock outstanding as of the record date for the Stockholders’ Meeting.

(d)           Financing.  Parent shall have obtained the Financing on the terms and conditions set forth in the Financing Commitment.

(e)           Consents.  There shall not be any consents or approvals of any third parties required in connection with or as a result of the execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and each of the other transactions contemplated hereby under any Contract to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets are subject or any Law or Order applicable to the Company or any of its Subsidiaries or their respective properties or other assets, except (i) any such consent or approval (including the consent of Tajima) as has been obtained and such consents are in full force and affect and, (ii) any such consents or approvals which would not have a Material Adverse Effect.

(f)            Fairness Opinion. Burnham Securities, Inc. shall not have withdrawn, amended or modified its opinion dated July 1, 2009 to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Stock, other than Parent, Merger Sub and Paul Gallagher.

Section 7.03          Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.  The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent and Merger Sub, respectively, to such effect.

(b)           Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by its respective Chief Executive Officer to such effect dated as of the Closing Date.

Section 7.04          Frustration of Closing Conditions.

Neither the Company, on the one hand, nor Parent and Merger Sub, on the other hand, may rely on the failure of any condition set forth in Section 7.01, Section 7.02 or Section 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.03.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01          Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

(a)           by mutual written consent of Parent and the Company;

(b)           by either Parent or the Company:

(i)            if the Merger shall not have been consummated on or before October 30, 2009 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose breach of a representation, warranty, covenant or agreement in this Agreement has (directly or indirectly) in whole or in material part been a cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii)           if the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; or

(iii)          if any Governmental Entity of competent jurisdiction shall have issued or entered an injunction or similar legal restraint or order permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction, legal restraint or order shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(iii) shall have used such reasonable best efforts as may be required by Section 5.03 to prevent, oppose and remove such injunction;

(c)           by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any condition set forth in Section 7.02, and (ii) is uncured or incapable of being cured by the Company prior to the earlier to occur of (A) thirty (30) calendar days following receipt of written notice of such breach or failure to perform from Parent, or (B) the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) if it or Merger Sub is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions in Section 7.03 not to be satisfied;

(d)           by the Company, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any condition set forth in Section 7.03, and (ii) is uncured or incapable of being cured by Parent or Merger Sub prior to the earlier to occur of (A) thirty (30) calendar days following receipt of written notice of such breach or failure to perform from the Company, or (B) the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if it is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions in Section 7.02 not to be satisfied;

(e)           prior to obtaining the Stockholder Approval, by the Company, in accordance with and subject to the terms and conditions of, Section 5.02(f);

(f)            by Parent, in the event that (i) the Special Committee or the Company Board shall have made a Change in Recommendation (or publicly proposes to make a Change in Recommendation), or (ii) the Company has failed to comply in any material respect with Section 5.02 (including the Company approving, recommending or entering into any actual or proposed acquisition agreement in violation of Section 5.02), or (iii) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement; or

(g)           by the Company, if any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitment; provided that the Company shall not exercise its rights under this Section 8.01(g) unless it has provided Parent not less than five (5) business days prior written notice and Parent does not arrange for a New Financing Commitment prior to the expiration of such five (5) business day period.

Section 8.02           Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Company or their directors, officers or stockholders, under this Agreement, other than the provisions of Section 6.02(b), Section 6.05, this Section 8.02 and Article IX, which provisions shall survive such termination.

Section 8.03           Amendment.  This Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approval; provided, however, that after the Stockholder Approval have been obtained, there shall be made no amendment that by applicable Law requires further approval by the stockholders of the Company without such approval having been obtained.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.04           Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) subject to the proviso to the first sentence of Section 8.03 and to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 8.05           Procedure for Termination or Amendment.  A termination of this Agreement pursuant to Section 8.01 or an amendment of this Agreement pursuant to Section 8.03 shall, in order to be effective, require, in the case of Parent or Merger Sub or the Company, action by its respective board of directors.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01           Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02           Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent or Merger Sub, to:

Hirsch Holdings Inc.
50 Engineers Road

Suite 100

Hauppauge, New York 11788

Attention: Paul Gallagher

Facsimile: (631) 457-8876

with a copy (which shall not constitute notice) to:

Baker & McKenzie LLP

1114 Avenue of the Americas

New York, New York 10036

Attention: Thomas J. Rice

Facsimile: (212) 310-1647

If to the Company, to:

Hirsch International Corp.

50 Engineers Road

Suite 100

Hauppauge, New York 11788

Attention: Dan Vasquez, Secretary

Facsimile: (631) 457-8877

with a copy (which shall not constitute notice) to:

Bryan Cave LLP

1290 Avenue of the Americas

New York, New York 10104

Attention: Michael Rosen, Esq.

                 David Fisher, Esq.

Telecopier (212) 541-4630

with additional copy (which shall not constitute notice) to:

Thompson Hine LLP

335 Madison Avenue, 12th Floor

New York, New York 10017

Attn: Richard S. Heller, Esq.

Facsimile: (212) 344-6101

Section 9.03           Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

Section 9.04           Counterparts.  This Agreement may be executed in counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by all of the parties and delivered to the other parties.

Section 9.05           Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the Schedules) and any agreements entered into contemporaneously herewith constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Except for (A) following the Effective Time, the rights of the Company’s stockholders to receive the Merger Consideration in accordance with Section 3.01(c), and (B) the provisions of Section 6.04 hereof, this Agreement (including the Schedules) is not intended to and do not confer upon any Person (including, inter alia, the Stockholders in their capacity as such) other than the parties hereto any legal or equitable rights or remedies.

Section 9.06           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of law principles that would require the application of the law of another jurisdiction.

Section 9.07           Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other party, and any assignment without such consent shall be null and void; provided, however, that Parent may assign any of its rights, interest and obligations under this Agreement to any of its Affiliates without the consent of the Company, but no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.08           Enforcement; Consent to Jurisdiction.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any state or federal court sitting in the State of New York.  Each of the parties hereto (a) irrevocably consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of New York in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than any state or federal court sitting in the State of New York. Any judgment from any such court described above may, however, be enforced by any party in any other court in any other jurisdiction.

Section 9.09           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.10           No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 9.11           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be signed by its respective officers hereunto duly authorized, all as of the date first written above.

HIRSCH INTERNATIONAL CORP.

By:	/s/ Dan Vasquez
Name:	Dan Vasquez
Title:	Secretary

HIC ACQUISITION COMPANY

By:	/s/ Paul Gallagher
Name:	Paul Gallagher
Title:	President

HIRSCH HOLDINGS, INC.

By:	/s/ Paul Gallagher
Name:	Paul Gallagher
Title:	President

[Signature Page to Agreement and Plan of Merger Agreement]

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HIRSCH INTERNATIONAL CORP.

ARTICLE I

The name of the corporation is Hirsch International Corp.

ARTICLE II

The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.  The name of the corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the corporation is to engage in any part of the world in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of stock which the corporation shall have authority to issue is 1,000, all of which shall be common stock, and the par value of each such share shall be $0.01.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the board of directors shall have the power, both before and after receipt of any payment for any of the corporation’s capital stock, to adopt, amend, repeal or otherwise alter the bylaws of the corporation; provided, however, that the grant of such power to the board of directors shall not divest the stockholders of or limit their power to adopt, amend, repeal or otherwise alter the bylaws of the corporation.

ARTICLE VI

Meetings of stockholders may be held within or outside the State of Delaware, as the bylaws of the corporation may provide.  The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.  Elections of directors need not be by written ballot unless the bylaws of the corporation so provide.

ARTICLE VII

No director shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.  If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent authorized by the General Corporation Law of the State of Delaware, as so amended.  Any repeal or modification of this Article 8 shall not adversely affect any right or protection of a director of the corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE VIII

To the fullest extent permitted by applicable law, the corporation shall indemnify (and advance expenses to) its directors, officers, employees and agents (and any other persons to which the General Corporation Law of the State of Delaware permits the corporation to provide indemnification) through bylaw provisions, agreements with such directors, officers, employees, agents or other persons, vote of stockholders or disinterested directors or otherwise.

ARTICLE IX

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

ARTICLE X

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by applicable law, and all rights and powers conferred upon stockholders herein are granted subject to this reservation.

Annex B

[Letterhead of Burnham Securities Inc.]

July 1, 2009

Special Committee of the Board of Directors

of Hirsch International Corp.

50 Engineers Road

Hauppauge, NY 11788

Attention: Chris Davino

Ladies and Gentlemen:

We understand that Hirsch International Corp., a Delaware corporation (“Hirsch” or the “Company”), Hirsch Holdings, Inc., a Delaware corporation (“Parent”) and HIC Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”) whereby each outstanding share of the Company’s class A common stock, par value $0.01 per share (the “Class A Stock”), and each outstanding share of the Company’s class B common stock, par value $0.01 per share (the “Class B Stock” and, together with the Class A Stock, the “Common Stock”), will be converted into the right to receive $0.31 in cash (the “Merger Consideration”).

You have asked for our opinion as to whether the consideration to be received in the Merger by the Non-Affiliated Stockholders (as such term is defined below) of the Company is fair from a financial point of view to such Non-Affiliated Stockholders.  For purposes of this opinion, the term “Non-Affiliated Stockholders” means stockholders of the Company other than Parent, Merger Sub and Paul Gallagher.

For purposes of the opinion set forth herein, we have:

(a)          reviewed certain publicly available financial statements and other business and financial information of the Company;

(b)         reviewed certain internal financial statements and other financial and operating data concerning the Company;

(c)          reviewed certain financial projections prepared by management of the Company;

(d)         discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

(e)          reviewed the letter dated June 12, 2009 from Mr. Paul Gallagher to the Special Committee of the Company’s Board of Directors (the “Committee”) regarding his offer to acquire the Common Stock, which letter the Company filed with the Securities and Exchange Commission under cover of a Current Report on Form 8-K dated June 12, 2009;

(f)            at the request of the Committee, conducted a market check after the public announcement of Mr. Gallagher’s offer letter;

(g)         reviewed the Company’s liquidity, liquidity projections prepared by management of the Company and the Company’s efforts to access additional capital;

(h)         reviewed a liquidation analysis conducted by a third party commissioned by the Committee;

(i)             reviewed the limited trading in the Company’s common stock and the Company’s comparatively small market capitalization;

(j)             compared the market prices and trading history of the Company’s common stock with those of certain other publicly-traded companies that we deemed relevant (as reported by reliable information sources);

(k)          reviewed the financial terms and premiums paid, to the extent publicly available, of certain other transactions;

(l)             considered the Company’s prospects if it were to remain independent (as well as the risks involved in achieving those prospects);

(m)       reviewed drafts of the Merger Agreement as they became available; and

(n)         performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for the opinion.  With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company.  In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any material waiver, amendment or delay of any terms or conditions.  We are not legal, tax, regulatory or actuarial advisors.  We are financial advisors only and have relied upon, without independent verification, the assessment of Parent and the Company and their respective legal, tax, regulatory or actuarial advisors with respect to such matters.  We express no opinion with respect to fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the Non-Affiliated Stockholders pursuant to the Merger Agreement.  We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals.  We take no responsibility for the accuracy of the liquidation analysis provided to us and did not independently verify it or the assumptions or methodologies used to prepare it.  Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion unless otherwise agreed.

We have acted as financial advisor to the Special Committee of the Board of Directors of Hirsch in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the rendering of this opinion (but not on the conclusions reached in the opinion).  In the two years prior to the date hereof, we have not provided financial advisory services to the Company, its officers or directors (including the independent directors) or received any fees from the Company, its officers or directors (including the independent directors), and there have been no material relationships between us and the Company or any other party to the Merger and no such material relationships are contemplated as of the date hereof.  We may seek to provide services to Hirsch and Parent in the future and would expect to receive fees for such services.

This opinion has been approved by the Burnham fairness committee in accordance with our customary practice.  This opinion is for the information of the Special Committee of the Board of Directors of Hirsch and may not be used for any other purpose without our prior written consent, except that Parent and Hirsch may refer to and include the opinion and may refer to our role as financial advisor to the Special Committee of the Board of Directors of Hirsch in connection with the Merger in any documents relating to the Merger, including but not limited to any proxy statement or information statement sent to Hirsch stockholders or filed with the Securities and Exchange Commission under Section 13(e) or Section 14(d) of the Securities and Exchange Act of 1934, as amended.  We express no opinion or recommendation as whether the Non-Affiliated Stockholders should approve the Merger.  Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received in the Merger by the Non-Affiliated Stockholders is fair from a financial point of view to such stockholders.

Very truly yours,

BURNHAM SECURITIES INC.

By:	/s/ Randal V. Stephenson
Randal Stephenson
Managing Director

Annex C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

8 Del. C. § 262

Section 262.  Appraisal rights

(a)           Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section.  As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)           Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)           Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)           Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.             Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.             Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.             Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.             Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)           In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)           Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation.  If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)           Appraisal rights shall be perfected as follows:

(1)           If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section.  Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares.  Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares.  A proxy or vote against the merger or consolidation shall not constitute such a demand.  A stockholder electing to take such action must do so by a separate written demand as herein provided.  Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)           If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section.  Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation.  Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares.  Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares.  If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection.  An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.  For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date.  If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)           Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders.  Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.  Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.  Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.  Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)            Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation.  If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list.  The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated.  Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable.  The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)           At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights.  The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)           After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings.  Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value.  In determining such fair value, the Court shall take into account all relevant factors.  Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.  Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal.  Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)            The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto.  Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock.  The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)            The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances.  Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)           From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.  Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)            The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

(Mark One)

☒           ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the year ended December 31, 2008

OR

☐              TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number 000-23434

HIRSCH INTERNATIONAL CORP.

(Exact name of registrant as specified in its charter)

DELAWARE	11-2230715
(State of other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

50 Engineers Road, Hauppauge, NY	11788
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 436-7100

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
Class A Common Stock $0.01 Par Value	NASDAQ Global Market

Securities registered pursuant to Section 12(g) of the Act:   NONE

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐ No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ☐ No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.   Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 229.405 of this chapter) during the preceeding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☐ No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exhange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes ☐ No ☒

The aggregate market value of the voting and non-voting common equity held by non-affiliates* computed by reference to the closing price on June 30, 2008 (the last business day of the registrant’s most recently completed second fiscal quarter), was approximately $9,739,000.

The number of shares outstanding of each of the registrant’s classes of common stock, as of March 24, 2009 were:

Class of Common Equity	Number of Shares

Class A Common Stock Par Value $.01	9,083,065
Class B Common Stock Par Value $.01	400,018

*For purpose of this report, the number of shares held by non-affiliates was determined by aggregating the number of shares held by Officers and Directors of Registrant, and subtracting those shares from the total number of shares outstanding.

Hirsch International Corp.

Form 10-K
For the Twelve months ended December 31, 2008

PART I

ITEM 1. BUSINESS

General

Hirsch International Corp. (“Hirsch” or the “Company”), a Delaware Corporation, founded in 1968 is a leading provider of equipment and education and support services to the decorated apparel industry. The Company represents the decorated apparel industry’s leading brands including Tajima embroidery equipment, MHM screen printing equipment, SEIT textile bridge lasers, Pulse Microsystems digitizing and design software, Kornit and Mimaki digital printers. On August 4, 2008, the Company acquired 80% of the outstanding equity interest in U. S. Graphic Arts, Inc. (“U.S. Graphics”) pursuant to a Share Purchase and Sale Agreement. In connection with, and as a condition to the acquisition, Graphic Arts Acquisition Corporation, a wholly-owned subsidiary of the Company, purchased certain outstanding indebtedness of U.S. Graphics and agreed, under certain circumstances, to make further advances to U. S. Graphics. U. S. Graphics develops and manufactures digital inkjet printers for the worldwide decorated apparel industry.

Through its distribution agreements with Tajima Industries, Ltd. (“Tajima”), the Company offers a complete line of technologically advanced single- and multi-head embroidery machines, proprietary application software, and a complete line of embroidery parts. On August 2, 2006, the Company entered into an exclusive ten year distribution agreement with MHM Siebdruckmaschinen Gmbh (“MHM”) for distribution of MHM screenprinting equipment throughout North America. On January 25, 2007 the Company entered into a ten-year distribution agreement with SEIT Electtronica SRL (“SEIT”) based in Italy. Hirsch provides sales and support services for the SEIT line of laser application equipment throughout the U.S. SEIT’s textile lasers are used in conjunction with Tajima and other brands of embroidery equipment. On February 18, 2008, the Company signed an agreement with Kornit Digital LTD (“Kornit”) to distribute nationally a line of digital “direct-on-garment” printers and to provide sales and service support in thirteen states. Also, on May 16, 2008, the Company entered into a one year agreement with Mimaki USA (“Mimaki”) to distribute its digital printers. Hirsch also provides comprehensive service programs, and user training and support for all of its equipment lines. The Company believes its wide-range of product offerings together with its related value-added products and services place it in a competitively advantageous position within its marketplace.

The Company’s customer base for decorated apparel equipment includes large operators who run numerous machines (which accounts for a smaller percentage of the Company’s business than in years past) as well as individuals who customize products on a single machine. Principal customer groups include: (i) contractors, who serve manufacturers that outsource their embellishment requirements; (ii) manufacturers, who use embroidery, screenprinting, laser etching or digital printing to embellish their apparel, accessories, towels, linens and other products; and (iii) graphic and decorated apparel entrepreneurs, who produce customized products for individuals, sports leagues, school systems, fraternal organizations, promotional advertisers and other groups.

Hirsch has certain exclusive rights to sell new embroidery machines manufactured by Tajima in the U.S. and certain non-exclusive rights to distribute these machines to U.S. based customers who expand their operating facilities into the Caribbean region. Tajima, located in Nagoya, Japan, is one of the world’s leading manufacturers of embroidery machines, and is regarded as a technological innovator and producer of high quality, reliable and durable embroidery equipment.

The Company enjoys a good relationship with Tajima, having spanned over 30 years. Hirsch is one of

Tajima’s largest distributors in the world and collaborates with Tajima in the development of new embroidery equipment and enhancements to existing equipment. Until early 1997, all Tajima equipment sold in the US was assembled in Japan. Today, assembly of Tajima machines of up to eight heads are completed at Tajima’s Rancho Dominguez, California facility using both Tajima supplied sub-assembly kits and locally supplied components. Shorter lead times required for the Company’s orders coupled with Tajima’s production flexibility enables the Company to be responsive to the changing needs of the market.

The Company has exclusive rights with MHM for North America. MHM, located in Erl, Austria, has been a world-wide leader in the screen printing industry for over 25 years with over 30 partners throughout Europe, Asia, Africa and South and Central America.

In addition to offering a complete line of technologically-advanced embroidery, textile bridge lasers, screenprinting machines, digital printing equipment and supplies, customer training, support and service, Hirsch provides an array of value-added products to its customers. The Company is a distributor in the United States of software developed by its former software subsidiary, Pulse Microsystems Ltd. (“Pulse”). Pulse develops and supplies proprietary application software programs which enhances and simplifies the embroidery process, as well as enables the customization of designs and reduction of production costs.

Through its subsidiary, U. S. Graphics, the company develops and manufactures digital printers and related supplies and accessories for the decorated apparel industry. The Company sells these products internationally.

Hirsch also sells a broad range of supplies, machine parts and accessories for all of its apparel decorating equipment. The Company’s equipment and value-added products are marketed directly by an employee sales force, whose efforts are augmented by trade journal advertising, informational “open house” seminars, an e-commerce presence and trade shows. The Company’s long-term goal is to leverage its reputation, knowledge of the marketplace, Tajima, MHM, SEIT, Kornit and Mimaki distribution rights, U. S. Graphic digital printing equipment and its industry expertise and technological innovation to enable it to increase its market share.

The Decorated Apparel Industry

The decorated apparel industry today uses a variety of electronic computer-controlled machinery that, on a world-wide basis, benefits from the demand for licensed products distributed by apparel and other manufacturers. Licensed names, logos and designs provided by, among other sources, professional and collegiate sports teams and the entertainment industry appear on caps, shirts, outerwear, luggage and other soft goods for sale at affordable prices. In addition, the intricacy of the designs capable of being embellished has attracted commercial appeal for special event promotional marketing.

The Screenprinting Industry

The screen printing industry today uses both manual and automated screen printing presses to reproduce images onto a variety of materials such as hats, T-shirts, labels and other soft goods. Like embroidery, screenprinting uses licensed names, logos and designs provided by, among other sources, professional and collegiate sport teams and the entertainment industry. Most commercial and industrial printing is done on single or multi color automated presses. These applications are used on a worldwide basis.

Business Strategy

The Company’s objective is to establish and maintain long-term relationships with its customers by providing them with a single source solution for their apparel decorating equipment, software and related services. To achieve this goal, the Company has developed a comprehensive approach under which it (i) sells a broad range of Tajima embroidery machines, which was approximately 54% of 2008 revenues, (ii) sells new digital printing equipment, which was approximately 13% of 2008 revenues (iii) sells new MHM screenprinting equipment, which was approximately 10% of 2008 revenues, (iv) distributes Pulse’s proprietary application software programs for embroidery machines, (v) sells SEIT textile lasers (vi) sells a broad range of supplies, accessories and products, (vii) sells used embroidery machinery, and (viii) provides comprehensive customer training, support and service for these embroidery, screen printing machines and textile lasers. The Company believes that this comprehensive approach positions it to become its customers’ preferred vendor for their equipment and related services. To complement its comprehensive approach effectively and efficiently, the Company’s business strategy includes the following:

Embroidery Machines. The Company believes that offering Tajima embroidery equipment provides it with a competitive advantage because Tajima produces technologically advanced embroidery machines that are of high quality, reliable and durable and possess an excellent reputation in the market. The Company markets and distributes over 80 models of Tajima embroidery machines, ranging in size from 1 head per machine, suitable for sampling and small production runs, to 30 heads per machine, suitable for high production runs for embroidered patches and small piece goods which become parts of garments and other soft goods. Embroidery equipment may contain single or multiple sewing heads. The selling prices of these machines range from approximately $10,000 (for a single head machine) to $150,000 (for a 30 head machine). Each sewing head consists of a group of needles that are fed by spools of thread attached to the equipment. The needles operate in conjunction with each other to embroider the thread into the cloth or other surface in such configuration as to produce the intended design. Thread flowing to each needle can be of the same or varying colors. Each head creates a design and heads operating at the same time create the same size and shape designs, although designs created at the same time can differ in color. Thus, a 30-head machine with all heads operating simultaneously creates an identical design on thirty surfaces. The design and production capabilities are enhanced through the integration of computers and specialized software applications.

Digital Printing Machines. The Company believes that offering Kornit and Mimaki digital printing equipment along with the T-Jet Blazer Express sold through our subsidiary U.S. Graphics, further enhances our market position in the decorated apparel industry. U. S. Graphics has serviced the decorated apparel industry with a wide range of educational services, software and supplies for twenty-nine years. U. S. Graphic’s websites are among the most highly trafficked in the United States. The Company currently offers three different brands of digital printing presses. Kornit digital printers are high production industrial machines that print direct-on-garment with the capabilities of printing on light and dark garments. These units range from $95,000 to $185,000. Mimaki digital printers are used for textiles and apparel and can print directly on ready-made clothing and help designers support small lot production and “on-demand” market requests. The Company currently only distributes one model from Mimaki that sells for $28,000. U.S. Graphics designs and manufactures several direct-on-garment inkjet printers. U.S. Graphics sells through is existing worldwide dealer network and company sales representatives. These units range from $18,000 to $28,000.

Screenprinting Machines. The Company believes that offering MHM screenprinting equipment will provide us with an opportunity to strengthen our position in the apparel adornment marketplace by being able to provide our existing customers a highly productive line of equipment that complements our existing Tajima embroidery equipment, as well as exposing the Company to a new customer base. For more than 25 years, MHM has been synonymous with revolutionary innovations in the field of screen printing. MHM places great emphasis on its continual research and development that focuses on improving productivity, reliability and ease of use. The Company offers a variety of automated screen printing presses ranging from an 8 station (6 color) model up to a 20 station (18 color) model. These units range in price from $40,000 to $180,000. The Company also sells the flash cure units and flocking modules that can be attached to any of the stations on the screen printing press as well as dryers and related screen printing machine parts.

Pulse Software. Hirsch is a distributor of Pulse software which offers a wide range of proprietary application software products to enhance and simplify the embroidery process. Pulse’s computer-aided design software packages target the different functions performed by embroiderers, and are contained in an integrated product line. Pulse also has proprietary software for the SEIT laser that is compatible with its embroidery software to provide the customer with a complete software solution. A majority of Pulse’s proprietary application software products are designed to operate in the Microsoft®, Windows® 98, Windows® XP, and Windows Vista® environments that the Company believes will enhance creativity, ease of use and user flexibility. All Tajima machines, as well as other manufacturers’ embroidery machines, can be networked through Pulse software. It is the Company’s established practice to aggressively market this software with embroidery equipment and as an upgrade to its installed base of over 22,000 embroidery machines. The Company believes that these products have broad appeal to purchasers of single-head and multi-head embroidery machines and present opportunities for the Company to increase sales of embroidery equipment and software as the Company continues to emphasize marketing activities.

Textile Bridge Lasers. The Company believes that offering SEIT textile lasers along with its Tajima brand of embroidery equipment will provide an opportunity to further strengthen its position in the apparel decorating marketplace. Selling SEIT textile lasers enables us to provide our existing embroidery customers and new customers with another line of equipment that will result in significant improvements in productivity to them.

Supplies, Accessories, Machine Parts and Products. The Company offers a broad line of consumable supplies, accessories and machine parts utilized in the apparel decorating process. The simplification of the decorating process is an integral part of the Company’s single source strategy. Moreover, the expansion of the Company’s marketing efforts is directed toward trade publications, advertising as well as both industry and trade show participation. To this end, the Company has an on-line store allowing customers to order parts, supplies, and accessories 24 hours a day, 7 days a week.

Used Embroidery Machinery. The Company, on a case by case basis, accepts used embroidery machines from customers on a trade-in basis as a condition to the sale of a new machine. The amount of trade-ins has been immaterial for the last several years. The Company’s ability to accept used machines is an important sales tool and necessary element in the Company’s sales strategy. On occasion, the Company will also purchase used machines from customers and third-party leasing companies. The Company will then sell the used machines that have been traded-in. The Company believes that the market for used embroidery machines represents an established share of the machine market.

Customer Support. The Company provides comprehensive customer training, support and service for the embroidery, screenprinting and textile laser machines and software that it sells. The Company’s service department includes field service technicians throughout the U.S. who are directed by four centrally located regional technicians. After the Company delivers a machine to a customer, the Company’s trained personnel may assist in the installation, setup and operation of the machine. The Company employs or contracts with a staff of technical service representatives who provide assistance to its customers by telephone. While many customer problems or inquiries can be handled by telephone, where necessary the Company dispatches one of its field service technicians to the customer.

Pulse provides telephone-based software support for the Pulse software distributed by the Company. In addition, the Company provides introductory and advanced training programs to assist customers in the use, operation and maintenance of the embroidery machines and software it sells.

Marketing and Customer Support

The Company has been selling embroidery equipment since 1976 and is one of the leading distributors of Tajima equipment in the world and, through its distribution agreements with Tajima, markets its embroidery products under the name “Tajima USA Sales and Support by Hirsch International Corp.” During 2006, the Company became the exclusive North American distributor of MHM screenprinting equipment and markets that brand as “MHM North America by Hirsch”. In January 2007 the Company became the exclusive distributor of the SEIT textile lasers. In 2008, the Company became distributor for Kornit and Mimaki digital printing equipment. Additionally, on August 4, 2008, the Company acquired 80% of the outstanding equity interest in U. S. Graphic’s. The Company reinforces recognition of its names through trade magazine advertising and participation in seminars and over 20 trade shows annually. The Company’s sales staff is headed by Kris Janowski, Executive Vice-President of Sales for the Company, and consists of salespeople who maintain frequent contact with customers in order to understand and satisfy each customer’s needs. The Company’s products are generally considered by the industry to consist of the highest quality equipment available, and consequently the Company does not attempt to compete exclusively on a price basis but rather on a value-added basis, through its reputation, knowledge of the marketplace, investment in infrastructure and experience in the industry. In the current climate of intense pricing competition from the lower cost manufacturers, the Company attempts, to the best degree possible, to maintain a balance between market share and profit margin.

The Company believes that a key element in its business is its focus on service, and investment in sales support and training, infrastructure and technology to support operations. To this end, the Company has opened a Solutions Studio in Solon, Ohio. This very unique facility focuses on technology and application development for all graphic and decorated apparel products. The Company provides comprehensive one to five day training programs to assist customers in the use, operation and servicing of the machines and software it sells. Customers are trained in the operation of machines as well as in techniques in general. The Company provides its customers with manuals as training tools. Company personnel also provide technical support by telephone, field maintenance services and quality control testing, as well as advice with respect to matters generally affecting operations. Telephone software support (for embroidery) is provided by Pulse.

The Company maintains a training center at its Hauppauge, New York headquarters for the training of service technicians. Senior service technicians also receive formal training from Tajima, SEIT, Kornit, Mimaki and MHM in addition to technical updates throughout the year. The Company will continue to dedicate resources to education and training as the foundation for providing the highest level of service. For its U. S. Graphic’s subsidiary, the Company maintains its training center in Tempe, Arizona where technical phone support and training of its technical staff is administered.

The Company provides its customers with a limited warranty of up to five years against malfunctions from defects in material or workmanship on the Tajima machines it distributes and one year for its MHM screenprinting equipment, Kornit digital printer, Mimaki digital printers and U. S. Graphics digital printers. The warranty covers specific classes of parts and labor. Tajima provides the Company with a limited two year warranty and MHM, Kornit and Mimaki provides the Company with a limited one year warranty. As a consequence, the Company absorbs a portion of the cost of providing warranty service on its products.

Supplier Relationships with Tajima

On August 30, 2004, the Company entered into new consolidated distribution agreements (the “Consolidated Agreements”) with Tajima granting the Company certain rights to distribute the full line of Tajima commercial embroidery machines and products. The Consolidated Agreements grant the Company distribution rights on an exclusive basis in 39 states for the period February 21, 2004 through February 21, 2011 (the “Main Agreement”). In addition, the Company was also granted certain non-exclusive distribution rights in the remaining 11 western states (the “West Coast Agreement”) for the period February 21, 2004 through February 21, 2005. As of February 21, 2008, the Company entered into two agreements with Tajima modifying certain terms of the Consolidated Agreements. The most significant modification was that the term of the West Coast Agreement was changed to February 21, 2008 through February 20, 2009. The Company is currently negotiating an extension of the West Coast Agreement.

Each of the Agreements may be terminated upon the failure by the Company to achieve certain minimum sales quotas. For 2008 a waiver was received and for 2007 the minimum sales quotas were met. Furthermore, the agreements may be terminated if (a) Paul Gallagher is no longer Chief Executive Officer of the Company or (b) if Tajima determines that a change in control of the Company has occurred.

The Company’s ordering cycle for new embroidery machines is approximately three to eight months, approximately seven to ten weeks for new screen printing equipment and approximately eight weeks for new textile lasers, prior to delivery to the Company. Since the Company generally delivers new machines to its customers within one week of receiving orders, it orders inventory based on past experience and forecasted demand. Due to the relatively long lead times of the ordering cycle, any significant unanticipated downturn or upturn in equipment sales could result in an increase in inventory levels or shortage of product, respectively, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

Although there can be no assurance that the Company will be able to maintain its relationship with Tajima, management of the Company believes it is unlikely that the Company would lose Tajima as a supplier because: (i) the Company has maintained a relationship with Tajima for 30 years and is one of Tajima’s largest distributors; (ii) Tajima’s success in the United States is, in large part, attributable to the Company’s knowledge of the marketplace as well as the Company’s reputation for customer support; and (iii) the Company supports Tajima’s development activities.

Supplier Relationship with MHM

On August 2, 2006, the Company entered into an exclusive ten year distribution agreement with MHM for distribution of MHM screenprinting equipment throughout North America. The agreement provides that the Company must purchase a minimum of $5 million worth of screenprinting equipment during each year. If the Company fails to achieve the minimum quota in any year by ordering only half or less of the required quantity of

MHM products, MHM has the right to terminate the agreement. During the initial period of the agreement, the Company purchased at least one half of the minimum quota.

Supplier Relationship with SEIT

On January 25, 2007, the Company entered into an exclusive ten year distribution agreement with SEIT for distribution of SEIT line of laser application equipment throughout the U.S. There are no minimum purchase quotas in the agreement.

Supplier Relationship with Kornit

On February 18, 2008, the Company entered into a distribution agreement with Kornit for distribution of Kornit line of digital printing equipment. The agreement is exclusive for thirteen states in the United States and non-exclusive for the remaining thirty-nine states. There are no minimum purchase quotas in the agreement.

Supplier Relationship with Mimaki

On May 16, 2008, the Company entered into a distribution agreement with Mimaki for distribution of its’ digital printing equipment. The agreement gives the Company non-exclusive distribution rights for all of the United States. There are no minimum purchase quotas in the agreement.

Other Supplier Relationships

The Company obtains its inventory for its supplies and accessories business from many different sources. The Company believes that alternate sources of supply are readily available.

Customers

The Company’s customer base for decorated apparel equipment includes large operators who run numerous machines (which accounts for a smaller percentage of the Company’s business than in years past) as well as individuals who customize products on a single machine. Principal customer groups include: (i) contractors, who serve manufacturers that outsource their embellishment requirements; (ii) manufacturers, who use embroidery, screenprinting, laser etching or digital printing to embellish their apparel, accessories, towels, linens and other products; and (iii) graphic and decorated apparel entrepreneurs, who produce customized products for individuals, sports leagues, school systems, fraternal organizations, promotional advertisers and other groups. There are no major customers who exceed 10% of revenues.

Competition

The Company competes with original embroidery equipment manufacturers, such as Barudan, Brother International, Happy, Melco Industries and SWF, all of whom distribute products into the Company’s markets. The Company also competes with original screen printing equipment manufacturers, such as M & R, TAS, Anatol and Workhorse. For textile laser bridges, the Company competes against GMI and Proell and for digital printing, competes against DTG and Brother. The Company believes it competes against these competitors on the basis of its knowledge and experience in the marketplace, name recognition, customer service and the quality of the equipment it distributes. Due to the recent decline in overall demand for the decorated apparel industry, potential customers may emphasize price over technology when selecting a machine. Although the Company attempts to compete on the basis of price, to the best degree possible, and to maintain its profit margins, there can be no assurance that the Company will be able to do so. The failure of the Company to maintain its profit margins would have a material adverse effect on the Company.

Further, the Company’s customers are subject to competition from importers of decorated apparel products, which could materially and adversely affect the Company’s customers, and consequently could have a material adverse effect on the Company’s business, financial conditions and results of operations.

The Company’s success is dependent, in part, on the ability of Tajima, MHM, Kornit, Mimaki and SEIT to continue producing products that are technologically superior and price competitive with those of other manufacturers. The failure of Tajima, MHM, Kornit, Mimaki and SEIT to produce technologically superior products at a competitive price could have a material adverse effect on the Company’s business, financial condition and results of operations.

Employees

As of December 31, 2008, the Company employed 138 persons who are engaged in sales, service, customer care, finance, administration and management for the Company. None of the Company’s employees are represented by unions. The Company believes its relationship with its employees is good.

Item 1A. RISK FACTORS

The Company is dependent on its relationship with Tajima and if that relationship were terminated, the Company’s business, financial condition and results of operations would be materially adversely affected.

For the year ended December 31, 2008, approximately 54% of the Company’s revenues resulted from the sales of embroidery equipment supplied by Tajima and for the year ended December 31, 2007 72% of the Company’s revenues resulted from new Tajima equipment sales. Two separate distributorship agreements (collectively, the “Tajima Agreements”) govern the Company’s rights to distribute Tajima embroidery equipment in the United States and the Caribbean. The distributorship agreements with Tajima collectively provide the Company with the exclusive rights to distribute Tajima’s complete line of standard embroidery, chenille embroidery and certain specialty embroidery machines in all 50 states. The Main Agreement, which covers 39 states, is effective from February 21, 2004 through February 21, 2011. The Main Agreement may be terminated by Tajima and/or the Company on not less than two years’ prior notice. Under the non-exclusive West Coast Agreement which covers nine western continental states, and Alaska and Hawaii, the Company is a distributor of Tajima’s complete line of standard embroidery, chenille embroidery and certain specialty embroidery. The West Coast Agreement, as amended, expired February 20, 2009. The Company is in the process of negotiating an extension of the West Coast Agreement, however, there can be no assurance that an agreement can be reached on terms acceptable to the Company. The failure of the Company to obtain an extension of the West Coast Agreement on terms acceptable to the Company could result in a loss of the Company’s right to distribute embroidery machines in the territories covered by the West Coast Agreement which would have a material adverse effect on the Company’s business, operations and financial condition. Each of the Tajima agreements contains language that permits termination if the Company fails to achieve certain minimum sales quotas or annual targets. In 2008 the Company received a waiver and for 2007, the Company met its minimum quota. Furthermore, the agreements may be terminated for, among other reasons, if (a) Paul Gallagher is no longer Chief Executive Officer of the Company or (b) if Tajima determines that a change in control of the Company has occurred. The termination of the Tajima agreements would have a material adverse effect on the Company’s business, financial condition and results of operations.

If the Company’s supply of Tajima equipment is disrupted, the Company’s financial condition and results of operations could be materially adversely affected.

Importing Tajima’s equipment from Japan subjects the Company to risks of engaging in business overseas, including international political and economic conditions, changes in the exchange rates between currencies, tariffs, foreign regulation of trade with the United States, and work stoppages. The interruption of supply or a significant increase in the cost of Tajima equipment for any reason could have a material adverse effect on the Company’s business, financial condition and results of operation. In addition, Tajima manufactures its embroidery machines in several locations in Japan. The Company could be materially and adversely affected should any of these facilities be seriously damaged as a result of a fire, natural disaster or otherwise. Further, the Company could be materially and adversely affected should Tajima be subject to adverse market, business or financial conditions.

The decline in the domestic embroidery industry and the U.S. economy has had a material adverse effect on the Company.

Beginning in fiscal 1999 and continuing to present day, the embroidery industry experienced (i) a decline in demand for large embroidery machines and (ii) a trend toward the relocation of manufacturing facilities to Mexico, the Caribbean, the Far East and South America (which is outside of the geographic area the Company is authorized to distribute embroidery machines pursuant to the distribution agreements with Tajima), both of which have had a material adverse effect on the operations of the Company, its business and financial condition. A decrease in consumer preferences for embroidered products, a general economic downturn or other events having an adverse effect on the embroidery industry as a whole would also have an adverse effect on the Company. Our operating results are impacted by the health of the United States economy. Our business and financial performance has been and continues to be adversely affected by current economic conditions that cause a decline in business and spending of our customers, including a reduction in the availability of credit for our customers, financial market volatility and recession.

Since the Company pays certain suppliers in foreign currency, it is subject to foreign currency risks.

The Company pays for its Tajima embroidery machinery in Japanese Yen, its MHM screenprinting equipment in U.S. Dollars and Euros and its SEIT lasers in Euros. Any change in the valuation of the U.S. Dollar compared to the Japanese Yen and to the Euro can change the cost to the Company of its embroidery machines, its screenprinting machines and its textile laser inventory and can result in competitive pressures for reduced U.S. dollar pricing among Yen-based and Euro based equipment distributors and manufacturers. The Company has generally been able to recover increased costs through price increases to its customers or, in limited circumstances, price reductions from Tajima; however, dollar price reductions reduce dollar contribution margins and as a result, create overhead coverage pressure. There can be no assurance that the Company will be able to recover such increased costs in the future or reduce overheads to the necessary degree to obtain profitability. The failure on the part of the Company to do so could have a material adverse effect on the business, operations and financial condition. These transactions are not currently hedged through any derivative currency product. Currency gains and losses in foreign exchange transactions are recorded in the cost of sales section of the statement of operations.

The Company is dependent on its relationship with MHM and if that relationship were terminated, the Company’s business, financial condition and results of operations would be materially adversely affected.

For year 2008, approximately 10% of the Company’s revenues resulted from the sale of screen printing equipment supplied by MHM. The distribution agreement provides the Company with exclusive rights for ten years to sell MHM screen printing equipment in North America. The agreement stipulates that the Company must purchase a minimum of $5 million worth of screen printing equipment during each year. If the Company fails to achieve the minimum quota in any year because it only orders half of the quantity required, then MHM Austria shall have the right to terminate the agreement. For 2008 MHM waived its minimum purchase requirement.

If the Company does not accurately predict inventory level needs, its business could be materially adversely affected.

The Company’s ordering cycle for new embroidery machines is approximately three to eight months, approximately seven to ten weeks for new screen printing equipment and approximately eight weeks for new textile lasers prior to delivery to the Company. Since the Company generally delivers new machines to its customers within one week of receiving orders, it orders inventory based on past experience and forecasted demand. Due to the relatively long lead times of the ordering cycle, any significant unanticipated downturn or upturn in equipment sales could result in an increase in inventory levels or shortage of product, respectively, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company may not be able to successfully compete against its competitors.

The Company competes with distributors of embroidery machines produced by manufacturers other than Tajima and with manufacturers who distribute their embroidery machines directly as well as with other providers of embroidery products and services. The Company believes that competition in the embroidery industry is based on technological capability and quality of embroidery machines, price and service. If other manufacturers develop embroidery machines which are more technologically advanced than Tajima’s or if the quality of Tajima embroidery machines diminishes, the Company would not be able to compete as effectively which could have a material adverse effect on its business, financial condition and results of operations. The Company also faces competition in selling screen printing equipment, textile lasers, software, supplies, accessories and proprietary products as well as providing customer training, support and services. Due to the decline in overall demand in the apparel decorating industry which occurred during the last several years, potential customers may emphasize price differences over value-added services and support in purchasing new equipment. Severe price competition may impair the Company’s ability to provide its customers with value-added services and support. Although the Company attempts to compete on the basis of price, to the best degree possible, and to maintain profit margins, there can be no assurance that the Company will be able to do so. The Company’s failure to compete effectively in these areas could have a material adverse effect on its business, financial condition and results of operations.

Embroidery machines produced by Tajima are subject to competition from the introduction by other manufacturers of technological advances and new products. Current competitors or new market entrants could introduce products with features that render products sold by the Company and products developed by Tajima less marketable. The Company relies on Tajima’s embroidery equipment to be of the highest quality and state of the art. The Company’s future success will depend, to a certain extent, on the ability of Tajima to adapt to technological change and address market needs, including price competition. There can be no assurance that Tajima will be able to keep pace with technological change in the embroidery industry, the current demands of the marketplace or compete favorably on price. The failure of Tajima to do so could have a material adverse effect on the Company’s business, financial conditions and results of operations.

The Company is dependent on its existing management team and if any of the key personnel left, the Company would be adversely affected.

Changes in Company’s business have resulted in increased responsibilities for management and have placed increased demands upon the Company’s operating, financial and technical resources. The Company’s continued success will depend to a significant extent upon the abilities and continued efforts of Paul Gallagher, its Chief Executive Officer. Mr. Gallagher is bound by a 3 year agreement that commenced on September 11, 2006. The loss of the services of Mr. Gallagher, or the services of other key management personnel, could have a material adverse effect upon the Company’s business, financial condition and results of operations.

The Company’s subsidiary, U.S. Graphics, is dependent on its shareholders for financial support, and since continued support has not been determined, U. S. Graphics could be adversely affected.

U. S. Graphics incurred a net loss in 2007 and 2008 and currently does not have a credit facility with bank Accordingly, U. S. Graphics currently seeks financial support from its parent through a revolving note payable. If such support is not sustained from its parent, U.S. Graphics will face liquidity issues.

The current economic environment has resulted in lower consumer confidence and lower sales. If this trend continues the Company could be adversely affected.

This current trend may lead to further reduced consumer spending, which could affect our net sales and our future profitability. Therefore, we have taken cost reduction actions to address the uncertainty period posed by the current economic conditions. The Company is also seeking a new revolving line of credit. However, there is no guarantee that the cost reduction actions, or the new revolving line of credit, if obtained, will offset any future effect on our net sales.

The Company’s current share price is below the $1.00 minimum listing requirement for the NASDAQ Global market and the market value of its publically held shares is below the $5 million requirement. NASDAQ Global market has currently suspended these listing requirements until July 20, 2009.

If NASDAQ Global Market does not extend its suspension of its $1.00 minimum listing requirement and the $5 million minimum market value of publicly held shares requirement, or the Company does not get compliant with these listing requirements by July 20, 2009, the Company could be delisted.

ITEM 1B. UNRESOLVED STAFF COMMENTS

Not applicable.

ITEM 2. PROPERTIES

The Company’s corporate headquarters is in Hauppauge, New York in a 15,000 square foot facility.

During fiscal 2002, the Company’s the company’s corporate headquarters building was sold to M3GH Properties, LLC and subsequently leased back to the Company. This property housed the Company’s executive offices, the Northeast sales office, technical services, machine and parts warehousing, and order fulfillment. On February 23, 2006, the Company surrendered this lease and concurrently signed a new 62 month lease for approximately 15,000 square feet in a facility also located in Hauppauge, New York which became the Company’s new headquarters facility in July 2006.

In addition to the Company’s headquarters, the Company leases 20 regional satellite offices under non-cancelable operating leases. These offices consist of regional sales offices and training centers. All leased space is considered adequate for the operation of our business, and no difficulties are foreseen in meeting any future space requirements.

U. S. Graphics is located in Tempe, AZ where they develop and manufacture digital printing equipment within a 25,000 square foot facility that has a three year lease that commenced August 4, 2008 and expires on August 3, 2011. The Company does not guarantee the lease.

ITEM 3. LEGAL PROCEEDINGS

The Company is a defendant in various litigation matters, each arising in the normal course of business. Based upon discussion with Company counsel, management does not expect that these matters will have a material adverse effect on the Company’s consolidated financial position or results of operations and cash flows.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

PART II

ITEM 5. MARKET FOR COMMON EQUITY RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

(a)                      The Company’s outstanding Common Stock consists of two classes, Class A Common Stock and Class B Common Stock. The Class A Common Stock, par value $.01 per share, trades on the NASDAQ Global Market under the symbol “HRSH”. The following table sets forth for each period indicated the high and low closing bid prices for the Class A Common Stock as reported by the NASDAQ Global Market. Trading began in the Class A Common Stock on February 17, 1994. Class B Common Stock is not publicly traded.

2008	High	Low
Fourth Quarter ended December 31, 2008	$0.99	$0.22
Third Quarter ended September 30, 2008	$1.42	$0.96
Second Quarter ended June 30, 2008	$2.28	$1.24
First Quarter ended March 31, 2008	$1.98	$1.46

2007	High	Low
Fourth Quarter ended December 31, 2007	$2.67	$1.69
Third Quarter ended September 30, 2007	$4.70	$2.15
Second Quarter ended June 30, 2007	$5.25	$3.20
First Quarter ended March 31, 2007	$4.12	$2.08

(b)                     As of March 24, 2009, the Company believes that there were approximately 101 record holders of its Class A Common Stock and 1 record holder of its Class B Common Stock.

(c)                      No dividends were declared during 2008 or 2007.

(d)                     Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a) (c)

Equity compensation plans approved by security holders	1,683,000	$1.62	1,215,000

ITEM 6. SELECTED FINANCIAL DATA

Disclosure not required by smaller reporting companies.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis contains forward-looking statements which involve risks and uncertainties. When used herein, the words “anticipate”, “believe”, “estimate “ and “expect” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company’s actual results, performance or achievements could differ materially from the results expressed in or implied by these forward-looking statements. Factors that could cause or contribute to such differences should be read in conjunction with, and are qualified in their entirety by, the Company’s Consolidated Financial Statements, including the Notes thereto. Historical results are not necessarily indicative of trends in operating results for any future period. The current economic environment has resulted in lower consumer confidence and lower sales. This trend may lead to further reduced consumer spending, which could affect our net sales and our profitability.

Company Overview

The Company, founded in 1968, is a leading provider of equipment and education and support services to the decorated apparel industry. The Company represents the decorated apparel industry’s leading brands including Tajima embroidery equipment, MHM screen printing equipment, SEIT textile bridge lasers, Pulse Microsystems digitizing and design software, Kornit and Mimaki digital printers. Hirsch believes its comprehensive customer service, user training, software support through Pulse and broad product offerings combine to place the Company in a competitive position within its marketplace. The Company sells embroidery machines manufactured by Tajima and Tajima USA, Inc. (“TUI”), screen printing machines manufactured by MHM, textile laser machines manufactured by SEIT, digital printer manufactured by Kornit and Mimaki as well as a wide variety of supplies and accessories.

On August 4, 2008, the Company acquired 80% of the outstanding equity interest in U. S. Graphic Arts, Inc. (“U.S. Graphics”) pursuant to a Share Purchase and Sale Agreement. In connection with, and as is condition to the acquisition, Graphic Arts Acquisition Corporation, a wholly-owned subsidiary of the Company, purchased certain outstanding indebtedness of U.S. Graphics and agreed, under certain circumstances, to make further advances to U. S. Graphics. U. S. Graphics develops and manufactures digital inkjet printers for the worldwide decorated apparel industry.

The current economic environment has resulted in lower consumer confidence and lower sales. This trend may lead to further reduced consumer spending, which could affect our net sales and our future profitability. Therefore, we have taken cost reduction actions to address the uncertainty posed by the current economic conditions. The Company is also seeking a new revolving line of credit.

The Company is and has been affected by the fluctuating value in foreign exchange of the US dollar versus the Yen resulting in dollar price pressure for machine sales. Most Japanese based equipment competitors in the industry (including the Company) have faced difficulty as a result of the fluctuation in the exchange rate.

Results of Operations

The following table presents certain income statement items expressed as a percentage of total revenue for the years ended December 31, 2008 and 2007.

	2008	2007

Net sales	100%	100%
Cost of sales	69.8%	62.6%
Operating expenses	46.7%	33.8%
Interest expense	0.1%	0.0%
Other expense (income), net	-0.4%	-0.7%
Income (loss) before income taxes	-16.3%	4.3%
Income tax provision	0.0%	0.3%
Net Income (loss)	-16.3%	4.0%

Use of Estimates and Critical Accounting Policies

The preparation of Hirsch’s financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the period. Future events and their effects cannot be determined with absolute certainty; therefore, the determination of estimates requires the exercise of judgment. Actual results are likely to differ from those estimates, and such differences may be material to our financial statements. Management continually evaluates its estimates and assumptions, which are based on historical experience and other factors that are believed to be reasonable under the circumstances.

Critical Accounting Policies

Management believes the following critical accounting policies affect its more significant estimates and assumptions used in the preparation of its consolidated financial statements:

Revenue Recognition - The Company distributes embroidery, screenprinting and laser equipment that it offers for sale. Where installation and customer acceptance are a substantive part of the sale by its terms, the Company has deferred recognition of the revenue until such customer acceptance of installation has occurred. In 2008 and 2007, most sales of new equipment did not require installation as a substantive part of sales, and accordingly, the Company recorded its sales at the time the machinery was shipped. Service revenues (which are not material) and costs are recognized when services are provided. Sales of software are recognized when shipped since no post-contract or support obligations remain. Sales of parts and supplies are recognized when shipped.

Identifiable Intangible Assets — Our definite lived intangible assets are tested under FAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” when impairment indicators are present. An undiscounted model is used to determine if the carrying value of the asset is recoverable. If not, a discounted analysis is done to determine the fair value. We engage a valuation analysis expert to prepare the models and calculations used to perform the tests, and we provide them with estimates regarding the expected growth and performance for future years.

Changes in the assumptions used could materially impact our fair value estimates. Assumptions critical to our fair value estimates are: (i) discounted rate used to derive the present value factors used in determining the fair value of the trademarks and customer lists; (ii) royalty rates used in our trademark valuation; (iii) projected average revenue growth rates used in the trademark and customer list models; and (iv) projected long-term growth rates used in the derivation of terminal year values. These and other assumptions are impacted by economic conditions and expectations of management and will change in the future based on period-specific facts and circumstances.

The 2008 impairment charge to identifiable intangible assets of $845,000 relates to the customer list of U.S. Graphics, which was primarily the result of a decrease in the projected revenue derived from repeat customers, especially due to poor performance in early 2009. At December 31, 2008, after the impairment charge, we had identifiable intangible assets of approximately $481,000.

As indicated above, the method to compute the amount of impairment incorporates quantitative data and qualitative criteria including new information that can dramatically change the decision about the valuation of an intangible asset in a very short period of time.

Allowance for Doubtful Accounts - The Company maintains an allowance for estimated losses resulting from the inability of its customers to make required payments. An estimate of uncollectable amounts is made by management based upon historical bad debts, current customer receivable balances, age of customer receivable balances, the customer’s financial condition and current economic trends. If the actual uncollected amounts significantly exceed the estimated allowance, then the Company’s operating results could be significantly adversely affected. The Company maintains a lien on its equipment sales until the required payment is made.

Inventories - Inventories are valued at the lower of cost or market. Cost is determined using the First-in, first-out weighted average cost method for supplies and parts and specific cost for embroidery and screenprinting machines and peripherals.  The inventory balance is recorded net of an estimated allowance for obsolete or unmarketable inventory. The estimated allowance for obsolete or unmarketable inventory is based upon management’s understanding of market conditions and forecasts of future product demand. If the actual amount of obsolete or unmarketable inventory significantly exceeds the estimated allowance, the Company’s cost of sales, gross profit and net income (loss) could be significantly adversely affected.

Warranty - The Company provides a five-year limited warranty for its embroidery machines and a one-year limited warranty for its screenprinting, textile lasers and digital printing machines. The Company’s policy is to accrue the estimated cost of satisfying future warranty claims on a quarterly basis. In estimating its future warranty obligations, the Company considers various relevant factors, including the Company’s stated warranty policies and practices, the historical frequency of claims, and the cost to replace or repair its products under warranty. If the number of actual warranty claims or the cost of satisfying warranty claims significantly exceeds the estimated warranty reserve, the Company’s operating expenses and net income (loss) could be significantly adversely affected.

Stock Based Compensation - The Company accounts for share-based compensation cost in accordance with Statement of Financial Standards No. 123(R), “Share-Based Payment”. The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model. The compensation cost is recognized over the service period which is usually the vesting period of the award. For the years ended December 31, 2008 and 2007, the Company recognized $353,000 and $759,000, respectively, of non-cash compensation expense included in Selling, General and Administrative expense in the Consolidated Statement of Operations. The Company used the Black-Scholes valuation model. This option pricing model requires the impact of highly subjective assumptions including the expected lives, volatility, risk free rate & expected dividend rate. It also requires the Company to estimate for forfeitures.

2008 as Compared to 2007

Net sales. Net sales for 2008 were $42.5 million, a decrease of $10.1 million, or 19.2% compared to $52.6 million for 2007. The decrease in sales volume 2008 is mainly attributable to the decrease in sales volume of $14.3 million from Tajima embroidery equipment, a $0.6 million decrease in screenprinting equipment, and a decrease of $0.8 million from software sales. Offsetting these products were increases in SEIT textile lasers of $0.8 million, Kornit and Mimaki digital printers of $1.0 million, and sales from U. S Graphic’s of $4.2 million from their T-Jet digital printer and ancillary products. All other product categories combined for a decrease of

$0.3 million. There are no major customers who exceed 10% of revenues in either period.

Cost of sales. For 2008, cost of sales decreased $3.2 million or 9.7%, from $32.9 million in 2007 to $29.7 million in 2008. The decrease was primarily the result of $7.6 million in Tajima embroidery machines, $0.7 million in MHM screenprinting equipment. Offsetting the increase was a $3.8 million increase from U. S. Graphic’s, $1.0 million from Kornit and Mimaki digital printing equipment, $0.6 million in SEIT textile lasers. All other product categories resulted in a net decrease of $0.2 million. Included in cost of sales for 2008 and 2007 was a currency gain of $177,000 and $43,000 respectively. The Company’s gross margin decreased for 2008 to 30.2%, as compared to 37.4% for 2007. The reduction in gross margin was a result of reduced selling prices and higher product costs. For the year ended December 31, 2008 as compared to the year ended December 31, 2007, the Company experienced a decrease in gross margin dollars primarily from embroidery machines of $6.7 million, and from software sales of $0.8 million. These were offset by increases in gross margin dollars from U. S. Graphic’s of $0.4 million, from MHM screenprinting machines of $0.1 million, and from SEIT Textile lasers of $0.2 million and $0.2 million from Kornit and Mimaki digital printers. All other product categories combined resulted in a total gross margin decrease of $0.2 million. The fluctuation of the dollar against the yen, which is the currency the Company’s embroidery machines are priced in, has affected and is likely to continue to affect the Company’s machine sales pricing competitiveness. Embroidery machinery prices have changed in US dollars due to these exchange rate fluctuations. Some, but not, all of the Company’s competitors face similar circumstances.

Operating Expenses. For 2008, overall operating expenses increased $2.1 million or 11.8%, from $17.8 million in 2007 to $19.9 million for 2008. Selling, general and administrative expenses associated with the Company’s ongoing operations increased $0.8 million, or 4.4% to $19.0 million for 2008 from $18.2 million for 2007. The increase in selling, general and administrative expenses are attributable to increased marketing costs associated with adding three new digital printing products of $0.2 million, increased depreciation and amortization associated with implementing a new Enterprise Resource Planning (“ERP”) and Customer Relationship Manangement (“CRM”) system of $0.1 million and $2.6 million in operating expenses from U.S Graphics. These increases were partially offset by decreases in salaries and commissions of $1.2 million, reduction of professional fees of $0.3 million and all other items netting to a $0.6 million decrease. Included in 2008 operating expenses was an impairment charge for $845,000, related to the impairment of the Customer List from U.S. Graphics. Included in 2007 were approximately $0.9 million in bonus costs and the recognition of $450,000 in income associated with the settlement agreement with Sheridan Square Entertainment.

Interest Expense. Interest expense for 2008 was $63,000 as compared to $12,000 for 2007. The increased interest expense relates to financing costs primarily from U.S. Graphics.

Other (Income) Expense. Other income for 2008 was $190,000 of other income as compared to $357,000 in 2007. In both 2008 and 2007 this was primarily due to lower cash balances at lower interest rates resulting in lower interest income.

Income Tax Provision. The income tax provision reflects an effective tax rate of 0.0% for 2008 as compared to an effective tax rate of 7.1% for 2007. The difference of the above rates to the federal statutory rate are a result of adjustments for state income taxes and permanent differences offset by the valuation allowance established on deferred tax assets since the Company cannot determine the future utilization of those assets.

Net Income. The net loss for 2008 was $6.9 million as compared to net income for year 2007 was $2.1 million, a change of $9.0 million.

Liquidity and Capital Resources

The Company’s working capital decreased $8.4 million or 44.2% to $10.6 million at December 31, 2008 from $19.0 million at December 31, 2007. This decrease was primarily the result of decreased operating results.

During 2008, the Company’s cash decreased $9.5 million or 66.0% to $4.9 million from $14.4 million at December 31, 2007. Cash used in operating activities in calendar 2008 was $7.5 million. Of these amounts, $2.3 million resulted from the unrestricting of cash used to collateralize a standby letter of credit, $9.8 million was used in other operating activities including the paydown of accounts payable and the purchase of inventory.

Cash used in investing activities consisted of capital expenditures of $1.4 million which is from the investment in a new CRM and ERP system. Cash used in financing activities was $0.5 million primarily relating to the payoff of acquired debt.

Revolving Credit Facility and Borrowings

The Company does not currently have a credit facility as it believes it has sufficient cash to fund current working capital needs. The Company, at this time, does intend to enter into a new revolving line of credit.

Future Capital Requirements

The Company believes its existing cash and funds generated from operations will be sufficient to meet its working capital requirements. Working capital requirements at the Company’s subsidiary, U.S. Graphics, is primarily dependant on a revolving note payable with its ultimate parent. If U.S. Graphics cannot sustain the facility, U.S. Graphics will have working capital deficiencies.

Capital expenditures are expected to be immaterial.

Backlog and Inventory

The ability of the Company to fill orders quickly is an important part of its customer service strategy. The embroidery machines held in inventory by the Company are generally shipped within a week from the date the customer’s orders are received, and as a result, backlog is not meaningful as an indicator of future sales.

Inflation

The Company does not believe that inflation has had, or will have in the foreseeable future, a material impact upon the Company’s operating results.

Off Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. In February 2008, the FASB provided a one-year deferral for the implementation of SFAS 157 for nonfinancial assets and liabilities recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The adoption of SFAS No. 157 did not have a material impact on our results of operations or our financial position. For 2008, SFAS 157 had no impact because the Company does not have any financial assets and liabilities that get marked to market on a recurring basis.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”), which requires an acquirer to do the following: expense acquisition related costs as incurred; to record contingent consideration at fair value at the acquisition date with subsequent changes in fair value to be recognized in the income statement; and any adjustments to the purchase price allocation are to be recognized as a period cost in the income statement. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the first annual reporting period beginning on or after December 15, 2008. Earlier application is prohibited. The adoption of SFAS 141R will effect the accounting for future acquisitions, if any.

In December 2007, the FASB issued Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51.” This statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement is effective prospectively, except for certain retrospective disclosure requirements, for fiscal years beginning after December 15, 2008. The adoption of FASB No. 160 is not expected to have a material impact on our results of operations or our financial position.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133,” which changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Disclosure not required by smaller reporting companies.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See the information contained in pages F-1 through F-24 hereof.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A(T). CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

The Company’s management, including its Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), has evaluated the effectiveness of the Company’s disclosure controls and procedures, as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as of December 31, 2008. Based on that evaluation, the Company’s CEO and CFO have concluded that the Company’s disclosure controls and procedures are effective in recording, processing, summarizing and reporting, within the time periods specified in the SEC’s rules and forms, information required to be disclosed by the Company in the reports it files or submits under the Exchange Act, and in ensuring that information required to be disclosed in the reports that the Company files or submits under the Exchange Act is collected and conveyed to the Company’s management, including its CEO and CFO, to allow timely decisions to be made regarding required disclosure.

Management’s Report on Internal Control Over Financial Reporting

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f). The Company performed an evaluation, under supervision and with participation of the Company’s management, including its CEO and CFO, of the effectiveness of the Company’s internal control over financial reporting based on the framework in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management’s assessment of and conclusion of the effectiveness of internal control over financial reporting did not include the internal controls of U. S. Graphics, which was acquired on August 4, 2008, and which is included in the statements of income, stockholder’s equity, and cash flows for the year then ended. U. S. Graphics represented 9.9% of revenues and 9% of our assets. Additional information regarding the acquisition of U.S. Graphics is available in the Notes to the Consolidated Financial Statements included in this Form 10-K for the year ended December 31, 2008. Management did not assess the effectiveness of internal control over financial reporting of U. S. Graphics because of the timing of the acquisition. Based on that evaluation, the CEO and CFO concluded that the Company’s internal control over financial reporting was effective as of December 31, 2008.

This annual report does not include an attestation report of the Company’s independent registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s independent registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permits the Company to provide only management’s report in this annual report.

Changes in Internal Control Over Financial Reporting

There have been no changes in the Company’s internal controls over financial reporting during the most recent quarter that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

ITEM 9B. OTHER INFORMATION.

None.

PART III

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Information Regarding Executive Officers and Directors

The following table sets forth the names and ages as of March 18, 2009 of the Company’s directors and executive officers and the positions they hold with the Company:

Name	Age	Position
Henry Arnberg	66	Chairman of the Board of Directors
Paul Gallagher	59	Chief Executive Officer, President, Chief Operating Officer and Director
Marvin Broitman	70	Director
Mary Ann Domuracki	54	Director
Christopher J. Davino	43	Director
Beverly Eichel	51	Executive Vice President, Finance and Administration, Chief Financial Officer and Secretary

Henry Arnberg, has held the position of Chairman of the Board of the Board of Directors since 1980 and served as President of the Company until December 1998 and its Chief Executive Officer until November 2004. From December 1, 2004 through November 30, 2007 Mr. Arnberg was a consultant to the Company. Mr. Arnberg received a Bachelor of Science in Accounting from the University of Bridgeport in 1965 and an MBA in Finance and Management from the Adelphi University in 1971.

Paul Gallagher, joined the Company as its Chief Operating Officer in September 2001. In early 2003, Mr. Gallagher was also appointed the Company’s President as well as a director. On December 1, 2004, Mr. Gallagher was appointed Chief Executive Officer. Prior thereto, Mr. Gallagher was employed by Cornerstone Group Inc., a consulting firm focused on corporate turnarounds and restructurings, as well as mergers and acquisitions. Mr. Gallagher received a Bachelor of Science from the University of Cincinnati in 1976 and an MBA from Xavier University in 1978.

Marvin Broitman has served as a director of the Company since April 1994, was the President of Uniwave, Inc., a company engaged in the engineering and manufacturing of automation accessory equipment for textile machinery since 1968 until his retirement in May 2008. Mr. Broitman received a Bachelor of Electrical

Engineering degree from City College in 1961 and an MBA from the Harvard Business School in 1968. Mr. Broitman serves on the Audit, Stock Option and Compensation Committees of the Board of Directors.

Mary Ann Domuracki has served as a director of the Company since September 2001, and is a Managing Director of Restructuring at Financo, Inc. (an investment banking firm) since September 2001. Ms. Domuracki has more than 25 years experience of accounting, advisory and operating management services. Her industry experience includes, senior management positions as President of Danskin, Inc., Executive Vice President of Administration and Finance of Kasper A.S.L., and most recently, Executive Vice President and Chief Financial Officer of Pegasus Apparel Group, Inc. Ms. Domuracki is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants (“AICPA”), and has a Bachelor of Business Administration from Pennsylvania State University with a concentration in Accounting. Ms. Domuracki serves on the Audit, Stock Option and Compensation Committees of the Board of Directors.

Christopher J. Davino was appointed on January 29, 2009 the interim President, Chief Executive Officer of Premier Exhibitions, Inc. Prior to that, he was the business leader of XRoads Solutions Group (a corporate restructuring management consulting company) in their corporate rescue practice. He has served as a director of the Company since October 2004. Since early 2006, Mr. Davino has been President of Osprey Point Advisors, LLC, a firm providing consulting and investment banking services to companies including capital raising and mergers and acquisitions. From July 2004 through December 2005, Mr. Davino was President of E-Rail Logistics Inc., a rail logistics company. Prior to that position, Mr. Davino worked as a restructuring professional at Wasserstein and Perella and Zolfo Cooper. Mr. Davino is a seasoned restructuring professional having provided strategic and financial advice to Fortune 500 companies, financial sponsors and strategic buyers, commercial banks and bondholders with respect to corporate restructurings and mergers and acquisitions over the last 14 years. Mr. Davino received his Bachelor of Science in Finance from Lehigh University.

Beverly Eichel, has been Executive Vice President of Finance and Administration and Chief Financial Officer of the Company since February 1, 2002. Ms. Eichel has also served as the Company’s Secretary since October 2002. Prior thereto, she was Executive Vice President and Chief Financial Officer of Donnkenny, Inc. from October 1998 to June 2001. From June 1992 to September 1998, Ms. Eichel served as Executive Vice President and Chief Financial Officer of Danskin, Inc. and had been its Corporate Controller from October 1987 to June 1992. Ms. Eichel is a non-active Certified Public Accountant in the State of New York and a member of the AICPA. Ms. Eichel received a Bachelor of Science in Accounting from the University of Maryland in 1980.

Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Compensation Committee and a Stock Option Committee. The Audit Committee was established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of the Audit Committee is an “independent director” as defined in Rule 4200(a)(15) of the NASDAQ Capital Market, Inc. listing standards, as applicable and as may be modified or supplemented. The members of the Audit Committee are Mary Ann Domuracki, Marvin Broitman and Christopher J. Davino. MaryAnn Domuracki, Chairman of the Audit Committee, is an audit committee financial expert within the meaning of Item 407(d)(5) of Regulation S-K promulgated under the Exchange Act. The audit committee has adopted a written Audit Committee Charter.

The Company does not have a Nominating Committee. The view of the Board of Directors is that it is appropriate for the Company not to have such a committee as each member of the Board participates in the consideration of a nominee.

Of the five current Board members, three are “independent” under the existing standards of NASDAQ Capital Market issuers and director nominees are required to be approved by a majority of the entire Board and a majority of the independent directors. The Board generally relies on its network of industry and professional contacts in connection with identifying potential Board members. The Board is also open to presentation of nominees recommended by security holders provided that sufficient information about the proposed nominees business, industry and financial background is provided to the Board and such information is received not less than 120 days prior to the release of the proxy statement to our shareholders. The Board will only consider nominess that have the requisite industry or financial experience to be able to advise and direct senior management in the Company’s operations. At a minimum, each nominee: (i) must be prepared to represent the best interest of all of the Company’s shareholders, (ii) must be an individual who has demonstrated integrity and ethics in his/her personal and professional field and has established a record of professional accomplishment in his/her chosen field, (iii) must not have (and his/her family members must not have) any material personal, financial or professional interest in any present or potential competitor of the Company; and (iv) must be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board and not have other personal or professional commitments that would interfere or limit his or her ability to do so.

Code of Ethics

The Company has adopted a code of ethics applicable to the Company’s Chief Executive Officer and Chief Financial Officer, which is a “Code of Ethics” defined by the applicable rules of the Securities and Exchange Commission. The Company undertakes to provide to any person without charge, upon request, a copy of the Company’s Standards of Business Conduct. Requests for such copy should be made in writing to the Company at its principal office, which is set forth on the first page of this Form 10-K, attention Chief Financial Officer. If the Company makes any amendment to its code of ethics, other than technical, administrative or non-substantive amendments, or grants any waivers, including implicit waivers from a provision of the code of ethics to the Company’s principal executive officer, principal financial officer or persons performing similar functions, the Company will disclose the motive for the amendment or waiver, its effective date and to what it applied on a report on Form 8-K filed with the Securities and Exchange Commission.

Code of Conduct

The Company adopted a Code of Conduct that applies to all employees, including all executive officers. Print copies of the Code of Conduct are available to any stockholder that requests a copy.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities collectively, the “Reporting Persons” to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based solely on the Company’s review of the copies of such forms received by it during the year ended December 31, 2007, the Company believes that the Reporting Persons complied with all filing requirement applicable to them.

ITEM 11. EXECUTIVE COMPENSATION

Executive Compensation Components

The Company has entered into employment agreements with its President and Chief Executive Officer and its Executive Vice President - Finance, Chief Financial Officer and Secretary. These employment contracts cover the key elements of the Company’s executive compensation package, which consist of base salary and short-term and long-term incentives, and cover severance and termination benefits. These employment agreements are discussed below under the heading “Employment Agreements”. Our policy for allocating between currently paid and long-term compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our company and shareholders. Likewise, the Company provides cash compensation in the form of base salary to meet competitive salary norms and reward good performance on an annual basis and in the form of bonus compensation to reward performance for specific short-term goals or in the discretion of the Compensation Committee. The Company provides equity compensation to reward performance for objectives and long-term strategic goals and to assist in retaining executive officers and aligning the interests of Hirsch and its shareholders.

Base Salary

Mr. Gallagher and Ms. Eichel are entitled to minimum base salaries set forth in their employment agreements (See “Employment Agreements”). The base salaries for Mr. Gallagher was $425,000 and for Ms. Eichel $300,000 for 2008. For the year ending December 31, 2009, Mr. Gallagher and Ms. Eichel’s base salaries are set by their employment agreements.

The following are the salaries for the year ending December 31, 2009:

Executive Officer	Base Salary
Paul Gallagher	$425,000
Beverly Eichel	$315,000

Short-Term Incentives

Short-term incentives are paid primarily to recognize specific operating performance achieved within the last fiscal year. Since such incentive payments are related to a specific year’s performance, the Company’s Compensation Committee understands and accepts that such payments may vary considerably from one year to the next. The Company’s bonus program generally ties executive compensation directly back to the annual performance of the Company overall. These executives may earn a percentage of their base salary set forth in the executive’s employment agreement, pursuant to the Company’s annual incentive program, as a performance-related bonus.

There was no incentive plan or discretionary bonus awarded during the period ended December 31, 2008.

Long-Term Incentives

During the year ended December 31, 2008, and 2007, 75,000 options (pursuant to an employment agreement) and 625,000 options (of which 425,000 was pursuant to employment agreement), respectively, were granted to the Company’s senior executives.

Timing of Grants. Awards have historically been granted to executive officers and eligible full-time employees once per year. The Stock Option Committee has typically met annually within the first 120 days after the start of the new fiscal year and approved the annual grant of options (if given). In 2007, the Board of Directors and Stock Option Committee kept its historical practice of granting annual awards to directors, executive officers and eligible full-time employees under the 2003 Stock Option Plan. No additional awards, other than the 75,000 option grant discussed above, were granted in year 2008 to executives.

There is no effort to time the meeting and the related approval of awards with the release of material non-public information. There are typically no releases of material non-public information by the Company until the latter half of March when the announcement of the earnings for the previous fiscal year is completed. The timing of grants for newly hired executives is not timed in coordination with the release of material non-public information. The Company does not grant awards based on the pending release of material non-public information and the Company does not release material non-public information for the purpose of affecting the value of executive compensation.

Pricing of Grants. Options granted under the 2003 Stock Option Plan may not be granted at a price less than the fair market value of the Class A Common Stock on the date of the grant.

SUMMARY COMPENSATION TABLE FOR THE YEAR ENDED DECEMBER 31, 2008

The following table sets forth compensation earned during the calendar year ended December 31, 2008 by the Company’s Principal Executive Officer, and Chief Financial Officer who are the only executive officers of the Company (the “Named Executives”):

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)(3)	Total Compensation ($)

Paul Gallagher	2008	$408,000	$189,418	—	$20,000	$617,418
Chief Executive Officer	2007	$382,000	$363,942	$319,000	$20,000	$1,084,942

Beverly Eichel Executive VP-Finance,	2008	$299,000	$37,532	—	—	$336,532
	2007	$289,000	$84,658	$162,000	—	$535,658
Chief Financial Officer and Secretary

(1)

Represents the compensation costs of stock options for financial reporting purposes under FAS 123R, rather than an amount paid or realized by the Named Executive Officer. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures. More information with respect to the assumptions used in the calculation of these amounts is included in Note 2n to the Company’s consolidated financial statements for the year ended December 31, 2008 .

(2)

The amounts shown reflect cash awards to the Named Executives under the Incentive Plan, which is discussed in further detail under the heading “Short-Term Incentives”. These amounts were earned in 2007, but paid in 2008 . No amounts were earned in 2008.

(3)	Represents the cost to the Company of Mr. Gallagher’s use of a company car.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
	50,000		25,000	(1)	—	$2.34	9/11/12
	150,000		—		—	$1.12	12/01/09
	100,000		—		—	$1.34	01/27/11
Paul Gallagher	133,000		67,000	(1)	—	$1.20	02/24/11
	100,000		200,000	(2)	—	$2.12	10/04/11
	25,000		50,000	(1)	—	$1.19	9/11/13
	75,000	(1)	—		—	$2.12	10/04/11

Beverly Eichel	40,000		—		—	$1.12	12/01/09
	50,000		—		—	$1.34	01/27/11
	34,000		17,000	(1)	—	$1.20	02/24/11
	67,000		33,000	(2)	—	$2.12	11/20/11

(1)		Options vest over three years and expire on the fifth anniversary of their grant.

(2)		These options vest as follows:
	·	One third vest on the date immediately following the period that the closing price of the Common Stock remains at or above $2.50 for at least twenty consecutive trading days;
·

One third vest commencing on the date occurring after September 11, 2007 immediately following the period that the closing price of the Common Stock remains at or above $3.00 per share for a   period of at least twenty (20) consecutive trading days;

·

One third vest commencing on the date occurring after September 11, 2008 immediately following the period that the closing price of the Common Stock remains at or above $3.50 per share for a period of at least twenty (20) consecutive trading days thereafter.

Retirement Benefits

Each of the Company’s executive officers is entitled to participate in the Company’s defined contribution 401K plan on the same basis as all other eligible employees. Under the terms of the 401K plan, as prescribed by the Internal Revenue Service, the contribution of any participating employee is limited to the lesser of a maximum percentage of annual pay or a maximum dollar amount ($15,500 for 2008 and 2007). Our executive officers are subject to these limitations and therefore the Company does not consider its retirement benefits to be a material portion of the compensation program for our executive officers.

Change of Control/Severance Benefits

Each of Mr. Gallagher and Ms. Eichel has an employment agreements (see “Employment Agreements” below for a description of change of control benefits).

If a change of control occurred on December 31, 2008, the following compensation would be due:

Paul Gallagher	$425,000
Beverly Eichel	$300,000

Employment Agreements

Paul Gallagher — President and Chief Executive Officer

On November 13, 2006, Paul Gallagher entered into an employment agreement with the Company (the “Agreement”) to continue his employment as the Company’s President and Chief Executive Officer. The Agreement became effective as of September 11, 2006, has a term of three (3) years and provides for the payment of a base annual salary during the first year of the term of Three Hundred Seventy Five Thousand ($375,000) Dollars; Four Hundred Thousand ($400,000) Dollars during the second year of the term and Four Hundred Twenty Five Thousand ($425,000) Dollars during the third year of the term. Mr. Gallagher is also entitled to participate in the Company’s employee benefit programs and to receive bonuses under the Company’s annual incentive plan (“Incentive Plan”) for key executive employees.

The Agreement also provides for severance payments to be paid to Mr. Gallagher should his employment be terminated (a) prior to the expiration of its term due to Mr. Gallagher’s death or disability; or (b) prior to or concurrent with the expiration of the term, if the Company fails to offer Mr. Gallagher employment with the Company as its Chief Executive Officer or Chief Operating Officer at substantially the same level of base salary, employee benefits and bonus compensation as set forth in the Agreement. On the triggering of the severance payment obligation, the Company shall pay Mr. Gallagher his regular base salary for a period of six months following the occurrence of such event during which period, Mr. Gallagher would be entitled to receive all health and dental, disability, survivor income and life insurance plan or other benefit plan maintained by the Company. In addition, the Company is required to pay Mr. Gallagher a pro rata portion of the amount, if any, he would have been entitled to receive under the Incentive Plan established for senior executive officers. In the event the Company terminates Mr. Gallagher’s Employment without “cause” (as defined in the Agreement), reduces his compensation, benefits or responsibilities or commits any other material breach of the provisions of the Agreement and fails to cure or remedy such breach within thirty (30) days following receipt of written notice thereof, the Company is required to continue payment of Mr. Gallagher’s base salary for a period of twelve (12) months, or if shorter, for a period from the date of termination through and including the month of March, 2010 during which period, Mr. Gallagher would be entitled to receive all health and dental, disability, survivor income and life insurance plan or other benefit plan maintained by the Company.

Under Mr. Gallagher’s agreement there is a change of control provision pursuant to which Mr. Gallagher would be entitled to receive an amount equal to his base salary for a period of one year following the termination of employment within six (6) months of the change of control or his resignation for “good reason” following a change in control during such period. In such an event, Mr. Gallagher is entitled to receive an amount equal to his base salary payable over the succeeding twelve (12) months in equal installments. In addition, Mr. Gallagher would be entitled to receive all health and dental, disability, survivor income and life insurance plan or other benefit plan maintained by the Company. The aforementioned employee benefits shall terminate when Mr. Gallagher obtains employment with another employer during the severance period, and become eligible for coverage under a substantially similar plan provided by the new employer.

Mr. Gallagher was or will be granted options (the “Options”) to purchase up to 525,000 shares (375,000 shares granted in 2006, 75,000 shares granted in 2007 and 75,000 shares were granted in 2008) of the Company’s Class A Common Stock pursuant to the Company’s 2003 Stock Option Plan. In 2006, 300,000 options were granted at an exercise price of $2.12 per share and vest as follows:

·           100,000 Options vested on the date immediately following the period that the closing price of the Class A Common Stock remained at or above $2.50 for at least twenty consecutive trading days  which was April 16, 2007;

·           100,000 Options vest commencing on the date occurring after September 11, 2007 immediately following the period that the closing price of the Class A Common Stock remains at or above $3.00 per share for a period of at least twenty (20) consecutive trading days;

·           100,000 Options vest commencing on the date occurring after September 11, 2008 immediately following the period that the closing price of the Class A Common Stock remains at or above $3.50 per share for a period of at least twenty (20) consecutive trade days thereafter.

In 2006, Mr. Gallagher was also granted Options to purchase an additional 75,000 shares of Class A Common Stock at an exercise price of $2.12 per share. The Company issued options to purchase 75,000 shares of Class A Common Stock on September 11, 2007 (which were granted at $2.34, the closing price on the Nasdaq Global Market on such date) and Options to purchase 75,000 shares of the Class A Common Stock were granted on September 11, 2008 at a strike price equal to the closing price of the Company’s Class A Common Stock on each of those dates. These options will vest in three equal annual installments of 33 1/3 percent each of the first, second, and third anniversary of the date of grant.

Finally, any unvested stock options held by Mr. Gallagher at the time of termination in connection with a change of control shall become immediately vested and exercisable.

Beverly Eichel — Executive Vice President, Chief Financial Officer and Secretary

Effective February 1, 2008, Ms. Eichel entered into a two-year employment agreement to serve as the Company’s Executive Vice-President-Finance and Administration, Chief Financial Officer and Secretary.

Ms. Eichel’s employment agreement provides for the payment of an annual salary of $300,000 during the first year of the agreement, and $315,000 during the second year of the agreement. The agreement also entitles Ms. Eichel to participate in and receive a bonus under the Company’s incentive plan, with a possible maximum bonus of 70% of Ms. Eichel’s annual base salary. In addition, Ms. Eichel’s employment agreement provides for the reimbursement of business expenses including an automobile and cellular phone allowance, the provision of health insurance and related benefits.

The agreement also provides for severance payments to be paid to Ms. Eichel should her employment be terminated (a) prior to the expiration of its term due to Ms. Eichel’s death or disability; or (b) prior to or concurrent with the expiration of the term, if the Company fails to offer Ms. Eichel employment with the Company as its Chief Financial Officer at substantially the same level of base salary, employee benefits and bonus compensation as set forth in the Agreement. On the triggering of the severance payment obligation, the Company shall pay Ms. Eichel her regular base salary for a period of six (6) months following the occurrence of such event during which period, Ms. Eichel would be entitled to receive all health and dental, disability, survivor income and life insurance plan or other benefit plan maintained by the Company. In addition, the Company is required to pay Ms. Eichel a pro rata portion of the amount, if any, she would have been entitled to receive under the Incentive Plan established for senior executive officers. In the event the Company terminates Ms. Eichel’s Employment without “cause” (as defined in the Agreement), reduces her compensation, benefits or responsibilities or commits any other material breach of the provisions of the Agreement and fails to cure or remedy such breach within thirty (30) days following receipt of written notice thereof, the Company is required to continue payment of Ms. Eichel’s base salary for a period of six (6) months during which period, Ms. Eichel would be entitled to receive all health and dental, disability, survivor income and life insurance plan or other benefit plan maintained by the Company.

Under Ms. Eichel’s employment agreement there is a change of control provision pursuant to which Ms. Eichel would be entitled to receive an amount equal to her base salary for a period of one year following the termination of employment within six (6) months of the change of control, or her resignation for “good reason” following a change of control during such period. In such an event, Ms. Eichel is entitled to receive an amount equal to her base salary payable over the succeeding twelve (12) months in equal installments. Additionally, Ms. Eichel would also be entitled to receive any and all health and dental, disability, survivor income and life insurance plan or other benefit plan maintained by the Company in which she participated prior to the date of termination.
The aforementioned employee benefits shall terminate when and if Ms. Eichel obtains new employment and becomes eligible for coverage under the new employers benefit plans.

Finally, any unvested stock options held by Ms. Eichel at the time of termination in connection with a change of control shall become immediately vested and exercisable.

DIRECTOR COMPENSATION FOR THE YEAR ENDED DECEMBER 31, 2008

The table below summarizes the compensation paid by the Company to non-employee Directors for the year ended December 31, 2008.

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards (2)/(3) ($)	Total ($)
Marvin Broitman	$22,000	$10,056	$32,056
Mary Ann Domuracki	$21,000	$10,056	$31,056
Henry Arnberg	$12,250	—	$12,250
Christopher J. Davino	$21,250	$10,056	$31,306

(1)

Paul Gallagher, the Company’s President and Chief Executive Officer, is not included in this table as he is an employee of the Company and thus receive no compensation for his services as a director. The compensation received by Mr. Gallagher as an employee of the Company is shown in the Summary Compensation Table.

(2)

Reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2008 in accordance with FAS123(R) and thus includes the amount from awards granted in and prior to 2008. As of December 31, 2008 each Director has the following number of options outstanding: Marvin Broitman 50,000, Mary Ann Domuracki 50,000, and Christopher J. Davino 50,000.

(3)

For the year ended December 31, 2008, in accordance with FAS123R, the grant date fair value of the option awards for Marvin Broitman, Mary Ann Domuracki, Christopher J. Davino was $10,056 for each director.

Director’s Compensation

Directors who are employees of the Company or its subsidiaries receive no compensation, as such, for service as members of the Board other than reimbursement of expenses incurred in attending meetings. Directors who are not employees of the Company or its subsidiaries receive an annual directors’ fee of $6,000 plus $1,250 for each board or stockholder’s meeting attended and $1,000 for each meeting of an executive committee of the Board attended, and are reimbursed for expenses incurred in attending such meetings. In addition, all non-employee directors participate in the Company’s 2004 Non-Employee Director Stock Option Plan. Under the terms of our 2004 Non-Employee Director Stock Option Plan, each non-employee director receives a grant of 10,000 options upon their appointment to the Board. In addition, each non-employee director receives an automatic grant of 10,000 options on the date of our Annual Meeting of Stockholder’s, the exercise price for all of these options is the closing price on the Nasdaq Global Market on the date of the grant.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the beneficial ownership of shares of Class A Common Stock and Class B Common Stock as of March 10, 2008, by (i) each person who owns more than 5% of the outstanding shares of Class A and Class B Common Stock; (ii) each executive officer and director of the Company; and (iii) all officers and directors of the Company as a group. Except as otherwise noted, the individual director or executive officer or his or her family had sole voting and investment power with respect to the identified securities. The total number of shares of our Class A Common Stock and Class B common stock outstanding as of March 24, 2009 was 9,083,065 and 400,018 respectively.

Name and Address of Beneficial Owner (1)	Title of Class (2)	Amount and Nature of Beneficial Ownership		Percent of Class

Henry Arnberg	Class A	913,158		10.1%
	Class B	400,018	(3)	100%

Paul Gallagher	Class A	1,331,233	(8)	13.7%
	Class B	—		—

Marvin Broitman	Class A	65,728	(5)	*
	Class B	—		—

Mary Ann Domuracki	Class A	30,000	(6)	*
	Class B	—		—

Christopher Davino	Class A	30,000	(7)	*
	Class B	—		—

Beverly Eichel	Class A	404,666	(9)	4.4%
	Class B	—		—

All Executive Officers and Directors as a group (6 persons)	Class A	2,774,785		29.7%
Paul Levine	Class B	400,018		100%
	Class A	1,099,621	(4)	12.1%
	Class B	—		—

Adam Gross	Class A	588,235	(10)	6.6%
APG Capital, LP	Class B	—		—
APG Capital Partners, LP
APG Capital Management, LLC
12 Greenway Plaza, Suite 1100
Houston, Texas 77046

Lloyd I. Miller, III	Class A	656,861	(11)	7.2%
4550 Gordon Drive	Class B	—		—
Naples, FL 34102

The PNC Financial Services Group, Inc.	Class A	493,702	(12)	5.4%
PNC Bank, National Association	Class B	—		—
One PNC Plaza
249 Fifth Avenue
Pittsburg, PA 15222-2707
PNC Bankcorp, Inc.
300 Delaware Avenue, Suite 304
Wilmingon, DE 19801

*          Less than one percent

(1)	Unless otherwise provided, addresses are c/o Hirsch International Corp., 50 Engineers Road, Hauppauge, New York 11788.

(2)

The Company’s outstanding Common Stock consists of two classes: Class A Common Stock and Class B Common Stock. The Class A Common Stock and the Class B Common Stock are substantially identical except that two-thirds of the directors of the Company will be elected by the holders of the Class B Common Stock, as long as the number of outstanding shares of Class B Common Stock equals or exceeds 400,000 shares. Shares of Class A or Class B Common Stock that an individual or group has a right to acquire within 60 days after March 10, 2008 pursuant to the exercise of options, warrants or other rights are deemed to be outstanding for the purpose of computing the beneficial ownership of shares and the percentage of such individual or group, but are not deemed to be outstanding for the purpose of computing the beneficial ownership of shares and percentage of any other person or group shown in the table.

(3)

Includes 400,018 shares of Class B Common Stock held by an estate planning entity for the benefit of Mr. Arnberg’s children. Mr. Arnberg exercises voting control over these shares. These shares may be converted into the same number of Class A Common Stock.

(4)

Includes 100,000 shares of Class A Common Stock owned by trusts created for the benefit of Mr. Levine’s children as to which he disclaims beneficial ownership. Mr. Levine’s address is 2424 N. Federal Highway, Boca Raton, FL 33431.

(5)	Includes options to purchase 10,000, 10,000, 6,667 and 3,333 shares of Class A Common Stock at an exercise price of $1.02, $1.33, $2.35 and $2.29 per share, respectively.

(6)	Includes options to purchase 10,000, 10,000, 6,667 and 3,333 shares of Class A Common Stock at an exercise price of $1.02, $1.33, $2.35 and $2.29 per share, respectively.

(7)	Includes options to purchase 10,000, 10,000, 6,667 and 3,333 shares of Class A Common Stock at an exercise price of $1.01, $1.33, $2.35 and $2.29 per share, respectively.

(8)

Includes options to purchase 150,000, 100,000, 133,334, 175,000, 50,000 and 25,000 shares of Class A Common Stock at an exercise price of $1.12, $1.34, $1.20, $2.12, $2.34 and $1.19 per share respectively.

(9)	Includes options to purchase 40,000, 50,000 and 33,333 and 33,333 shares of Class A Common Stock at an exercise price of $1.12, $1.34, $1.20 and $2.12 per share respectively.

(10)	Based solely upon a Schedule 13-G filed with the Securities and Exchange Commission by the referenced parties on February 12, 2009.

(11)	Based solely upon a Schedule 13-G filed with the Securities and Exchange Commission by the referenced party on February 05, 2009.

(12)

Based solely upon a Schedule 13-G filed with the Securities and Exchange Commission by the referenced parties on February 12, 2009. PNC Bank, National Association is the trustee for trust accounts, holding the referenced shares. In connection with the trust accounts, PNC Bank, National Association in its capacity as trustee, entered into a Investment Advisory Agreement with Lloyd I. Miller III. The Investment Advisor Agreement may be terminated upon 30 days prior written notice.

The Company is unaware of any arrangements between stockholders that may result in a change in control of the Company.

The information required to be disclosed in this Item pursuant to Regulation S-K Item 201(d) is hereby incorporated by reference herein from the disclosure under “Equity Compensation Plan Information” in Item 5 of this Form 10-K.

ITEM 13.      CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Prior to January 2003, we had advanced approximately $496,000 for premiums on split dollar life insurance for Henry Arnberg, the Company’s Chairman of the Board and Paul Levine, our former Vice-Chairman of the Board. The spouse of each Messrs. Arnberg and Levine are the beneficiaries of these respective policies. These advances are collateralized by the cash surrender value of the policies, which totaled in the aggregate approximately $792,000 at December 31, 2006 for both policies. During 2007, both policies were redeemed and the Company collected $495,000 in full satisfaction of the advances.

On December 1, 2004, we entered into a 36 month consultant agreement with Henry Arnberg, Chairman of the Board of Directors which terminated on November 30, 2007. Under the agreement, Mr. Arnberg was no longer an employee of the company, but remained Chairman of the Board of Directors. A monthly fee of $12,500 was paid to Mr. Arnberg in lieu of any other compensation for his service on the Board of Directors. Mr. Arnberg continued to receive medical benefits as provided to the executive level of employees of the Company, premiums for his disability policy and payments under his automobile lease until it expired. Mr. Arnberg provided consulting services for up to 10 days per month during the term of the agreement including attendance at trade shows, contact with key customer accounts, product assessment and undertaking special projects.

DIRECTOR INDEPENDENCE STANDARDS

The Company’s Board of Directors has determined that each of Messrs. Broitman and Davino and Ms. Domuracki qualifies as an “independent director” in accordance with the listing requirements of NASDAQ. It is the policy of the Board of Directors of the Company that a majority of its members be independent of Hirsch management. A director is independent if the Board affirmatively determines that the Director does not have any direct or indirect material relationship with Hirsch or any member of senior management of Hirsch.

ITEM 14. PRINCIPAL ACCOUNTING FEES AND SERVICES

The policy of the Audit Committee is to review and pre-approve both audit and non-audit services to be provided by our independent registered public accounting firm (other than certain exceptions permitted by the Sarbanes Oxley Act of 2002). The Audit Committee negotiates the annual audit fee directly with our independent registered public accounting firm. Any work in addition to these pre-approved services in a quarter requires the advance approval of the Audit Committee. The Audit Committee considered and discussed with BDO Seidman, LLP and management as to whether the provision of permitted, audit-related non-audit services is compatible with maintaining BDO Seidman, LLP’s independence. All fees for both audit and tax services were pre-approved by the Audit Committee.

The following table sets forth the fees paid to BDO Seidman, LLP for professional services for years ended December 31, 2008 and 2007:

	2008	2007
Audit Fees	$249,000	$181,500
Audit-Related Fees	115,300	13,800
Tax Fees	34,000	31,200
	$398,300	$226,500

Audit fees include fees billed for the audit of Hirsch International Corp. and its consolidated subsidiaries, and the review of quarterly financial information.

Audit-Related Fees include fees billed for consultation on accounting matters and historical audited financial statements of U.S. Graphics.

Tax Fees include fees billed for the preparation of tax returns and consulting on tax examinations and planning matters.

PART IV

ITEM 15. EXHIBITS

The following documents are filed as part of this report:

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

(1) 3.1	Restated Certificate of Incorporation of the Registrant
(2) 3.2	Amended and Restated By-Laws of the Registrant
(3) 4.1	Specimen of Class A Common Stock Certificate
(3) 4.2	Specimen of Class B Common Stock Certificate
(4) 10.1	Distributorship Agreement dated as of April, 2004 among the Company, Tajima Industries Ltd (“Tajima”), Tajima USA, Inc and Tajima America Corp.
(4) 10.2	Distributorship Agreement dated as of April, 2004 among the Company, Tajima Industries Ltd (“Tajima”), Tajima USA, Inc and Tajima America Corp.
(5) 10.3	1993 Stock Option Plan, as amended
(6) 10.4	2003 Stock Option Plan, as amended
(5) 10.5	1994 Non-Employee Director Stock Option Plan, as amended
(7) 10.6	2004 Non-Employee Director Stock Option Plan
(8) 10.7	Lease Agreement dated March 8, 2001 between the Company and Brandywine Operating Partnership, L.P.
(9) 10.8	First Amendment to Lease dated December 2001 between the Company and Brandywine Operating Partnership, L.P.
(10) 10.9	Lease Agreement dated February 23, 2006 between the Company and 50 Engineers Road H LLC.
(11) 10.10	Employment Agreement for Beverly Eichel, dated as of February 1, 2008
(12) 10.11	Distribution Agreement, dated July 8, 2006, between MHM Siedruckmachinen Gmbh and Hirsch Distribution, Inc.
(12) 10.12	Guaranty of Obligation dated July 25, 2006
(13) 10.13	Employment Agreement for Paul Gallagher, dated November 13, 2006
(14) 10.14	Sales, Service and Support Representation Agreement (“the Service Agreement”), dated as of January 1, 2008, between Kornit Digital LTD and Hirsch International, Corp.
(14) 10.15	Letter Agreement (modifying the Service Agreement), dated February 14, 2008, between Konit Digital LTD and Hirsch International Corp.
10.16	Modification Agreement (to Distribution Agreement), dated as of February 21, 2008, among Tajima Industries LTD., Tajima America Corp. and Hirsch International Corp. (filed herewith).
10.17	Extension Agreement (to Distribution Agreement), dated as of February 21, 2008, among Tajima Industries LTD., Tajima America Corp. and Hirsch International Corp. (filed herewith).
(15) 14.1	Code of Ethics
21.1	List of Subsidiaries of the Registrant
23.1	Independent Registered Public Accounting Firm Consent

31.1	Certification of Chief Executive Officer pursuant to Rules 13a-14 and 15d-14 of the Securities Exchange Act of 1934.
31.2	Certification of Chief Financial Officer pursuant to Rules 13a-14 and 15d-14 of the Securities Exchange Act of 1934.
32.1	Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2	Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

(1)	Incorporated by reference from the Registrant’s Form 10-Q filed for the quarter ended July 31, 1997.
(2)	Incorporated by reference from the Registrant’s Form 10-Q filed for the quarter ended October, 31, 1997.
(3)	Incorporated by reference from the Registrant’s Registration Statement on Form S-1, Registration Number 33-72618.
(4)	Incorporated by reference from the Registrant’s Form 10-Q filed for the quarter ended July 31, 2004.
(5)	Incorporated by reference from Registrant’s definitive proxy statement filed with the Commission on May 30, 2002.
(6)	Incorporated by reference from Registrant’s definitive proxy statement filed with the Commission on August 20, 2007.
(7)	Incorporated by reference from Registrant’s definitive proxy statement filed with the Commissions on August 6, 2004.
(8)	Incorporated by reference from Registrant’s Report on Form 8-K filed with the Commission March 15, 2001.
(9)	Incorporated by reference from Registrant’s Form 10-K for the fiscal year ended January 31, 2002.
(10)	Incorporated by reference from Registrant’s Report on Form 10-K filed with the Commission for the fiscal year ended January 28, 2006.
(11)	Incorporated by reference from Registrant’s Report on Form 10-K filed with the Commission for the year ended December 31, 2007.
(12)	Incorporated by reference from Registrant’s Report on Form 8-K filed with the Commission on August 3, 2006.
(13)	Incorporated by reference from Registrant’s Report on Form 8-K filed with the Commission on November 16, 2006.
(14)	Incorporated by reference from Registrant’s Report on Form 10-Q filed with the Commission for the quarter ended March 31, 2008.
(15)	Incorporated by reference from Registrant’s Report on Form 10-K filed with the Commission for the fiscal year ended January 31, 2004.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HIRSCH INTERNATIONAL CORP.
Registrant

By:	/s/ Paul Gallagher
Paul Gallagher, President Chief Executive Officer and Chief Operating Officer

Dated: March 31, 2009

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Henry Arnberg	Chairman of the Board of Directors	March 31, 2009
Henry Arnberg

/s/ Paul Gallagher	President, Chief Executive Officer (Principal Executive	March 31, 2009
Paul Gallagher	Officer), Chief Operating Officer and Director

/s/ Beverly Eichel	Executive VP-Finance and Administration, and Chief	March 31, 2009
Beverly Eichel	Financial Officer (Principal Accounting and Financial Officer) and Secretary

/s/ Daniel Vasquez	Corporate Controller	March 31, 2009
Daniel Vasquez

/s/ Marvin Broitman	Director	March 31, 2009
Marvin Broitman

/s/ Mary Ann Domuracki	Director	March 31, 2009
Mary Ann Domuracki

/s/ Christopher J. Davino	Director	March 31, 2009
Christopher J. Davino

INDEX TO FINANCIAL STATEMENTS

HIRSCH INTERNATIONAL CORP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Hirsch International Corp.

Hauppauge, New York

We have audited the accompanying consolidated balance sheets of Hirsch International Corp. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hirsch International Corp. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
Melville, New York
March 30, 2009

HIRSCH INTERNATIONAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	DECEMBER 31,	DECEMBER 31,
	2008	2007
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$4,852,000	$14,422,000
Restricted cash (Note 2c)	—	2,284,000

Accounts receivable, net of an allowance for possible losses of $479,000 and $503,000, respectively and a sales return reserve of $50,000 for both years	4,961,000	5,798,000
Inventories, net (Note 3)	8,527,000	5,725,000
Other current assets	258,000	518,000
Total current assets	18,598,000	28,747,000

PROPERTY, PLANT AND EQUIPMENT, Net (Note 4)	1,915,000	512,000
INTANGIBLE ASSETS, Net (Note 5)	481,000	—
OTHER ASSETS	36,000	41,000
TOTAL ASSETS	$21,030,000	$29,300,000

See notes to consolidated financial statements.

HIRSCH INTERNATIONAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	DECEMBER 31,	DECEMBER 31,
	2008	2007
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses (Notes 6, 11d)	$7,071,000	$8,842,000
Lease termination obligation	—	120,000
Other current liabilities	23,000	111,000
Customer deposits and other	852,000	621,000
Total current liabilities	7,946,000	9,694,000
Other Long term Liabilities — Less current maturities	25,000	—
Total liabilities	7,971,000	9,694,000
COMMITMENTS AND CONTINGENCIES (Note 11)
STOCKHOLDERS’ EQUITY (Note 8):
Preferred stock, $.01 par value; authorized:
1,000,000 shares; issued: none	—	—
Class A common stock, $.01 par value; authorized: 20,000,000 shares; issued: 10,226,000 and 10,216,000 shares respectively	102,000	102,000
Class B common stock, $.01 par value; authorized: 3,000,000 shares, outstanding: 400,000 shares for both periods	4,000	4,000
Additional paid-in capital	43,393,000	43,031,000
Accumulated deficit	(28,443,000)	(21,534,000)
	15,056,000	21,603,000
Less: Treasury Class A Common stock at cost — 1,143,000 shares for both years (Note 9)	1,997,000	1,997,000
Total stockholders’ equity	13,059,000	19,606,000
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$21,030,000	$29,300,000

See notes to consolidated financial statements.

HIRSCH INTERNATIONAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended	Year Ended
	December 31, 2008	December 31, 2007
NET SALES	$42,527,000	$52,619,000
COST OF SALES (Note 11c,d)	29,691,000	32,940,000
GROSS PROFIT	12,836,000	19,679,000
OPERATING EXPENSES
Selling, general and administrative expenses	19,029,000	18,229,000
Impairment of Customer List (Note 5)	845,000
Litigation settlement	—	(450,000)
Total operating expenses	19,874,000	17,779,000
OPERATING (LOSS)INCOME	(7,038,000)	1,900,000
OTHER INCOME (EXPENSE)
Interest expense	(63,000)	(12,000)
Other income (expense) — net	190,000	357,000
Total other (expense) income	127,000	345,000
(LOSS) INCOME BEFORE (BENEFIT)PROVISION FOR INCOME TAXES	(6,911,000)	2,245,000
INCOME TAX(BENEFIT) PROVISION (Note 7)	(2,000)	158,000
NET (LOSS)INCOME	$(6,909,000)	$2,087,000

(LOSS) INCOME PER SHARE:
BASIC:	$(0.73)	$0.23

DILUTED	$(0.73)	$0.22
WEIGHTED AVERAGE NUMBER OF SHARES IN THE CALCULATION OF (LOSS) INCOME PER SHARE
Basic	9,481,000	9,176,000
Diluted	9,481,000	9,511,000

See notes to consolidated financial statements.

HIRSCH INTERNATIONAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2008 and 2007

	Class A		Class B
	Common Stock		Common Stock		Additional		Treasury
	(Note 8)		(Note 8)		Paid-In	Accumulated	Stock
	Shares	Amount	Shares	Amount	Capital	Deficit	(Note 9)	Total
BALANCE, JANUARY 1, 2007	9,289,000	$93,000	525,000	$5,000	$41,933,000	$(23,621,000)	$(1,997,000)	$16,413,000

Exercise of stock options & warrants	802,000	8,000	—	—	339,000	—	—	347,000
Transfers	125,000	1,250	(125,000)	(1,250)	—	—	—
Compensation expense	—	—	—	—	759,000	—	—	759,000
Net income	—	—	—	—	—	2,087,000	—	2,087,000
BALANCE, DECEMBER 31, 2007	10,216,000	102,000	400,000	4,000	43,031,000	(21,534,000)	(1,997,000)	19,606,000

Exercise of stock options & warrants	10,000	—	—	—	9,000	—	—	9,000
Compensation expense	—	—	—	—	353,000	—	—	353,000
Net (loss)	—	—	—	—	—	(6,909,000)	—	(6,909,000)
BALANCE, DECEMBER 31, 2008	10,226,000	$102,000	400,000	$4,000	$43,393,000	$(28,443,000)	$(1,997,000)	$13,059,000

See notes to consolidated financial statements.

HIRSCH INTERNATIONAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended
	December 31,	December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(6,909,000)	$2,087,000
Adjustments to reconcile net (loss) income to net cash provided (used in) by operating activities:
Depreciation and amortization	403,000	226,000
Provision for reserves	510,000	—
Proceeds from settlement of notes receivable	—	450,000
Impairment loss	845,000	—
Stock option expense (Note 2n)	353,000	759,000

CHANGES IN ASSETS AND LIABILITIES:
Restricted cash	2,284,000	(2,284,000)
Accounts receivable	1,234,000	(592,000)
Inventories	(2,384,000)	85,000
Other current assets and other assets	1,461,000	(164,000)
Accounts payable and accrued expenses	(5,263,000)	(946,000)
Net cash used in operating activities	(7,466,000)	(379,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(1,351,000)	(419,000)
Acquisition fees for U. S. Graphics	(198,000)	—
Investment in U. S. Graphics	(10,000)	—
Net cash used in investing activities	(1,559,000)	(419,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(4,000)	(120,000)
Payments of debt assumed in acquisition	(550,000)	—
Collection of officers loan receivable	—	495,000
Exercise of stock options	9,000	347,000
Net cash (used in) provided by financing activities	(545,000)	722,000
(DECREASE) IN CASH AND CASH EQUIVALENTS	(9,570,000)	(76,000)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	14,422,000	14,498,000
CASH AND CASH EQUIVALENTS, END OF YEAR	$4,852,000	$14,422,000
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$5,000	$12,000
Income taxes paid	$27,000	$52,000
NON CASH FINANCING TRANSACTIONS:
Acquisition fees accrued but not paid	$52,000	—

See notes to consolidated financial statements.

HIRSCH INTERNATIONAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008 and 2007

1.                                       BUSINESS ORGANIZATION AND BASIS OF PRESENTATION

The Company is a single source provider of sophisticated equipment and value added products and services to the apparel decorating industry. The equipment and value added products sold by the Company are widely used by contract embroiderers, screenprinters, large and small manufacturers of apparel and fashion accessories, retail stores and entrepreneurs servicing specialized niche markets.

On August 4, 2008, the Company acquired 80% of the outstanding equity interest in U.S. Graphic Arts, Inc. (See Note 5) 100% of the net loss incurred during the period from August 4, 2008 through December 31, 2008, for U.S Graphic Arts, Inc. has been included in these financial statements due to the accumulated loss.

The Company operates as one segment.

2.                                       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.                           Principles of Consolidation — The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All material inter-company balances and  transactions have been eliminated in consolidation.

b.                          Revenue Recognition — The Company distributes decorated apparel equipment. Where installation and customer acceptance are a substantive part of the sale, by its terms, the Company defers recognition of the revenue until such customer’s acceptance of installation has occurred. In 2008 and 2007, most sales of new equipment did not require installation as a substantive part of its sales and accordingly; these sales were recorded at the time of shipment.

Service revenues and costs are recognized when services are provided. Sales of software are recognized when shipped provided that no significant vendor and post-contract and support obligations remain and collection is probable.

c.                           Cash Equivalents — Cash equivalents consist of money market accounts with initial maturities of three months or less. As of December 31, 2008, the Company did not have any restricted cash. As of December 31, 2007 the Company had $2.3 million in restricted cash used to collateralize shipments at 110% of the ¥232,000,000 standby letter of credit opened in April 2007 and closed September 30, 2008.

d.                          Allowance for Doubtful Accounts — The Company maintains an allowance for estimated losses resulting from the inability of its customers to make required payments. An estimate of uncollectible amounts is made by management based upon historical bad debts, current customer receivable balances, the age of customer receivable balances, the customer’s financial condition and current economic trends. If the actual uncollected amounts significantly exceed the estimated allowance, then the Company’s operating results would be significantly and adversely affected. The Company  maintains a lien on its equipment sales until the required payment is made. The Company also maintains a sales return allowance for returns that are credited in a subsequent period that related to a prior period.

e.                           Inventories — Inventories consisting of machines and parts are stated at the lower of cost or market. Cost for machinery is determined by specific identification and for all other items on a first-in, first-out weighted average basis. Reserves are established to record provisions for slow moving inventories in the period in which it becomes reasonably evident that the product is not salable or the market value is less than cost. Used equipment is valued based on an assessment of age, condition, model type, accessories, capabilities and demand in the used machine market.

f.                             Foreign Currency Transactions — Gains and losses from foreign currency transactions are included in cost of sales.

g.                          Property, Plant and Equipment — Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Capitalized values of property under leases are amortized over the life of the lease or the estimated life of the asset, whichever is less. Depreciation and amortization are provided on the straight-line or declining balance methods over the following estimated useful lives:

Years
Furniture and fixtures	3-7
Machinery and equipment	3-7
Software	3
Automobiles	3-5
Leasehold improvements	3-20
Property under capital lease	10

h.                          Impairment of Long-Lived Assets — The Company reviews long-lived assets whenever events or changes in circumstances indicate that the carrying value of any of these assets may not be recoverable. In that regard the Company will assess the recoverability of such assets based upon estimated undiscounted cash flow forecasts.

i.                              Identifiable Intangible Assets — The Company has certain identifiable intangible assets, relating to the U.S. Graphic’s acquisition with definite lives such as customer lists, tradenames and non-compete agreements, which are amortized over their useful lives on a straight-line method or on an accelerated method, which appropriately reflects the economic benefits of the related intangible asset. These intangibles are reviewed for impairment under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” when impairment indicators are present using an undiscounted cashflow analysis to determine if the carrying value is recoverable. If not, then a discounted cashflow analysis is performed to determine the fair value. As a result of the 2008 impairment analysis, the Company recorded an impairment charge of $845,000 as a result of the decreases in projected profitability of U. S. Graphics.

j.                              Warranty — The Company has a five-year limited warranty policy for its embroidery machines and a one-year limited warranty for its screenprinting and digital printing machines. The Company’s policy is to accrue the estimated cost of satisfying future warranty claims on a quarterly basis. In estimating its future warranty obligations, the Company considers various relevant factors, including the Company’s stated warranty policies and practices, the historical frequency of claims, and the cost to replace or repair its products under warranty.

k.                           Leases — Leases (in which the Company is lessee) which transfer substantially all of the risks and benefits of ownership are classified as capital leases, and assets and liabilities are recorded at amounts equal to the lesser of the present value of the minimum lease payments or the fair value of the leased properties at the beginning of the respective lease terms. Interest expense relating to the lease liabilities is recorded to effect constant rates of interest over the terms of the leases. Leases which do not meet such criteria are classified as operating leases and the related rentals are charged to expense as incurred on a straight line basis.

l.                         Income Taxes — The Company records deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company’s consolidated financial  statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial accounting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when the Company cannot determine the future utilization of some portion or all of the deferred tax asset.

The Company adopted FIN 48 on January 1, 2007. Under FIN 48, tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon ultimate settlement. Unrecognized tax benefits are tax benefits claimed or to be claimed in tax returns that do not meet these recognition and measurement standards. The Company’s adoption of FIN 48 did not have a material effect on the Company’s financial statements.

As permitted by FIN 48, the Company also adopted an accounting policy to prospectively classify accrued interest and penalties related to any unrecognized tax benefits in the Company’s income tax provision. Previously, the Company’s policy was to classify interest and penalties as an operating expense in arriving at pre-tax income. At December 31, 2008, the Company does not have accrued interest and penalties related to any unrecognized tax benefits. The years subject to potential audit vary depending on the tax jurisdiction. Generally, the Company’s statute of limitation for tax liabilities are open for tax years ended December 31, 2006, December 31, 2007, December 31, 2008 and forward. The Company’s major taxing jurisdictions include the U.S., Arizona, California and New York.

m.                        Income (Loss) Per Share — Basic earnings (loss) per share is based on the weighted average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share are based on the weighted average number of shares of common stock and dilutive common stock equivalents (options and warrants) outstanding during the period, computed in accordance with the treasury stock method. Outstanding options of 835,000 were dilutive for the year ended December 31, 2007 and none were anti-dilutive. All options were anti-dilutive for the year ended December 31, 2008. Not included in the calculation of basic and diluted earnings per share were 1,143,000 in treasury shares for both periods.

n.                          Stock-Based Compensation — The Company accounts for share-based compensation cost in accordance with Statement of Financial Standards No. 123(R), “Share-Based Payment”. The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model. The compensation cost is recognized over the service period which is usually the vesting period of the award. For the years ended December 31, 2008 and 2007, the Company recognized $353,000 and $759,000, respectively, of non-cash compensation expense included in Selling, General and Administrative expense in the Consolidated Statements of Operations. The Company used the Black-Scholes valuation model and straight-line amortization of compensation expense over the requisite service period of the grant.

The following is a summary of the assumptions used for options granted:

	Year ended December 31, 2008	Year ended December 31, 2007
Risk-free interest rate	2.64% - 3.23%	4.07% - 4.85%
Expected dividend yield	0%	0%
Expected term	5 years	5 years
Expected volatility	62.9%-64.8%	63.68%-72.89%

The risk-free interest rate is based on the U.S Treasury yield curve at the time of the grant. The expected term of stock options granted is derived from historical data and represents the period of time that stock options are expected to be outstanding. The Company also uses historical data to estimate expected dividend yield and forfeiture rates. The expected volatility is based on historical volatility, implied volatility and other factors impacting the Company.

o.                          Comprehensive Income — Statement of Financial Accounting Standards No. 130. “Reporting Comprehensive Income” (“SFAS 130”) is equivalent to the Company’s net income (loss) for 2008 and 2007.

p.                          Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

q.                          Fair Value of Financial Instruments — Financial instruments consist primarily of investments in cash, cash equivalents, trade account receivables, accounts payable and debt obligations. Where quoted market prices are not available, fair values are estimated based on assumptions concerning the amount and timing of estimated future cash flow and assumed discount rates reflecting varying degrees of credit risk. At December 31, 2008 and December 31, 2007, the fair value of the Company’s financial instruments approximated the carrying value.

r.                    Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. In February 2008, the FASB provided a one-year deferral for the implementation of SFAS 157 for nonfinancial assets and liabilities recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The adoption of SFAS No. 157 in 2008 did not have a material impact on our results of operations or our financial position. For 2009, the Company believes that SFAS157 will not have a material impact.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”), which requires an acquirer to do the following: expense acquisition related costs as incurred; to record contingent consideration at fair value at the acquisition date with subsequent changes in fair value to be recognized in the income statement; and any adjustments to the purchase price allocation are to be recognized as a period cost in the income statement. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the first annual reporting period beginning on or after December 15, 2008. Earlier application is prohibited. The adoption of SFAS 141R will effect the accounting for future acquisitions, if any.

In December, 2007, the FASB issued Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51.” This statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement is effective prospectively, except for certain retrospective disclosure requirements, for fiscal years beginning after December 15, 2008. The adoption of FASB No. 160 is not expected to have a material impact on our results of operations or our financial position.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133,” which changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.

s.                           Reclassifications — Certain reclassifications have been applied to prior year amounts to conform to current year presentation.

t.                             Shipping and handling expenses — The Company records freight charges to customers in net sales and the cost of the freight in cost of sales. Other freight costs are expensed in operating expenses on the statement of operations. These expenses were approximately; $117,000 and $57,000 during the years ended December 31, 2008 and 2007, respectively.

u.                          Advertising expenses — The Company expenses advertising as incurred. These expenses were approximately; $338,000 and $305,000, during the years ended December 31, 2008 and 2007, respectively.

3.     INVENTORIES

	December 31,	December 31,
	2008	2007
New machines	$7,095,000	$4,823,000
Used machines	211,000	45,000
Parts and accessories	3,227,000	2,270,000
Less reserve for slow-moving inventory	(2,006,000)	(1,413,000)
Total	$8,527,000	$5,725,000

4.     PROPERTY, PLANT AND EQUIPMENT

	December 31,
	2008	2007
Software	$1,992,000	$806,000
Machinery and equipment	1,475,000	988,000
Furniture and fixtures	377,000	345,000
Automobiles	21,000	15,000
Leasehold improvements	187,000	145,000
Total	4,052,000	2,299,000
Less: Accumulated depreciation and amortization	(2,137,000)	(1,787,000)
Property, plant and equipment, net	$1,915,000	$512,000

5.      ACQUISITION

On August 4, 2008, the Company acquired 80% of the outstanding equity interest in U. S. Graphic Arts, Inc. (“U.S. Graphics”) pursuant to a Share Purchase and Sale Agreement, dated as of August 4, 2008 (the “Purchase Agreement”), among the Company, U. S. Graphics, Scott O. Fresener, Patricia Fresener, Scott M. Fresener, Mishelle Fresener (collectively, the “Seller”) and Fresener Holdings, LLC. In connection with and as a condition to this acquisition, Graphic Arts Acquisition Corporation, a wholly-owned subsidiary of the Company, assumed certain outstanding indebtedness of U.S. Graphics and agreed, under certain circumstances, to make further advances to U. S. Graphics.

In addition to the standard and customary representations, warranties, covenants and indemnities contained in the Purchase Agreement, the Company has the right, from and after August 4, 2011, to purchase the remaining 20% equity interest in US Graphics for a purchase price based on the greater of (x) the net income before taxes of US Graphics multiplied by 4.5 or (y) the net book value of U.S. Graphics. The Sellers, from August 4, 2009 through August 4, 2013, have the right to cause the Company to purchase their remaining 20% equity interest in US Graphics for a purchase price determined in the same manner as the price for the Company’s exercise of its option. The Company reviews the value of this option quarterly and as of December 31, 2008 the option had no value. This results in a derivative that gets marked to market each period so it could have an effect on the financial statements in the future. All of the current period net loss for U.S. Graphics has been included in these financial statements due to the net loss since the acquisition date. Also, the Sellers have agreed not to compete with U.S. Graphics through August 4, 2010.

U.S. Graphics is primarily engaged in developing and manufacturing printers for the decorative apparel industry. The assets of U.S Graphics include inventory of printers and ink, equipment, intellectual property and other intangibles.

The following sets forth the components of the purchase price (in 000’s):

Total cash consideration	$10
Direct acquisition costs	$250
Total purchase price	$260

The following table provides the preliminary allocation of the purchase price based upon the fair value of the assets acquired and liabilities assumed at August 4, 2008:

Assets:
Accounts receivable	$317
Inventory	1,009
Other assets	623
Property & equipment	423
Non- Compete agreement	216
Customer list	922
Trademark	80
Patents	223
$3,813
Liabilities:
Accounts payable & accrued expenses	$3,553

Total Purchase Price	$260

The value allocated to identifiable intangible assets in the acquisition of U.S. Graphic Arts are not deductible for income tax purposes.

The Company completed its purchase price allocation in the fourth quarter based on obtaining a final third party valuation. An adjustment was made to increase the value of identifiable intangible assets and reducing previously recorded goodwill.

Identifiable intangible assets at December 31, 2008 consisted of:

	Estimated Useful Life (Years)	Original Cost	Accumulated Amortization	Provision for Impairment	Net Carrying Value
Assets
Patents & Trademarks	17	$303,000	$8,000	—	$295,000
Non-Compete Agreement	3	216,000	30,000	—	186,000
Customer list	3	922,000	77,000	$845,000	—
		$1,441,000	$115,000	$845,000	$481,000

Aggregate amortization expense relating to the above identifiable intangible assets for the year ended December 31, 2008 was $114,000. As of December 31, 2008, the estimated future amortization expense is $90,000 for 2009, $90,000 for 2010, $66,000 for 2011, $18,000 for 2012, $18,000 for 2013 and $199,000 thereafter.

Our definite-lived intangible assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows derived from such assets. When impairment exists, the related assets are written down to fair value by utilizing a discounted cash flow model. These cash flow models involve several assumptions. Changes in our assumptions could materially impact our fair value estimates. Assumptions critical to our fair value estimates are: (i) discount rates used to derive the present value factors used in determining the fair value of the intangible assets and (ii) projected average revenue growth rates. These and other assumptions are impacted by economic conditions and expectations of management and will change in the future based on period-specific facts and circumstances. The initial purchase price allocated value to the customer list was based upon projections made in September 2008. As a result of our analysis done in the fourth quarter of 2008, our customer list of $845,000 (cost less accumulated amortization) was deemed to be impaired at December 31, 2008 due to the projected decreases in revenues and profitability, specifically in early 2009 and an impairment charge of $845,000 was recorded.

The following table summarizes, on an unaudited pro forma basis, the combined results of operations of the Company and U.S. Graphic Arts as though the acquisition transaction had occurred as of January 1, 2007. The pro forma amounts give effect to appropriate adjustments for amortization of intangible assets, additional compensation related to an employment agreement, interest expense and income taxes. The pro forma amounts presented are not necessarily indicative of either the actual consolidated operating results had the acquisition transaction occurred as of January 1, 2007.

	Year ended December 31, (in 000’s except for per share data)
	2008	2007
Revenues	$50,108	$70,545

Net (loss) income	$(6,909)	$1,032

(Loss) Earnings per share of common stock
Basic	$(0.73)	$0.12

Diluted	$(0.73)	$0.12

6.     ACCOUNTS PAYABLE AND ACCRUED EXPENSES

	December 31,
	2008	2007
Accounts payable	$5,134,000	$6,405,000
Other accrued expenses	1,006,000	921,000
Accrued payroll and bonus costs	138,000	903,000
Accrued warranty	793,000	613,000
Total accounts payable and accrued expenses	$7,071,000	$8,842,000

The following table details the warranty reserve activity for the years ended December 31, 2008 and 2007.

Warranty Reserve:

	Opening Balance	Additions	Costs Paid	Adjustments	Ending Balance
Year ended December 31, 2008	$613,000	$301,000	$(121,000)	$—	$793,000
Year ended December 31, 2007	$563,000	$159,000	$(109,000)	$—	$613,000

7.     INCOME TAXES

The income tax provision (benefit) from continuing operations for each of the periods presented herein is as follows:

	December 31,	December 31,
	2008	2007
Current:
Federal	$—	$38,000
State	(2,000)	120,000
Total current	(2,000)	158,000
Deferred:
Federal	—	—
State and foreign	—	—
Total deferred:	—	—
Total income tax provision	$(2,000)	$158,000

The tax effects of temporary differences that give rise to deferred income tax assets and liabilities at December 31, 2008 and December 31, 2007 are as follows:

	December 31, 2008		December 31, 2007
	Net Current Deferred Tax Assets	Net Long- Term Deferred Tax Assets (Liabilities)	Net Current Deferred Tax Assets	Net Long- Term Deferred Tax Assets (Liabilities)

Accounts receivable	$236,000	—	$221,000	—
Capital loss carryover	222,000	—	220,000	—
Inventories	1,130,000	—	607,000	—
Accrued warranty costs	317,000	—	245,000	—
Deferred compensation costs	28,000	—	15,000	—
Other accrued expenses	18,000	—	20,000	—
Property, Plant and Equipment	—	(150,000)	—	(44,000)
Intangible assets	—	668,000	—	1,080,000
Net operating loss	—	13,451,000	—	10,808,000
AMT tax credit	—	34,000	—	36,000
	1,951,000	14,003,000	1,328,000	11,880,000
Less valuation allowance	(1,951,000)	(14,003,000)	(1,328,000)	(11,880,000)
	$—	$—	$—	$—

A full valuation allowance for such deferred tax assets has been established at December 31, 2008 and 2007, since the Company cannot determine the future utilization of those assets.

Net operating loss carry-forwards of $24.5 million for federal and $56.5 million for state expire on various dates through 2024.

During 2008, the Company acquired 80% of the stock of U.S. Graphic Arts, Inc. The acquired net operating loss carryovers of this entity are subject to the change of ownership rules under Sections 382 of the Internal Revenue Code. In the event of a greater than 50% change in ownership, a Company’s ability to utilize its net operating losses and tax credits otherwise available before such change may be limited. Consequently, the annual utilization of the acquired Company’s net operating loss carryovers of $1,761,000 will be limited.

A reconciliation of the differences between the federal statutory tax rate of 34 percent and the Company’s effective income tax rate is as follows:

	December 31,	December 31,
	2008	2007
Federal statutory income tax rate	34.0%	34.0%
State income taxes, net of Federal benefit	0.0	5.4
Permanent differences	(2.4)	13.4
Valuation Allowance	(31.6)	(45.7)
Effective income tax rate	0.0%	7.1%

8.     STOCKHOLDERS’ EQUITY

a.  Common and Preferred Stock - The Class A Common Stock and Class B Common Stock has authorizations of 20,000,000 and 3,000,000 shares, respectively. The Class A Common Stock and Class B Common Stock, are substantially identical in all respects, except that the holders of Class B Common Stock (one member of the Company’s current management and his affiliates) elect two-thirds of the Company’s Board of Directors, as long as the number of shares of Class B Common Stock outstanding equals or exceeds 400,000, while the holders of Class A Common Stock elect one-third of the Company’s Board of Directors. Each share of Class B Common Stock automatically converts into one share of Class A Common Stock upon transfer to a non-Class B common stock holder. The 1,000,000 shares of preferred stock are authorized and may be issued from time to time, in such series and with such designations, rights and preferences as the Board may determine. Currently, the Company does not have any preferred stock outstanding.

b.  Stock Option Plans - The Company maintains two active stock option plans (2003 and 2004) pursuant to which an aggregate as of December 31, 2008, 1,215,000 shares of Common Stock may be granted. In addition, certain options granted pursuant to the Company’s 1994 Non-Employee Director Stock Option Plan remained outstanding.

The 1993 Stock Option Plan (the “1993 Plan”) had 1,750,000 shares of Common Stock reserved for issuance upon the exercise of options designated as either (i) incentive stock options (“ISOs”) under the Internal Revenue Code of 1986, as amended (the “Code”), or (ii) non-qualified options. ISOs may be granted under the Stock Option Plan to employees and officers of the Company. Non-qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of the Company.

Stock option transactions during the years ended December 31, 2008 and 2007, for the 1993 Plan are summarized below:

	Shares	Exercise Price Range	Weighted Average Exercise Price
Options outstanding — December 31, 2006	629,000	$0.27-$0.95	$0.31
Options cancelled	(31,000)	$0.27	$0.27
Options exercised	(598,000)	$0.27-$0.86	$0.31
Options outstanding — December 31, 2007	0	$0	$0
Options cancelled	—	—	—
Options exercised	—	—	—
Options outstanding — December 31, 2008	0	$0	$0

Options exercisable at December 31, 2008	0	$0	$0

Most options issued vest in three annual installments of 33-1/3 percent each on the first, second, and third anniversary of the date of grant.

The 1994 Non-Employee Director Stock Option Plan (the “Directors Plan”) has approximately 234,000 shares of Common Stock reserved for issuance. Pursuant to the terms of the Directors Plan, each independent unaffiliated Director shall automatically be granted, subject to availability, without any further action by the Board of Directors or the Stock Option Committee: (i) a non-qualified option to purchase 10,000 shares of Common Stock upon their election to the Board of Directors; and (ii) a non-qualified option to purchase 10,000 shares of Common Stock on the date of each annual meeting of stockholders following their election to the Board of Directors. The exercise price under each option is the fair market value of the Company’s Common Stock on the date of grant. Each option has a five-year term and vests in three annual installments of 33-1/3 percent each on the first, second, and third anniversary of the date of grant. Options granted under the Directors Plan are generally not transferable during an optionee’s lifetime but are transferable at death by will or by the laws of descent and distribution. In the event an optionee ceases to be a member of the Board of Directors (other than by reason of death or disability), then the non-vested portion of the option immediately terminates and becomes void and any vested but unexercised portion of the option may be exercised for a period of 180 days from the date the optionee ceased to be a member of the Board of Directors. In the event of death or permanent disability of an optionee, all options accelerate and become immediately exercisable until the scheduled expiration date of the option.

Stock option transactions during the years ended December 31, 2008 and 2007 for the Directors’ Plan are summarized below:

	Shares	Exercise Price Range	Weighted Average Exercise Price
Options & Warrants outstanding — December 31, 2006	160,000	$0.27-$0.96	$0.60
Options exercised	40,000	$0.27-$0.96	—
Options cancelled	—	—	—
Warrants exercised	100,000	$0.50	$0.50
Options outstanding — December 31, 2007	20,000	$0.92	$0.92
Options exercisable-December 31, 2007	20,000	$0.92	$0.71
Warrants exercisable-December 31, 2007	—	—	—
Options exercised	10,000	$0.92	$0.92
Options cancelled	10,000	$0.92	$0.92
Options outstanding — December 31, 2008	—	—	—

This plan expired in September 2004.

The 2003 Stock Option Plan, as amended, (the “2003 Plan”) has 2,750,000 shares of Common Stock reserved for issuance upon the exercise of options designated as either (i) incentive stock options (“ISOs”) under the Code, or (ii) non-qualified options. ISOs may be granted under the 2003 Plan to employees and officers of the Company. Non-qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of the Company. In certain circumstances, the exercise price of stock options may have an adverse effect on the market price of the Company’s Common Stock.

Stock option transactions during the years ended December 31, 2008 and 2007, for the 2003 Plan are summarized below:

	Shares	Exercise Price Range	Weighted Average Exercise Price
Options outstanding — December 31, 2006	1,567,000	$0.97-$2.12	$1.59
Options cancelled	(103,000)	$1.06-$4.54	$2.59
Options exercised	(64,000)	$1.06-$1.39	$1.37
Options issued	145,000	$2.15-$4.54	$3.00
Options outstanding — December 31, 2007	1,545,000	$0.97-$2.34	$1.65
Options cancelled	(108,000)	$0.97-$2.24	$1.69
Options exercised	—	—	—
Options issued	96,000	$1.32	$1.32

Options Outstanding at December 31, 2008	1,533,000	$0.97-$2.35	$1.62

Options exercisable at December 31, 2008	971,000	$0.97-$2.34	$1.50

Most options issued vest in three annual installments of 33-1/3 percent each on the first, second, and third anniversary of the date of grant except for 550,000 options granted to executives during 2006. For these options, one third vest on the date immediately following the period that the closing price of the Common Stock remains at or above $2.50 for at least twenty consecutive trading days; one third vest commencing on the date occurring after September 11, 2007 immediately following the period that the closing price of the Common Stock remains at or above $3.00 per share for a period of at least twenty (20) consecutive trading days; and the final third vest commencing on the date occurring after September 11, 2008 immediately following the period that the closing price of the Common Stock remains at or above $3.50 per share for a period of at least twenty (20) consecutive trading days thereafter. There are approximately 1,110,000 shares available for future grants under the 2003 Plan.

The 2004 Non-Employee Director Stock Option Plan (the “2004 Plan”) The 2004 Plan was adopted by the Board of Directors in August 2004. The 2004 Plan reserves 148,000 shares of Class A Common Stock for issuance to the Company’s independent and unaffiliated directors. Pursuant to the terms of the 2004 Plan, each independent and unaffiliated director shall automatically be granted, subject to availability, without any further action by the Board of Directors or the Stock Option Committee: (i) a non-qualified option to purchase 10,000 shares of Class A Common Stock upon their initial election or appointment to the Board of Directors; and (ii) a non-qualified option to purchase 10,000 shares of Class A Common Stock on the date of each annual meeting of stockholders following their election or appointment to the Board of Directors. The exercise price of each option is the fair market value of the Company’s Class A Common Stock on the date of grant. Each option expires five years from the date of grant and vests in three annual installments of 33 1/3% each on the first, second and third anniversary of the date of grant. Options granted under the 2004 Plan are generally not transferable during an optionee’s lifetime but transferable at death by will or by the laws of descent and distribution. In the event an optionee ceases to be a member of the Board of Directors (other than by reason of death or disability), then the non-vested portion of the option would immediately terminate and become void and any vested but unexercised portion of the option may be exercised for a period of 180 days from the date the optionee ceased to be a member of the Board of Directors. In the event of death or permanent disability of an optionee, all options accelerate and become immediately exercisable until the scheduled expiration date of the option.

Stock option transactions during the years ended December 31, 2008 and 2007, for the 2004 Plan are summarized below:

	Shares	Exercise Price Range	Weighted Average Exercise Price
Options outstanding-December 31, 2006	60,000	$1.01-$1.33	$1.17
Options issued	60,000	$2.29-$2.35	$2.32
Warrants issued	—	—	—
Options cancelled	—	—	—
Options outstanding-December 31, 2007	120,000	$1.01-$2.35	$1.75
Options issued	30,000	$0.97	$0.97
Warrants issued	—	—	—
Options cancelled	—	—	—

Options outstanding-December 31, 2008	150,000	$0.97 - $2.35	$1.59

Options exercisable-December 31, 2008	80,000	$1.01 - $2.35	$1.46

There are 0 shares available for future grants under the Directors’ Plan

c.     Stock Option Transactions.

A summary of option activity under the Plans as of December 31, 2008, and changes during the year then ended is presented below:

	Shares	Weighted Average Exercise Price (per share)	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Options outstanding at beginning of period	1,685,000	$1.65	3.3	$601,000
Granted	126,000	$1.16
Exercised	(10,000)	$0.92
Forfeited or expired	(118,000)	$1.62
Options outstanding at end of period	1,683,000	$1.62	2.5	—
Options exercisable at end of period	1,051,000	$1.50	2.2	—
Options available for future grants	1,215,000

The weighted average grant-date fair value of stock options granted during the years ended December 31, 2008 and 2007 was $1.16, and $2.86, respectively. The total intrinsic value of options exercised during years ended December 31, 2008 and 2007, was $6,100 and $107,000, respectively.

A summary of the status of the Company’s nonvested shares as of December 31, 2008, and changes during the year ended December 31, 2007 are presented below:

	Shares	Weighted-Average Grant- Date Fair Value (per share)
Non-vested at beginning of period	849,000	$1.81
Granted	101,000	$1.16
Vested	(250,000)	$1.54
Forfeited	(68,000)	$1.78
Non-vested at end of period	632,000	$1.81

As of December 31, 2008, there was approximately $149,000 of total unrecognized stock-based compensation costs related to non-vested share-based compensation arrangements granted under our plans. That cost is expected to be recognized over the next three years. The total fair value of shares vested during the years ended December 31, 2008 and 2007 was $352,000 and $759,000 respectively.

9.     TREASURY STOCK

Treasury stock at December 31, 2008 and December 31, 2007 consists of 1,143,000 shares of Class A common stock purchased in open market transactions for a total cost of approximately $1,997,000 pursuant to a stock repurchase program authorized by the Board of Directors in fiscal year 1999.

10.      PROFIT SHARING PLAN

Profit Sharing Plan - The Company has a voluntary contribution profit sharing plan (the “Plan”), which complies with Section 401(k) of the Internal Revenue Code. Employees who have attained the age of 21 and have one year of continuous service are eligible to participate in the Plan. The Plan permits employees to make a voluntary contribution of pre-tax dollars to a pension trust, with a discretionary matching contribution by the Company up to a maximum of two percent of an eligible employee’s annual compensation. The Company elected not to make matching contributions for the years ended December 31, 2008 and 2007.

11.     COMMITMENTS AND CONTINGENCIES

a.     Minimum Operating Lease Commitments - The Company has non-cancelable operating leases for various sales and service locations and automobiles. The annual aggregate rental commitments required under these leases, except for those providing for month-to-month tenancy, are as follows:

Year Ending December 31,
2009	$710,000
2010	573,000
2011	442,000
2012	63,000
2013	—
$1,788,000

Rent expense was approximately $804,000 and $548,000, for the years ended December 31, 2008 and 2007, respectively.

b.     Litigation - The Company is a defendant in various litigation matters, each arising in the normal course of business. Based upon discussion with Company counsel, management does not expect that these matters will have a material adverse effect on the Company’s consolidated financial position or results of operations and cash flows.

c.     Dependency Upon Major Supplier - During the years ended December 31, 2008 and December 31, 2007, the Company made purchases of $17,892,000 and $24,644,000, respectively, from Tajima Industries, LTD (“Tajima) and Tajima USA, Inc. This amounted to approximately 67 percent and 77 percent of the Company’s total purchases for the periods ended December 31, 2008 and December 31, 2007, respectively. Sales of new Tajima products amount to approximately $23 million and $37 million, for the years ended 2008 and 2007, respectively. Purchases directly from Tajima and Tajima USA, Inc. are purchased under letters of credit. Outstanding bankers acceptances as of December 31, 2008 are reflected in accounts payable and accrued expenses on the balance sheet. The Company had outstanding letters of credit of approximately $0.9 million at December 31, 2008. (See Note 2c to the Consolidated Financial Statements).

On August 30, 2004, the Company entered into new consolidated distribution agreements (the “Consolidated Agreements”) with Tajima granting the Company certain rights to distribute the full line of Tajima commercial embroidery machines and products.

The Consolidated Agreements grant the Company distribution rights on an exclusive basis in 39 states for the period February 21, 2004 through February 21, 2011. In addition, the Company was also granted certain non-exclusive distributorship rights in the remaining 11 western states for the period February 18, 2008 through February 21, 2009. The Company is in the process of negotiating an extension of the West Coast Agreement. The Consolidated Agreements supercede all of the other distribution agreements between the Company and Tajima. Each agreement may be terminated upon the failure of the Company to achieve certain minimum sales quotas. In calendar 2008 the Company received a waiver of the required minimum sales quota and in 2007, the Company met its minimum sales quota. The termination of the Tajima agreements would have a material adverse effect on the Company’s business, financial condition and results of operations.

On August 2, 2006, the Company entered into an exclusive ten year distribution agreement with MHM Siebdruckmaschinen Gmbh (“MHM”) for distribution of MHM screenprinting equipment throughout North America. The products will be marketed under the brand “MHM North America by Hirsch”.

On January 24, 2007 the Company signed an exclusive ten year distribution agreement with SEIT Electronica SRL to provide textile laser application equipment. There is no purchase commitment required in the agreement.

On February 21, 2008, the Company signed an agreement with Kornit Digital LTD (“Kornit”) to distribute nationally a line of digital “direct-on-garment” printers and to provide sales and service support in thirteen states. There is no purchase commitment required in the agreement.

On May 16, 2008, the Company entered into a one year agreement with Mimaki USA (“Mimaki”) to distribute its digital printers. There is no purchase commitment required in the agreement.

d.     Purchase Commitments — The Company entered into a three year minimum purchase commitment with Pulse Microsystems, Ltd. (a former subsidiary) under which the Company is obligated to purchase $100,000 of software each month. The commitment was effective November 1, 2005 and expired on October 31, 2008. As of December 31, 2007 there was $1,000,000 remaining under this commitment. Effective November 1, 2008, the Company renewed its distribution agreement with Pulse but does not have a minimum purchase commitment.

e.     Related Party Agreement — U.S. Graphics is a party to an operating lease on its headquarters located in Tempe, Arizona with Fresener Holdings LLC . Fresener Holdings LLC is owned by the former owners of U.S. Graphics. The operating lease has a term of 3 years and expires on July 31, 2010.

Annex E

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2009

OR

☐  TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                   to                  .

Commission File No.: 000-23434

HIRSCH INTERNATIONAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	11-2230715
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

50 Engineers Road, Hauppauge, New York 11788

(Address of principal executive offices)

Registrant’s telephone number, including area code: (631) 436-7100

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.   Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).   Yes ☐ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).Yes  ☐    No  ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of May 11, 2009:

Class of Common Equity	Number of Shares

Class A Common Stock, par value $.01	9,083,065
Class B Common Stock, par value $.01	400,018

HIRSCH INTERNATIONAL CORP. and SUBSIDIARIES

FORM 10-Q

PART I - FINANCIAL INFORMATION

ITEM 1. CONSOLIDATED FINANCIAL STATEMENTS

HIRSCH INTERNATIONAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	March 31, 2009	December 31, 2008
	(unaudited)
ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$2,579	$4,852

Accounts receivable, net of an allowance for possible losses of $608 and $479, respectively, and a sales return reserve of $50 for both periods	4,238	4,961

Inventories, net (Note 4)	6,750	8,527

Other current assets	562	258

Total current assets	14,129	18,598

PROPERTY, PLANT AND EQUIPMENT, net	1,527	1,915

INTANGIBLE ASSETS, net (Note 5)	492	481

OTHER ASSETS	68	36

TOTAL ASSETS	$16,216	$21,030

See notes to consolidated financial statements.

HIRSCH INTERNATIONAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	March 31, 2009	December 31, 2008
	(unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:

Accounts payable and accrued expenses (Note 6)	$5,296	$7,071
Customer deposits	512	852
Other current liabilities	35	23
Total current liabilities	5,843	7,946

Other Long Term Liabilities- less current maturities	22	25

Total liabilities	5,865	7,971

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; authorized: 1,000,000 shares; issued: none	—	—
Class A common stock, $.01 par value; authorized: 20,000,000 shares, issued: 10,226,000 shares for both periods	102	102
Class B common stock, $.01 par value; authorized: 3,000,000 shares, outstanding: 400,000 for both periods	4	4
Additional paid-in capital	43,425	43,393
Accumulated deficit	(31,183)	(28,443)
	12,348	15,056

Less: Treasury Class A Common stock at cost - 1,143,000 shares for both periods	1,997	1,997
Total stockholders’ equity	10,351	13,059

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,216	$21,030

See notes to consolidated financial statements.

HIRSCH INTERNATIONAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(Unaudited)

	Three Months Ended
	March 31, 2009	March 31, 2008

NET SALES	$6,755	$11,692

COST OF SALES	5,116	7,744

GROSS PROFIT	1,639	3,948

OPERATING EXPENSES	4,366	4,687

OPERATING LOSS	(2,727)	(739)

OTHER (INCOME)EXPENSE
Interest expense	19	—
Interest and other income	(23)	(105)
Total other (income)expense	(4)	(105)

LOSS BEFORE INCOME TAX PROVISION	(2,723)	(634)

INCOME TAX PROVISION	17	—

NET LOSS	$(2,740)	$(634)

LOSS PER SHARE
Basic	$(0.29)	$(0.07)
Diluted	$(0.29)	$(0.07)

WEIGHTED AVERAGE NUMBER OF SHARES IN THE CALCULATION OF LOSS PER SHARE

Basic	9,483	9,473
Diluted	9,483	9,473

See notes to consolidated financial statements.

HIRSCH INTERNATIONAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

(Unaudited)

	Three Months Ended
	March 31, 2009	March 31, 2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,740)	$(634)
Adjustments to reconcile net (loss) to net cash used in operating activities:
Depreciation and amortization	174	66
Unrealized gain on accounts denominated in yen	(305)	(270)
Provision for reserves	750	75
Stock option expense (Note 3)	33	81
Impairment loss	300	—

Changes in assets and liabilities, net of effects of acquisition:
Accounts receivable	1,043	73
Inventories	1,027	(2,179)
Other assets	(159)	24
Accounts payable and accrued expenses	(2,300)	623

Net cash used in operating activities	(2,177)	(2,141)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(96)	(101)
Net cash used in investing activities	(96)	(101)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long term debt	—	—
Net cash provided by financing activities	—	—

Decrease in cash and cash equivalents	(2,273)	(2,242)
Cash and cash equivalents, beginning of period	4,852	14,422
Cash and cash equivalents, end of period	$2,579	$12,180

Supplemental disclosure of cash flow information:
Interest paid	$18	$—
Income taxes paid	$13	$50

See notes to consolidated financial statements.

Hirsch International Corp. and Subsidiaries

Notes to Consolidated Financial Statements

Three Ended March 31, 2009 and March 31, 2008

1.                                              Summary of Significant Accounting Policies

a) Business Organization and Basis of Presentation

In the opinion of management, the accompanying unaudited consolidated financial statements contain all the adjustments, consisting of normal accruals, necessary to present fairly the results of operations for the three months ended March 31, 2009 and March 31, 2008, the financial position at March 31, 2009 and December 31, 2008 and cash flows for the three months ended March 31, 2009 and March 31, 2008. Such adjustments consisted only of normal recurring items. On August 4, 2008, the Company acquired 80% of the outstanding equity interest in U.S. Graphic Arts, Inc. 100% of the current period net loss for U.S Graphic Arts, Inc. has been included in this presentation due to the accumulated loss. The consolidated financial statements and notes thereto should be read in conjunction with the Company’s Annual Report on Form 10-K for the calendar year ended December 31, 2008 as filed with the Securities and Exchange Commission.

Our accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnote disclosures required by accounting principles generally accepted in the United States for complete financial statements.

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company operates as one segment.

The interim financial results are not necessarily indicative of the results to be expected for the full year. Certain amounts from prior periods have been reclassified to conform to the current period’s presentation.

The Company incurred a significant loss in 2008 and in the first quarter of 2009 and has not during that time frame generated positive cash flows from operations.

As a consequence, substantial doubt is raised as to the Company’s ability to continue as a going concern.

These financial statements have been prepared assuming that the Company will continue as a going concern and, accordingly, did not include any adjustments that might result from the uncertainty discussed above.

b) New Accounting Standards

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”), which requires an acquirer to do the following: expense acquisition related costs as incurred; to record contingent consideration at fair value at the acquisition date with subsequent changes in fair value to be recognized in the income statement; and any adjustments to the purchase price allocation are to be recognized as a period cost in the income statement. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the first annual reporting period beginning on or after December 15, 2008. Earlier application is prohibited. The adoption of SFAS 141R will effect the accounting for future acquisitions, if any.

In December, 2007, the FASB issued Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51.” This statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement is effective prospectively, except for certain retrospective disclosure requirements, for fiscal years beginning after December 15, 2008. The adoption of FASB No. 160 did not have any impact on our results of operations or our financial position.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133,” which changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The adoption of FASB No. 161 did not have any impact on our results of operations or financial position.

In April 2009, the FASB issued FASB Staff Position No. FAS 107-1 and APB 28-1 “Interim Disclosures about Fair Value of Financial Instruments,” which require disclosures about fair value of financial instruments for interim reporting periods of publically traded companies as well as in annual financial statements. This Staff Position is effective for the interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. We have elected to adopt the Staff Position as of April 1, 2009.

2.                                              Fair Value Measurements

Effective January 1, 2008, we adopted the Financial Accounting Standards Board (“FASB”) Statement No. 157, Fair Value Measurements (“FAS 157”), for financial assets and liabilities. This statement defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. The statement indicates, among other things, that a fair value measurement assumes a transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The Company adopted the provisions of FAS 157 with respect to its non-financial assets and liabilities during the first quarter 2009.

In order to increase consistency and comparability in fair value measurements, SFAS No. 157 establishes a hierarchy for observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

·                  Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

·                  Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

·                  Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value.

Additionally, on a nonrecurring basis, the Company uses fair value measures when analyzing asset impairment. Long-lived tangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined such indicators are present and the review indicates that the assets will not be fully recoverable, based on undiscounted estimated cash flows over the remaining amortization periods, their carrying values are reduced to estimated fair value. In accordance with the provisions of FAS 144, the Company had fixed assets at U.S. Graphic Arts, Inc. which were written down to their fair value, resulting in an impairment charge of $300,000 during the three months ended March 31, 2009. The Company also has intangible assets that get reviewed for impairment when impairment indicators are present. Although the Company did not have any impairments on these intangible assets in the period ended March 31, 2009, the methods used to test for impairment for the patents, tradename and non-compete are derived from undiscounted and discounted cash flow analysis.

Non-financial assets measured at fair value on a non-recurring basis include the following as of March 31, 2009:

	Fair Value Measurement at March 31, 2009 Using
(In thousands)	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses)

Fixed Assets	$—	$—	$1,527	$(300)
Tradename & Patents			$324	—
Non-Compete Agreement			$168	—

3.                                              Share-Based Compensation

The Company recognized $33,000 of non-cash compensation expense for the three months ended March 31, 2009 and $81,000 for the three months ended March 31, 2008 (included in Operating Expenses in the unaudited Consolidated Statement of Operations) attributable to stock options granted or vested. The Company used the Black-Scholes valuation model and straight-line amortization of compensation expense over the requisite service period of the grant.

A reconciliation of shares used in calculating basic and diluted loss per common share for the three and ended March 31, 2009 and March 31, 2008 follows:

	Three months ended	Three months ended
	March 31, 2009	March 31, 2008
Basic	9,483,420	9,473,420

Number of shares issued if employee stock options were exercised	—	—

Diluted	9,483,420	9,473,420

Zero and 210,529 options were excluded from the computation of diluted loss per share for the three months ended March 31, 2009 and March 31, 2008, respectively, because they were anti-dilutive.

4.                                              Inventories

	(Numbers in thousands)
	March 31, 2009	December 31, 2008

New Machines	$6,243	$7,095
Used Machines	228	211
Parts and supplies	3,035	3,227
	9,506	10,533
Less: Reserve for slow moving inventory	(2,756)	(2,006)

Inventories, net	$6,750	$8,527

5.                                              Acquisition

On August 4, 2008, the Company acquired 80% of the outstanding equity interest in U. S. Graphic Arts, Inc. (“U.S. Graphics”) pursuant to a Share Purchase and Sale Agreement, dated as of August 4, 2008 (the “Purchase Agreement”), among the Company, U.S. Graphics, Scott O. Fresener, Patricia Fresener, Scott M. Fresener, Mishelle Fresener (collectively, the “Seller”) and Fresener Holdings, LLC. In connection with and as a condition to this acquisition, Graphic Arts Acquisition Corporation, (“Acquisition Corp.”) a wholly-owned subsidiary of the Company, purchased certain outstanding indebtedness of U.S. Graphics and agreed, under certain circumstances, to make further advances to U. S. Graphics.

In addition to the standard and customary representations, warranties, covenants and indemnities contained in the Purchase Agreement, the Company has the right, from and after August 4, 2011, to purchase the remaining 20% equity interest in U.S. Graphics for a purchase price based on the greater of (x) the net income before taxes of U.S. Graphics multiplied by 4.5 or (y) the net book value of U.S. Graphics. The Sellers, from August 4, 2009 through August 4, 2013, have the right to cause the Company to purchase their remaining 20% equity interest in U.S. Graphics for a purchase price determined in the same manner as the price for the Company’s exercise of its option. The Company reviews the value of this option quarterly and as of March 31, 2009 the option had no value. All of the current period net loss for U.S. Graphic Arts, Inc. has been included in this presentation due to the accumulated net loss. Also, the Sellers have agreed not to compete with U.S. Graphics through August 4, 2010.

U.S. Graphics is primarily engaged in developing and manufacturing printers for the decorative apparel industry. The assets of U.S. Graphics include inventory of printers and ink, equipment, intellectual property and other intangibles.

The following table summarizes, on an unaudited pro forma basis, the combined results of operations of the Company and U.S. Graphics as though the acquisition transaction had occurred as of January 1, 2008. The pro forma amounts give effect to appropriate adjustments for amortization of intangible assets, additional compensation related to an employment agreement, interest expense and income taxes. The pro forma amounts presented are not necessarily indicative of the actual consolidated operating results had the acquisition transaction occurred as of January 1, 2008.

Three months ended March 31, 2008

Revenues	$13,009

Net loss	$1,816

Loss per share of common stock
Basic	$(0.19)

Diluted	$(0.19)

On April 15, 2009, Graphic Arts Acquisition Corporation, “Acquisition Corp.” declared an event of default with respect to a loan made to U.S. Graphics pursuant to the Amended and Restated Business Loan Agreement, dated August 4, 2008, by and between Acquisition Corp. and U.S. Graphics, for U.S. Graphics’ failure to make payments to Acquisition Corp. as such payments became due. The loan is secured by assets of U.S. Graphics, including, without limitation, machinery, equipment, inventory and intellectual property of U.S. Graphics, and Acquisition Corp. has seized this collateral.

Acquisition Corp. has retained Lowery Machine & Supply, based in Greenville, South Carolina, to assist the Company in securing its collateral. Acquisition Corp. is considering its options with respect to the assets and operations of U.S. Graphics.

The balance sheet for U. S. Graphics at March 31, 2009 consisted of inventory, accounts receivable, property and equipment, intangible assets and other assets amounting to approximately $661,000 and liabilities excluding those due to parent of approximately $1,600,000.

6.                                              Warranty Reserve

The warranty reserve included in Accounts Payable and Accrued Expenses was $567,000 at March 31, 2009 and $793,000 at December 31, 2008. The Company adjusted its reserve by approximately $226,000 for the three months ended March 31, 2009 and had $0 in warranty expense for the three months ended March 31, 2008.

ITEM 2: MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis contains forward-looking statements which involve risks and uncertainties. When used herein, the words “anticipate”, “believe”, “estimate” and “expect” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company’s actual results, performance or achievements could differ materially from the results expressed in or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, without limitation, the risks and uncertainties discussed under the caption “Risk Factors” in the Company’s Form 10K for the year ending December 31, 2008 and in the Company’s other filings made with the Securities and Exchange Commissions from time to time. The discussion and analysis should be read in conjunction with, and is qualified in its entirety by, the Company’s Consolidated Financial Statements, including the Notes thereto. Historical results are not necessarily indicative of trends in operating results for any future period.

Three months ended March 31, 2009 as compared to March 31, 2008.

Net sales. Net sales for the three months ended March 31, 2009 were $6.8 million, a decrease of $4.9 million, or 41.9%, compared to $11.7 million for the three months ended March 31, 2008. The decrease in sales for the three months is primarily attributable to a decrease in sales of new embroidery machines of $4.7 million, $0.5 million in MHM screenprinting machines, $0.5 million in parts and supplies and $0.3 million in software due to the general slowdown in demand for capital goods. The decrease in those categories is offset by an increase in sales of Kornit and Mimaki Digital Printers of $0.3 million and sales of U.S. Graphics of $0.9 million. All other products combined for a decrease of $0.1 million for the three months ended March 31, 2009.

Cost of sales. For the three months ended March 31, 2009, cost of sales decreased 33.8% or $2.6 million to $5.1 million from $7.7 million for the three months ended March 31, 2008. The decrease was primarily the result of $2.8 million in Tajima new embroidery machines, $0.2 million in MHM screenprinting, $0.4 million from parts and supplies and $0.3 million from change in currency exchange. Offsetting the overall decrease was an increase in costs from Kornit and Mimaki digital printers of $0.2 million,$1.0 million in costs relating to the sales of U. S. Graphics and $0.1 million in all other categories net. The Company’s gross margin decreased to 24.3% for the three months ended March 31, 2009 as compared to 33.8% for the three months ended March 31, 2008. For the three month period ended March 31, 2009 compared to the three month period ended March 31, 2008, the Company experienced a decrease in sales for the new embroidery machine category which lowered gross margin by $1.9 million, and lower gross margin on software of $0.2 million and MHM Screen Printing of $0.3 million. Offsetting these declines were increases in gross margin from Kornit and Mimaki digital printing of $0.1 million, and all other products combined for a zero margin effect. The fluctuation of the dollar against the yen, which is the currency the Company’s embroidery machines are purchased in, has affected and is likely to continue to affect the Company’s machine sales pricing competitiveness and gross margins.

Operating Expenses. For the three months ended March 31, 2009 operating expenses were $4.4 million, a decrease of $0.3 million, or 6.4% as compared to $4.7 million for the three months ended March 31, 2008. The decrease in operating expenses for the three months ended March 31, 2009 is primarily the result of the reductions in salaries and commissions offset by the additional expenses of U.S. Graphic’s of $1.2 million which included an impairment charge to its fixed assets of $0.3 million.

Interest Expense. Interest expense for the three months ended March 31, 2009 increased to $19,000 from $0 for the three months ended March 31, 2008. For the three months ended March 31, 2009, interest expense was related to the U.S Graphic’s line of credit.

Other Income. Other income for the three months ended March 31, 2009 decreased by $82,000 to $23,000 from $105,000 for the three months ended March 31, 2008 primarily attributable to a decrease in interest income for the quarter due to lower cash balances.

Income Tax Provision. Income tax expense for the three months ended March 31, 2009 was $17,000 versus $0 for the three months ended March 31, 2008. For the three months ended March 31, 2009 the amounts represent minimum AMT tax estimates for the current year.

Net Loss. Net loss for the three months ended March 31, 2009 was $2.7 million an increase of $2.1 million as compared to net loss of $0.6 million for the three months ended March 31, 2008. The increase is primarily from an increase in operating loss due to the decrease in sales volume and the acquisition of U.S. Graphic Arts.

Liquidity and Capital Resources

Operating Activities and Cash Flows

The Company’s working capital was $8.3 million at March 31, 2009, decreasing $2.3 million, or 21.7%, from $10.6 million at December 31, 2008.

During the three months ended March 31, 2009, the Company’s cash and cash equivalents decreased by $2.3 million from $4.9 million at December 31, 2008 to $2.6 million at March 31, 2009. Net cash of $2.2 million was used by the Company’s operating activities primarily to pay down accounts payable by $2.3 million. Cash of $0.1 million was used in investing activities for capital expenditures primarily for a new computer system.

The Company purchases inventory in Yen and Euro and maintains bank accounts denominated in Yen and Euro in order to facilitate payments. The Company purchases yen and euro in anticipation of current invoice maturities in order to mitigate the impact of currency fluctuations. As of March 31, 2009 the Company did not own any foreign currency futures contracts.

Revolving Credit Facility and Borrowings

At this time, the Company is seeking a new credit facility to augment its current cash position and to enhance liquidity. There is no assurance that the Company will be successful in such efforts.

Critical Accounting Policies and Estimates

There have been no material changes in our critical accounting policies and estimates from those disclosed in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2008.

Future Capital Requirements

The Company has incurred significant losses since last year and has not generated positive cash flow from operations. As of March 31, 2009 the Company had cash and cash equivalents of $2.6 million. Management believes that current cash levels may not be sufficient to fund the Company’s operations through the foreseeable future and it is currently seeking a new credit facility to augment its current cash position and enhance liquidity. There is no assurance that the Company will be successful in such efforts.

The Company is impacted by its continuing losses from continuing operations which was $2.7 million for the three months ended March 31, 2009, as well as its continued liquidity issues. During the last several years, the Company has taken steps to reduce overhead including a reduction in personnel, salary reductions, closing offices and converting fixed labor costs to variable labor costs. The Company will continue to look to reduce costs while it seeks additional business from new and existing customers. The Company believes that the current economic climate is having an adverse effect upon its ability to develop new business as potential customers have been reluctant to purchase capital equipment. The Company is also exploring strategic alternatives with respect to the Company and its majority owned subsidiary, U.S. Graphics. There is no assurance that the Company will be successful in such efforts.

In light of the foregoing, substantial doubt is raised as to the Company’s ability to continue as a going concern.

These financial statements have been prepared assuming that the Company will continue as a going concern and, accordingly, did not include any adjustment that might result from the uncertainty discussed above.

Backlog and Inventory

The ability of the Company to fill orders quickly is an important part of its customer service strategy. The embroidery machines held in inventory by the Company are generally shipped within a week from the date the customer’s orders are received, and as a result, backlog is not meaningful as an indicator of future sales.

Inflation

The Company does not believe that inflation has had, or will have in the foreseeable future, a material impact upon the Company’s operating results.

ITEM 3.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable.

ITEM 4.    CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of the Company’s management, including the Chief Executive Officer and the Chief Financial Officer, the Company carried out an evaluation of the effectiveness of the design and operation of the disclosure controls and procedures, as defined in Rules 13a-15e and 15d-15e of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Based upon that evaluation, the Company’s Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective, as of the end of the period covered by this Report, in ensuring that material information relating to the Company required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rule and forms, including ensuring that such material information is accumulated and communicated to the Company’s management, including the Company’s Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Management’s assessment of and conclusion of the effectiveness of internal control over financial reporting did not include the internal controls of U.S. Graphics, which was acquired on August 4, 2008, and which is included in the statements of income, stockholder’s equity, and cash flows for the three months ended March 31, 2009. U. S. Graphics represented 14% of revenues and 4% of our assets. Additional information regarding the acquisition of U.S. Graphics is available in the Notes to the Consolidated Financial Statements included in this Form 10-Q for the three months ended March 31, 2009. Management did not assess the effectiveness of internal control over financial reporting of U.S. Graphics because of the timing of the acquisition.

There have been no individual changes in the Company’s internal controls over financial reporting that occurred during the quarter ended March 31, 2009 that have materially affected, or are reasonably likely to materially affect, the Company’s internal controls over financial reporting,

PART II-OTHER INFORMATION

Item 1.      Legal Proceedings

We are, from time to time, a party to various legal actions arising in the normal course of business. However, management believes that as a result of legal defenses and insurance arrangements with parties believed to be financially capable, there are no proceedings, threatened or pending against us that, if determined adversely, would have a material adverse effect on our business or financial position.

Item 1A.   Risk Factors

There were no material changes from the risk factors previously disclosed in our Report on Form 10-K for the year ended December 31, 2008. For a full description of these risk factors, please refer to Item 1A (Risk Factors) in the Company’s Report on Form 10-K for the year ended December 31, 2008.

Item 2.    Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3.    Defaults Upon Senior Securities

None.

Item 4.    Submission of Matters to a Vote of Security Holders

None.

Item 5.    Other Information

None.

Item 6.    Exhibits

(a)	Exhibits

*3.1	Restated Certificate of Incorporation of the Registrant.

**3.2	Amended and Restated By-laws of the Registrant.

***4.1	Specimen of Class A Common Stock Certificate.

***4.2	Specimen of Class B Common Stock Certificate.

31.1	Certification of Chief Executive Officer pursuant to Rule 13a — 14(a) or Rule 15d — 14(a).

31.2	Certification of Chief Financial Officer to Section Rule 13a — 14(a) or Rule 15d — 14(a).

32.1	Certification of Chief Executive Officer pursuant to Section 906 of Sarbanes-Oxley Act of 2002.

32.2	Certification of Chief Financial Officer pursuant to Section 906 of Sarbanes-Oxley Act of 2002.

* Incorporated by reference from the Registrant’s Form 10-Q filed for the quarter ended July 31, 1997.

** Incorporated by reference from the Registrant’s Form 10-Q filed for the quarter ended October 31, 1997.

*** Incorporated by reference from the Registrant’s Registration Statement on Form S-1, Registration Number 33-72618

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HIRSCH INTERNATIONAL CORP.
Registrant

By:	/s/ Paul Gallagher
Paul Gallagher,
President, Chief Executive Officer and Chief Operating Officer

By:	/s/ Beverly Eichel
Beverly Eichel
Executive Vice President, Finance and Chief Financial Officer and Secretary

Dated: May 15, 2009

SPECIAL MEETING OF STOCKHOLDERS OF HIRSCH INTERNATIONAL CORP. , 2009 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Proposal to approve the Agreement and Plan of Merger, dated as of July 2, 2009, among Hirsch International Corp., Hirsch Holdings, Inc., HIC Acquisition Company, and approve the merger of HIC Acquisition Company with and into Hirsch International Corp., as a result of which (a) Hirsch International Corp. will be the surviving corporation in the merger and will be wholly-owned by Hirsch Holdings, Inc. and (b) each share of Hirsch International Corp. common stock (other than shares of our common stock owned Hirsch Holdings, Inc., HIC Acquisition Company and Paul Gallagher, shares owned by stockholders who properly exercise dissenters' rights of appraisal under Delaware law or shares of our common stock held in treasury by us) will be cancelled and converted into the right to receive $0.31 in cash, without interest. 2. Motion to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve proposal number 1. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IF ANY OTHER BUSINESS IS PRESENTED, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE AFOREMENTIONED PROXIES. FOR AGAINST ABSTAIN THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. IMPORTANT Your vote is important. Regardless of the number of shares of Hirsch International Corp. common stock that you own, please sign, date and promptly mail the enclosed proxy in the accompanying postage-paid envelope or return it to Hirsch International Corp., c/o American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219.

0 14475 HIRSCH INTERNATIONAL CORP. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, revoking all previous proxies, hereby appoints Chris Davino and Dan Vasquez, and each of them, proxies each with full power of substitution, to vote all of the shares of Class A Common Stock and Class B Common Stock (the "common stock") of Hirsch International Corp. of the undersigned at the special meeting of stockholders of Hirsch International Corp. to be held on , 2009, at A.M., New York time at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, New York 10104 and/or at any adjournment or postponement of the special meeting, in the manner indicated on the reverse side, all in accordance with and as more fully described in the Notice of special meeting and accompanying Proxy Statement for the special meeting, receipt of which is hereby acknowledged. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR A SPECIAL MEETING , 2009. PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE. (Continued and to be signed on the reverse side)